Filed pursuant to Rule 424(b)(3)

Registration No. 333-230669

PROSPECTUS/OFFER TO EXCHANGE

CONCRETE PUMPING HOLDINGS, INC.

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Concrete Pumping Holdings, Inc.

for

Shares of Common Stock of Concrete Pumping Holdings, Inc.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON APRIL 26, 2019, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our warrants (the “warrants”) to purchase shares of common stock, par value $0.0001 per share (“common stock”), of Concrete Pumping Holdings, Inc. (the “Company”, “we”, “us” and “our”) the opportunity to receive 0.2105 shares of common stock in exchange for each outstanding public warrant tendered and 0.1538 shares of common stock in exchange for each outstanding private placement warrant tendered pursuant to the offer (the “Offer”). The Offer is being made to:

●

All holders of our publicly traded warrants (the “public warrants”) to purchase shares of our common stock, which were originally issued as warrants to purchase shares of common stock of Industrea Acquisition Corp. (“Industrea”) in connection with Industrea’s initial public offering on August 1, 2017 (the “Industrea IPO”) and automatically became exercisable for shares of our common stock on December 6, 2018 in connection with the consummation of the Business Combination (as defined herein), each of which are exercisable for one share of our common stock for a purchase price of $11.50 per share in accordance with its terms.

●

All holders of certain of our warrants to purchase common stock (the “private placement warrants” and together with the public warrants, the “warrants”) that were issued in a private placement concurrently with the Industrea IPO, which entitle such warrant holders to purchase one share of our common stock for a purchase price of $11.50 per share in accordance with its terms.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BBCP,” and our public warrants are quoted on the OTC Pink marketplace maintained by OTC Market Groups, Inc. under the symbol “BBCPW.” The warrants are governed by the warrant agreement, dated as of July 26, 2017, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). As of April 1, 2019, 23,000,000 public warrants and 11,100,000 private placement warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,841,500 shares of our common stock in exchange for the public warrants, or 0.2105 shares for every public warrant, and 1,707,180 shares of common stock in exchange for the private placement warrants, or 0.1538 shares for every private placement warrant. CFLL Sponsor Holdings LLC, an affiliate of Argand Partners, LP, holds 97.5% of our outstanding private placement warrants and has committed to tender such warrants pursuant to the Offer. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”.

No fractional shares of common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common stock on Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the public warrants to amend the Warrant Agreement (the “Warrant Amendment”), which governs all of the warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.1895 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the public warrants in the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding public warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding public warrants. You may not consent to the Warrant Amendment without tendering your public warrants in the Offer and you may not tender your public warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the public warrants, and therefore by tendering your public warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the public warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on April 26, 2019 or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by April 26, 2019 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your public warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our common stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding warrants to shares of common stock as provided in the Warrant Amendment.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of common stock issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

UBS SECURITIES LLC

1285 Avenue of the Americas

New York, New York 10019

Attention: Equity Capital Markets

(212) 713-2626

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: BBCP.info@morrowsodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” included on page 17 in this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

UBS Investment Bank

This Prospectus/Offer to Exchange is dated April 19, 2019

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the U.S. Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, common stock and warrants, and the financial statements and the notes that are included in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “CPH,” “our company,” “we,” “us,” “our,” and similar references to refer to Concrete Pumping Holdings, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus/Offer to Exchange contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

●	the consummation of the Capital Acquisition and the benefits of the Business Combination and the Capital Acquisition;

●	our future financial performance following the Business Combination and the Capital Acquisition;

●	the Equity Offering and the planned debt financing in connection with the Capital Acquisition;

●	our business strategy;

●	changes in the market for our products;

●	expansion plans and opportunities; and

●

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the risk that the Capital Acquisition disrupts current plans and operations;

●

the ability to recognize the anticipated benefits and synergies of the Business Combination and the Capital Acquisition, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Business Combination and the Capital Acquisition and the subsequent integration of Capital;

●	our ability to finance the Capital Acquisition as planned, including our ability to consummate the debt financing and Equity Offering as contemplated;

●	changes in applicable laws or regulations;

●	fluctuations in the U.S. and/or global stock markets;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties described in this Prospectus/Offer to Exchange under “Risk Factors.”

Such risks and uncertainties also include those set forth under “Risk Factors” herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

“A. Crawford” means A. Keith Crawford.

“Argand” means Argand Partners, LP.

“Argand Investor” means Argand Partners Fund, LP.

“ASC” means ASC Equipment, LP, a Texas limited partnership.

“Business Combination” means the transactions contemplated by the Merger Agreement consummated on December 6, 2018, which included the CPH Merger and the Industrea Merger.

“Board” means the board of directors of the Company.

“Brundage-Bone” means Brundage-Bone Concrete Pumping Holdings, Inc., a Colorado corporation

“Buyers” means CPHA LLC and Brundage-Bone.

“Bylaws” means our second amended and restated bylaws as currently in effect.

“Camfaud” means Camfaud Group Limited, the name under which the Company operates in the United Kingdom (“U.K.”).

“Capital Acquisition” means the transactions contemplated by the Interest Purchase Agreement.

“Capital Companies” means MCS, ASC and CP.

“CFLL Sponsor” or the "Sponsor" means CFLL Sponsor Holdings, LLC (formerly known as Industrea Alexandria LLC), a Delaware limited liability company.

“Charter” means our amended and restated certificate of incorporation as currently in effect.

“Closing” means the closing of the Business Combination.

“Closing Date” means December 6, 2018, the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Concrete Pumping Holdings, Inc., a Delaware corporation (formerly known as Concrete Pumping Holdings Acquisition Corp.) and the successor entity to Industrea.

“CP” means Capital Pumping, LP, a Texas limited partnership.

“CPH” means Brundage-Bone Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings, Inc.), a Delaware corporation, which merged with and into a wholly owned subsidiary of the Company at the Closing and survived the merger as a wholly owned indirect subsidiary of the Company.

“CPHA LLC” means CPH Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Brundage-Bone.

“CPH Merger” means the merger of a wholly owned indirect subsidiary of the Company with and into CPH, with CPH surviving the merger as a wholly owned indirect subsidiary of the Company at the Closing.

“CPH stockholders” means certain holders of CPH’s capital stock prior to the Business Combination.

“Consent Solicitation” means the solicitation of consent from the holders of the public warrants to approve the Warrant Amendment.

“CR LLC” means Capital Rentals, LLC, a Texas limited liability company.

“CTCS” means Central Texas Concrete Services, LLC, a Texas limited liability company.

“DGCL” means the Delaware General Corporation Law.

“Eco-Pan” means the Company’s brand of concrete waste management services provider.

“Equity Offering” means the Company’s proposed offering of equity securities to fund the Capital Acquisition.

“ERISA” means the Employment Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 11:59 p.m., Eastern Daylight Time on April 26, 2019.

“Industrea” means Industrea Acquisition Corp., a Delaware corporation and the predecessor entity to the Company.

“Industrea Merger” means the merger of a wholly owned indirect subsidiary of the Company with and into Industrea, with Industrea surviving the merger as a wholly owned indirect subsidiary of the Company at the Closing.

“Initial Stockholders” means the CFLL Sponsor and Industrea’s independent directors collectively

“Interest Purchase Agreement” means that certain Interest Purchase Agreement, dated as of March 18, 2019, by and among the Company, the Buyers, the Capital Companies and the Sellers, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, (i) Brundage-Bone will purchase all of the outstanding (x) limited partnership interests in CP and ASC from A. Crawford and (y) limited liability company interests in MCS from M. Crawford, and (ii) CPHA LLC will purchase all of the general partnership interests in CP and ASC from CR LLC and CTCS, respectively.

“Industrea IPO” means Industrea’s initial public offering of units, which closed on August 1, 2017.

“Letter of Transmittal and Consent” means the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“M. Crawford” means Melinda Crawford.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 7, 2018, by and among the Company, Industrea, CPH, certain subsidiaries of the Company, and PGP Investors, LLC, solely in its capacity as the initial Holder Representative, as amended on each of October 30, 2018 and November 16, 2018.

“MCS” means MC Services, LLC, a Texas limited liability company.

“Nasdaq” means The Nasdaq Capital Market.

“Offer” means the opportunity to receive (i) 0.2105 shares of common stock in exchange for each of our outstanding public warrants and (ii) 0.1538 shares of common stock for each of our outstanding private placement warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any extension.

“OTC Pink” means the OTC Pink marketplace maintained by OTC Market Groups, Inc.

“proxy statement/prospectus” means the proxy statement/prospectus included in the Company’s registration statement on Form S-4 (File No. 333-227259), as amended and supplemented, originally filed with the SEC on September 10, 2018.

“private placement warrants” means the 11,100,000 warrants issued to CFLL Sponsor in a private placement simultaneously with the closing of the Industrea IPO.

“public warrants” means the 23,000,000 redeemable warrants included in the units issued in the Industrea IPO, each of which is exercisable for one share of common stock at an exercise price of $11.50 per share, in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 203” means Section 203 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the Capital Companies, CR LLC, CTCS, A. Crawford and M. Crawford.

“Series A preferred stock” means the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock.

“Stockholders Agreement” means the Stockholders Agreement, dated December 6, 2018, by and among the Company and the Investors party thereto.

 “Tender and Support Agreement” means the Tender and Support Agreement, dated April 1, 2019, between the Company and CFLL Sponsor, pursuant to which CFLL Sponsor has agreed to tender its private placement warrants pursuant to the Offer and consent to the Warrant Amendment pursuant to the Consent Solicitation.

“warrants” means the public warrants and the private placement warrants.

“Warrant Agreement” means that Warrant Agreement, dated as of July 26, 2017, by and between Industrea and Continental Stock Transfer & Trust Company.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding warrant be converted into 0.1895 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

SUMMARY

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “we,” “us” or “our” refer to Concrete Pumping Holdings, Inc. and its subsidiaries.

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of The Offer and Consent Solicitation

The Company

We are a leading provider of concrete pumping services and concrete waste management services in the U.S. and U.K. based on fleet size, operating under what we believe are the only established national brands in both geographies – Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”) for concrete pumping and Eco-Pan, Inc. (“Eco-Pan”) for waste management services in the U.S. and Camfaud Group Limited (“Camfaud”) in the U.K. Concrete pumping is a highly specialized method of concrete placement that requires skilled operators to position a truck-mounted, fully-articulating boom for precise delivery of ready-mix concrete from mixer trucks to placing crews on a construction job site. In addition, proper concrete washout handling has become an increasing area of focus, with rising awareness of environmental factors. Our large fleet of specialized pumping equipment, washout pans and trucks, and highly-trained operators enable us to be the trusted provider of concrete placement and waste management solutions to our customers. We deliver and facilitate substantial labor cost savings, shortened concrete placement times, enhanced worksite safety, and efficient concrete washout containment, and thereby help improve the overall quality of construction projects. As of January 31, 2019, we operated a fleet of 951 units of equipment, with 673 experienced employees and 121 locations globally.

Industrea was incorporated in Delaware on April 7, 2017 as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company was incorporated on August 29, 2018 as a Delaware corporation solely for the purpose of effectuating the Business Combination, which was consummated on December 6, 2018. Upon the Closing, all outstanding shares of Industrea’s Class A common stock were exchanged on a one-for-one basis for shares of our common stock, and Industrea’s outstanding warrants were assumed by us and became exercisable for shares of our common stock on the same terms as were contained in such warrants prior to the Business Combination. By operation of Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Industrea and has succeeded to the attributes of Industrea as the registrant, including Industrea’s SEC file number (001-38166) and CIK Code (0001703956). In connection with the Closing, we changed our name from “Concrete Pumping Holdings Acquisition Corp.” to “Concrete Pumping Holdings, Inc.”

Recent Developments

On March 18, 2019, we entered into the Interest Purchase Agreement with the Capital Companies, the Buyers and the Sellers, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, (i) Brundage-Bone will purchase all of the outstanding (x) limited partnership interests in CP and ASC from A. Crawford and (y) limited liability company interests in MCS from M. Crawford, and (ii) CPHA LLC will purchase all of the general partnership interests in CP and ASC from CR LLC and CTCS, respectively (the transactions contemplated by the Interest Purchase Agreement, the “Capital Acquisition”). As a result of the Capital Acquisition, each of the Capital Companies will become our wholly-owned indirect subsidiaries. The consideration for the Capital Acquisition will consist of an aggregate of $129.2 million payable in cash, subject to adjustments as described in the Interest Purchase Agreement. The Capital Acquisition is expected to close in the third quarter of fiscal year 2019, subject to regulatory approvals and other customary closing conditions. On March 26, 2019, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act (the “HSR Act”) with respect to the Capital Acquisition. The Company expects to finance the acquisition through the Equity Offering and additional $40 million of borrowings under its Term Loan Agreement. This Offer is not contingent upon the closing of the Capital Acquisition.

On March 26, 2019, the Company and certain of its affiliates entered into an Amendment No. 1 to Term Loan Agreement, with Stifel Bank & Trust (“Stifel”) and Credit Suisse AG, Cayman Islands Branch (the “Administrative Agent”), pursuant to which Stifel and certain other lenders agreed to provide, subject to satisfaction of customary closing conditions, including the closing of the Capital Acquisition, incremental term loans in an aggregate amount up to $40 million (the “Amendment No. 1 Term Loans”), which shall be borrowed under, and have substantially the same terms as the term loans previously borrowed under the Term Loan Agreement, dated as of December 6, 2018, by and among the Company, certain of its affiliates, the Administrative Agent and each lender party thereto from time to time, for the purpose of financing a portion of the consideration payable in connection with the Capital Acquisition and the fees and expenses in connection therewith and in connection with the Amendment No. 1 Term Loans.

On April 15, 2019, the Company acquired Atlas Concrete Pumping Inc. (“Atlas”), a provider of concrete pumping services in Idaho, for a purchase price of approximately $3.8 million, payable in cash and common stock.

Corporate Contact Information

Our principal executive offices are located at 6461 Downing Street, Denver, Colorado 80229. Our telephone number is (303) 289-7497. Our website is located at www.concretepumpingholdings.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part.

Warrants that qualify for the Offer

As of April 1, 2019, we had outstanding 34,100,000 warrants, consisting of 23,000,000 public warrants and 11,100,000 private placement warrants, each exercisable for one share of our common stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. The public warrants were originally issued in connection with the Industrea IPO and the private placement warrants were originally issued in a private placement that closed concurrently with the Industrea IPO. Each of the public warrants and private placement warrants converted into warrants to purchase shares of our common stock on the same terms in connection with the Business Combination. Pursuant to the Offer, we are offering 0.2105 shares of our common stock in exchange for each outstanding public warrant, or 4,841,500 shares of common stock in the aggregate, and 0.1538 shares of our common stock in exchange for each outstanding private placement warrant, or 1,707,180 shares in the aggregate. Pursuant to the Tender and Support Agreement, CFLL Sponsor, which holds 97.5% of our outstanding private placement warrants, has agreed to tender such warrants pursuant to the Offer.

Under the Warrant Agreement, we may call the public warrants for redemption at our option:

●     in whole and not in part;

●     at a price of $0.01 per warrant;

●     upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

●     if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

The public warrants expire on December 6, 2023.

Market Price of Our Common Stock

Our common stock is listed on Nasdaq under the symbol “BBCP,” and the public warrants are quoted on OTC Pink under the symbol “BBCPW.” See “The Offer and Consent Solicitation — Market Price, Dividends and Related Shareholder Matters.”

The Offer

Each public warrant holder who tenders public warrants for exchange pursuant to the Offer will receive 0.2105 shares of our common stock for each public warrant so exchanged and each holder of private placement warrants who tenders private placement warrants for exchange will receive 0.1538 shares of common stock for each private placement warrants so exchanged. No fractional shares of common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants or the consummation of the Capital Acquisition.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of common stock in the exchange.

The shares of common stock issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation

In order to tender public warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the public warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be converted into shares of common stock at a ratio of 0.1895 shares of common stock per public warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on April 26, 2019, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants or the consummation of the Capital Acquisition. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding public warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms —Conditions to the Offer and Consent Solicitation.”

Withdrawal Rights

If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment with respect to your public warrants) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment with respect to your public warrants) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by April 26, 2019 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates

CFLL Sponsor beneficially owns 10,822,500 private placement warrants, or 97.5% of the outstanding private placement warrants. Howard D. Morgan, Heather L. Faust, and Tariq Osman, members of our Board, are managers of CFLL Sponsor and, along with the other managers of CFLL Sponsor Joseph Del Toro and Charles Burns, share voting and investment discretion with respect to the common stock held by CFLL Sponsor. In addition, CFLL Sponsor is 100% owned by funds managed by Argand Partners, LP, which beneficially own more than 5% of the Company. The Company and CFLL Sponsor have entered into the Tender and Support Agreement, pursuant to which CFLL Sponsor has agreed to tender its private placement warrants pursuant to the Offer.

David Hall, David Brown, and Brian Hodges, members of our Board, also each beneficially own 55,500 private placement warrants. Each of Messrs. Hall, Brown and Hodges has indicated to us that he will participate in the Offer, although none of them is required to do so.

None of our other directors, executive officers or affiliates beneficially owns any warrants as of the date of this Offer and Consent Solicitation. See “The Offer and Consent Solicitation – Interests of Directors, Executive Officers and Others.”

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer

For those holders of warrants participating in the Offer and for any holders of warrants subsequently exchanged for common stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat your exchange of warrants for our common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of warrants for shares of common stock, (ii) your aggregate tax basis in our common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for our common stock received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our common stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income.

Although the issue is not free from doubt, we intend to treat all warrants not exchanged for common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, if approved, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. See “The Offer — Material U.S. Federal Income Tax Consequences.”

No Recommendation

None of our Board, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” in of this Prospectus/Offer to Exchange.
Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Facsimile: (212) 616-7616

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is: UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019 Attention: Equity Capital Markets (212) 713-2626

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”

Additional Information

We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: BBCP.info@morrowsodali.com

SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

Prior to the Business Combination, Industrea was a blank check company with nominal operations. On December 6, 2018, we completed the Business Combination, whereby we acquired (i) CPH and (ii) Industrea. In the Business Combination, Industrea was deemed the accounting acquirer and CPH was deemed the acquiree, and our accounting predecessor. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying summary historical financial information includes a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are, therefore, not comparable. The period presented from December 6, 2018 through January 31, 2019 is the “Successor” period. The periods presented from November 1, 2018 through December 5, 2018, as well as the three months ended January 31, 2018 and the years ended October 31, 2018, 2017 and 2016, are the “Predecessor” periods.

The following tables set forth summary consolidated financial information as of January 31, 2019 (Successor) and October 31, 2018, 2017 and 2016 (Predecessor), from December 6, 2018 through January 31, 2019 (Successor), from November 1, 2018 through December 5, 2018 (Predecessor), for the three months ended January 31, 2018 (Predecessor), and for the years ended October 31, 2018, 2017 and 2016 (Predecessor). The consolidated financial information for the pre-acquisition periods for the three months ended January 31, 2018 (Predecessor), from November 1, 2018 through December, 5 2018 (Predecessor) and the post-acquisition period from December 6, 2018 through January 31, 2019 (Successor) is derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus/Offer to Exchange. The consolidated financial information as of October 31, 2018 and 2017 (Predecessor) and for the years ended October 31, 2018, 2017 and 2016 (Predecessor) is derived from the audited consolidated financial statements of CPH, our accounting predecessor, included elsewhere in this Prospectus/Offer to Exchange.

The discussion below combines the results of operations for the Predecessor period from November 1, 2018 through December 5, 2018, and the Successor period from December 6, 2018 through January 31, 2019, and is discussed as the fiscal quarter ended January 31, 2019 when comparing to the fiscal quarter ended January 31, 2018. As noted above, the Predecessor and Successor periods reflect the application of a different basis of accounting as a result of the Business Combination, and as such, the results for the fiscal quarter ended January 31, 2019 are non-GAAP. Management believes combining the Predecessor and Successor periods for the three months ended January 31, 2019 when reviewing the operating results is more useful in discussing the overall operating performance when compared to the same period in the prior year. Accordingly, the discussion below only includes the non-GAAP results for the three-months ended January 31, 2019.

The unaudited interim consolidated financial information set forth below was prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, on the same basis as our audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, that are necessary for the fair statement of our consolidated financial position as of January 31, 2019 and our consolidated results of operations for the periods presented. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and our consolidated financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.

	Successor	Predecessor
	December 6, 2018	November 1, 2018	November 1, 2017
	through	through	through	Year Ended October 31,
(in thousands)	January 31, 2019	December 5, 2018	January 31, 2018	2018	2017	2016
	(unaudited)	(unaudited)	(unaudited)
Statement of operations data
Revenue	$33,970	$24,396	$52,802	$243,223	$211,211	$172,426
Operating (loss) income	(814)	(8,734)	9,089	39,967	32,405	30,902
Net (loss) income	$(3,630)	$(22,575)	$17,558	$28,381	$913	$6,234

Net (loss) income per share-basic	$(0.14)	$(3.00)	$1.74	$2.72	$(0.12)	$0.46
Net (loss) income per share-diluted	$(0.14)	$(3.00)	$1.55	$2.47	$(0.12)	$0.42

	Successor	Predecessor
	As of January 31,	As of October 31,
	2019	2018	2017	2016
(in thousands)	(unaudited)
Balance sheet data:
Cash and cash equivalents	$4,767	$8,621	$6,925	$3,249
Total assets	$735,448	$370,144	$338,847	$254,929
Total current liabilities	$66,791	$94,950	$96,302	$31,583
Total long term liabilities	$397,044	$214,501	$208,717	$186,249
Redeemable convertible preferred stock (mezzanine equity)	$25,000	$14,672	$14,672	$15,182
Total stockholders’ equity	$246,613	$46,021	$19,156	$21,915

	Successor	Predecessor
	December 6, 2018	November 1, 2018	November 1, 2017
	through	through	through	Year Ended October 31,
	January 31, 2019	December 5, 2018	January 31, 2018	2018	2017	2016

(in thousands)
Other financial data (unaudited):
Adjusted EBITDA(1)	$7,560	$9,588	$16,371	$78,868	$68,364	$59,644

(1) Adjusted EBITDA measures performance by adjusting EBITDA for certain income and expense items that are not considered part of CPH’s core operations. See “Non-GAAP Measures (Adjusted EBITDA)” below for an explanation of this measure and reconciliation to net income, the most comparable GAAP measure.

Non-GAAP Measures (Adjusted EBITDA)

We calculate EBITDA by taking GAAP net income and adding back interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, other adjustments, management fees and other expenses. We believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, as a tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly financial reports prepared for management and our Board and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. This non-GAAP measure excludes certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

The following table presents a reconciliation of our consolidated net income (loss) to EBITDA and Adjusted EBITDA:

	Successor	Predecessor
	December 6, 2018	November 1, 2018
	through	through	Three months ended	Years Ended October 31,
	January 31, 2019	December 5, 2018	January 31, 2018	2018	2017	2016
Statement of operations information:
Net income (loss)	$(3,630)	$(22,575)	$17,558	$28,382	$913	$6,234
Interest expense, net	5,592	1,644	5,087	21,425	22,748	19,516
Income tax (benefit) expense	(2,765)	(4,192)	(13,544)	(9,784)	3,757	4,454
Depreciation and amortization	8,374	2,713	5,950	25,623	27,154	22,310
EBITDA	7,571	(22,410)	15,051	65,646	54,572	52,514
Transaction expenses(1)	-	14,167	8	7,590	4,490	3,691
Loss on debt extinguishment	-	16,395	-	-	5,161	644
Other (income) expense	(11)	(6)	(12)	(55)	(174)	54
Other adjustments(2)	-	1,442	1,324	5,687	4,315	2,741
Adjusted EBITDA	$7,560	$9,588	$16,371	$78,868	$68,364	$59,644

(1)	Transaction expenses represented expenses incurred for legal, accounting, and other professionals that were engaged in the completion of various acquisitions.
(2)	Other adjustments include severance expenses, senior executive relocation costs, management fees, recruiting costs and non-cash expenses such as stock-based compensation.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined statement of operations data for the three months ended January 31, 2019 (on a combined basis with respect to Predecessor and Successor periods) and year ended October 31, 2018 presents our combined unaudited results of operations after giving effect (i) to the Capital Acquisition and (ii) the Business Combination, as if each had been completed as of November 1, 2017. The following pro forma combined balance sheet data presents our combined financial position as of January 31, 2019 after giving effect to (i) the Capital Acquisition as if it had been completed as of January 31, 2019. The summary unaudited pro forma condensed consolidated financial data has been prepared from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information set forth under the caption “Unaudited Pro Forma Condensed Combined Financial Information” and the historical consolidated financial statements and notes thereto of the Company and the historical consolidated financial statements of the Capital Companies, each included elsewhere in this Prospectus/Offer to Exchange.

The summary historical profit and loss accounts of each of these entities have been prepared in accordance with U.S. GAAP. The pro forma acquisition adjustments described in the summary unaudited pro forma condensed consolidated financial information are based on available information and certain assumptions made by us and may be revised as additional information becomes available as the purchase accounting for the acquisition is finalized. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and information available as of the date of this Prospectus/Offer to Exchange. Certain valuations are currently in process. Actual results may differ from the amounts reflected in the unaudited pro forma condensed consolidated financial statements, and the differences may be material.

The unaudited pro forma condensed consolidated financial information included in this Prospectus/Offer to Exchange is not intended to represent what our results of operations would have been if the Capital Acquisition and the Business Combination had occurred on November 1, 2017 (or January 31, 2019) or to project our results of operations for any future period. Therefore, the unaudited pro forma condensed consolidated financial results may not be comparable to, or indicative of, future performance.

This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Information
(in thousands, except share and per share data)	Three Months Ended January 31, 2019	Year Ended October 31, 2018
Revenue	$70,332	$292,753
Net (loss) income available to common shareholders	$(16,702)	$12,808
Basic (loss) earnings per share from continuing operations available to common stockholders	$(0.43)	$0.33
Diluted (loss) earnings per share from continuing operations available to common stockholders	$(0.43)	$0.31
Weighted average shares outstanding – Basic	39,275	39,275
Weighted average shares outstanding – Diluted	39,275	41,643

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Information
(in thousands, except share and per share data)	As of January 31, 2019
Total assets	$865,938
Redeemable convertible preferred stock (mezzanine equity)	$25,000
Total stockholders’ equity	$339,203
Total liabilities and stockholders’ equity	$865,938

RISK FACTORS

An investment in any securities offered pursuant to this Prospectus/Offer to Exchange involves risk and uncertainties. You should consider carefully the risk factors below and the risks described in the proxy statement/prospectus, our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC we file after the date of this Prospectus/Offer to Exchange, as well as the other information contained in this Prospectus/Offer to Exchange, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.

Risks Related to our Business and Operations

Our business is cyclical in nature and a slowdown in the economic recovery or a decrease in general economic activity could have a material adverse effect on our revenues and operating results.

Substantially all of our customer base comes from the commercial, infrastructure and residential construction sectors. A worsening of economic conditions or a decrease in available capital for investments could cause weakness in our end markets, cause declines in construction and industrial activity, and adversely affect our revenue and operating results.

             The following factors, among others, may cause weakness in our end markets, either temporarily or long-term:

●	the depth and duration of an economic downturn and lack of availability of credit;
●	uncertainty regarding global, regional or sovereign economic conditions;
●	reductions in corporate spending for plants and facilities or government spending for infrastructure projects;
●	the cyclical nature of our customers’ businesses, particularly those operating in the commercial, infrastructure and residential construction sectors;
●	an increase in the cost of construction materials;
●	a decrease in investment in certain of our key geographic regions;
●	an increase in interest rates;
●	an overcapacity in the businesses that drive the need for construction;
●	adverse weather conditions, which may temporarily affect a particular region or regions;
●	reduced construction activity in our end markets;
●	terrorism or hostilities involving the United States or the United Kingdom;
●	change in structural construction designs of buildings (e.g., wood versus concrete);
●	negative impact on our U.K. business as a result of Brexit; and
●	oversupply of equipment or new entrants into the market causing pricing pressure.

A downturn in any of our end markets in one or more of our geographic regions caused by these or other factors could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

Our business is seasonal and subject to adverse weather.

Since our business is primarily conducted outdoors, erratic weather patterns, seasonal changes and other weather related conditions affect our business. Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow, and heavy or sustained rainfall, reduce construction activity, restrict the demand for our products and services, and impede our ability to deliver and pump concrete efficiently or at all. In addition, severe drought conditions can restrict available water supplies and restrict production. Consequently, these events could adversely affect our business, financial condition, results of operations, liquidity and cash flows.

Our revenue and operating results have varied historically from period to period and any unexpected periods of decline could result in an overall decline in our available cash flows.

Our revenue and operating results have varied historically from period to period and may continue to do so. We have identified below certain of the factors that may cause our revenue and operating results to vary:

●	seasonal weather patterns in the construction industry on which we rely, with activity tending to be lowest in the winter and spring;
●	the timing of expenditure for maintaining existing equipment, new equipment and the disposal of used equipment;
●	changes in demand for our services or the prices we charge due to changes in economic conditions, competition or other factors;
●	changes in the interest rates applicable to our variable rate debt, and the overall level of our debt;
●	fluctuations in fuel costs;
●	general economic conditions in the sectors where we operate;
●	the cyclical nature of our customers’ businesses;
●	price changes in response to competitive factors;
●	other cost fluctuations, such as costs for employee-related compensation and benefits;
●	labor shortages, work stoppages or other labor difficulties and labor issues in trades on which our business may be dependent in particular regions;
●	potential enactment of new legislation affecting our operations or labor relations;
●	timing of acquisitions and new branch openings and related costs;
●	possible unrecorded liabilities of acquired companies and difficulties associated with integrating acquired companies into our existing operations;
●	changes in the exchange rate between the United States dollar and Great Britain pound sterling;
●	potential increased demand from our customers to develop and provide new technological services in our business to meet changing customer preferences;
●	our ability to control costs and maintain quality;
●	our effectiveness in integrating new locations and acquisitions; and
●

possible write-offs or exceptional charges due to changes in applicable accounting standards, goodwill impairments, reorganizations or restructurings, obsolete or damaged equipment or the refinancing of our existing debt.

Our business is highly competitive and competition may increase, which could have a material adverse effect on our business.

The concrete pumping industry is highly competitive and fragmented. Many of the markets in which we operate are served by several competitors, ranging from larger regional companies to small, independent businesses with a limited fleet and geographic scope of operations. Some of our principal competitors may have more flexible capital structures or may have greater name recognition in one or more of our geographic markets and may be better able to withstand adverse market conditions within the industry. We generally compete on the basis of, among other things, quality and breadth of service, expertise, reliability, price and the size, quality and availability of our fleet of pumping equipment, which is significantly affected by the level of our capital expenditures. If we are required to reduce or delay capital expenditures for any reason, including due to restrictions contained in, or debt service payments required by, our credit facilities or otherwise, or due to the use of cash for acquisitions, the ability to replace our fleet or the age of our fleet may put us at a disadvantage to our competitors and adversely impact our ability to generate revenue. In addition, our industry may be subject to competitive price decreases in the future, particularly during cyclical downturns in our end markets, which can adversely affect revenue, profitability and cash flow. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our relationships with key suppliers to obtain equipment for our business.

We depend on a small group of key manufacturers of concrete pumping equipment, and has historically relied primarily on three companies, the largest two of which experienced ownership changes in 2012. We cannot predict the impact on our suppliers of changes in the economic environment and other developments in their respective businesses, and we cannot provide any assurance that our vendors will provide their historically high level of service support and quality. Any deterioration in such service support or quality could result in additional maintenance costs, operational issues, or both. Insolvency, financial difficulties, strategic changes or other factors may result in our suppliers not being able to fulfill the terms of their agreements with us, whether satisfactorily or at all. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to us, or may force them to seek to renegotiate existing contracts with us. We believe the market for supplying equipment used in our business is increasingly competitive; however, termination of our relationship with any of our key suppliers, or interruption of our access to concrete pumping equipment, pipe or other supplies, could have a material adverse effect on our business, financial condition, results of operations and cash flows in the event that we are unable to obtain adequate and reliable equipment or supplies from other sources in a timely manner or at all.

If our average fleet age increases, our offerings may not be as attractive to potential customers and our operating costs may increase, impacting our results of operations.

As our equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time or amount of use, will likely increase. We estimate that our fleet assets generally will have a useful life of up to 25 years depending on the size of the machine, hours in service, yardage pumped, and, in certain instances, other circumstances unique to an asset. We manage our fleet of equipment according to the wear and tear that a specific type of equipment is expected to experience over its useful life. As of January 31, 2019, the average age of our equipment was approximately 9 years, and it is our strategy to maintain average fleet age at approximately 10 years. If the average age of our equipment increases, whether as a result of our inability to access sufficient capital to maintain or replace equipment in a timely manner or otherwise, our investment in the maintenance, parts and repair for individual pieces of equipment may exceed the book value or replacement value of that equipment. We cannot assure you that costs of maintenance will not materially increase in the future. Any material increase in such costs could have a material adverse effect on our business, financial condition and results of operations. Additionally, as our equipment ages, it may become less attractive to potential customers, thus decreasing our ability to effectively compete for new business.

The costs of new equipment we use in our fleet may increase, requiring us to spend more for replacement equipment or preventing us from procuring equipment on a timely basis.

The cost of new equipment for use in our concrete pumping fleet could increase due to increased material costs to our suppliers or other factors beyond our control. Such increases could materially adversely impact our financial condition, results of operations and cash flows in future periods. Furthermore, changes in technology or customer demand could cause certain of our existing equipment to become obsolete and require us to purchase new equipment at increased costs.

We sell used equipment on a regular basis. Our fleet is subject to residual value risk upon disposition, and may not sell at the prices or in the quantities we expect.

We continuously evaluate our fleet of equipment as we seek to optimize our vehicle size and capabilities for our end markets in multiple locations. We therefore seek to sell used equipment on a regular basis. The market value of any given piece of equipment could be less than its depreciated value at the time it is sold. The market value of used equipment depends on several factors, including:

●	the market price for comparable new equipment;
●	wear and tear on the equipment relative to its age and the effectiveness of preventive maintenance;
●	the time of year that it is sold;
●	the supply of similar used equipment on the market;
●	the existence and capacities of different sales outlets;
●	the age of the equipment, and the amount of usage of such equipment relative to its age, at the time it is sold;
●	worldwide and domestic demand for used equipment;
●	the effect of advances and changes in technology in new equipment models;
●	changing perception of residual value of used equipment by our suppliers; and
●	general economic conditions.

We include in income from operations the difference between the sales price and the depreciated value of an item of equipment sold. Changes in our assumptions regarding depreciation could change our depreciation expense, as well as the gain or loss realized upon disposal of equipment. Sales of our used concrete pumping equipment at prices that fall significantly below our expectations or in lesser quantities than we anticipate could have a negative impact on our financial condition, results of operations and cash flows.

We are exposed to liability claims on a continuing basis, which may exceed the level of our insurance or not be covered at all, and this could have a material adverse effect on our operating performance.

Our business exposes itself to claims for personal injury, death or property damage resulting from the use of the equipment we operate, rent, sell, service or repair and from injuries caused in motor vehicle or other accidents in which our personnel are involved. Our business also exposes it to worker compensation claims and other employment-related claims. We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. Future claims may exceed the level of our insurance, and our insurance may not continue to be available on economically reasonable terms, or at all. Certain types of claims, such as claims for punitive damages, are not covered by our insurance. In addition, we are self-insured for the deductibles on our policies and have established reserves for incurred but not reported claims. If actual claims exceed our reserves, our results of operations could be adversely affected. Whether or not we are covered by insurance, certain claims may generate negative publicity, which may lead to lower revenues, as well as additional similar claims being filed.

Our business is subject to significant operating risks and hazards that could result in personal injury or damage or destruction to property, which could result in losses or liabilities to us.

Construction sites are potentially dangerous workplaces and often put our employees and others in close proximity with mechanized equipment and moving vehicles. Our equipment has been involved in workplace incidents and incidents involving mobile operators of our equipment in transit in the past and may be involved in such incidents in the future.

Our safety record is an important consideration for us and for our customers. If serious accidents or fatalities occur, regardless of whether we were at fault, or our safety record were to deteriorate, we may be ineligible to bid on certain work, be exposed to possible litigation, and existing service arrangements could be terminated, which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity. Adverse experience with hazards and claims could have a negative effect on our reputation with our existing or potential new customers and our prospects for future work.

In the commercial concrete infrastructure sector, our workers are subject to the usual hazards associated with providing construction and related services on construction sites, including environmental hazards, industrial accidents, hurricanes, adverse weather conditions and flooding. Operating hazards can cause personal injury or death, damage to or destruction of property, plant and equipment, environmental damage, performance delays, monetary losses or legal liability.

Potential acquisitions and expansions into new markets may result in significant transaction expense and expose us to risks associated with entering new markets and integrating new or acquired operations.

We may encounter risks associated with entering new markets in which we have limited or no experience. New operations require significant capital expenditures and may initially have a negative impact on our short-term cash flow, net income and results of operations. New start-up locations may not become profitable when projected or ever. In addition, our industry is highly fragmented and we expect to consider acquisition opportunities from time to time when we believe they would enhance our business and financial performance.

Acquisitions, such as the Capital Acquisition, may impose significant strains on our management, operating systems and financial resources, and could experience unanticipated integration issues. The pursuit and integration of acquisitions, such as the Capital Acquisition, may require substantial attention from our senior management, which will limit the amount of time they have available to devote to our existing operations. Our ability to realize the expected benefits from any future acquisitions, such as the Capital Acquisition, depends in large part on our ability to integrate and consolidate the new operations with our existing operations in a timely and effective manner. Future acquisitions, such as the Capital Acquisition, also could result in the incurrence of substantial amounts of indebtedness and contingent liabilities (including environmental, employee benefits and safety and health liabilities), accumulation of goodwill that may become impaired, an increase in amortization expenses related to intangible assets, and potential penalties or other break fees if such negotiated acquisitions are not consummated. Any significant diversion of management’s attention from our existing operations, the loss of key employees or customers of any acquired business, any major difficulties encountered in the opening of start-up locations or the integration of acquired operations or any associated increases in indebtedness, liabilities or expenses could have a material adverse effect on our business, financial condition or results of operations.

We may not realize the anticipated synergies and cost savings from acquisitions.

We have completed a number of acquisitions in recent years that we believe present revenue and cost-saving synergy opportunities and we expect to realize significant synergies from the Capital Acquisition. However, the integration of recent or future acquisitions may not result in the realization of the full benefits of the revenue and cost synergies that we expected at the time or currently expect within the anticipated time frame or at all. Moreover, we may incur substantial expenses or unforeseen liabilities in connection with the integration of acquired businesses, including in connection with the Capital Acquisition. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately and may exceed our estimates. Accordingly, the expected benefits may be offset by costs or delays incurred in integrating the businesses. Failure of recent or future acquisitions to meet our expectations and be integrated successfully could have a material adverse effect on our financial condition and results of operations.

We have operations throughout the United States and the United Kingdom, which subjects us to multiple federal, state, and local laws and regulations. Moreover, we operate at times as a government contractor or subcontractor which subjects us to additional laws, regulations, and contract provisions. Changes in law, regulations, government contract provisions, or other legal requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

As of January 31, 2019, our locations in the United States, which include 80 locations operated by Brundage-Bone and 14 locations operated by Eco-Pan, provided services across approximately 22 states, and our 28 locations in the U.K. are in England, Scotland and Wales. Each of our sites are exposed to a host of different local laws and regulations. These requirements address multiple aspects of our operations, such as worker safety, consumer rights, privacy, employee benefits, antitrust, emissions regulations and may also impact other areas of our business, such as pricing. In addition, government contracts and subcontracts are subject to a wide range of requirements not applicable in the purely commercial context, such as extensive auditing and disclosure requirements; anti-money laundering, antibribery and anti-gratuity rules; political campaign contribution and lobbying limitations; and small and/or disadvantaged business preferences. Even when a government contractor has reasonable policies and practices in place to address these risks and requirements, it is still possible for problems to arise. Moreover, government contracts or subcontracts are generally riskier than commercial contracts, because, when problems arise, the adverse consequences can be severe, including civil false claims (which can involve penalties and treble damages), suspension and debarment, and even criminal prosecution. Moreover, the requirements of laws, regulations, and government contract provisions are often different in different jurisdictions. Changes in these requirements, or any material failure by us to comply with them, can increase our costs, negatively affect our reputation, reduce our business, require significant management time and attention and generally otherwise impact our operations in adverse ways.

We are subject to numerous environmental and safety regulations. If we are required to incur compliance or remediation costs that are not currently anticipated, our liquidity and operating results could be materially and adversely affected.

Our facilities and operations are subject to comprehensive and frequently changing federal, state and local laws and regulations relating to environmental protection and health and safety. These laws and regulations govern, among other things, occupational safety, employee relations, the discharge of substances into the air, water and land, the handling, storage, transport, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. We have in the past and may in the future fail to comply with applicable environmental and safety regulations. If we violate environmental or safety laws or regulations, we may be required to implement corrective actions and could be subject to civil or criminal fines or penalties or other sanctions. We cannot assure you that we will not have to make significant capital or operating expenditures in the future in order to comply with applicable laws and regulations or that we will comply with applicable environmental laws at all times. Such violations or liability could have a material adverse effect on our business, financial condition and results of operations.

Environmental laws also impose obligations and liability for the investigation and cleanup of properties affected by releases or spills of hazardous substances or fuels. These liabilities can be imposed jointly and severally without regard to fault or intent on the parties who own or operate the contaminated land, who arranged for the transport of hazardous substances to the land for disposal, or who transported the hazardous substances. We may also have liability for any contaminated properties historically owned or operated by companies that we have acquired or merged with, even though we never owned or operated such properties. Accordingly, we may become liable, either contractually or by operation of law, for investigation, remediation, monitoring and other costs even if the contaminated property is not presently owned or operated by us, is owned or primarily operated by a customer of ours but has been impacted by our services, was formerly owned or operated by a predecessor in interest to us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Contamination and exposure to hazardous substances can also result in claims for damages, including personal injury, property damage, and natural resources damage claims.

Most of our properties currently have above or below ground storage tanks for fuel and other petroleum products and oil-water separators (or equivalent wastewater collection/treatment systems). Given the nature of our operations (which involve the use of diesel and other petroleum products, solvents and other hazardous substances) for fueling and maintaining our equipment and vehicles, the generation, handling and transport of concrete “washout” and other waste at and from customer job sites, and the historical operations at some of our properties, we may incur material costs associated with soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to remediation liabilities or other claims or costs that may be material.

Our business depends on favorable relations with our employees, and any deterioration of these relations, labor shortages or increases in labor costs could adversely affect our business, financial condition and results of operations and our collective bargaining agreements and our relationship with our union-represented employees could disrupt our ability to serve our customers, lead to higher labor costs or the payment of withdrawal liability in connection with multiemployer plans.

As of January 31, 2019, approximately 13% of our employees in the United States (but none of our employees in the United Kingdom) were represented by unions or covered by collective bargaining agreements. The states in which our employees are represented by unions or covered by collective bargaining agreements are California, Washington and Oregon. There can be no assurance that our non-unionized employees will not become members of a union or become covered by a collective bargaining agreement, including through an acquisition of a business whose employees are subject to such an agreement. Any significant deterioration in employee relations, shortages of labor or increases in labor costs at any of our locations could have a material adverse effect on our business, financial condition or results of operations. A slowdown or work stoppage that lasts for a significant period of time could cause lost revenues and increased costs and could adversely affect our ability to meet our customers’ needs.

Furthermore, our labor costs could increase as a result of the settlement of actual or threatened labor disputes. In addition, our collective bargaining agreement with our union in California and Oregon expire in 2019 and 2020, respectively and will need to be renegotiated. Our collective bargaining agreement with our union in Washington expires in 2037. We cannot assure you that renegotiation of these agreements will be successful or will not result in adverse economic terms or work stoppages or slowdowns.

Under our collective bargaining agreements, we are, and have previously been, obligated to contribute to several multiemployer pension plans on behalf of our unionized employees. A multiemployer pension plan is a defined benefit pension plan that provides pension benefits to the union-represented workers of various generally unrelated companies. Under the Employment Retirement Income Security Act of 1974 (“ERISA”), an employer that has an obligation to contribute to an underfunded multiemployer plan, as well as any other entities that are treated as a single employer with such employer under applicable tax and ERISA rules, may become jointly and severally liable, generally upon complete or partial withdrawal from a multiemployer plan, for its proportionate share of the plan’s unfunded benefit obligations. These liabilities are known as “withdrawal liabilities.” Certain of the multiemployer plans to which we are obligated to contribute have been in the past, and currently remain, significantly underfunded. Moreover, due to the level of underfunding, at least one of these multiemployer plans has been and continues to be in “critical status,” meaning, among other things, that the trustees of the plan are required to adopt a rehabilitation plan and we are required to pay a surcharge on top of our regular contributions to the plan.

We currently have no intention of withdrawing, in either a complete or partial withdrawal, from any of the multiemployer plans to which we currently contribute and we have not been assessed any withdrawal liability in the past when we have ceased participating in certain multiemployer plans to which we previously contributed. In addition, we believe that the “construction industry” multiemployer plan exception may apply if we did withdraw from any of our current multiemployer plans. The “construction industry” exception generally delays the imposition of withdrawal liability in connection with an employer’s withdrawal from a “construction industry” multiemployer plan unless and until (among other things) that employer continues or resumes covered operations in the relevant geographic market without continuing or resuming (as applicable) contributions to the multiemployer plan. If this exception applies, withdrawal liability may be delayed or even inapplicable if we cease participation in any multiemployer plan(s). However, there can be no assurance that we will not withdraw from one or more multiemployer plans in the future, that the “construction industry exception” would apply if we did withdraw, or that we will not incur withdrawal liability if we do withdraw. Accordingly, we may be required to pay material amounts of withdrawal liability if one or more of those plans is underfunded at the time of withdrawal and withdrawal liability applies in connection with our withdrawal. In addition, we may incur material liabilities if any multiemployer plan(s) in which we participate requires us to increase our contribution levels to alleviate existing underfunding and/or becomes insolvent, terminates or liquidates.

Labor relations matters at construction sites where we provide services may result in increases in our operating costs, disruptions in our business and decreases in our earnings.

Labor relations matters at construction sites where we provide services may result in work stoppages, which would in turn affect our ability to provide services at such locations. If any such work stoppages were to occur at work sites where we provide services, we could experience a significant disruption of our operations, which could materially and adversely affect our business, financial condition, results of operations, liquidity, and cash flows. Also, labor relations matters affecting our suppliers could adversely impact our business from time to time.

If we determine that our goodwill has become impaired, we may incur impairment charges, which would negatively impact our operating results.

At January 31, 2019, we had recorded goodwill of $238.8 million related to the Business Combination. Goodwill represents the excess of cost over the fair value of net assets acquired in business combinations.

We assess potential impairment of our goodwill at least annually. Impairment may result from significant changes in the manner of use of the acquired assets, negative industry or economic trends or significant underperformance relative to historical or projected operating results. An impairment of our goodwill may have a material adverse effect on our results of operations.

Turnover of members of our management, staff and pump operators and our ability to attract and retain key personnel may affect our ability to efficiently manage our business and execute our strategy.

Our business depends on the quality of, and our ability to attract and retain, our senior management and staff, and competition in our industry and the business world for top management talent is generally significant. Although we believe we generally have competitive pay packages, we can provide no assurance that our efforts to attract and retain senior management staff will be successful. In addition, the loss of services of certain members of our senior management could adversely affect our business until suitable replacements can be found.

We depend upon the quality of our staff personnel, including sales and customer service personnel who routinely interact with and fulfill the needs of our customers, and on our ability to attract and retain and motivate skilled operators and fleet maintenance personnel and other associated personnel to operate our equipment in order to provide our concrete pumping services to our customers. There is significant competition for qualified personnel in a number of our markets, including Texas, Colorado, Utah, and Idaho where we face competition from the oil and gas industry for qualified drivers and operators. There is a limited number of persons with the requisite skills to serve in these positions, and such positions require a significant investment by us in initial training of operators of our equipment. We cannot assure you that we will be able to locate, employ, or retain such qualified personnel on terms acceptable to us or at all. Our costs of operations and selling, general and administrative expenses have increased in certain markets and may increase in the future if we are required to increase wages and salaries to attract qualified personnel, and there is no assurance that we can increase our prices to offset any such cost increases. There is also no assurance that we can effectively limit staff turnover as competitors or other employers seek to hire our personnel. A significant increase in such turnover could negatively affect our business, financial condition, results of operations and cash flows.

Our credit facilities may limit the business’ financial and operating flexibility.

Our credit facilities include negative covenants (including a springing fixed charge coverage ratio financial covenant under the ABL Credit Agreement (as defined below)) restricting our ability to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets. These covenants limit the ability of the respective restricted entities to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of their assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, such covenants limit the flexibility of the respective restricted entities in planning for, or reacting to, changes in the industries in which they operate.

Our business could be hurt if we are unable to obtain capital as required, resulting in a decrease in our revenue and cash flows.

We require capital for, among other purposes, purchasing equipment to replace existing equipment that has reached the end of its useful life and for growth resulting from expansion into new markets, completing acquisitions and refinancing existing debt. If the cash that we generate from our business, together with cash that we may borrow under our credit facilities, is not sufficient to fund our capital requirements, we will require additional debt or equity financing. If such additional financing is not available to fund our capital requirements, we could suffer a decrease in our revenue and cash flows that would have a material adverse effect on our business. Furthermore, our ability to incur additional debt is and will be contingent upon, among other things, the covenants contained in our credit facilities. In addition, our credit facilities place restrictions on our and our restricted subsidiaries’ ability to pay dividends and make other restricted payments (subject to certain exceptions). We cannot be certain that any additional financing that we require will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our business could be materially adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness obligations, including our credit facilities, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

We have billing arrangements with a majority of our customers that provide for payment on agreed terms after our services are provided. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase significantly above their low historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses increased during the last recession and generally can be expected to increase during economic slowdowns or recessions.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we are currently required to document, test and report on our internal controls over financial reporting. In addition, starting in our 2022 fiscal year (and possibly earlier), our independent auditors will be required to issue an opinion on our audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. For example, we currently have material weaknesses in internal controls over financial reporting relating to (a) lack of segregation of duties to effectively perform detailed review of account reconciliations and journal entries; (b) cut-off and completeness of accrual for accounting close; (c) lack of formally documented precision levels relating to management review controls; (d) accounting for significant and/or unusual transactions; and (e) insufficient restrictions on admin access for information technology in the U.K. The aforementioned material weaknesses in internal control are primarily driven by a lack of resources as we make our transition from a private to public entity.

To respond to these material weaknesses, we have retained a global accounting and consulting firm with technical expertise in accounting and SEC reporting matters to support the preparation of our financial statements and assist us in performing additional analysis and other post-closing procedures to ensure that such financial statements were prepared in accordance with GAAP. In addition, we have hired additional personnel with relevant accounting experience, skills and knowledge and plan to add new personnel as we deem necessary.

If our management is unable to favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

Disruptions in our information technology systems due to cyber security threats or other factors could limit our ability to effectively monitor and control our operations and adversely affect our operating results, and unauthorized access to customer information on our systems could adversely affect our relationships with our customers or result in liability.

Our information technology systems, including our enterprise resource planning system, facilitate our ability to monitor and control our assets and operations and adjust to changing market conditions and customer needs. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our assets and operations and adjust to changing market conditions in a timely manner. Many of our business records at most of our branches are still maintained manually, and loss of those records as a result of facility damage, personnel changes or otherwise could also cause such disruptions. In addition, because our systems sometimes contain information about individuals and businesses, our failure to appropriately safeguard the security of the data it holds, whether as a result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities, leading to lower revenue, increased costs and other material adverse effects on our results of operations.

We have taken steps intended to mitigate these risks, including business continuity planning, disaster recovery planning and business impact analysis. However, a significant disruption or cyber intrusion could adversely affect our results of operations, financial condition and liquidity. Furthermore, instability in the financial markets as a result of terrorism, sustained or significant cyber-attacks, or war could also materially adversely affect our ability to raise capital.

Fluctuations in fuel costs or reduced supplies of fuel could harm our business.

Fuel costs represent a significant portion of our operating expenses and we are dependent upon fuel to transport and operate our equipment. We could be adversely affected by limitations on fuel supplies or increases in fuel prices that result in higher costs of transporting equipment to and from job sites and higher costs to operate our concrete pumps and other equipment. Although we are able to pass through the impact of fuel price charges to most of our customers, there is often a lag before such pass-through arrangements are reflected in our operating results and there may be a limit to how much of any fuel price increases we can pass onto our customers. Any such limits may adversely affect our results of operations.

We depend on access to our branch facilities to service our customers and maintain and store our equipment.

We depend on our primary branch facilities in the U.S. and U.K., respectively, to store, service and maintain our fleet. These facilities contain most of the specialized equipment we require to service our fleet, in addition to the extensive secure storage areas needed for a significant number of large vehicles. If any of our facilities were to sustain significant damage or become unavailable to us for any reason, including natural disasters, our operations could be disrupted, which could in turn adversely affect our relationships with our customers and our results of operations and cash flow. Any limitation on our access to facilities as a result of any breach of, or dispute under, our leases could also disrupt and adversely affect our operations.

Our acquisitions made in the U.K. may divert our resources from other aspects of our business and require us to incur additional debt, and will subject us to additional and different regulations. Failure to manage these economic, financial, business and regulatory risks may adversely impact our growth in the U.K. and our results of operations.

Our expansion into the U.K. required, and may continue to require, us to incur additional debt and divert resources from other aspects of our business. In addition, we may incur difficulties in staffing and managing our U.K. operations, and face fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. Our success in the U.K. will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks may adversely affect our growth in the U.K. and lead to increased administrative and other costs.

We may be adversely affected by recent developments relating to the U.K.’s referendum vote in favor of leaving the European Union.

The U.K. held a referendum on June 23, 2016 in which a majority voted for the U.K.’s withdrawal from the European Union, which is commonly referred to as Brexit. As a result of this vote, a process of negotiation has begun to determine the terms of Brexit and of the U.K.’s relationship with the European Union going forward. The effects of the Brexit vote and the perceptions as to the impact of the withdrawal of the U.K. from the European Union may adversely affect business activity and economic and market conditions in the U.K., the Eurozone, and globally and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the pound sterling and the euro. In addition, Brexit could lead to additional political, legal and economic instability in the European Union. Specifically, we have not identified any additional risk factors under Brexit than those discussed herein. Additionally, we have not identified any trends or potential changes to critical accounting estimates as a result of Brexit. We will continue to assess risk factors and accounting and reporting considerations Any of these effects of Brexit, and others we cannot anticipate, could adversely affect the value of our assets in the U.K., as well as our business, financial condition, results of operations and cash flows.

Due to the material portion of our business conducted in currency other than U.S. dollars, we have significant foreign currency risk.

Our consolidated financial statements are presented in accordance with GAAP, and we report, and will continue to report, our results in U.S. dollars. Some of our operations are conducted by subsidiaries in the United Kingdom. The results of operations and the financial position of these subsidiaries are recorded in the relevant foreign currencies and then translated into U.S. dollars. Any change in the value of the pound sterling against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated revenues and costs. The exchange rates between the pound sterling against the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

We face market risks attributable to fluctuations in foreign currency exchange rates and foreign currency exposure on the translation into U.S. dollars of the financial results of our operations in the United Kingdom. Exchange rate fluctuations could have an adverse effect on our results of operations. Both favorable and unfavorable foreign currency impacts to our foreign currency-denominated operating expenses are mitigated to a certain extent by the natural, opposite impact on our foreign currency-denominated revenue.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	expected timing and amount of the release of any tax valuation allowances;
●	tax effects of stock-based compensation;
●	costs related to intercompany restructurings;
●	changes in tax laws, regulations or interpretations thereof; and
●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Risks Related to our Securities

There can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

If Nasdaq delists our securities from trading on its exchange for failure to meet the continued listing standards, we and our security holders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Shares of our common stock have been thinly traded in the past.

Although a trading market for our common stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Markets, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the benefits of the Business Combination and/or the Capital Acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination and/or the Capital Acquisition do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
●	speculation in the press or investment community;
●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning company or the market in general;
●	operating and stock price performance of other companies that investors deem comparable to us;
●	any failure of the Capital Acquisition to close;
●	our future acquisition activity;
●	our ability to market new and enhanced products on a timely basis;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation involving the Company;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our common stock available for public sale;
●	any major change in our Board or management;
●	sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to that certain stockholders agreement, dated as of December 6, 2018 and amended on April 1, 2019 (the “Stockholders Agreement”), by and between the Company, CFLL Sponsor Holdings, LLC (formerly known as Industrea Alexandria LLC) (the “Sponsor”), Industrea’s former independent directors (collectively with the Sponsor and affiliates, the “Initial Stockholders”), Argand Partners Fund, LP (the “Argand Investor”) and certain holders of CPH’s capital stock prior to the Business Combination (the “CPH stockholders”):

●	Subject to certain exceptions, the CFLL Sponsor has agreed not to transfer 4,403,325 shares of our common stock (which were issued upon conversion of Industrea’s Class B common stock in connection with the Business Combination (the “founder shares”) until the earlier of (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

●

Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

●

Each Non-Management CPH Holder (as defined therein) may not transfer any shares of our common stock acquired by such Non-Management CPH Holder in connection with the Business Combination until June 4, 2019; and

●	Subject to certain exceptions, until March 6, 2020, (i) CFLL Holdings, LLC (“CFLL Holdings”), an affiliate of the Argand Investor, may not transfer 7,784,313 shares of our common stock held by it and (ii) the CFLL Sponsor, who is expected to be issued 1,664,501 shares of our common stock pursuant to the Offer, may not transfer such shares.

Notwithstanding the foregoing, if Peninsula Pacific or its affiliates no longer own in excess of 882,353 shares of our common stock, then the transfer restrictions on the shares of our common stock held the CFLL Sponsor and CFLL Holdings will be shortened to December 6, 2019. In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, the Initial Stockholders and certain of our other stockholders who received shares of our common stock in connection with the Closing are entitled to registration rights, subject to certain limitations, with respect to our common stock they received in the Business Combination pursuant to the Stockholders Agreement entered into in connection with the consummation of the Business Combination. Pursuant to the Stockholders Agreement, we have previously filed or is currently filing a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of our common stock issued at the Closing. In addition, these stockholders will have certain demand and “piggyback” registration rights following the consummation of the Business Combination. We will bear certain expenses incurred in connection with the exercise of such rights.

Furthermore, we expect to finance the Capital Acquisition through the Equity Offering and an additional $40 million of borrowings under our Term Loan Agreement.

The presence of these additional securities trading in the public market as well as the shares of the Company’s common stock that may be issued pursuant to this exchange offer may have an adverse effect on the market price of the Company’s common stock.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

●	labor availability and costs for hourly and management personnel;
●	profitability of our products, especially in new markets and due to seasonal fluctuations;
●	changes in interest rates;
●	impairment of long-lived assets;
●	macroeconomic conditions, both nationally and locally;
●	negative publicity relating to products we serve;
●	changes in consumer preferences and competitive conditions;
●	expansion to new markets; and
●	fluctuations in commodity prices.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our industry, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our industry, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Changes in laws or, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding warrants. As a result, the exercise price of our warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a warrant could be decreased without a warrant holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants, including pursuant to this Consent Solicitation, in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant or automatically at our option.

Our warrants are exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Industrea issued 23,000,000 public warrants as part of its IPO, and simultaneously with the closing of Industrea’s IPO, Industrea issued 11,100,000 private placement warrants to the Sponsor. Each warrant is exercisable for one share of common stock at $11.50 per share. In connection with the Business Combination, we assumed Industrea’s warrants, and such warrants are exercisable for shares of our common stock. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We are a holding company with no business operations of our own and we depend on cash flow from our wholly owned subsidiaries to meet our obligations.

We are a holding company with no business operations of its own or material assets other than the stock of its subsidiaries, all of which are wholly-owned. All of our operations are conducted by our subsidiaries and as a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. The terms of any credit facility may restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our stockholders likely will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as an equityholder, would be entitled to receive any distribution from that sale or disposal. If our subsidiaries are unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	a staggered board of directors providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our Board;
●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
●

a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

The Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or our stockholders, (iii) any action asserting a claim against the Company, our directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (iv) any action asserting a claim against the Company, our directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the Securities Act or for which the Court of Chancery does not have subject matter jurisdiction including, without limitation, any claim arising under the Exchange Act, as to which the federal district court for the District of Delaware shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of the Charter described in the preceding paragraph. However, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and such persons. Alternatively, a court may determine that the choice of forum provision is unenforceable. If a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We had revenues during the fiscal year ended October 31, 2018 of approximately $243.2 million. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following August 1, 2022, the fifth anniversary of the Industrea IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for securities and our stock price may be more volatile.

Risks Related to the Capital Acquisition

If we fail to raise sufficient net proceeds from the Equity Offering to fund the Capital Acquisition Consideration, and cannot obtain alternative sources of financing, we will be unable to consummate the Capital Acquisition.

If we are unable to raise sufficient funds from the Equity Offering, we will need to seek alternative sources of financing to fund the Capital Acquisition Consideration. We may not be able to obtain alternative sources of financing sufficient to fund the Capital Acquisition Consideration on terms acceptable to us, if at all. Moreover, no assurance can be provided as to the terms of such alternative financing. If we are unable to obtain sufficient financing, we will be unable to consummate the Capital Acquisition. In such event, we may terminate the Interest Purchase Agreement pursuant to its terms. Furthermore, if the Sellers terminate the Interest Purchase Agreement, under certain circumstances, we may be required to pay the Sellers $5.0 million in cash as liquidated damages in accordance with the terms of the Interest Purchase Agreement.

Cash expenditures associated with the Capital Acquisition may create significant liquidity and cash flow risks for us.

We expect to incur significant transaction costs and some integration costs in connection with the proposed Capital Acquisition. While we have assumed that this level of expense will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the Capital Acquisition and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these Capital Acquisition and integration expenses are higher than anticipated, we may experience liquidity or cash flow issues.

Failure to complete the Capital Acquisition could materially and adversely affect our results of operations and the market price of our common stock.

Our consummation of the Capital Acquisition is subject to many contingences and conditions, including raising the financing required to pay the Capital Acquisition Consideration. We cannot assure you that we will be able to successfully consummate the Capital Acquisition as currently contemplated or at all. The Equity Offering is not contingent upon the consummation of the Capital Acquisition. Risks related to the failure of the proposed Capital Acquisition to be consummated include, but are not limited to, the following:

●	we may have raised proceeds from the Equity Offering and may not be able to deploy them and realize the same benefits as if the Capital Acquisition had been consummated;
●	we would not realize any of the potential benefits of the transaction, which could have a negative effect on our stock price;
●

we expect to incur, and have incurred, significant fees and expenses regardless of whether the Capital Acquisition is consummated, including due diligence fees and expenses, accounting fees in connection with the preparation of the Capital Companies’ financial statements, and legal fees and expenses;

●	we may experience negative reactions to the Capital Acquisition from customers, clients, business partners, lenders, and employees;
●	the trading price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Capital Acquisition will be completed; and
●	the attention of our management may be diverted to the Capital Acquisition rather than to our own operations and the pursuit of other opportunities that could have been beneficial to us.

The occurrence of any of these events individually or in combination could materially and adversely affect our results of operations and the market price of our common stock.

If the Capital Acquisition is consummated, the combined company may not perform as we or the market expects, which could have an adverse effect on the price of our common stock.

Even if the Capital Acquisition is consummated, the combined company may not perform as we or the market expects. Risks associated with the combined company following the Capital Acquisition include:

●

integrating businesses is a difficult, expensive, and time-consuming process, and the failure to integrate successfully our businesses with the business of the Capital Companies in the expected time frame would adversely affect our financial condition and results of operation;

●	the Capital Acquisition will materially increase the size of our operations, and, if we are not able to manage our expanded operations effectively, our common stock price may be adversely affected;
●

it is possible that our key employees or key employees of the Capital Companies might decide not to remain with us after the Capital Acquisition is completed, and the loss of such personnel could have a material adverse effect on the financial condition, results of operations, and growth prospects of the combined company;

●	the ability to realize the expected synergies and anticipated cost savings;
●

the success of the combined company will also depend upon relationships with third parties and the Capital Companies or our pre-existing customers, which relationships may be affected by customer preferences or public attitudes about the Capital Acquisition. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition, and results of operations; and

●

if government agencies or regulatory bodies impose requirements, limitations, costs, divestitures, or restrictions on the consummation of the Capital Acquisition, the combined company’s ability to realize the anticipated benefits of the Capital Acquisition may be impaired.

The obligations and liabilities of the Capital Companies, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish the value of the Capital Companies to us.

The Capital Companies’ obligations and liabilities, some of which may not have been disclosed to us or may not be reflected or reserved for in the Capital Companies’ historical financial statements, may be greater than we have anticipated. The obligations and liabilities of the Capital Companies could have a material adverse effect on the Capital Companies’ business or the Capital Companies’ value to us or on our business, financial condition, or results of operations. Even in cases where we are able to obtain indemnification, we may discover liabilities greater than the contractual limits or the financial resources of the indemnifying party. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification or alternative remedies that might be available to us, or any applicable insurance, we could suffer severe consequences that would substantially reduce our earnings and cash flows or otherwise materially and adversely affect our business, financial condition, or results of operations.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding public warrants be exchanged for common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the public warrants, we will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.1895 shares of common stock. This represents a ratio of shares of common stock per public warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding public warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding public warrants.

If adopted, we currently intend to require the conversion of all outstanding warrants to common stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 10% fewer shares than if they had tendered their warrants in the Offer.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our common stock in the future. If you choose to tender some or all of your public in the Offer, future events may cause an increase in the market price of our common stock and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender public warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for shares of common stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of common stock offered in the Offer is fixed and will not be adjusted. The market price of our common stock may fluctuate, and the market price of our common stock when we deliver our common stock in exchange for your warrants could be less than the market price at the time you tender your warrants.

The number of shares of common stock for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our common stock or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our common stock when we deliver common stock in exchange for your warrants could be less than the market price at the time you tender your warrants. The market price of our common stock could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver common stock in exchange for warrants, or during any extension of the Offer Period.

The liquidity of the warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of (i) our public warrants the opportunity to receive 0.2105 shares of common stock in exchange for each public warrant they hold and (ii) our private placement warrants 0.1538 shares of common stock in exchange for each private placement warrant they hold. Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of common stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants or the consummation of the Capital Acquisition.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common stock on Nasdaq on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of the public warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all warrants outstanding upon completion of the Offer be converted into shares of common stock at a ratio of 0.1895 shares of common stock per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding public warrants is required to approve the Warrant Amendment.

Holders who tender warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.

You cannot tender any warrants for exchange in the Offer without giving your consent to the Warrant Amendment and you cannot consent to the Warrant Amendment without tendering your warrants. Thus, before deciding whether to tender any warrants, you should be aware that a tender of warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your warrants into the Offer.

If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by April 26, 2019 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Corporate Information

Industrea was incorporated as a blank check company on April 7, 2017 as a Delaware corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. The Company was incorporated on August 29, 2018 as a Delaware corporation solely for the purpose of effectuating the Business Combination, which was consummated on December 6, 2018. Upon the Closing, all outstanding shares of Industrea’s Class A common stock were exchanged on a one-for-one basis for shares of our common stock, and Industrea’s outstanding warrants were assumed by us and became exercisable for shares of our common stock on the same terms as were contained in such warrants prior to the Business Combination. By operation of Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Industrea and has succeeded to the attributes of Industrea as the registrant, including Industrea’s SEC file number (001-38166) and CIK Code (0001703956). In connection with the Closing, we changed our name from “Concrete Pumping Holdings Acquisition Corp.” to “Concrete Pumping Holdings, Inc.”

Our principal executive offices are located at 6461 Downing Street, Denver, Colorado 80229. Our telephone number is (303) 289-7497. Our website is located at www.concretepumpingholdings.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part. Our common stock is listed on Nasdaq under the symbol “BBCP,” and the public warrants are quoted on OTC Pink under the symbol “BBCPW.”

Warrants Subject to the Offer

The public warrants were issued in connection with the Industrea IPO and became exercisable for shares of our common stock in connection with the Business Combination. Each public warrant entitles the holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. The public warrants are quoted on OTC Pink under the symbol “BBCPW.” As of April 1, 2019, 23,000,000 public warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,841,500 shares of our common stock in exchange for the public warrants.

The private placement warrants were issued in a private placement that closed concurrently with the closing of the Industrea IPO. The private placement warrants entitle the holders to purchase one share of common stock for a purchase price of $11.50 per share, subject to adjustments. As of April 1, 2019, 11,100,000 private placement warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 1,707,180 shares of our common stock in exchange for the private placement warrants.

The terms of the private placement warrants are identical to the public warrants, except that such private placement warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on April 26, 2019 or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire by their terms on December 6, 2023.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our common stock issuable upon exchange of a warrant, the amount of warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, for any material changes in the facts set forth in therein.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common stock on Nasdaq on the last trading day of the Offer Period.

If you tender less than all of your warrants and the Warrant Amendment becomes effective, any warrants you continue to hold will be subject to the amended Warrant Agreement.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•

the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•

no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•

there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and

•

there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 65% of the outstanding public warrants to approve the Warrant Amendment (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment with respect to any public warrants will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Public Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of common stock upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your warrants will constitute a consent to the Warrant Amendment with respect to each warrant tendered.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) with respect to public warrants, the warrant holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants is unknown and cannot be predicted with certainty; and (vi) such warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.

Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of warrants may tender warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our shares of common stock to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of common stock in exchange for such warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of common stock in exchange for such warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the Exchange Agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•

a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of common stock for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our common stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.

Withdrawal Rights

By tendering public warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your public warrants. A valid withdrawal of tendered public warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that warrants that are not accepted by us for exchange on or prior to May 24, 2019 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on April 26, 2019 or such later time and date to which we may extend. Our common stock to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Board approved the Offer and Consent Solicitation on March 17, 2019. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of common stock in exchange for such warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others,” “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

The Company does not beneficially own any of the warrants.

CFLL Sponsor beneficially owns 10,822,500 private placement warrants. Howard D. Morgan, Heather L. Faust, and Tariq Osman, members of our Board, are managers of CFLL Sponsor and, along with the other managers of CFLL Sponsor Joseph Del Toro and Charles Burns, share voting and investment discretion with respect to the common stock held by CFLL Sponsor. In addition, CFLL Sponsor is 100% owned by funds managed by Argand Partners, LP, which beneficially own more than 5% of the Company. The Company and CFLL Sponsor have entered into the Tender and Support Agreement, pursuant to which CFLL Sponsor has agreed to tender its private placement warrants pursuant to the Offer.

David Hall, David Brown, and Brian Hodges, members of our Board, also each beneficially own 55,500 private placement warrants. Each of Messrs. Hall, Brown and Hodges has indicated to us that he will participate in the Offer, although none of them are required to do so.

None of our other directors, executive officers or affiliates beneficially owns any warrants as of the date of this Offer and Consent Solicitation.  See “The Offer and Consent Solicitation – Interests of Directors, Executive Officers and Others.”

The following table lists the warrants beneficially owned by our directors, executive officers and other affiliates or related persons as of April 1, 2019:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
David Brown	55,500	*
Heather L. Faust(2)	—	—
David Hall	55,500	*
Brian Hodges	55,500	*
Howard D. Morgan(2)	—	—
Tariq Osman(2)	—	—
CFLL Sponsor	10,822,500	31.7%

*	Represents beneficial ownership of less than 1%.
(1)	Determined based on 34,100,000 warrants outstanding as of April 1, 2019
(2)

Howard D. Morgan, Heather L. Faust, Tariq Osman, Joseph Del Toro and Charles Burns are the managers of CFLL Sponsor and share voting and investment discretion with respect to the common stock held of record by the CFLL Sponsor. CFLL Sponsor is 100% owned by funds managed by Argand. Investment decisions made by Argand require the unanimous approval of its investment committee, which is comprised of Messrs. Morgan and Osman and Ms. Faust. The business address of Argand and CFLL Sponsor is 28 West 44th Street, Suite 501, New York, New York 10036.

Market Information, Dividends and Related Stockholder Matters

Market Information of Common Stock and Warrants

Our common stock is listed on Nasdaq under the symbol “BBCP,” and the warrants are quoted on OTC Pink under the symbol “BBCPW.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of April 1, 2019 there were 34 holders of record of common stock. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

Dividends

The Company has not paid any cash dividends on its common stock to date. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the Board declaring any dividends in the foreseeable future.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing warrants for our common stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $900,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Morrow Sodali LLC has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained UBS Securities LLC to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the sections of this Prospectus/Offer to Exchange and “Description of Capital Stock,” (ii) the description of certain relationships and related transactions included in the proxy statement/prospectus in the section entitled “Certain Relationships and Related Transactions,” (iii) the sections entitled “Stockholders Agreement,” and “Indemnification Agreements” in Item 1.01 of our Current Report on Form 8-K filed on December 10, 2018 and (iv) as set forth in our Charter, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Tender and Support Agreement

The Company and CFLL Sponsor have entered into the Tender and Support Agreement, pursuant to which CFLL Sponsor has agreed to tender its private placement warrants pursuant to the Offer.

Securities Transactions

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation” and including with respect to the Capital Acquisition, neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;
•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;
•

except as described below, any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;
•	any class of our equity securities to be delisted from Nasdaq;
•

any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the public warrants);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes in our Charter or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under the Exchange Act

The public warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the public warrants. We currently do not intend to deregister the public warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our public warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our common stock.

Accounting Treatment

As the public warrants issued in connection with the Industrea IPO were considered part of a value for value exchange, our public warrants were previously classified as paid-in-capital. The private placement warrants were also included as part of paid-in-capital based on the consideration we received upon issuance.

Below is a summary of the accounting treatment, upon exchange of the warrants, regardless whether the exchange is tendered or required by us a result of the Warrant Amendment being approved.

●	Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital.
●

If the fair value of the common stock is equal to the fair value of the Warrants exchanged, an additional incentive is not considered to be present and the financial statements will reflect the additional shares issued as an allocation from paid-in-capital to par.

●

If the fair value of the common stock is greater than the fair value of the Warrants exchanged, an incentive is considered to be present in addition to the exchange of ordinary shares. The difference in fair value between the common stock issued and the warrants exchanged will be recorded in the financial statements consistent with our relationship to the applicable warrant holders.

Absence of Appraisal or Dissenters’ Rights

Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

General

Subject to the limitations and qualifications stated herein, this discussion sets forth a summary of material U.S. federal income tax consequences of the receipt of common stock in exchange for the warrants pursuant to the Offer, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and the ownership and disposition of common stock. The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. We cannot assure you that a change in law will not alter significantly the tax consequences described in this summary. We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service, or the IRS, regarding the matters discussed below, and as a result, there can be no assurance that the IRS or the courts will agree with any of the conclusions stated in this description. This description assumes that holders hold the warrants, and will hold our common stock received upon exchange of the warrants, as capital assets (generally, property held for investment). This description does not address all of the tax consequences that might be relevant to a holder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, holders of (directly, indirectly or constructively) 10% or more of our common stock, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, tax exempt organizations, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold common stock or warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle conversion or “integrated” transaction, persons holding common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, certain U.S. expatriates, “controlled foreign corporations” within the meaning of Section 957(a) of the Code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons subject to special tax accounting rules as a result of any item of gross income with respect to common stock being taken into account in an applicable financial statement, investment funds and their investors, and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock or warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the receipt of common stock in the exchange, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and the ownership and disposition common stock received in the exchange.

This description does not address the tax consequences arising under the laws of any foreign, state, or local tax jurisdiction. Moreover, except to the extent specifically set forth below, this description does not address the U.S. federal estate and gift tax, or alternative minimum tax, the Medicare contribution tax, or other non-income tax consequences of the ownership and disposition of common stock received upon exchange of the warrants.

This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of warrants for our common stock, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, or relating to the ownership and disposition of our common stock. You are urged to consult with your tax advisor regarding the U.S. federal income tax consequences of the receipt of common stock in exchange for the warrants, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and of the ownership and disposition of such common stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses material U.S. federal income tax consequences of the receipt of common stock in exchange for the warrants, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and of the ownership and disposition of our common stock, that are expected to apply if you are a U.S. holder of the warrants or our common stock. For this purpose, you are a “U.S. holder” if you are:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Common Stock

For those holders of warrants participating in the Offer and for any holders of warrants subsequently exchanged for common stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of warrants for our common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of warrants for shares of our common stock (except with respect to cash received in lieu of fractional shares), (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your warrants deemed to be surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our common stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our common stock, there can be no assurance regarding the federal income tax treatment described above in this paragraph and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the exchange of warrants for our common stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of common stock described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Common Stock” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of common stock described below under “Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Common Stock.”

Although we believe the exchange of warrants for common stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of common stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a fee received in consideration for consenting to the Warrant Amendment (which fee may be taxable to you) or a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable.

If you exchange warrants for our common stock pursuant to the Offer, and if you hold five percent or more of our common stock prior to the exchange, or if you hold warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the warrants transferred in the exchange and your tax basis, prior to the exchange, in our common stock or securities), and to maintain permanent records containing such information.

Although the issue is not free from doubt, we intend to treat all warrants not exchanged for common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of common stock described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Common Stock” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of common stock described below under “Tax Consequences to Non-U.S. Holders —Ownership and Disposition of Common Stock.”

Ownership and Disposition of Common Stock

Dividends. We do not anticipate paying dividends on our common stock. Distributions of cash or property that we pay on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in your gross income as ordinary dividend income when actually or constructively received by you. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain from the sale or exchange of our common stock.

Dividends received by a non-corporate U.S. holder, including an individual, will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that (1) the non-corporate U.S. holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and (2) the non-corporate U.S. holder has not elected to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends if the non-corporate U.S. holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property. You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to our common stock, as well as the effect of any change in applicable law. If you are a corporate U.S. holder, dividends you receive with respect to our common stock will be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations, subject to holding period requirements and other applicable limitations.

Sale or Exchange. Upon a sale or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the disposition and (ii) your adjusted tax basis for our common stock. The capital gain or loss will be long-term capital gain or loss if you held our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Tax on Net Investment Income

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder who is an individual, estate or trust with adjusted gross income that exceeds a threshold amount. For these purposes, dividends received with respect to our common stock, and gains or losses realized from the taxable disposition of our common stock, will generally be taken into account in computing your net investment income. Each U.S. holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of common stock.

Information Reporting and Backup Withholding

Unless an exception applies, information reporting to the IRS generally will be required with respect to payments on common stock and proceeds of the sale, exchange, redemption or other disposition of common stock paid to U.S. holders, other than corporations and other exempt recipients. Backup withholding, currently at the rate of 24%, may apply to those payments if such a holder fails to provide an accurate taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is timely and properly furnished to the IRS. You should consult your own tax advisor regarding the application of the information reporting and backup withholding requirements to your particular situation.

Tax Consequences to Non-U.S. Holders

Subject to the limitations stated above, the following description addresses material U.S. federal income tax consequences of the receipt of common stock in exchange for the warrants, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and of the ownership and disposition of our common stock, that are expected to apply if you are a non-U.S. holder of the warrants or our common stock. For this purpose, you are a “non-U.S. holder” if you are an individual, corporation, estate, or trust that is not a U.S. holder as defined above. Special rules may apply to certain non-U.S. holders who are individuals present in the United States for 183 days or more in the taxable year of disposition (but who are not U.S. residents).

Exchange of Warrants for Common Stock

Your exchange of warrants for our common stock pursuant to the Offer, and the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above for U.S. holders. Assuming you are not engaged the conduct of a trade or business within the U.S., capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of warrants for our common stock or the receipt of cash in lieu of fractional shares of common stock.

Ownership and Disposition of Common Stock

Dividends. Any distributions we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock, which will be treated as described under “Tax Consequences to Non-U.S. Holders-Ownership and Disposition of Common Stock-Sale or Exchange” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed based in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or lower applicable tax treaty rate.

Sale or Exchange. Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” in general, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes) unless (i) such non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, (ii) we are or have been a “U.S. real property holding corporation,” as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and certain other conditions are met, or (iii) such gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the U.S.).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the second exception above, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as a USRPHC so long as (a) our common stock is regularly traded on an established securities market (within the meaning of Internal Revenue Code Section 897(c)(3) and the Treasury Regulations issued thereunder) during the calendar year in which such sale, exchange or other taxable disposition of our common stock occurs and (b) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

If the third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain at the regular, graduated rates in the same manner as if such holder were a resident of the U.S., unless otherwise provided in an applicable income tax treaty. In addition, a non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on such effectively connected gain, as adjusted for certain items, at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the U.S. and non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), generally imposes a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on our common stock unless such persons comply with complicated U.S. information reporting, disclosures and certification requirements. This regime requires, among other things, a broad class of persons to obtain, disclose and report information about their investors and account holders. These requirements are different from and in addition to the certification requirements described elsewhere in this discussion. Pursuant to recently issued proposed regulations (which can be relied upon until final regulations are issued), withholding on payments of gross proceeds from the sale or other disposition of property that can produce U.S. source interest or dividends would be eliminated. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions on shares of our common stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Information Reporting and Backup Withholding

In general, dividends you receive with respect to our common stock, and any U.S. federal withholding tax withheld with respect to those dividends, are reported to the IRS and to you, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be provided under the provisions of a specific tax treaty, or under the provisions of a tax information exchange agreement, to the tax authorities in the country in which you reside or are established. Amounts you receive from of a sale or other disposition of our common stock effected through the U.S. office of any broker (as defined in applicable U.S. Treasury Regulations) or from a sale or other disposition conducted outside the United States through certain U.S.-related brokers, are also reported to the IRS and to you.

You will generally be exempt from backup withholding on dividends and other amounts you receive with respect to our common stock if you provide a certification (on an applicable IRS Form W-8) or proof of exempt status as described above with respect to U.S. federal income tax withholding. Any amounts withheld under the backup withholding rules from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information or returns to the IRS.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Facsimile: (212) 616-7616

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: BBCP.info@morrowsodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to warrant holders in connection with the Offer and Consent Solicitation.

BUSINESS OF CPH AND CERTAIN INFORMATION ABOUT CPH

We are a leading provider of concrete pumping services and concrete waste management services in the U.S. and U.K. based on fleet size, operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping and Eco-Pan for waste management services in the U.S. and Camfaud in the U.K. Concrete pumping is a highly specialized method of concrete placement that requires skilled operators to position a truck- mounted, fully-articulating boom for precise delivery of ready-mix concrete from mixer trucks to placing crews on a construction job site. In addition, proper concrete washout handling has become an increasing area of focus, with rising awareness of environmental factors. Our large fleet of specialized pumping equipment, washout pans and trucks, and highly-trained operators enable us to be the trusted provider of concrete placement and waste management solutions to our customers. We deliver and facilitate substantial labor cost savings, shortened concrete placement times, enhanced worksite safety, and efficient concrete washout containment, and thereby help improve the overall quality of construction projects. As of January 31, 2019, we operate a fleet of 951 units of equipment, with 673 experienced employees and 121 locations globally.

As we believe we are the only nationally-scaled provider of concrete pumping in the U.S. and U.K. with over 35-years of experience, we believe we have the most comprehensive fleet and highly-skilled operators and are especially equipped to support large and technically complex construction projects, which generally command higher price points relative to smaller projects. In addition, we have actively focused the business on commercial and infrastructure construction projects, while continuing to service profitable residential opportunities. Our fleet is capable of handling multiple large projects concurrently, and can be deployed on short-notice across the U.S. and the U.K., thereby allowing us to nimbly allocate resources depending on market conditions to more profitable markets. Our highly complementary Eco-Pan business provides customers with a one-stop solution for their concrete washout needs. We plan to continue establishing additional Eco-Pan locations across the U.S., and further deepen penetration of Eco-Pan services within our existing concrete pumping customer base through cross-selling.

The Brundage-Bone business was founded in 1983 in Denver, Colorado. Since then, Brundage-Bone has expanded across the U.S. through more than 45 acquisitions. In November 2016, we entered the U.K. through the acquisition of Camfaud. Today, based on fleet size, we estimate we have an approximate 10% share in the U.S. and an approximate 34% share in the U.K. On a global basis, we serve a large and diverse base of more than 8,000 customers with low customer concentration.

On December 6, 2018, the Company, formerly known as Concrete Pumping Holdings Acquisition Corp., consummated the previously announced Business Combination transaction pursuant to which it acquired (i) the private operating company formerly called Concrete Pumping Holdings, Inc. (“Legacy CPH”) and (ii) the former special purpose acquisition company, Industrea. In connection with the closing of the Business Combination, the Company changed its name to Concrete Pumping Holdings, Inc.

The Company’s results were separated into two distinct periods as follows: (1) up to and including the Business Combination closing date (labeled “Predecessor”) and (2) the period after that date (labeled “Successor”). The period presented from December 6, 2018 through January 31, 2019 is the “Successor” period. The periods presented from November 1, 2018 through December 5, 2018 and November 1, 2017 through January 31, 2018 are the “Predecessor” periods. The Predecessor and Successor periods reflect the application of different bases of accounting as a result of the Business Combination, and are therefore not comparable.

The historical financial information of Industrea (a special purpose acquisition company, or SPAC) prior to the Business Combination has not been reflected in the Predecessor financial statements as these historical amounts have been determined to be not useful information to a user of the financial statements. SPACs deposit the proceeds from their initial public offerings into a segregated trust account until a business combination occurs, where such funds are then used to either pay consideration for the acquiree or stockholders who elect to redeem their shares of common stock in connection with the business combination. SPACs will operate until the closing of a business combination, and the SPAC’s operations until the closing of a business combination, other than income from the trust account investments and transaction expenses, are nominal. Accordingly, no other activity in the Company was reported for periods prior to December 6, 2018 besides CPH’s operations as Predecessor.

The discussion below combines the results of operations for the Predecessor period from November 1, 2018 through December 5, 2018, and the Successor period from December 6, 2018 through January 31, 2019, and is discussed as the fiscal quarter ended January 31, 2019 when comparing to the fiscal quarter ended January 31, 2018. As noted above, the Predecessor and Successor periods reflect the application of a different basis of accounting as a result of the Business Combination, and as such, the results for the fiscal quarter ended January 31, 2019 are non-GAAP. Management believes combining the Predecessor and Successor periods for the three months ended January 31, 2019 when reviewing the operating results is more useful in discussing the overall operating performance when compared to the same period in the prior year. Accordingly, the discussion below only includes the non-GAAP results for the three-months ended January 31, 2019.

For the fiscal year ended October 31, 2018, our revenue grew 15% to $243.2 million from $211.2 million in fiscal year ended October 31, 2017. For fiscal quarter ended January 31, 2019, our revenue grew 11% to $58.4 million from $52.8 million in fiscal quarter ended January 31, 2018. Our revenue pro forma for acquisitions, excluding any revenue from the Capital Acquisition, for fiscal year ended October 31, 2018 and fiscal quarter ended January 31, 2019 was $250.2 million and $58.4 million, respectively (see the Company’s consolidated financial statements and the related notes appearing elsewhere in this Prospectus/Offer to Exchange). Our net income for the fiscal year ended October 31, 2018 was $28.4 million. For the fiscal quarter ended January 31, 2019, our net loss was $26.2 million, which was primarily driven by the Business Combination, including an increase in transaction costs of $14.2 million and an increase in debt extinguishment costs of $16.4 million.
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Recent Developments

On March 18, 2019, we entered into a definitive agreement to acquire Capital Pumping, LP and its affiliates (“Capital Pumping”) in an all-cash transaction. The purchase agreement was unanimously approved by our board of directors (the “Board”) and is expected to close in the third quarter of fiscal 2019, subject to regulatory approvals and other customary closing conditions. The acquisition of Capital Pumping is expected to enhance our positioning and scale in the concrete pumping industry, specifically within the Texas market. We believe the increased scale will provide the Company and its customers with several advantages including expanded breadth of services and fleet availability and a platform to become the employer of choice in the industry. In addition, we expect to realize meaningful synergies from the transaction through operational efficiencies

Capital Pumping generated revenue of $49.5 million and net income of $14.2 million in fiscal year ended December 31, 2018. The acquisition provides compelling opportunities for the Company to grow its scale and diversity as well as enhance its financial profile. Such opportunities include:

■	Increasing efficiencies of scale in Texas, which is highly fragmented;
■	Strategically expanding presence in the high-growth Texas market;
■	Providing a larger customer base to expand the Eco-Pan business;
■	Adding a highly complementary business and what we believe is the youngest fleet of scale in the industry; and
■	Providing compelling adjusted EBITDA, tax, capital expenditure and real estate synergies.

We intend to use the net proceeds from the expected sale of shares of our common stock offered pursuant to the Equity Offering to finance a portion of the purchase of Capital Pumping from its current owners.

For more information on Capital Pumping, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Capital Companies” and the consolidated financial statements of the Capital Companies and the related notes appearing elsewhere in this Prospectus/Offer to Exchange. In addition, please refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” for unaudited statements on the combined company on a pro forma basis giving effect to the Equity Offering, the Business Combination, the Capital Acquisition and the related debt financing.

On March 26, 2019, the Company and certain of its affiliates entered into an Amendment No. 1 to Term Loan Agreement, with Stifel Bank & Trust (“Stifel”) and Credit Suisse AG, Cayman Islands Branch (the “Administrative Agent”), pursuant to which Stifel and certain other lenders agreed to provide, subject to satisfaction of customary closing conditions, including the closing of the Capital Acquisition, incremental term loans in an aggregate amount up to $40 million (the “Amendment No. 1 Term Loans”), which shall be borrowed under, and have substantially the same terms as the term loans previously borrowed under the Term Loan Agreement, for the purpose of financing a portion of the consideration payable in connection with the Capital Acquisition and the fees and expenses in connection therewith and in connection with the Amendment No. 1 Term Loans.

On March 26, 2019, the Federal Trade Commission granted early termination of the waiting period under HSR Act with respect to the Capital Acquisition.

On April 15, 2019, the Company acquired Atlas, a provider of concrete pumping services in Idaho, for a purchase price of approximately $3.8 million, payable in cash and common stock.

Business Segments

Our reportable segments are summarized below:

U.S. Concrete Pumping — Brundage-Bone: We provide concrete pumping services in the U.S. with a fleet of 587 equipment units from a diversified footprint of 80 locations across 22 states as of January 31, 2019 and operate under the brand Brundage-Bone. Brundage-Bone is the only brand in the U.S. with a multi-regional footprint in a fragmented industry. We provide operated concrete pumping services, for which we bill customers on a negotiated time and volume basis based on the duration of the job and yards of concrete pumped. Additional charges (such as a fuel surcharge and travel costs) are frequently added based on specific project requirements. Typically, we send a single operator with each concrete pump. We do not take ownership of the concrete and thus have minimal inventory or product liability risk. We typically do not engage in fixed-bid work or have surety bonding requirements and operate a daily fee-based revenue model regardless of overall construction project completion.

U.K. Concrete Pumping — Camfaud: We operate our business in the U.K. under the Camfaud brand name. Camfaud operates both a fixed and a mobile fleet. The fixed fleet business entails either (1) utilizing static line pumps with an accompanied operator, or (2) renting out equipment on a long-term basis without an operator. Mobile equipment is charged to customers under a minimum hire rate, which is typically five to eight hours. Our concrete pumping business in the U.K. is comprised of a fleet of 364 equipment units that are serviced from 28 locations as of January 31, 2019. Our acquisition of Reilly Concrete Pumping in 2017 further expanded the Company’s footprint across the U.K., allowing us to provide our diverse customer base with a truly national service offering on major infrastructure and commercial projects.

Concrete Waste Management Services — Eco-Pan: Through our Eco-Pan business, we are a leading provider of concrete waste management services in the U.S. Eco-Pan provides a full-service, cost effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. Eco-Pan is a route-based solution that operates 61 trucks and more than 5,400 custom metal pans for construction sites from 14 locations in the U.S. as of January 31, 2019. We charge a round-trip delivery fee and weekly or monthly rental rate for the pans, which provide a turnkey solution to the customer compared to the alternatives of bagging the waste concrete, pouring it into an on-site lined pit, or disposing of it into trash dumpsters and arranging for a pick-up. Eco-Pan delivers watertight pans to job sites to collect concrete washwater, and subsequently deliver it to recycling centers. Disposal fees charged by the recycling centers are passed on to the customer. To the extent that the pans are held at the job site for an extended number of days or irregular waste is found in the pan, we charge incremental fees. Our trucks are designed to allow for the pick-up and re-delivery of multiple pans, leading to significant incremental efficiencies as route densities increase.

(1) Analysis is based on CPH’s FY 2018 revenue pro forma for the acquisition of O’Brien, which was acquired in April 2018. See the Company’s consolidated financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange.

Equipment

As we believe we are the only national provider of concrete pumping in the U.S. and the U.K. with over 35-years of experience, we believe we have the most comprehensive fleet and highly-skilled operators to provide quality services and we are especially suited to support large and technically complex construction projects.

Our fleet is operated by approximately 673 experienced employees as of January 31, 2019, each of whom is required to complete rigorous training and safety programs. As of January 31, 2019, our fleet consisted of 624 boom pumps, ranging in size from 17 to 65 meters, 57 placing booms, 16 telebelts and 254 stationary pumps and other specialized concrete placing equipment (951 pieces of equipment in total).

Concrete Pumping Equipment Fleet
Boom Pumps	Stationary Pumps

Mobile, truck-mounted boom pumps with vertical reach over 200 feet	Capable of handling high psi and long distance pumping up to 1,000 feet vertically or 4,000 feet horizontally

Placing Booms	Telebelts

Typically are used for high-rise projects and can be mounted upon a self-rising mount or base	Ideal for maneuvering concrete and construction material around a variety of job sites

We own 100% of our fleet with an average fleet age of approximately 9 years as of January 31, 2019. Most pieces of our equipment can be extended out to useful lives of 20 years. The combination of our scale and robust in-house equipment servicing, which is handled through a staff of almost 100 highly-skilled mechanics, ensure that clients have consistent access to a breadth of specialized equipment. Further, we have a track record of keeping our fleet up-to-date through both investments in the fleet as well as through synergistic acquisitions, which are often structured as asset purchases that can offset growth capital expenditures, resulting in better economics than buying new units.

Geographic Footprint

Headquartered in Denver, Colorado, we operate from a base of approximately 80 locations providing services in approximately 22 states across the U.S. for Brundage-Bone, 14 locations across the U.S. for Eco-Pan and 28 locations in the U.K. as of January 31, 2019. We own 18 locations in the United States. Our Brundage-Bone business leases 58 locations, Eco-Pan leases 8 locations and Camfaud leases 29 locations. Certain facilities are shared between Brundage-Bone and Eco-Pan and certain locations are operated at construction sites without a formal lease.

Customers

We have built a large, diverse, and loyal customer base across the U.S. and the U.K. We serve a base of more than 8,000 customers (often with several projects per customer) with an approximate 95% customer retention rate based on our top 500 customers as of January 31, 2019. Our top ten customers represent approximately 10% of revenues and have an average tenure of more than 20 years. The customer composition varies from year to year and is largely dependent on geographic location and general economic and construction trends within individual operating markets. We actively monitor and target customers in fast-growing markets with the help of our extensive geographic footprint and knowledge of local construction trends in each market.

Our customer base consists of contractors or concrete contractors that span across commercial, infrastructure and residential end markets. We also sell replacement parts to regional operators that lack the capital and scale to independently maintain a sufficiently stocked replacement parts inventory. The contractual arrangements with customers are typically on a project-to-project purchase order basis.

Suppliers

We primarily purchase pumping equipment, replacement parts, and fuel for day-to-day operations. Concrete pumping equipment is primarily sourced from two suppliers – Schwing and Putzmeister. There are a number of other suppliers as well and we are not solely dependent upon any single one. We believe we are the industry’s largest consumer of concrete pumping supplies and, as such, have significant leverage with respect to making purchases. We typically purchase fuel in bulk at favorable prices and utilize onsite fuel storage facilities.

Employees

As of January 31, 2019, we had over 1,100 employees across the U.S. and the U.K., of which approximately 800 are highly-skilled equipment operators and mechanics. Our employees are experienced, with an average tenure of over 5 years for pump operators. Additionally, our regional managers have approximately 30 years of experience in the concrete pumping industry. We maintain a “gold standard” training program, which ensures that all operators can meet the requirements for any project. Operators are trained in concrete pumping as well as in basic mechanical repair, while shop managers are trained in inspection and maintenance of all critical truck systems.

Approximately 100 employees in our workforce are unionized across California, Oregon and Washington. These individuals are represented by the International Union of Operating Engineers (“IUOE”) under three separate collective bargaining agreements. We have historically maintained favorable relations with the IUOE and have not experienced any significant disputes, disagreements, strikes or work stoppages.

Safety

To our knowledge, we are the only concrete pumping company in the U.S. and the U.K. with a comprehensive, active safety program, an in-house safety department including dedicated safety directors at the corporate level, and a designated safety trainer at each branch. As part of our safety management program, we actively track key safety performance indicators at each branch location to monitor safety performance, and take corrective action when needed. Over the last two years, our Total Recordable Incident Rate (“TRIR”) has remained significantly better than industry averages.

Legal Proceedings

We are a defendant in certain legal matters arising in the ordinary course of business. Based on available information, we are unable to estimate the costs, if any, to be incurred upon disposition of these matters, and therefore no provision for loss has been made. However, we believe the outcome of these matters is not likely to have a material effect on our future financial position, results of operations or cash flows.

Environmental Matters

We are subject to various federal, state and local and environmental laws and regulations, including those governing the discharge of pollutants into air or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination, and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to comply with the terms and conditions of required permits. We are not aware of any material instances of non-compliance with respect to environmental regulations.

Industry Overview

Concrete Pumping Overview

There are two primary methods of placing concrete when direct pouring (“tail-gating”) is not an option: traditional methods (such as using wheelbarrows and cranes and buckets) and concrete pumping. Traditional methods are both labor-intensive and time-intensive, requiring loading materials into containers, hauling the containers to the appropriate location and subsequently returning the containers to the concrete mixer to be refilled. Concrete pumping, by contrast, provides a safer, more cost-effective and time-efficient placement solution, in which concrete is continuously pressure pumped through a boom and hose directly to the specified area. Except where direct pouring is feasible (such as for highways and level sites where a ready-mix truck can be parked within approximately 15 feet of the concrete installation), concrete pumping continues to be the method of choice over traditional placement methods, as it lowers construction costs, shortens job times, allows for better access to challenging pour locations and enhances worksite safety. Our concrete pumps can empty a ready-mix concrete truck in as little as four minutes and have the technical capability of being able to place concrete at distances of up to 1,000 feet vertically and 4,000 feet horizontally. By contrast, traditional methods such as using wheelbarrows are more labor and time-intensive with up to 200 wheelbarrow loads required to empty a ready-mix truck. Given this ability, concrete pumping is the placement method of choice for technical jobs especially when concrete must be placed in hard-to-reach areas, including multi-story commercial and residential projects as well as infrastructure projects such as tunnels and bridges.

Customers consider equipment availability, service reliability, technical expertise and safety to be key purchasing criteria when choosing a concrete pumping provider. Price is a lower level consideration given that the cost of pumping is typically only 1-2% of total project costs for medium and larger jobs, whereas the value in terms of labor saved, accurate placement, and enhanced safety is relatively high. Equipment availability is important as contractors want to avoid having to hire several companies if the project requires several pump types or specialty equipment. For more complex commercial or infrastructure jobs, contractors typically prefer to work with concrete pumpers who can provide specialized equipment. Furthermore, contractors value technical expertise and a commitment to safety, as these factors influence the perception of reliability, which is critical to ensuring on-time project completion and avoiding worksite incidents. Hiring an inexperienced operator could potentially risk the job timeline. We can therefore differentiate ourselves by offering a wide range of equipment, reliable, high-quality services and a high degree of safety and compliance.

We estimate concrete pumping represents 34% of total concrete placed in both the U.S. and U.K. We expect the share of concrete pumping to grow over the next decade particularly in the U.S., driven by several factors such as increasing commercial construction activity in space-constrained urban areas (meaning less access for concrete trucks), residential developers building houses closer together to meet growing housing demand, ongoing urbanization, rising construction costs due to robust industry demand for skilled labor (which benefits concrete pumping given it is less labor-intensive than traditional concrete placement methods), and an increasing focus on worksite safety.

We project demand for concrete pumping to grow by approximately 7% annually through 2021 in the U.S., and by approximately 2% annually through 2021 in the U.K., although actual growth rates may be different than our projections. We expect growth to be driven by positive trends in commercial, residential and infrastructure construction, as well as an increase in penetration of concrete pumping as a percentage of overall concrete placement.

Source: Management estimates

Concrete Waste Management Services Overview

After concrete is used at a construction site, the ready-mix trucks, concrete pump trucks and other equipment must be washed out to remove the remaining concrete before it hardens. Concrete washout water (or “washwater”) is a slurry that contains toxic metals, is highly caustic and corrosive and contains elevated pH levels near 12 (compared to water at 7). Washwater can be harmful for wildlife, inhibit plant growth and contaminate groundwater. If not properly disposed of, washwater can percolate down through the soil, altering soil chemistry, and run off the construction site to adjoining roadside storm drains that discharge to rivers, lakes, or inlets. The U.S. Environmental Protection Agency (“EPA”) provides regulations for construction storm water management in the U.S. through the Clean Water Act and the Safe Drinking Water Act. As regulations and the density of construction projects continue to increase, we believe contractors and builders are looking for waste management service providers who can provide turnkey solutions to manage washout collection and disposal. Larger builders and contractors are typically earlier adopters of such solutions, which increases awareness among mid-tier and local contractors who see the solutions working on-site.

Concrete washout management services allow contractors to outsource the management of concrete waste. In addition to regulatory considerations, washout management services enable contractors to more effectively allocate their workforce to higher priority activities on the job site, alleviating increasing labor costs which have hindered the construction industry. Washout management services, including Eco-Pan’s offering, currently collect an estimated 10-15% of concrete washout volume generated in the U.S. Alternative solutions include self-managed washout pits (an estimated 38% of the total according to management estimates), washout roll-off bins (an estimated 31% of the total according to management estimates), dumpsters, vinyl and hay bale pits, plastic pits, or no solution (e.g. illegal dumping). These alternatives are typically less mobile, messier, and are often not leak-proof.

Methods of Concrete Washout Management

Increasingly Convenient and Regulatory Compliant (↑)

Method	% of U.S. Total	
Washout Pan  	10 – 15%	• While regulations and compliance motivate some regions of the U.S., convenience and reduced labor have been key factors in increased awareness and usage of washout pan solutions
Washout roll-off  	31%	• The bigger, reusable container is environmentally compliant and offers benefits on larger sites because of its size and ramp design for trucks • Due to its large size and topless design, the washout roll-off container has limited mobility and leaves it susceptible to overflow from rainwater
Washout pit  	38%	• In some regions, lenient enforcement of regulations makes it easy for contractors to use an onsite washout pit, where they can collect and dispose of the material themselves • These pits are more common in large residential projects and projects with higher levels of acreage since they require much more space
No solution  	16%	• In increasingly fewer regions, regulations are not a primary concern and contractors do not have a washout management solution

Source: Management estimates

Competitive Environment

The concrete pumping industry is highly fragmented. We believe there are approximately 1,000 industry participants in the United States, operating an average of less than ten pumps each, with few having a multi-regional presence and no other having a national presence. We believe many industry participants are undercapitalized, utilize aged equipment and operate only smaller and significantly fewer boom pumps. In a typical market, we compete with only one or two other concrete pumping companies that can perform the larger and more complex projects that we typically target.

We estimate that approximately 65-75% of the concrete pumping jobs in the U.S. are served by small, local providers and we are the largest multi-regional provider based on fleet size, providing services in approximately 22 states as of January 31, 2019. While we operate 472 boom pumps in the United States as of January 31, 2019, the average local operator has a fleet size of 5 to 10 pumps and regional operators have an average of 50-60 pumps each. Relative to the U.S., the U.K. has a higher proportion of regional players.

For our Eco-Pan business, we believe we are the only operator of scale with a national footprint. We compete with local operators who may have a small number of washout pans but are not capable of offering services across the U.S. While the technology underlying the washout pans is less sophisticated than that for a concrete pump, we believe having the route density that Eco-Pan has achieved is a differentiator in terms of profitability.

Competitive Strengths

Industry Leader with Strong Brand Portfolio and Reputation Built over 35 years

We believe we are the largest concrete pumping provider nationally in the U.S. and the U.K. as well as regionally in each of our operational geographies. We believe we have an approximate 10% share in the U.S. (according to management estimates) and approximate 34% share in the U.K. (according to management estimates). Few competitors have a multi-regional presence and most lack the breadth of equipment and national reach that allows us to provide differentiated, high quality services for our customers. Our leadership and scale also provides us a competitive advantage in the following areas:

■

Fleet Availability: Our large and diversified fleet (which includes specialty equipment such as placing booms and telebelts of different sizes) increases availability and provides contractors the assurance that we will have the equipment they require when they need it. We are also able to efficiently move equipment around the country to areas with the highest local demand, which helps maximize equipment utilization rates and extend useful life through dedicated, high quality onsite maintenance.

■

Purchasing: Our integrated sourcing platform enables us to purchase fuel, OE (original equipment) parts and components from suppliers at meaningful discounts relative to competitors. We are also able to negotiate discounts on insurance, thereby maintaining a more robust health, safety and environmental program.

■

Employer of Choice: Our scale allows us to invest into our highly skilled workforce, offering superior training and safety programs, as well as higher up-time due to relatively high utilization and mobility of our assets.

Compelling Customer Value Proposition

Despite only representing approximately 1-2% of overall project cost for medium and large jobs, concrete pumping is highly critical due to the perishable nature of concrete, which has only an approximate 90-minute life before hardening. Our concrete pumping equipment must arrive at the construction site before the ready-mix concrete trucks to prevent worksite delays and rejection of wet batches of concrete. A wasted batch of concrete is costly to the contractor, who often works under a fixed budget and tight timeline. These dynamics make customers relatively price-inelastic with regards to concrete pumping services.

Our regional structure, combined with analytical tools, provides visibility into the utilization and profitability of fleet nationwide, allowing us to respond proactively to local customer needs and trends as they develop. We help our customers avoid the potentially costly headaches associated with traditional methods of concrete placement while ensuring greater speed and efficiency, increased safety, enhanced consistency of the concrete pour and less labor intensity.

Significant Industry Opportunity Supported by Favorable Secular Trends

We operate in an attractive industry environment with various commercial, environmental and legislative tailwinds. Outlook for concrete pumping spend continues to be positive driven by favorable trends in commercial, residential and infrastructure spending and increasing penetration of concrete pumping as a percentage of overall placement. Secular trends are pointing toward concrete pumping, as it represents a faster, safer and higher quality solution than alternative methods such as the use of wheelbarrows.

Within the U.S., concrete production is still approximately 23% below its prior peak according to management estimates and the lack of skilled labor in the construction industry has constrained capacity thereby extending the recovery of the sector. Additionally, the combination of the recently enacted tax reform, regulatory reliefs with respect to construction permits and increase in infrastructure spending as proposed by the current administration has provided further stimulus to our end markets. Similarly, the growth of concrete pumping in the U.K. is expected to be supported by various infrastructure programs including multiple phases of the recently announced $77 billion High-Speed Railway Project.

Diversified Platform Provides Cycle Resiliency

Our national geographic footprint, multiple service offerings, and exposure to three different end-markets provide significant operational diversity. This diversity is a key source of resiliency against volatile end market conditions. Our ability to deploy fleet in a flexible manner to meet fluctuations in demand across geographies allows us to pursue business in higher growth, more profitable markets with minimal friction costs. We believe we are well-positioned to benefit from states in the U.S. where growth in construction is expected to be at or above the national average in the near to medium term, such as Texas and California. Our service breadth across the commercial, residential and infrastructure end markets enables us to reduce cyclical volatility in revenues. The visibility of our potential revenue sources, especially for large scale projects, allows us to better manage fleet and pricing to mitigate the effects of potential market down cycles.

(1) Analysis is based on CPH's U.S. Concrete Pumping segment FY 2018 revenue (excluding the pre-acquisition results of O'Brien, which was acquired in April 2018)

(2) Analysis is based on CPH's FY 2018 revenue giving pro forma effect to the acquisition of O'Brien in April 2018. See the Company’s consolidated financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange.

 Deeply Entrenched and Long-Standing Customer Relationships

We are known for our reliability, customer service, national footprint and breadth of product offerings. These attributes, along with over 35 years of operational history, generate strong brand loyalty and thereby foster long-standing customer relationships, as evidenced by the fact that our top ten customers have been with the Company for an average tenure of more than 20 years. We execute a high-volume of small and mid-sized jobs across all end-markets that provide substantial and stable revenue with no customer concentration (top ten customers account for approximately 10% of revenues). We serve a base of more than 8,000 customers (often with several projects per customer) with an approximate 95% customer retention rate based on the top 500 customers, as of January 31, 2019. We believe customers value trusted relationships that can deliver services on-time, safely and efficiently. Any potential downtime caused by service disruptions often results in higher costs to our customers in terms of labor and materials. We have proven to be a dependable provider that customers turn to, especially for high difficulty or large scale, complex projects.

Optimized Fleet Mix to Cater to Varied Project Requirements

We maintain a disciplined approach to fleet management, remaining current on fleet repair and maintenance in order to maximize uptime of equipment, reliability and service levels for customers. We are able to dispose of older pumps as needed and retain best-maintained, highest-valued equipment. In addition, all of the repair and maintenance work is performed in-house through a staff of almost 100 mechanics so as to maximize fleet availability and performance levels. Our fleet mix consists of booms pumps ranging in size from 17 to 65 meters, appropriate for a range of project scope, height and conditions. Smaller operators tend to focus on shorter booms, and are therefore less capable of competing effectively for multi-story high-rise construction or complex infrastructure projects. Our ability to move fleet between branches depending on regional conditions is made possible by the high number of well-serviced equipment, which is managed to maximize flexibility while maintaining a conservative capital expenditure profile.

Significant Growth Opportunity from the Disruptive Eco-Pan Waste Management Solution

With EPA regulations and density of construction projects continuing to increase, contractors and builders are looking for turnkey solutions to better manage washout collection and disposal at sites. In such an environment, our proprietary Eco-Pan product has become the go-to solution for customers to reduce the likelihood of environmental incidents and ensure compliance with all federal, state and local regulations. According to our estimates, Eco-Pan's current penetration in the managed washwater solutions industry is only 3-4% within the U.S, which indicates significant runway for further penetration and cross-selling across our national customer footprint. The expansion of our Eco-Pan segment would also be financially accretive to our consolidated business profile given the attractive EBITDA margin profile and compelling unit economics. Furthermore, we also intend to expand Eco-Pan into the U.K. in the current fiscal year 2019, which represents an additional growth avenue for the Company.

Strong Free Cash Flow Profile Bolstered by the Service Oriented Business Model

Our operating model is designed to generate strong profit margins and cash flow from operations. We are a construction services business that provides specialized equipment with highly-trained operators. The Company's equipment, on average, has a useful life of 10 to 25 years, which is significantly longer than the useful lives of most general construction equipment. In periods during which the fleet is less active, we incur lower labor, service and fuel costs, all of which are driven by the aggregate number of hours that we bill customers. We also maintain a highly variable cost structure (approximately 70% of our costs are variable), which enables us to better adapt to economic cycle fluctuations. Additionally, we are also able to generate significant cash through the sale of aged assets in the global secondary market for pumping equipment. All of these factors enhance the business's operational flexibility and its ability to generate operating cash flow throughout the business cycle.

Highly Successful Acquisition Strategy

Successful M&A transactions, executed at attractive multiples, have been the cornerstone of our historical growth strategy. As we believe we are the only national provider of concrete pumping, we are often the only bidder or exit opportunity for local family-owned firms and are therefore able to acquire companies at attractive valuations. Since 1983, we have executed over 45 acquisitions, which have significantly diversified and expanded our fleet, end-markets, service offerings and geographic reach. We also have a demonstrated track record of driving acquisition synergies through increasing utilization of acquired pumps, achieving higher revenue per hour due to greater pump availability and service levels, leveraging proprietary job costing tools, reducing purchasing and overhead costs, and capitalizing on cross selling opportunities with Eco-Pan.

Proven and Experienced Management Team

Our current management team is comprised of individuals with extensive operational, financial and managerial experience needed to effectively capitalize on the key opportunities in our business today and has been responsible for developing and executing our growth strategy. Our management team has a demonstrated track record of delivering growth via disciplined acquisitions and strategic growth initiatives, and we believe that we have a strong, deep bench of talented leaders who are well-positioned to continue driving the Company towards profitable growth and margin expansion.

■	Bruce Young (CEO) has led CPH in his current role for over 10 years; Mr. Young’s experience in concrete pumping dates back to 1980.
■	Iain Humphries (CFO) joined CPH in 2016; Mr. Humphries has over 20 years of experience in international finance and management leadership.
■	Tony Faud (Managing Director, U.K.) manages all of CPH’s U.K. operations and has over 30 years of concrete pumping experience.

Growth Strategy

We have built an integrated national platform that delivers quality solutions in response to customers' complex construction needs. Our primary business objective is growing revenue and profitability by leveraging this platform while continuing to adhere to our core values of safety, people and reliability. We expect to continue executing on the following strategies to achieve these business objectives:

Capture Greater Share and Customer Wallet Share

Given our position as one of the industry leaders in the U.S. and the U.K., as well as regionally in each of our operational geographies, we believe there are significant opportunities to continue expanding our existing footprint and service offering, prioritizing larger and more complex projects, and further increasing customer wallet share.

■

Expand into New Geographies and Adjacent Services: Given our success in the U.K. following the acquisition of Camfaud in 2016, we are exploring opportunities to expand internationally into additional regions such as Australia, Canada, Continental Europe and the Middle East. Additionally, with Eco-Pan as a template for successfully entering a new service offering, we also intend to expand into attractive adjacent services to cross-sell across our existing customer base.

■

Prioritize Larger, More Complex Projects: Given our extensive equipment fleet and technical expertise, we will continue to pursue large and more complex commercial and infrastructure projects (high-rise buildings, tunnels, highway overpasses, water treatment facilities, wind farms and other industrial developments), which typically require higher volume of equipment for longer periods of time. As commercial and infrastructure spending continue to rebound, we are well-positioned to secure more of these larger scale assignments.

■

Increasing Customer Wallet Share: We believe our customers, many of whom are large contractors, are reducing the number of pumping providers with a preference for national players. Given our strong existing relationships with these customers, we are in a strong position to displace local competitors on other contracts and thereby capture a greater proportion of the wallet.

Drive Pricing Optimization and Margin Expansion

Through our proprietary job-costing analytical tools, we have been able to develop a better understanding of profitability by customer, which allows us to optimally price jobs based on the underlying cost structure. While the majority of our jobs are based on purchase orders, some of the larger ones are under six to twelve month pricing agreements. As these arrangements come up for renewal, we will use our analytical tools to re-price work competitively to take advantage of improvements in underlying economic conditions.

We will continue to maintain a disciplined fleet management policy of remaining current on fleet repair and maintenance costs in order to maximize uptime, reliability and service levels for our customers. Our strategy is focused on balancing the mix of small versus large boom pumps, growing and enhancing the fleet size at a pace in line with revenue growth, and maintaining an appropriate fleet age.

Expand Eco-Pan across our Operating Footprint

Given the growing need for a turnkey solution to maintain EPA compliance and minimize the likelihood of environmental incidents, we believe that Eco-Pan has a strong revenue growth opportunity as we only have a small percentage of what we estimate is an $850 million market within the U.S. We believe that Eco-Pan is highly complementary to Brundage-Bone, as customers’ decision makers for purchasing concrete pumping services also typically handle the disposal of waste concrete. The business currently operates only in 12 of Brundage-Bones' core geographies, thereby providing significant upside opportunity from deploying the service across the remaining geographies. By leveraging the same footprint and customer base, we will be able to sell a bundled service that spans a greater portion of the construction project's lifecycle. The combination of the two businesses also presents an opportunity for creating additional cost-saving synergies, as both Brundage-Bone and Eco-Pan fleets can sometimes be co-located at the same facilities, serviced by a common set of mechanics, administered by the same office staff and marketed by the same salespeople. We strongly believe that our customers will value the service associated with the Eco-Pan product and the advantages it has over other incumbent alternatives, which are not spill-free or leak-proof.

Pursue Complementary Acquisitions

We intend to continue to strategically pursue and execute acquisitions to accelerate our growth strategies. Our end-markets are highly fragmented, providing numerous inorganic opportunities for us to expand our geographic reach and product capabilities. We maintain a disciplined approach to acquisitions and target strategic opportunities where we can realize meaningful synergies by leveraging our brand, operating culture, national reach and other core competencies. We specifically look for companies with strong management teams, a talented employee base, established customer relationships and well-maintained fleet of equipment. We constantly monitor our acquisition pipeline and have identified potential acquisitions, in addition to the Capital Acquisition, representing at least $100 million of adjusted EBITDA that we believe we can actively pursue.

Continue to Invest in Recruiting, Training and Safety

Our employees are one of the key drivers of our success, and we strive to be the employer of choice for highly motivated and skilled equipment operators. We will continue to maintain a strong focus on employee development and provide a robust safety and risk management program, including in-house and field safety training, safety seminars, and site visits for all operators. We view our comprehensive training program and superior workplace safety record as providing a distinct advantage over competitors. By maintaining an experienced and loyal workforce, we are able to provide superior service to our customers, and grow our industry name recognition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

You should read the following discussion and analysis together with our consolidated financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. Among other things, those historical consolidated financial statements include more detailed information regarding the basis of presentation for the financial data than are included in the following discussion. This discussion contains forward-looking statements about our business, operations, and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, and intentions. Our future results and financial condition may differ materially from those that we currently anticipate as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Business Overview

The Company is a Delaware corporation headquartered in Denver, Colorado. The Consolidated Financial Statements include the accounts of Concrete Pumping Holdings, Inc. and its wholly owned subsidiaries including Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”), Eco-Pan, Inc. (“Eco-Pan”), and Camfaud Group Limited (“Camfaud”).

On December 6, 2018, the Company, formerly known as Concrete Pumping Holdings Acquisition Corp., consummated the previously announced business combination transaction (the “Business Combination”) pursuant to which it acquired (i) the private operating company formerly called Concrete Pumping Holdings, Inc. (“CPH”) and (ii) the former special purpose acquisition company called Industrea Acquisition Corp (“Industrea”). In connection with the closing of the Business Combination, the Company changed its name to Concrete Pumping Holdings, Inc.  The financial results described herein for the dates and periods prior to the Business Combination relate to the operations of CPH prior to the consummation of the Business Combination.

U.S. & U.K. Concrete Pumping

Brundage-Bone and Camfaud are concrete pumping service providers in the United States and United Kingdom (“U.K.”), respectively. Their core business is the provision of concrete pumping services to general contractors and concrete finishing companies in the commercial, infrastructure and residential sectors. Most often equipment returns to a “home base” nightly and neither company contracts to purchase, mix, or deliver concrete. Brundage-Bone has 80 branch locations across 22 states with its corporate headquarters in Denver, Colorado. Camfaud has 28 branch locations throughout the U.K., with its corporate headquarters in Epping (near London), England.

In April 2018, Brundage-Bone completed the acquisition of substantially all assets of Richard O’Brien Companies, Inc., O’Brien Concrete Pumping-Arizona, Inc., O’Brien Concrete Pumping-Colorado, Inc. and O’Brien Concrete Pumping, LLC (collectively, “O’Brien” or the “O’Brien Companies”), solidifying Brundage-Bone’s presence in the Colorado and Phoenix, Arizona markets.

Concrete Waste Management Services — Eco-Pan (“Eco-Pan”)

Eco-Pan provides industrial cleanup and containment services, primarily to customers in the construction industry. Eco-Pan uses containment pans specifically designed to hold waste products from concrete and other industrial cleanup operations. Eco-Pan has 14 operating locations across the United States with its corporate headquarters in Denver, Colorado.

Recent Developments

On March 18, 2019, the Company, Brundage-Bone and CPHA LLC entered into an Interest Purchase Agreement pursuant to which Brundage-Bone and CPHA LLC agreed to acquire all of the outstanding equity interests of Capital Pumping LP and its affiliates for $129.2 million in an all-cash transaction. The acquisition is expected to close in the third quarter of fiscal year 2019, subject to regulatory approvals and other customary closing conditions. The Company expects to finance the acquisition through the this offering and additional borrowings under its Term Loan Agreement.

On March 26, 2019, the Company and certain of its affiliates entered into an Amendment No. 1 to Term Loan Agreement, with Stifel Bank & Trust (“Stifel”) and Credit Suisse AG, Cayman Islands Branch (the “Administrative Agent”), pursuant to which Stifel and certain other lenders agreed to provide, subject to satisfaction of customary closing conditions, including the closing of the Capital Acquisition, incremental term loans in an aggregate amount up to $40 million (the “Amendment No. 1 Term Loans”), which shall be borrowed under, and have substantially the same terms as the term loans previously borrowed under, the Term Loan Agreement, dated as of December 6, 2018, by and among the Company, certain of its affiliates, the Administrative Agent and each lender party thereto from time to time, for the purpose of financing a portion of the consideration payable for the Capital Acquisition and fees and expenses in connection therewith and in connection with the Amendment No. 1 Term Loans.

Results of Operations

Consolidated Results of Operations for the three years ended October 31, 2018, 2017 and 2016

Revenue

We generate revenue from Brundage-Bone, Camfaud, and Eco-Pan businesses each of which are described below:

U.S. Concrete Pumping — Brundage-Bone: Revenue consists primarily of fees charged to customers for concrete pumping services and parts Brundage-Bone sells to other concrete pumping companies. Brundage-Bone charges customers a rate based on the hours the equipment is deployed on jobs, yards of concrete pumped and surcharges (such as for fuel) when appropriate. As Brundage-Bone never takes ownership of the concrete, Brundage-Bone is not responsible for billing the customers for the material that Brundage-Bone pumps on jobsites. The customer sources this separately. Brundage-Bone bills solely for services when rendered and is not subject to percentage of completion accounting for any of its revenues. Brundage-Bone has experienced minimal bad debt expense, averaging less than 1% of revenue on an annual basis.

U.K. Concrete Pumping — Camfaud: Revenue consists primarily of fees charged to customers for concrete pumping services. Camfaud’s mobile concrete pumping business is very similar to that of Brundage-Bone. Camfaud’s static concrete pumping business either entails Camfaud providing pumping service utilizing static line pumps with an accompanied operator, or renting out the static pumping equipment without an operator.

Mobile equipment is charged to customers under a minimum hire rate. This is typically based on a minimum hire period of between 5 hours and 8 hours. An additional charge to the customer is made in accordance with agreed fees when the customer exceeds the minimum hire period. Static equipment is charged to customers based on a minimum weekly (or fortnightly) hire. The static equipment is typically charged to customers over a minimum period of one week due to the small size of the equipment provided.

As Camfaud never takes ownership of the concrete, Camfaud is not responsible for billing the customers for the material that Camfaud pumps on jobsites. The customer sources this separately. Camfaud invoices solely for services when rendered and is not subject to percentage of completion accounting for any of its revenues. Camfaud has experienced minimal bad debt expense, averaging less than 1% of revenue on an annual basis.

Concrete Waste Management Services — Eco-Pan: Revenue primarily consists of fees charged to customers for the delivery of pans and containers to jobsites and the disposal of the concrete waste material. Eco-Pan charges customers a delivery fee and a service fee for the use of Eco-Pan’s proprietary pans and containers, disposal fees for the disposal of the concrete waste material, and a fuel surcharge. Eco-Pan bills for services when rendered. Eco-Pan also charges additional fees for material placed in the pans and containers that does not conform to Eco-Pan’s requirements, pans that are damaged by the customer, and for pans and containers that are kept by customers beyond the agreed initial rental period.

Cost of Operations

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone’s cost of operations consists primarily of wages and benefits for concrete pump operators and mechanics, parts, repair and maintenance, fuel, insurance and depreciation.

Wages and benefits: approximately 45% to 48% of Brundage-Bone’s total cost of operations represents hourly wages paid to pump operators and maintenance personnel, incentive bonuses, plus union fees and payroll taxes that are costs of operations driven by both hours billed to customers and the hourly wage rate paid to Brundage-Bone’s employees.

Parts, repairs and maintenance: approximately 17% to 19% of Brundage-Bone’s total cost of operations represents the costs for outside repair and maintenance on equipment, and parts and supplies that are used in repairing and maintaining Brundage-Bone’s fleet. These items are driven by fleet size and the age and the utilization levels of Brundage-Bone’s rolling stock equipment.

Fuel costs: approximately 9% of Brundage-Bone’s total cost of operations reflects fuel costs incurred through the round-trip transit to jobsites and from powering, the pumping of concrete through specialized equipment. The impact of fuel price changes on Brundage-Bone’s operating performance is mitigated to the extent Brundage-Bone is able to pass through fuel charges to customers pursuant to agreed arrangements, although the changes in amounts paid by customers tend to lag behind increasing fuel price changes. Brundage-Bone maintains these pass-through arrangements on a substantial majority of its jobs.

Insurance costs: approximately 6% of Brundage-Bone’s total cost of operations includes property, casualty, liability, and worker’s compensation and health insurance premiums. These expenses are variable within Brundage-Bone’s cost of operations and scale with revenues, fleet count and aggregate employment levels. Brundage-Bone is self-insured up to an agreed deductible on some policies, and has established reserves for estimated claims incurred but not reported.

Depreciation: approximately 13% to 18% of Brundage-Bone’s total cost of operations reflects the depreciation on the rolling stock fleet. Other costs of operations include licenses and permit costs, freight, equipment movement and other costs of operations that are driven by employment and fleet utilization levels.

U.K. Concrete Pumping — Camfaud

Camfaud’s cost of operations consists primarily of wages and benefits for concrete pump operators and mechanics, parts, repair and maintenance, fuel, insurance and depreciation.

Wages and benefits: approximately 52% to 53% of Camfaud’s total costs of operations represents hourly wages paid to pump operators and maintenance personnel, plus payroll taxes and pension contributions. Operators are paid an hourly rate based on a contractual minimum 40-hour week. Operators are incentivized to supplement their hourly rate through discretionary performance bonuses, which are awarded by securing targets such as safety, attendance and maintenance of pump equipment. We believe this structure encourages good team morale and low employee turnover.

Parts, repairs and maintenance: approximately 14% to 17% of Camfaud’s total cost of operations represents the costs for outside repair and maintenance on Camfaud’s equipment, and consumable parts and supplies that are used in repairing and maintaining Camfaud’s fleet.

Fuel: approximately 8% to 10% of Camfaud’s total operations is driven by the deployment levels of Camfaud’s fleet, as well as the cost per gallon of diesel fuel. Camfaud incurs fuel costs through the round-trip transit to jobsites and from powering the pumping of concrete through specialized equipment. Camfaud fuels most trucks at Camfaud’s depot locations, which are secured by formal (and informal) rental agreements in areas throughout the U.K. The impact of increasing fuel price changes on Camfaud’s operating performance is mitigated to the extent Camfaud is able to pass through fuel charges to customers pursuant to agreed arrangements, although the changes in amounts paid by customers tend to lag behind increasing fuel price changes. Camfaud maintains these pass-through arrangements on a substantial majority of its jobs.

Insurance costs: approximately 3% of Camfaud’s total cost of operations includes property, casualty, liability, and worker’s compensation and health insurance premiums. These expenses are variable within Camfaud’s cost of operations and scale with revenues, fleet count and aggregate employment levels. Camfaud is self-insured up to an agreed deductible on certain policies.

Depreciation: approximately 13% to 18% of Camfaud’s total cost of operations reflects the depreciation on the rolling stock fleet. Other costs of operations include licenses and permit costs, freight, equipment movement and other costs of operations that are driven by employment and fleet utilization levels.

Concrete Waste Management Services — Eco-Pan

Eco-Pan’s cost of operations consists primarily of wages for truck operators, parts, repair and maintenance, fuel, insurance, disposal fees, and depreciation.

Wages and benefits: approximately 41% to 43% of Eco-Pan’s total cost of operations represents hourly wages, incentive bonuses, payroll taxes, benefits, and health insurance for truck operators and maintenance personnel.

Parts, repairs and maintenance: approximately 14% to 16% of Eco-Pan’s total cost of operations represents the costs for parts, supplies, outside repairs and maintenance used to maintain Eco-Pan’s fleet of trucks.

Fuel cost: approximately 9% to 11% of Eco-Pan’s total cost of operations represent fuel used in Eco-Pan’s trucks. Eco-Pan incurs fuel costs through round-trip travel to deliver and pick-up pans and containers. Eco-Pan’s trucks return to Eco-Pan’s home yard every evening. Eco-Pan charges fuel surcharges to customers, thereby mitigating the impact of rising fuel prices. Eco-Pan’s trucks fuel at off-site commercial fueling stations.

Depreciation: approximately 8% to 11% of Eco-Pan’s total cost of operations reflects the depreciation of Eco-Pan’s fleet of trucks used of deliver and pick-up pans and containers.

Disposal fees: approximately 10% of Eco-Pan’s total cost of operations represents costs incurred when Eco-Pan disposes of the material in pans and containers at approved disposal sites. Eco-Pan passes these fees through pricing to Eco-Pan’s customers.

Insurance costs: approximately 9% to 10% of Eco-Pan’s total cost of operations includes commercial insurance and health insurance expenses. Eco-Pan’s health insurance plan is under the same structure as Brundage-Bone’s plan. Other costs of operations include miscellaneous taxes, license, and permit costs.

General and Administrative Expenses

Our general and administrative expenses include fixed costs related primarily to salaries and benefits for corporate personnel, branch management and administrative staff, expenses related to auto leases, depreciation and amortization costs on non-pumping assets, pickup trucks and office equipment, and other fixed costs related to operations including but not limited to rent and other fixed overhead expenses. These expenses also include accounting, legal and other professional service fees, facility costs, and bad debt expenses. We expect to continue to invest in corporate infrastructure and incur further expenses related to being a public company, including increased accounting and legal costs, investor relations costs, increased insurance premiums and other compliance costs associated with Section 404 of the Sarbanes-Oxley Act. As a result, we anticipate that general and administrative expenses will increase in future periods.

Transaction Costs

Transaction costs include expenses for legal, accounting, and other professionals that were engaged in the completion of an acquisition.

Income Tax (Benefit) Provision

Provision for income taxes consists primarily of federal and state income taxes in the United States and income taxes in foreign jurisdictions in which we conduct business.

EBITDA

Our consolidated and segment EBITDA is calculated as Net income before subtracting Income tax expense (benefit), Depreciation and amortization, and Interest expense (income). Please refer to Note 17 Segment Reporting in the consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange for the components of the aforementioned items by segment. Consolidated EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for performance measures calculated under GAAP (See “Non-GAAP Measures (Adjusted EBITDA)” below).

Comparison of the Years Ended October 31, 2018 and October 31, 2017

Revenue	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$164,305,836	$151,194,931	$13,110,905	8.7%
U.K. Concrete Pumping - Camfaud	50,448,085	36,433,763	14,014,322	38.5%
Concrete Waste Management Services - Eco-Pan	28,469,346	23,581,905	4,887,441	20.7%
Revenue	$243,223,267	$211,210,599	$32,012,668	15.2%

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone revenue totaled approximately $164.3 million for the fiscal year ended October 31, 2018 compared to $151.2 million in the 2017 comparative period, representing an increase of 8.7%. The increase in revenue in 2018 was largely due to positive construction momentum in the first half of the year primarily in the West and Central regions in the U.S. Several markets in the West Region had more favorable winter conditions in the 2018 period as compared to the 2017 comparative period.

West region revenue increased due to contributions from operations in Washington and Oregon which increased by 29.6% or $3.6 million and 9.9% or $1.2 million, respectively, during the year ended October 31, 2018 as compared to the 2017 comparative period primarily due to a 29.1% or $3.6 million and 5.8% or $1.2 million increase in billed hours, respectively, due to favorable weather conditions. These higher levels of operational activity in the West region were partially offset by 17.6% lower billed hour volume in California and a $1.1 million revenue decrease due to lower levels of pumping activity. The California revenue decrease is attributable to heavy snow and rainfall during the year ended October 31, 2018 as compared to the 2017 comparative period slowing down overall construction activity.

Central region revenue increased by 20.2% or $6.0 million during the year ended October 31, 2018 as compared to the 2017 comparative period. The Central region was positively impacted by healthy growth in the energy sector primarily in West Texas. West Texas revenue increased by 28.8% or $1.4 million during the year ended October 31, 2018 as compared to the comparable 2017 period. Further, revenue increased by $5.2 million or 27.6% in Colorado. The increase in revenue is due primarily to the O’Brien acquisition whereby we acquired additional presence in the Colorado market with the aforementioned acquisition which translated to a revenue increase for the year ended October 31, 2018 as compared to the 2017 period. The revenue increases in West Texas were partially offset by a revenue decrease of 8.5% or $0.5 million in Wichita, Kansas due to harsh weather conditions during the year ended October 31, 2018 as compared to the 2017 comparative period.

The Mountain and Southeast regions were consistent with revenue increases of 10.1% or $2.5 million and 10.1% or $2.7 million, respectively.

The South region experienced a decrease in revenue attributable to the Houston branch where revenue decreased by 22.0% or $1.7 million during the year ended October 31, 2018 as compared to the 2017 comparative period. The decrease in Houston was due to the overall impact of Hurricane Harvey whereby it took several months of disaster clean up and repairs to take place before the Houston economy was able to fully recover.

Parts revenue totaled $3.1 million for the years ended October 31, 2018 and 2017, respectively.

U.K. Concrete Pumping — Camfaud

Camfaud revenue totaled approximately $50.4 million in the year ended October 31, 2018 compared to $36.4 million in the comparable 2017 period representing an increase of 38.5% This increase was primarily driven by incremental revenue from the Reilly acquisition and the inclusion of financial operating results for a full year of operations as opposed to the comparable prior period which had 15 fewer operating days. These two factors were responsible for contributions of $7.7 million to the Camfaud revenue total.

The remaining $6.3 million of growth is attributed to an increasing market share in the United Kingdom. Camfaud revenue is consistently split with approximately 80% of total revenues generated from the mobile pumping business and 20% generated from the static pumping and other businesses.

Concrete Waste Management Services — Eco-Pan

Eco-Pan revenue totaled $28.5 million for the year ended October 31, 2018 compared to $23.6 million in the 2017 comparative period, representing an increase of 20.7% or $4.9 million. Eco-Pan continues to experience strong growth in the adoption of its route-based environmental disposal service, as market demand for a premier concrete washout recycling solution continues to grow. The growth in Eco-Pan demand is driven by two primary factors: 1) Construction industry general contractors and other customers realizing that Eco-Pan is a cost effective and environmentally compliant alternative compared to legacy industry solutions and 2) significantly higher enforcement, fines and penalties levied by the Environmental Protection Agency (EPA) and state authorities for violations of the Clean Water Act. As a result, Eco-Pan has been able to secure more market share and drive a substantial volume of growth.

Eco-Pan’s largest markets are generally in the Western region of the U.S. Revenue increased in Utah by 33.3% or $0.9 million during the year ended October 31, 2018 as compared to the comparable 2017 period. Revenue in Washington increased by 18.9% or $1.0 million during the year ended October 31, 2018 as compared to the comparable 2017 period. Revenue in California increased by 14.7% or $0.7 million during the year ended October 31, 2018 as compared to the 2017 comparative period. Revenue in Idaho increased 45.7% or $0.2 million. Revenue in Colorado increased by 4.4% or $0.2 million during the year ended October 31, 2018 as compared to the 2017 comparative period. Revenue in Texas increased by 52.2% or $0.9 million. The remaining increase in revenue was attributable to the various other markets in which Eco-Pan conducts business. Only a single Eco-Pan market (Oklahoma) experienced a substantial decrease in revenue of greater than 5% during the year ended October 31, 2018 as compared to the comparable 2017 period. Revenue in Oklahoma decreased 14.0% which was an immaterial decrease on a per dollar basis.

Gross Margin

The Company’s gross margin for the year ended October 31, 2018 was 43.7%, up 120 basis points from 42.5% in the year ended October 31, 2017. The improvement was primarily by driven by a $3.0 million year-over-year decrease in depreciation expenses in Brundage-Bone segment that was a result of several assets becoming fully depreciated before or during the year ended October 31, 2018.

General and Administrative Expenses	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$40,201,822	$36,707,978	$3,493,844	9.5%
U.K. Concrete Pumping - Camfaud	13,371,452	9,799,143	3,572,309	36.5%
Concrete Waste Management Services - Eco-Pan	7,334,117	7,635,512	(301,395)	-3.9%
Corporate	(2,118,375)	(1,277,723)	(840,652)	65.8%
General and Administrative Expenses	$58,789,016	$52,864,910	$5,924,106	11.2%

Transaction Costs	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$7,589,825	$4,489,517	$3,100,308	69.1%
U.K. Concrete Pumping - Camfaud	-	-	-	-
Concrete Waste Management Services - Eco-Pan	-	-	-	-
Transaction Costs	$7,589,825	$4,489,517	$3,100,308	69.1%

U.S. Concrete Pumping — Brundage-Bone

General and administrative expenses were $40.2 million for the year ended October 31, 2018 compared to $36.7 million for the comparative period ended in fiscal 2017, representing an increase of $3.5 million. General and administrative expenses included depreciation and amortization expense of $3.3 million and $3.3 million for the years ended October 31, 2018, and October 31, 2017, respectively. Depreciation expense was flat from period to period. Amortization expense was flat for the year ended October 31, 2018 as compared to the comparative period ended in fiscal 2017 due to new amortization expense attributable to the O’Brien acquisition that offset expected decreases in amortization expense due to continued amortization of existing intangibles. Included in general and administrative expenses were $2.5 million and $1.6 million of property rent paid to a related company and $4.3 million and $1.7 million of management fees paid to Brundage-Bone’s primary shareholder for the years ended October 31, 2018 and 2017, respectively. Wages and benefits increased by $0.7 million or 4.2% to 11.1% of revenue for the year ended October 31, 2018. This increase was primarily due to increases in bonus compensation offset by decreases in stock option compensation. Increases in management fees for the year ended October 31, 2018 were partially offset by decreases in other general and administrative expenses during the same period including decreases on automotive expenses, increases on gains for the sale of assets, use taxes and other miscellaneous expenses.

Transaction costs totaled $7.6 million in the year ended October 31, 2018, and primarily related to the cost associated with the potential acquisition of CPH by the Company and the O’Brien asset purchase completed on April 20, 2018. These costs compared to $4.5 million in the comparative period in fiscal 2017 that related to the Camfaud acquisition. Transaction costs represented expenses for legal, accounting, and other professionals that were engaged in the completion of the purchase and sale of CPH.

U.K. Concrete Pumping — Camfaud

Camfaud’s general and administrative costs for the year ended October 31, 2018 of $13.4 million were 36.5% higher than in the comparative period in fiscal 2017, largely due to the impact of fair value adjustments on the earn-out liability associated with the Camfaud acquisition and the Reilly acquisitions and increased amortization expense. The earn-out liability contributed approximately $0.5 million of expense for the period ended October 31, 2018 as compared to the comparable period in fiscal 2017. General and administrative costs included fixed costs related primarily to wages and benefits for administrative personnel and other fixed costs related to Camfaud’s operations.

Concrete Waste Management Services — Eco-Pan

Eco-Pan’s general and administrative expenses were $7.3 million for the year ended October 31, 2018, compared to $7.6 million for the comparative period in fiscal 2017, representing a decrease of 3.9% or $0.3 million. General and administrative expenses included depreciation and amortization expense of approximately $1.2 million and $1.5 million for the years ended October 31, 2018 and October 31, 2017, respectively. Wages and benefits in general and administrative expenses increased by approximately $0.1 million in the year ended October 31, 2018, as Eco-Pan invested in additional sales personnel.

Corporate

General and administrative expenses were ($2.1) million for the year ended October 31, 2018, compared to ($1.3) million for the comparative period in fiscal 2017, representing a change of 66% or $0.8 million. These amounts relate to the elimination of intercompany rent expense. There was a $0.8 million increase in intercompany rental expense. This increase was due to a rental rate increase that went into effect in September 2017 that has been reflected in the year ended October 31, 2018.

Income from operations	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$19,905,022	$19,176,349	$728,673	3.8%
U.K. Concrete Pumping - Camfaud	7,694,085	4,377,509	3,316,576	75.8%
Concrete Waste Management Services - Eco-Pan	10,250,064	7,573,092	2,676,973	35.3%
Corporate	2,118,375	1,277,723	840,652	65.8%
Income from operations	$39,967,546	$32,404,673	$7,562,873	23.3%

U.S. Concrete Pumping — Brundage-Bone

As a result of the factors discussed above, income from operations was $19.9 million for the year ended October 31, 2018, compared to $19.2 million for the comparative period in fiscal 2017, representing an increase of $0.7 million, or approximately 3.8%. The 2018 period included higher transaction costs as previously described due to the acquisition of CPH by the Company and the O’Brien asset purchase. This accounted for approximately $3.1 million of the charge against income from operations of the year ended October 31, 2018 as compared to the comparable period in fiscal 2017. The additional charge against income as described above was due to increases management fees paid and higher wages and benefits expense. Improvement in income from operations was due to the effect of increased gains on the sale of property, plant and equipment of $1.4 million for the year ended October 31, 2018.

The remaining increase in operating income was related to higher utilization and improved profitability as described in previous sections.

U.K. Concrete Pumping — Camfaud

Income from operations increased by approximately 75.8% to $7.7 million in the year ended October 31, 2018 compared to $4.4 million in the comparative period in fiscal 2017. Operating margin increased to 15.3% compared with 12.0% in the comparable period in fiscal 2017. The increase was due to increased revenue as a result of the Reilly acquisition while maintaining the same expense levels for general and administrative costs in the year ended October 31, 2018.

Concrete Waste Management Services — Eco-Pan

Income from operations increased by approximately 35.3% to $10.3 million in the year ended October 31, 2018, compared to $7.6 million in the comparative period in fiscal 2017. Operating margin increased to 36.0%, compared with 32.1% in the comparable period in fiscal 2017. The increase was due to higher volume of sales consistent gross profit margin and the ability to maintain stable general and administrative costs, which contributed to the increased overall margin contribution.

Corporate

See discussion above regarding the elimination of intercompany rent expense.

Other (Expense) / Income	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$(17,192,284)	$(24,238,203)	$7,045,919	-29.1%
U.K. Concrete Pumping - Camfaud	(4,172,959)	(3,521,397)	(651,562)	18.5%
Concrete Waste Management Services - Eco-Pan	(1,023)	24,864	(25,887)	-104.1%
Corporate	(3,558)	-	-	-
Other (Expense) / Income	$(21,369,824)	$(27,734,736)	$6,368,470	-23.0%

Other (Expense)/Income is comprised of interest expense, loss on debt extinguishment, and miscellaneous other income.

U.S. Concrete Pumping — Brundage-Bone

Other (expense) / income was $17.2 million for the year ended October 31, 2018 compared to $24.2 million in the comparative period in fiscal 2017, representing a decrease of $7.0 million. The decrease was due to two factors. The first was a decrease in the Company’s interest expense due to the modification of its prior debt facilities in September 2017 that provided for lower interest rates for which the benefit was picked up in fiscal year 2018. The other primary driver of the decrease in Other (expense) / income is due to $5.2 million of debt extinguishment costs for the year ended October 31, 2017 that did not occur during the comparable period in fiscal 2018.

U.K. Concrete Pumping — Camfaud

Other (expense) / income was $4.2 million for the year ended October 31, 2018 compared to $3.5 million in the comparative period in fiscal 2017, representing an increase of $0.7 million. Other (expense) / income also included approximately $0.4 million in connection with interest accrued on Seller loan notes for the Camfaud and Reilly acquisitions accruing at 5% annually for the year ended October 31, 2018. The increase in Other (expense) / income was related to the larger debt balance maintained by Camfaud.

Concrete Waste Management Services — Eco-Pan

Other (expense) / income was minimal for the years ended October 31, 2018 and October 31, 2017.

Corporate

The Corporate segment’s other (expense) / income was minimal for the years ended October 31, 2018 and October 31, 2017.

Income Tax (Benefit) Expense	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$(11,472,368)	$3,109,635	$(14,582,003)	-468.9%
U.K. Concrete Pumping - Camfaud	502,974	245,424	257,550	104.9%
Concrete Waste Management Services - Eco-Pan	845,572	2,791,138	(1,945,566)	-69.7%
Corporate	339,702	(2,389,539)	2,729,241	-114.2%
Income Tax (Benefit) Expense	$(9,784,120)	$3,756,658	$(13,540,778)	-360.4%

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone’s estimate of income tax benefit for the year ended October 31, 2018 of $11.5 million increased by $14.6 million compared to the income tax expense of $3.1 million in the comparable period in fiscal 2017, largely because of changes due to recent U.S. tax reform. In December 2017, the 2017 Tax Act was enacted. The 2017 Tax Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35 percent to 21 percent effective January 1, 2018. In accordance with Staff Accounting Bulletin No. 118, which provides SEC staff guidance for the application of ASC Topic 740, the Company recognized the income tax effects of the 2017 Tax Act in its consolidated financial statements in the period the 2017 Tax Act was signed into law. As such, the Company’s consolidated financial statements for the period ended October 31, 2018 reflect the income tax effects of the 2017 Tax Act for which the accounting is complete and provisional amounts for those specific income tax effects for which the accounting is incomplete but a reasonable estimate could be determined.

U.K. Concrete Pumping — Camfaud

Camfaud’s estimate of income tax expense for the year ended October 31, 2018 of $0.5 million increased by $0.3 million compared to income tax expense of $0.2 million in the comparable period in fiscal 2017, largely due to an increase in taxable income.

Concrete Waste Management Services — Eco-Pan

Eco-Pan’s estimate of income tax expense for the year ended October 31, 2018 of $0.8 million decreased by $1.9 million compared to income tax expense of $2.8 million in the comparative period in fiscal 2017, largely because of changes due to recent U.S. tax reform.

Corporate

The Corporate segment’s estimate of income tax expense was minimal for the year ended October 31, 2018. Estimated tax expense increased from an income tax benefit of $2.4 million for the year ended October 31, 2017 to income tax expense of $0.3 million for the year ended October 31, 2018.

EBITDA	Year Ended October 31,		2017 to 2018
	2018	2017	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$34,966,513	$36,925,969	$(1,959,456)	-5.3%
U.K. Concrete Pumping - Camfaud	15,753,598	10,827,292	4,926,306	45.5%
Concrete Waste Management Services - Eco-Pan	12,558,725	9,912,446	2,646,279	26.7%
Corporate	2,366,179	(3,093,897)	5,460,076	-176.5%
EBITDA	$65,645,015	$54,571,810	$11,073,205	20.3%

(1)       Please see “Non-GAAP Measures (Adjusted EBITDA)” below.

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone’s EBITDA decreased by 5.3% or $2.0 million for the year ended October 31, 2018 as compared to the comparable 2017 period. The change in EBITDA was due primarily to revenue and margin growth offset by increases to transaction costs as compared to the prior fiscal year that eroded gains from revenue and margin growth. Changes in EBITDA were also due to the other aforementioned factors above.

U.K. Concrete Pumping — Camfaud

Camfaud’s EBITDA increased by 45.5% or $4.9 million for the year ended October 31, 2018 as compared to the comparable 2017 period primarily due to a full period of earnings for the Camfaud and Reilly acquisitions due to the inclusion of all the acquired component businesses of Camfaud versus only a partial contribution of such acquired businesses of Camfaud in the comparable fiscal 2017 period. Further, the increases in EBITDA were due to increases in market share in the U.K. for the year ended October 31, 2018 as compared to the comparable fiscal 2017 period.

Concrete Waste Management — Eco-Pan

Eco-Pan EBITDA increased by 26.7% or $2.6 million for the year ended October 31, 2018 as compared to the comparable 2017 period. The increase in EBITDA was primarily related to the revenue increase of $4.9 million combined with relatively stable gross profit margin and slight increases in cost of operations and general and administrative costs.

Corporate

Corporate EBITDA increased by 176.5% or $5.5 million for the year ended October 31, 2018 as compared to the comparable 2017 period. The increase in EBITDA was primarily related to the increase in intercompany rent allocation.

Comparison of years ended October 31, 2017 and October 31, 2016

Revenue	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$151,194,931	$153,488,134	$(2,293,203)	-1.5%
U.K. Concrete Pumping – Camfaud	36,433,763	—	36,433,763	—
Concrete Waste Management Services – Eco-Pan	23,581,905	18,937,413	4,644,492	24.5%
Revenue	$211,210,599	$172,425,547	$38,785,052	22.5%

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone revenue marginally decreased by 1.5% or $2.3 million to $151.2 million for the fiscal year ended October 31, 2017, compared to $153.5 million in the comparative period in 2016. The decrease was primarily a result of the slower than expected recovery from severe winter weather influencing Brundage-Bone’s Washington, Idaho, Dallas and Wichita branches, in contrast to the unseasonably mild winter experienced in the comparative period in fiscal 2016. The effects of the September 2017 hurricanes in Houston and South Florida had an additional effect of delaying planned construction activity as these markets recovered from the impact of the storms. The overall negative impact on revenue due to these storms during the year ended October 31, 2017 totaled approximately $4.0 million. Despite the challenges experienced in fiscal year 2017, Brundage-Bone continues to see a sustained level of construction volume in both residential and commercial construction, with the outlook for infrastructure spending remaining relatively consistent, creating stable demand for Brundage-Bone’s services. Pricing continues to improve in Brundage-Bone’s markets that have favorable supply and demand fundamentals. Utah, Oregon, Oklahoma and California were Brundage-Bone’s strongest performing markets for the fiscal year ended October 31, 2017. Despite Arizona and Austin markets experiencing higher levels of competition, Brundage-Bone is confident of sustainable growth in these markets given their stable construction activity levels.

Revenue in the West region decreased by 1.9% or $0.7 million with Oregon experiencing an increase in revenue of 4.8% or $0.5 million. This increase was offset by decreases in revenue in California and Washington of 4.4% or $0.5 million and 5.5% or $0.7 million, respectively, due to unseasonably colder weather during the year ended October 31, 2017 as compared to the comparable fiscal 2016 period.

Revenue in the South region decreased by 6.8% or $2.3 million with Dallas and Houston markets resulting in a revenue decrease of 17.6% or $2.2 million and 8.7% or $0.7 million, respectively. The decreases in revenue for Dallas and Houston were related to harsh winter weather conditions in Dallas and the hurricane impact. These decreases were offset by revenue increases in Austin of 8.9% or $0.5 million due to continued expansion and increased volume of business in this market.

Revenue in the Central region decreased by 6.1% or $1.9 million attributable to severe winter weather in Wichita and Colorado with decreases of 18.5% or $1.4 million and 2.8% or $0.5 million, respectively. As previously mentioned, severe weather impacted the results for Wichita, while Colorado had slightly more favorable weather conditions during the 2016 comparable period.

Revenue in the Southeast region increased by 5.4% overall or $1.4 million. Strong markets such as Charleston and Knoxville experienced revenue growth of 29.7% or $0.8 million and 55.9% or $1.0 million, respectively. Birmingham was opened during the 2017 fiscal year and contributed an additional $1.6 million in revenue to the Southeast region results. However, these increases in revenue were substantially offset by hurricane impacts in South Florida, which impacted nearby markets such Atlanta, Georgia and Greenville, South Carolina which resulted in revenues decreases of 9.7% or $1.1 million and 41.2% or $1.2 million as compared to the comparable fiscal 2016 period.

Revenue in the Mountain region increased by 5.4% or $1.3 million. The Utah market experienced sustained growth of 20.5% or $2.3 million during the year ended October 31, 2017 as compared to the comparable 2016 period. The increase in Utah is attributable to larger volumes overall. These gains were offset by lower results in Arizona and Idaho with decreases of 14.2% or $0.7 million and 4.7% or $0.3 million respectively.

U.K. Concrete Pumping — Camfaud

Camfaud revenue totaled approximately $36.4 million in the fiscal year ended October 31, 2017. The revenue split between mobile pumping and static pumping was approximately 70% and 30% during both periods. Given the acquisition of Camfaud by CPH occurred on November 17, 2016, Camfaud’s results were not included in the fiscal year 2016 reporting period.

Concrete Waste Management Services — Eco-Pan

Revenue increased to $23.6 million for the fiscal year ended October 31, 2017 compared to $18.9 million for the fiscal year 2016, representing an increase of approximately $4.6 million, or 24.5%. The increase was primarily due to increasing demand for Eco-Pan’s services in Eco-Pan’s primary markets of Washington, Oregon, California, Utah, and Colorado. These regions combined generated an increase of $3.3 million or 71.4% of Eco-Pan’s overall growth. There was a partial offset to this demand growth due to harsh weather experienced in early 2017, which limited Eco-Pan pick-ups in certain locations such as California and Washington. After Eco-Pan was purchased by CPH in 2014, Eco-Pan added additional operations in Oklahoma City, Austin, and Atlanta, which continue to experience growth contributing an additional $0.9 million of combined revenue during the year ended October 31, 2017 as compared to the comparable fiscal 2016 period. In May 2017, Eco-Pan opened a new location in Maryland primarily to service the Washington DC and Baltimore markets. The impact to revenue during the year ended October 31, 2017 were minimal given the relative short time the new branch had been operating. Additionally, Eco-Pan continues to incrementally increase the prices Eco-Pan charges for services in markets where supply and demand fundamentals allow.

Eco-Pan’s largest markets are generally in the Western region of the U.S. Revenue increased in Utah by 64.4% or $1.1 million during the year ended October 31, 2017 as compared to the comparable fiscal 2016 period. Revenue in Washington increased by 8.4% or $0.4 million during the year ended October 31, 2017 as compared to the comparable fiscal 2016 period. Revenue in California increased by 13.6% or $0.6 million during the year ended October 31, 2017 as compared to the comparable fiscal 2016 period. Revenue in Colorado increased by 15.9% or $0.8 million during the year ended October 31, 2017 as compared to the comparable fiscal 2016 period. The remaining increase in revenue was attributable to the various other markets in which Eco-Pan operates. No single market experienced a substantial decrease in revenue of 5% or greater during the year ended October 31, 2017 as compared to the comparable 2016 period.

Gross Margin

The Company’s gross margin for the year ended October 31, 2017 was 42.5%, down 110 basis points from 43.6% in the year ended October 31, 2016. The decline in our gross margin was predominantly driven by our Brundage-Bone segment, which realized lower operator labor utilization as the result of harsh winter weather.

General and Administrative Expenses	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$36,707,978	$34,482,752	$2,225,226	6.5%
U.K. Concrete Pumping – Camfaud	9,799,143	—	9,799,143	—
Concrete Waste Management Services – Eco-Pan	7,635,512	7,119,400	516,112	7.2%
Corporate	(1,277,723)	(1,011,392)	(266,331)	26.3%
General and Administrative Expenses	$52,864,910	$40,590,760	$12,274,150	30.2%

Transaction Costs	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$4,489,517	$3,691,466	$798,051	21.6%
U.K. Concrete Pumping – Camfaud	—	—	—	—
Concrete Waste Management Services – Eco-Pan	—	—	—	—
Transaction Costs	$4,489,517	$3,691,466	$798,051	21.6%

U.S. Concrete Pumping — Brundage-Bone

General and administrative expenses, excluding transaction costs, were $36.7 million for the fiscal year ended October 31, 2017, compared to $34.5 million for the fiscal year ended October 31, 2016, representing an increase of $2.2 million. General and administrative expenses included depreciation and amortization expense of $3.3 million and $3.9 million for the fiscal years ended October 31, 2017, and October 31, 2016, respectively. Included in general and administrative expenses were $1.6 million of property rent paid to a related company and $1.7 million of management fees paid to Brundage-Bone’s parent company for the fiscal year ended October 31, 2017. Wages and benefits increased by $0.4 million or 0.4% of revenue to $17.6 million or 11.6% of fiscal year 2017 revenue, primarily due to a $0.5 million one-time severance payment and wage expense growth as Brundage-Bone invested in additional safety and field management personnel. Other items included severance expenses, senior executive relocation costs, recruiting costs and other items. These costs amounted to $2.4 million in the fiscal year ended October 31, 2017.

Transaction costs totaled $4.5 million for the Oxford acquisitions during the fiscal year ended October 31, 2017, compared to $3.7 million in fiscal year 2016.

U.K. Concrete Pumping — Camfaud

General and administrative costs included fixed costs related primarily to wages and benefits for administrative personnel and other fixed costs related to Camfaud’s operations. The lack of activity in fiscal year 2016 was due to the timing of the Camfaud acquisition, which took place in November 2016. Salaries and benefits in the amount of $3.9 million represented approximately 39.6% of total general and administrative costs and represent annual salaries, performance bonuses, pension contributions and payroll taxes paid to management and administrative staff. Costs in the fiscal year ended October 31, 2017 included approximately $0.1 million of other costs in connection with contracted labor for an interim Financial Director and an interim Financial Controller. Depreciation and amortization of $0.4 million represented approximately 3.8% of Camfaud’s total general and administrative costs, and includes intangible asset amortization and depreciation of non-pumping assets, pickup trucks and office equipment.

Given the acquisition of Camfaud by CPH occurred on November 17, 2016, Camfaud’s results were not included in the fiscal year 2016 reporting period.

Concrete Waste Management Services — Eco-Pan

Eco-Pan’s general and administration expenses were $7.6 million for the fiscal year ended October 31, 2017, compared to $7.1 million for the fiscal year 2016, representing an increase of $0.5 million. General and administrative expenses included depreciation and amortization expense of approximately $1.5 million and $2.0 million for the fiscal years ended 2017 and 2016, respectively. This change was due to the full depreciation or disposal of certain assets included in the results of the fiscal year ended October 31, 2016 and as such, the depreciation expense related to these assets did not occur in the fiscal year ended October 31, 2017. Wages and benefits expenses increased by approximately $0.6 million in fiscal year 2017, as Eco-Pan invested in additional personnel to expand the Eco-Pan business and meet the growing demand in Eco-Pan’s markets.

Corporate

General and administration expenses were ($1.3) million for the fiscal year ended October 31, 2017, compared to ($1.0) million for the fiscal year 2016, representing a decrease of $0.2 million. This amount relates to the elimination of intercompany rent.

Income from operations	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$19,176,349	$25,014,619	$(5,838,270)	-23.3%
U.K. Concrete Pumping – Camfaud	4,377,509	—	4,377,509	—
Concrete Waste Management Services – Eco-Pan	7,573,092	4,875,537	2,697,554	55.3%
Corporate	1,277,723	1,011,392	266,331	26.3%
Income from operations	$32,404,673	$30,901,548	$1,503,125	4.9%

U.S. Concrete Pumping — Brundage-Bone

As a result of the factors discussed above, income generated from operations was $19.2 million for the fiscal year ended October 31, 2017 compared to $25.0 million for the fiscal year ended October 31, 2016, representing a decrease of $5.8 million, or approximately 23.3%. Brundage-Bone’s operating margin was 12.7% in fiscal year 2017 compared to 16.3% in fiscal year 2016. The decrease in income from operations was due primarily to the negative impacts of severe weather events in fiscal 2017 and higher transaction costs related to the Camfaud acquisitions relative to the comparative fiscal 2016 period.

U.K. Concrete Pumping — Camfaud

As a result of the factors discussed above, income generated from operations was $4.4 million for the fiscal year ended October 31, 2017, resulting in an operating margin of 12.0%.

Given the acquisition of Camfaud by CPH occurred on November 17, 2016, Camfaud’s results were not included in the fiscal year 2016 reporting period.

Concrete Waste Management Services — Eco-Pan

As a result of the factors discussed above, income generated from operations was $7.6 million for the fiscal year ended October 31, 2017, compared to $4.9 million for the comparative fiscal year ended October 31, 2016, representing an increase of $2.7 million, or 55.3%. Eco-Pan’s operating margin was 32.1% in fiscal year 2017 compared to 25.8% in fiscal year 2016. The increase in income from continuing operations was primarily a result of maintaining the same level of general administrative expense while substantially increasing sales volume and maintaining a stable gross profit margin.

Corporate

Income from operations increased by approximately 26.3% to $1.3 million for year ended 2017, compared to $1.0 million in the comparative period in fiscal 2016.

Other (Expense)/Income	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$(24,238,203)	$(20,223,437)	$(4,014,766)	19.9%
U.K. Concrete Pumping – Camfaud	(3,521,397)	—	(3,521,397)	—
Concrete Waste Management Services – Eco-Pan	24,864	9,021	15,843	175.6%
Other (Expense)/Income	$(27,734,736)	$(20,214,416)	$(7,520,320)	37.2%

U.S. Concrete Pumping — Brundage-Bone

Other (Expense)/Income is comprised of interest expense, loss on debt extinguishment, and miscellaneous other income. Interest expense was $19.1 million for the fiscal year ended October 31, 2017 compared to $19.5 million in fiscal year 2016, reflecting a minimal decrease of $0.4 million.

Brundage-Bone’s net loss on the extinguishment of debt totaled approximately $5.2 million, which represented the difference between gains or losses in the carrying amount of notes repurchased, accrued interest, and the write-off of deferred loan fees on $7.6 million of Senior Notes that were repurchased in fiscal year 2016 as well as the loss amount associated with the unamortized portion of debt issuance costs noted, the unamortized discount expense, and the prepayment penalty associated with the extinguishment of the unsecured note in 2017.

U.K. Concrete Pumping — Camfaud

Other (Expense)/Income is comprised of interest expense, loss on debt extinguishment, and miscellaneous other income. Interest expense was $3.6 million for the fiscal year ended October 31, 2017. Given the acquisition of Camfaud by CPH occurred on November 17, 2016, Camfaud’s results were not included in the fiscal year 2016 reporting period. Gain/ (Loss) on extinguishment of debt was zero.

Concrete Waste Management Services — Eco-Pan

Other (Expense)/Income is comprised of interest expense, loss on debt extinguishment, and miscellaneous other income. Interest expense was minimal for the fiscal year ended October 31, 2017 and zero for the comparative period in fiscal year 2016. Gain/ (Loss) on extinguishment of debt was zero for both reporting periods.

Income Tax (Benefit) Provision	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$3,109,635	$4,603,472	$(1,493,837)	-32.5%
U.K. Concrete Pumping – Camfaud	245,424	—	245,424
Concrete Waste Management Services – Eco-Pan	2,791,138	703,733	2,087,405	296.6%
Corporate	(2,389,539)	(853,664)	(1,535,875)	179.9%
Income Tax (Benefit) Provision	$3,756,658	$4,453,541	$(696,883)	-15.6%

U.S. Concrete Pumping — Brundage-Bone

Estimated income tax expense for fiscal year 2017 was $3.1 million compared to $4.6 million in fiscal year 2016 due to a decrease in taxable income.

U.K. Concrete Pumping — Camfaud

Estimated income tax expense for fiscal year 2017 was $0.2 million. Given the acquisition of Camfaud by CPH occurred on November 17, 2016, Camfaud’s results were not included in the fiscal year 2016 reporting period.

Concrete Waste Management Services — Eco-Pan

Estimated income tax expense for fiscal year 2017 was $2.8 million compared to $0.7 million in fiscal year 2016 due to an increase in taxable income.

Corporate

Estimated income tax benefit for fiscal year 2017 was $2.4 million compared to $0.9 million in fiscal year 2016.

EBITDA(1)	Year Ended October 31,		2016 to 2017
	2017	2016	$ Change	% Change
Statement of operations information:
U.S. Concrete Pumping – Brundage-Bone	$36,925,969	$43,763,760	$(6,837,791)	-15.6%
U.K. Concrete Pumping – Camfaud	10,827,292	—	10,827,292
Concrete Waste Management Services – Eco-Pan	9,912,446	7,560,512	2,351,934	31.1%
Corporate	(3,093,897)	1,188,480	(4,282,377)	-360.3%
EBITDA	$54,571,810	$52,512,752	$2,059,058	3.9%

(1)       Please see “Non-GAAP Measures (Adjusted EBITDA)” below.

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone’s EBITDA decreased by $6.8 million or 15.6% during the year ended October 31, 2017 as compared to the comparable 2016 period. The decrease in EBITDA was attributed to a combination of lower revenues of $2.3 million and gross profit of $2.8 million and higher transaction costs of $0.8 million (See discussion on transaction costs below). As noted above, the primary cause of the decrease in revenue was due to severe weather events in the South and Southeast regions.

U.K. Concrete Pumping — Camfaud

Camfaud’s EBITDA totaled $10.8 million during the fiscal year ended October 31, 2017. There was no comparable information during the year ended October 31, 2016 as the CPH did not complete the acquisition of Camfaud until November 17, 2016.

Concrete Waste Management Services — Eco-Pan

Eco-Pan EBITDA increased by 31.1% or $2.4 million during the fiscal year ended October 31, 2017 as compared to the comparable 2016 period. The increase in operating income was primarily related to the revenue increase of $4.6 million and gross profit increase of $3.2 million respectively. These increases were offset by an increase in general and administrative costs of $0.5 million.

Corporate

Corporate EBITDA decreased by (360.3%) or ($4.3) million during the during the fiscal year ended October 31, 2017 as compared to the comparable 2016 period. The decrease in EBITDA was due to the write-off of debt extinguishment costs which was offset by intercompany rent allocation. Intercompany rent is eliminated in consolidation.

Cash Flows

The following table summarizes our cash flow data for the fiscal years of 2018, 2017 and 2016.

	Years Ended October 31,
	2018	2017	2016
Statement of operations information:
Net cash provided by operating activities	$39,616,657	$34,226,394	$35,757,440
Net cash used in investing activities	(49,499,436)	(83,088,761)	(28,973,671)
Net cash provided by (used in) financing activities	13,012,841	52,763,957	(14,812,802)

Operating Activities

Cash generated from operating activities is influenced by our ability to convert what our management believes is a relatively high proportion of revenue into cash, as well as by our investment in company resources and equipment to support the continued growth of the business. Cash generated from operating activities typically reflects net income, as adjusted for non-cash expense items such as depreciation, amortization and stock-based compensation, and changes in our operating assets and liabilities as we continue to expand our business. Generally, our management believes that our business requires a relatively low level of working capital investment due to the low inventory requirement and customers’ tendency to pay us on a timely basis for its services as we submit daily invoices for many of its services.

Our net cash from operating activities totaled $39.6 million for the year ended October 31, 2018, of which our net income of $28.4 million was a source of funds. Depreciation and amortization totaled $27.3 million in the period, with amortization of intangibles comprising $7.9 million and amortization of deferred financing costs comprising $1.7 million. Deferred income taxes totaled $11.1 million, gain on sale of equipment totaled $2.6 million for the period and change in fair value of contingent consideration of $0.5 million. Uses of funds in the period included changes in trade receivables of $7.5 million, changes in inventory of $0.7 million, changes in prepaid and other assets of $1.4 million, changes in accounts payable of $1.8 million, and changes in tax accounts of $0.4 million. Sources of funds included changes in accrued expenses of $8.7 million.

Net cash from operating activities totaled $34.2 million for the fiscal year ended October 31, 2017, of which our net income of $0.9 million represented a source of funds. Depreciation and amortization totaled $29.0 million during the year with amortization of intangibles comprising $7.8 million and amortization of deferred financing fees comprising $1.9 million. Deferred income taxes of $0.2 million, represented a source of funds while gain on sale of equipment of $0.6 million represented a use of funds in the period. Write-off of deferred financing and debt discount costs represented a $3.4 million source of funds in the period. Changes in accrued expenses and accounts payable of $0.6 million, and changes in trade receivables of $0.2 million represented sources of funds. Changes in prepaid and other assets and inventory totaling $0.7 million and changes in income tax accounts of $1.3 million represented uses of funds in the period.

Net cash from operating activities totaled $35.8 million for the twelve months ended October 31, 2016, of which our net income of $6.2 million represented a source of funds. Depreciation and amortization totaled $24.1 million during the period, with amortization of intangible assets comprising $5.7 million and amortization of deferred financing costs comprising $1.8 million. Deferred taxes represented a $3.8 million source of funds, while gain on repayment of debt of $0.3 million and gain on the sale of property of $0.4 million represented uses of funds in the period. Write-off of deferred financing costs provided a $0.9 million source of funds in the period. Changes in accrued expenses and accounts payable of $4.2 million represented a source of funds in the period, while changes in trade receivables of $0.7 million, changes in inventory, prepaids and other assets of $1.5 million and changes in income tax accounts of $1.0 million represented uses of funds in the period.

Investing Activities

Our business requires regular capital expenditures to maintain a large, safely maintained and modern equipment fleet. We also regularly take advantage of opportunities to acquire other concrete pumping and related businesses, which can expand our reach into new or overlapping geographic markets, add modern equipment assets to our fleet or allow us to further expand its service offering to our customers.

We invest to maintain a modern fleet of equipment while selling older and under-utilized pieces of equipment. We began making investments in new equipment to replace aging assets starting in 2014, and we expect to continue this practice given the strong performance of the business and improved construction end market fundamentals. We estimate that our fleet assets generally have a useful life of up to 20 years depending on the size of the equipment, hours in service, yardage pumped, and, in certain instances, other circumstances unique to an asset. We manage our fleet of equipment according to the wear and tear that a specific type of equipment is expected to experience over its useful life. As of October 31, 2018, the average age of our equipment in the U.S. and the U.K. was approximately 10 years and 8 years, respectively, and it is our strategy to maintain an average fleet age of approximately 10 years. We may allocate additional capital for fleet expansion if we believe growth opportunities in particular markets cannot be met by our existing fleet (including geographic transfers), or if our analysis indicates that we could improve returns on capital with additional changes in fleet mix. The recent changes in U.S. tax reform present additional opportunities for us to strengthen our fleet of equipment.

Net cash used in investing activities totaled $49.5 million for the year ended October 31, 2018. The asset purchase acquisition of O’Brien’s net assets represented a $21.0 million use of funds in the period, as we further expanded our business in markets including Denver, Colorado and Arizona. Our investment in our fleet of equipment totaled approximately $31.7 million and proceeds from the sale of equipment totaled approximately $3.2 million in the period.

Net cash used in investing activities totaled $83.1 million for the fiscal year ended October 31, 2017. The acquisition of net assets represented a $60.4 million use of funds, primarily related to the Oxford acquisitions completed in November 2016 and July 2017 which expanded our operations internationally into the U.K. Our investment in our fleet of equipment totaled approximately $23.7 million and proceeds from sale of equipment totaled approximately $1.0 million in the period.

Net cash used in investing activities totaled $29.0 million for the fiscal year ended October 31, 2016. The acquisition of net assets represented a $6.7 million use of funds in the period. Our investment in our fleet of equipment totaled approximately $22.6 million in the period. Of this amount, $8.2 million was paid for fleet assets that were delivered in the fourth quarter of fiscal year 2015. Additionally, proceeds from the sale of equipment represented a $0.2 million source of funds in the period.

Financing Activities

Net cash provided by financing activities totaled $13.0 million for the year ended October 31, 2018, which included a $15.6 million source of funds raised through a bond offering to finance the O’Brien asset purchase. We also made net payments of $2.4 million on our working capital line of credit and $0.2 million on our capital lease obligations.

Net cash from financing activities totaled $52.8 million for the fiscal year ended October 31, 2017. This included funds generated from the issuance of $40.4 million of additional senior secured notes and $61.4 million in proceeds from our working capital line of credit. We made payments on our senior secured notes totaling $39.1 million, and paid $1.5 million in deferred financing costs and a $1.4 million prepayment penalty in the period. Additionally, we repurchased $1.4 million in preferred stock, paid $4.8 million in preferred stock dividends, and repurchased $0.7 million of stock options in the period.

Net cash used in financing activities totaled $14.8 million for the fiscal year ended October 31, 2016. We made principal payments on our senior secured notes totaling $18.4 million and received $3.6 million in proceeds on its working capital line of credit in the period.

Consolidated Results of Operations for the three months ended January 31, 2019 and 2018

To reflect the application of different bases of accounting as a result of the Business Combination, the tables provided below separate the Company’s results via a black line into two distinct periods as follows: (1) up to and including the Business Combination closing date (labeled “Predecessor”) and (2) the period after that date (labeled “Successor”). The period presented from December 6, 2018 through January 31, 2019 is the “Successor” period. The periods presented from November 1, 2018 through December 5, 2018 and November 1, 2017 through January 31, 2018 are the “Predecessor” periods.

The historical financial information of Industrea (a special purpose acquisition company, or SPAC) prior to the Business Combination has not been reflected in the Predecessor financial statements as these historical amounts have been determined to be not useful information to a user of the financial statements. SPACs deposit the proceeds from their initial public offerings into a segregated trust account until a business combination occurs, where such funds are then used to either pay consideration for the acquiree or stockholders who elect to redeem their shares of common stock in connection with the business combination. SPACs will operate until the closing of a business combination, and the SPAC’s operations until the closing of a business combination, other than income from the trust account investments and transaction expenses, are nominal. Accordingly, no other activity in the Company was reported for periods prior to December 6, 2018 besides CPH’s operations as Predecessor.

The discussion below combines the results of operations for the Predecessor period from November 1, 2018 through December 5, 2018, and the Successor period from December 6, 2018 through January 31, 2019, and is discussed as the fiscal quarter ended January 31, 2019 when comparing to the fiscal quarter ended January 31, 2018. As noted above, the Predecessor and Successor periods reflect the application of a different basis of accounting as a result of the Business Combination, and as such, the results for the fiscal quarter ended January 31, 2019 are non-GAAP. Management believes combining the Predecessor and Successor periods for the three months ended January 31, 2019 when reviewing the operating results is more useful in discussing the overall operating performance when compared to the same period in the prior year. Accordingly, the discussion below only includes the non-GAAP results for the three-months ended January 31, 2019.

	Successor	Predecessor	S/P Combined (non-GAAP)	Predecessor
(dollars in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three months ended January 31, 2019	Three months ended January 31, 2018

Revenue	$33,970	$24,396	$58,366	$52,802
Cost of operations	21,103	14,027	35,130	30,001
Gross profit	12,867	10,369	23,236	22,801
Gross margin	37.9%	42.5%	39.8%	43.2%

General and administrative expenses	13,681	4,936	18,617	13,704
Transaction costs	-	14,167	14,167	8
Income (loss) from operations	(814)	(8,734)	(9,548)	9,089

Other (expense) income:
Interest expense	(5,592)	(1,644)	(7,236)	(5,087)
Loss on extinguishment of debt	-	(16,395)	(16,395)	-
Other income (expense), net	11	6	17	12
	(5,581)	(18,033)	(23,614)	(5,075)

Income (loss) before income taxes	(6,395)	(26,767)	(33,162)	4,014

Income tax (benefit) provision	(2,765)	(4,192)	(6,957)	(13,544)

Net income (loss)	$(3,630)	$(22,575)	$(26,205)	$17,558

Three Months Ended January 31, 2019

For the S/P Combined three months ended January 31, 2019, our net loss was $26.2 million, a decrease of $43.8 million compared to net income of $17.6 million in the same period a year ago. We had an 11% improvement in revenue year-over-year, driven by improved utilization of assets in almost all of our markets and the additional assets we obtained from the O’Brien acquisition, which supported the operations in the Colorado and Phoenix, AZ markets. Net loss in the 2019 first quarter was negatively impacted by various items associated with the Business Combination, including substantial transaction costs, higher interest expense and higher depreciation and amortization expense from the step-up in fair value of certain assets. While the transaction costs will be dependent on our acquisition activity, the higher interest expense and higher depreciation and amortization expense from the step-up in fair value of certain assets will be a continuing activity for the Company. Furthermore, in the 2018 first quarter, as a result of the enactment of the Tax Cuts and Jobs Act in December 2017 (the “2017 Tax Act”), we revalued our deferred tax assets and liabilities, resulting in the realization of a substantial tax benefit whereas no such benefit was realized in the 2019 first quarter.

Total Assets

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Total Assets
Brundage-Bone	$501,010	$277,937
Camfaud	67,770	39,167
Eco-Pan	142,240	32,781
Corporate	24,428	20,259
	$735,448	$370,144

Total assets for the Company increased from $370.1 million as of October 31, 2018 to $735.4 million as of January 31, 2019. The primary driver of the increase in assets for all segments was due to the Business Combination which resulted in a step-up in the value of certain assets, including goodwill and intangibles.

Revenue

	Successor	Predecessor	S/P Combined (non-GAAP)	Predecessor
(in thousands, except percentages)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three months ended January 31, 2019	November 1, 2017 through January 31, 2018	Increase / (Decrease)
Brundage-Bone	$24,067	$16,624	$40,691	$35,419	$5,272	14.9%
Camfaud	5,815	5,143	10,958	10,728	230	2.1%
Eco-Pan	4,088	2,629	6,717	6,655	62	0.9%
Revenue	$33,970	$24,396	$58,366	$52,802	$5,564	10.5%

U.S. Concrete Pumping — Brundage-Bone

Revenue for Brundage-Bone increased by 15% or $5.3 million from $35.4 million in the 2018 first quarter to $40.7 million in the S/P Combined 2019 first quarter. The incremental benefit of the O’Brien acquisition in April 2018, which added additional pumping capacity to the Colorado and Phoenix, Arizona markets, drove $2.7 million of the increase in revenue. Furthermore, with the exception of our California and Oregon operations, which realized unseasonably negative weather conditions throughout the 2019 first quarter, we realized topline growth in all of our other markets due to improved utilization of our operating assets.

U.K. Concrete Pumping — Camfaud

Revenue for Camfaud increased by 2% from $10.7 million in the 2018 first quarter to $11.0 million in the S/P Combined 2019 first quarter. The improvement in revenue was attributable to positive improved utilization rates of our operating assets, resulting in higher year-over-year revenue of $0.7 million. This was mostly offset by a $0.5 million reduction in revenues due to slight appreciation of the USD relative to the British Pound Sterling (“GBP”).

Concrete Waste Management Services — Eco-Pan

Eco-Pan revenue for the 2019 first quarter was largely in line with the 2018 first quarter as improved revenue in many of our markets were mostly offset by the adverse weather conditions discussed above for our certain of our west coast divisions.

Gross Margin

Gross margin for the S/P Combined three months ended January 31, 2019 was 39.8%, down 340 basis points from the same period in the prior year. The decline in gross margin was primarily due to the step-up in depreciation related to both the Business Combination and O’Brien asset acquisition, as depreciation expense related to pumping equipment is included in cost of operations.

General and Administrative Expenses

General and administrative expenses (“G&A”) for the S/P Combined first quarter of fiscal 2019 were $18.6 million compared to $13.7 million in the year-ago quarter. As a percent of revenue, G&A was 31.8% compared to 26.0% last year. The increase was largely due to $3.8 million of higher amortization expense caused by the step-up in fair value of certain intangible assets related to the Business Combination with the remaining increase due to headcount growth.

Transaction Costs & Debt Extinguishment Costs

Transaction costs include expenses for legal, accounting, and other professionals that were engaged in the completion of an acquisition. During the period from November 1, 2018 through December 5, 2018, the Predecessor incurred transaction costs of $14.2 million and debt extinguishment costs of $16.4 million. This is compared to $0.0 million in transaction or debt extinguishment costs for the three months ended January 31, 2018. All costs in the 2019 first quarter related to the Business Combination while the minimal costs in the 2018 first quarter were related to the O’Brien acquisition.

Interest Expense

Interest expense for the S/P Combined three months ended January 31, 2019 was $7.2 million, up $2.1 million, or 42%, from the same period in fiscal 2018. As part of the Business Combination, the Company extinguished all previous outstanding debt and entered into a new term loan and revolving credit facility. The increased interest expense is the result of higher average amounts outstanding during the three months ended January 31, 2019 when compared to the same period in fiscal 2018, coupled with interest rates on both new financial instruments being higher than the previous debt instruments. Assuming we maintain a consistent amount drawn on our revolving credit facility, no additional issuances of debt, no substantial changes in interest rates, and no substantial reduction in principal on our term loan, our interest expense in the Successor period from December 6, 2018 through January 31, 2019 of $5.6 million is more reflective of a run rate we would anticipate to incur on a going forward basis.

Income Tax (Benefit) Provision

Our income tax benefit for the S/P Combined three months ended January 31, 2019 was $7.0 million compared to $13.5 million for the three months ended January 31, 2018. The first quarter 2019 effective tax rate is impacted primarily by the GILTI inclusion and nondeductible meals and entertainment expenses.  The first quarter 2018 tax benefit was primarily the result of a tax benefit recognized on the re-measurement of deferred tax assets and liabilities totaling $13.5 million and a $0.8 million tax benefit related to the reduction of our deferred tax liability for unrepatriated foreign subsidiary earnings due to the 100 percent dividends received deduction.  These tax benefits were offset slightly by a provisional tax expense of $0.5 million related to the deemed repatriation of earnings from our foreign subsidiaries

Adjusted EBITDA1

	Successor	Predecessor	S/P Combined (non-GAAP)	Predecessor
	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three months ended January 31, 2019	November 1, 2017 through January 31, 2018
(in thousands, except percentages)
Statement of operations information:
U.S. Concrete Pumping - Brundage-Bone	$2,998	$7,627	$10,625	$9,943
U.K. Concrete Pumping - Camfaud	1,610	1,396	3,006	2,849
Concrete Waste Management Services - Eco-Pan	2,315	388	2,703	2,954
Corporate	637	177	814	625
	$7,560	$9,588	$17,148	$16,371

1 Please see “Non-GAAP Measures (Adjusted EBITDA)” below

U.S. Concrete Pumping — Brundage-Bone

Brundage-Bone Adjusted EBITDA was $10.6 million for the S/P Combined three months ended January 31, 2019 versus $9.9 million for the comparable period in fiscal 2018. The 6.9% year-over-year increase was due primarily to volume growth across the majority of the U.S. markets.  This growth was supported by additional operational assets acquired through the O’Brien acquisition completed in April 2018. The growth in Brundage-Bone was partially offset by the impact of harsh winter weather in the western region of the United States.

U.K. Concrete Pumping — Camfaud

Camfaud Adjusted EBITDA was $3.0 million for the S/P Combined three months ended January 31, 2019 versus $2.8 million for same period in fiscal 2018. The increase of 5.5% was attributable to positive weather conditions that drove an improved utilization of our operating assets.

Concrete Waste Management — Eco-Pan

Eco-Pan Adjusted EBITDA was $2.7 million for the S/P Combined three months ended January 31, 2019, down 8.5% from $3.0 million for same period in fiscal 2018. This decrease was primarily related to the impact of severe winter weather experienced in our mature western United States locations.

Corporate

Corporate Adjusted EBITDA totaled $0.8 million for the S/P Combined three months ended January 31, 2019 versus $0.6 million for same period in fiscal 2018. This represented an increase of 30.2% for the three months ended January 31, 2019 as compared to the three months ended January 31, 2018. The increase in EBITDA was primarily related to the allocation of overhead costs.

NON-GAAP MEASURES (ADJUSTED EBITDA)

We calculate EBITDA by taking GAAP net income and adding back interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, other adjustments, management fees and other expenses. We believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, as a tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly financial reports prepared for management and our Board and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. This non-GAAP measure excludes certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

The following table presents a reconciliation of our consolidated net income (loss) to EBITDA and Adjusted EBITDA:

	Successor	Predecessor
				Years Ended October 31,
	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three months ended January 31, 2018	2018	2017	2016
Statement of operations information:
Net income (loss)	$(3,630)	$(22,575)	$17,558	$28,382	$913	$6,234
Interest expense, net	5,592	1,644	5,087	21,425	22,748	19,516
Income tax (benefit) expense	(2,765)	(4,192)	(13,544)	(9,784)	3,757	4,454
Depreciation and amortization	8,374	2,713	5,950	25,623	27,154	22,310
EBITDA	7,571	(22,410)	15,051	65,646	54,572	52,514
Transaction expenses	-	14,167	8	7,590	4,490	3,691
Loss on debt extinguishment	-	16,395	-	-	5,161	644
Other (income) expense	(11)	(6)	(12)	(55)	(174)	54
Other adjustments	-	1,442	1,324	5,687	4,315	2,741
Adjusted EBITDA	$7,560	$9,588	$16,371	$78,868	$68,364	$59,644

(1)	Transaction expenses represented expenses incurred for legal, accounting, and other professionals that were engaged in the completion of various acquisitions.
(2)	Other adjustments include severance expenses, senior executive relocation costs, management fees, recruiting costs and non-cash expenses such as stock based compensation.

LIQUIDITY AND CAPITAL RESOURCES

We use our liquidity and capital resources to: (1) finance working capital requirements; (2) service our indebtedness; (3) purchase property, plant and equipment; and (4) make payments related to strategic acquisitions, including the acquisition of all of the outstanding equity interests of Capital Pumping LP and its affiliates discussed in “Recent Developments” above. Our primary sources of liquidity are cash generated from operations, available cash and cash equivalents and access to our revolving credit facility under our Asset-Based Lending Credit Agreement (the “ABL Credit Agreement”), which provides for aggregate borrowings of up to $60.0 million. As of January 31, 2019, we had $4.8 million of cash and cash equivalents and $41.4 million of available borrowing capacity under the ABL Credit Agreement, providing total available liquidity of $46.2 million.

Capital Resources

Our capital structure is primarily a combination of (1) permanent financing, represented by stockholders’ equity; (2) zero-dividend redeemable convertible perpetual preferred stock; (3) long-term financing represented by our Term Loan Agreement (defined below) and (4) short-term financing under our ABL Credit Agreement. We may from time to time seek to retire or pay down borrowings on the outstanding balance of our Term Loan Agreement using cash on hand. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

We believe our existing cash and cash equivalent balances, cash flow from operations and borrowing capacity under our ABL Credit Agreement will be sufficient to meet our working capital and capital expenditure needs for the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, potential acquisitions and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. We expect to finance the Capital Acquisition through the Equity Offering and additional borrowings under our Term Loan Agreement, as described below.

Term Loan Agreement and ABL Credit Agreement

As part of the Business Combination, all existing debt of the Predecessor was extinguished and the Company and certain of its subsidiaries entered into a Term Loan Agreement, dated as of December 6, 2018, by and among the Company, certain of its affiliates, the Administrative Agent and each lender party thereto from time to time (the “Term Loan Agreement”) and the ABL Credit Agreement. Summarized terms of those debt agreements are included below.

Term Loan Agreement

Summarized terms of the Term Loan Agreement are as follows:

●	Provides for an aggregate principal amount of $357.0 million;

●

The initial term loans advanced will mature and be due and payable in full seven years after the date of the closing of the Business Combination (the “Closing Date”), with principal amortization payments in an annual amount equal to 5.00% of the original principal amount;

●	Interest on borrowings under the Term Loan Agreement, will bear interest at either (1) an adjusted LIBOR rate or (2) an alternate base rate, plus an applicable margin of 6.00% or 5.00%, respectively;

●

The Term Loan Agreement is secured by (i) a first priority perfected lien on substantially all of the assets of the Company and certain of its subsidiaries that are loan parties thereunder to the extent not constituting ABL Credit Agreement priority collateral and (ii) a second priority perfected lien on substantially all ABL Credit Agreement priority collateral, in each case subject to customary exceptions and limitations;

●	The Term Loan Agreement includes certain non-financial covenants.

The outstanding balance under the Term Loan Agreement as of January 31, 2019 was $357.0 million. The Company’s interest on borrowings under the Term Loan Agreement bear interest using the London Inter-bank Offered Rate (LIBOR) as the base rate plus an applicable margin in line with the summarized terms of the Term Loan Agreement as described above.

Amendment No. 1 to Term Loan Agreement

In connection with the Capital Acquisition, on March 26, 2019, the Company and certain of its affiliates entered into an Amendment No. 1 to Term Loan Agreement, with Stifel Bank & Trust (“Stifel”) and Credit Suisse AG, Cayman Islands Branch (the “Administrative Agent”), pursuant to which Stifel and certain other lenders agreed to provide, subject to satisfaction of customary closing conditions, including the closing of the Capital Acquisition, incremental term loans in an aggregate amount up to $40 million (the “Amendment No. 1 Term Loans”), which shall be borrowed under, and have substantially the same terms as the term loans previously borrowed under, the Term Loan Agreement, for the purpose of financing a portion of the consideration payable in connection with the Capital Acquisition and the fees and expenses in connection therewith and in connection with the Amendment No. 1 Term Loans.

Asset Based Revolving Lending Credit Agreement

Summarized terms of the ABL Credit Agreement are as follows:

●	Borrowing availability in U.S. Dollars and GBP up to a maximum of $60.0 million;

●

Borrowing capacity available for standby letters of credit of up to $7.5 million and for swingline loan borrowings of up to $7.5 million. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the ABL Facility;

●	All loans advanced will mature and be due and payable in full five years after the Closing Date;

●	Amounts borrowed may be repaid at any time, subject to the terms and conditions of the agreement;

●

Interest on borrowings in U.S. Dollars and GBP under the ABL Credit Agreement, will bear interest at either (1) an adjusted LIBOR rate or (2) a base rate, in each case plus an applicable margin currently set at 2.25% and 1.25%, respectively. The ABL Credit Agreement is subject to two step-downs of 0.25% and 0.50% based on excess availability levels;

●

U.S. dollar denominated ABL Credit Agreement obligations will be secured by (i) a perfected first priority security interest in substantially all personal property of the Company and certain of its subsidiaries that are loan parties thereunder consisting of all accounts receivable, inventory, cash, intercompany notes, books and records, chattel paper, deposit, securities and operating accounts and all other working capital assets and all documents, instruments and general intangibles related to the foregoing (the “U.S. ABL Priority Collateral”) and (ii) a perfected second priority security interest in substantially all Term Loan Agreement priority collateral, in each case subject to customary exceptions and limitations;

●

U.K. GBP denominated ABL Credit Agreement obligations will be secured by (i) a perfected first-priority security interest in (A) the U.S. ABL Priority Collateral, (B) all of the stock (or other ownership interests) in, and held by, the U.K. borrower subsidiaries of the Company, and (C) all of the current and future assets and property of the U.K subsidiaries of the Company that are loan parties thereunder, including a first-ranking floating charge over all current and future assets and property of each U.K. subsidiary of the Company that is a loan party thereunder; and (ii) a perfected, second-priority security interest in substantially all Term Loan Agreement priority collateral, in each case subject to customary exceptions and limitations; and

●

The ABL Credit Agreement also includes (i) a springing financial covenant based on excess availability levels that the Company must comply with on a quarterly basis during required compliance periods and (ii) certain non-financial covenants.;

●	The Company has complied with the covenants associated with the ABL Credit Agreement

The outstanding balance under the ABL Credit Agreement as of January 31, 2019 was $17.3 million.

Cash Flows

Cash generated from operating activities reflects net income or loss, as adjusted for non-cash expense items such as depreciation, amortization and stock-based compensation, and changes in our operating assets and liabilities. Generally, we believe our business requires a relatively low level of working capital investment due to low inventory requirements and customers paying the Company as invoices are submitted daily for many of our services.

Successor

Net cash provided by operating activities generally reflects the cash effects of transactions and other events used in the determination of net income or loss. Net cash used in operating activities during the period from December 6, 2018 to January 31, 2019 (the “Successor Period”) was $12.9 million.

We used $217.6 million to fund investing activities during the Successor Period. The Company paid $445.4 million to fund the Business Combination and $11.2 million to purchase machinery, equipment and other vehicles to service our business. These cash outflows were partially offset by $238.5 million in cash withdrawn from Industrea trust account in addition to proceeds from the sale of property, plant and equipment of $0.6 million.

Net cash provided from financing activities was $235.8 million for the Successor Period. Financing activities during the Successor Period included $357.0 million in proceeds from our new Term Loan Agreement, $17.3 million in borrowings under the Company’s new ABL Credit Agreement, $96.9 million from the issuance of common shares and an additional $25.0 million from the issuance of preferred stock. All of these cash inflows were used to the fund the Business Combination and other operational activity such as equipment purchases. These cash inflows were offset by payments for redemptions of common stock totaling $231.4 million, $20.9 million for the payment of debt issuance costs associated with the Term Loan Agreement and new ABL Credit Agreement, and $8.1 million in payments for underwriting fees.

Predecessor

Cash provided by operating activities generally reflects the cash effects of transactions and other events used in the determination of net income or loss. Net cash provided by operating activities was $7.9 million for the period from November 1, 2018 through December 5, 2019 (the “Predecessor Period”).

We used $0.1 million to fund investing activities during the Predecessor period.  We used $0.5 million to fund purchases of machinery, equipment and other vehicles to service our business. This was offset by $0.4 million in proceeds received from the sale of property, plant and equipment.

We used $15.4 million to fund financing activities during the Predecessor period and this activity was driven by $15.4 million of net borrowings under our Revolving Facility to operate our business and fund acquisitions.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have had or are reasonably likely to have a material current or future effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources. From time to time, we enter into non-cancellable operating leases that are not reflected on our balance sheet. At January 31, 2019, we had $1.3 million of undrawn letters of credit outstanding.

JOBS ACT

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We have previously elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Significant estimates include accrued sales and use taxes, liability for incurred but unreported claims under various partially self-insured polices, allowance for doubtful accounts, goodwill impairment analysis, valuation of share-based compensation and accounting for business combinations. Actual results may differ from those estimates, and such differences may be material to our consolidated financial statements. We evaluate estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates.

We believe that the assumptions and estimates associated with revenue recognition, inventory, stock-based compensation, concentration of credit risk and income taxes have the greatest potential impact on the consolidated financial statements. Therefore, we consider these critical accounting policies and estimates. For further information on all significant accounting policies, see our significant accounting policies in the notes to the consolidated financial statements.

DISCLOSURE CONTROLS AND PROCEDURES

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of January 31, 2019 and concluded that, as of January 31, 2019, our disclosure controls and procedures were not sufficiently effective due to a material weakness (as defined in SEC Rule 12b-2) in our internal control over financial reporting. In particular, as of January 31, 2019, we had not yet fully developed the required accounting and financial reporting control environment to achieve the precision and timeliness required for a public company, and the infrastructure of the accounting department, including the complement of personnel, was not sufficient to account for complex transactions, such as business combinations, or to fully handle SEC reporting requirements. Additionally, as of January 31, 2019, limitations with our current financial close processes and supporting systems adversely impacted our ability to generate financial statements that are free of material misstatement on a timely basis. Because the Company's financial statements are dependent on the effectiveness of these controls, these deficiencies, if not remediated, could result in the increased chance of fraud occurring and not being detected or the increased likelihood of a material error in the Company's financial statements.

In light of the foregoing material weakness, we have retained a global accounting and consulting firm with technical expertise in accounting and SEC reporting matters to support the preparation of our financial statements and assist us in performing additional analysis procedures to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, we believe that the financial statements included in this Prospectus/Offer to Exchange fairly present, in all material respects, our financial condition, results of operations, changes in stockholders' equity and cash flows for the periods presented. Since January 31, 2019, we have taken other steps to remediate the material weakness, including hiring additional personnel with relevant accounting and SEC reporting experience, skills and knowledge and plan to add additional personnel as we deem necessary. With assistance from the consulting firm resources, we are implementing enhancements to our disclosure controls and procedures including the establishment of a Disclosure Committee. The Company has undertaken a comprehensive assessment, documentation and testing of our internal control over financial reporting pursuant to Management’s assertion requirements under section 404 (a) of the Sarbanes-Oxley Act. We anticipate this work will include implementing additional remediation steps to address the material weakness discussed above.

See "Risk Factors-If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer."

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE CAPITAL COMPANIES

Overview

Capital Pumping was founded in 1971 initially as Capital Rentals Inc. In 2002, A. Crawford purchased the assets of Capital Rentals Inc. from the Faulkner Group and continued the business as Capital Pumping. Subsequently, Capital Pumping also acquired the assets of Viking Concrete Pumping in Austin, Texas. Collectively, these companies operate as Capital Pumping.

Capital Pumping is a leading provider of concrete pumping services to the residential and commercial construction sectors in Texas.  Capital Pumping operates what we believe is the youngest fleet of scale in the industry, consisting of over 130 boom pumps and 10 pieces of additional specialized equipment.  Concrete pumping services are delivered from 12 locations throughout West, Central and South Texas.

The discussion below reflects commentary on the combined historical results of Capital Pumping, LP and MC Services, LLC. Financial statements for Capital Pumping, LP and MC Services, LLC are contained elsewhere within this Prospectus/Offer to Exchange.

Results of Operation

Fiscal Year Ended December 31, 2018 compared to Fiscal Year Ended December 31, 2017

Total Revenues were $49.5 million in 2018, an increase of 7.8% when compared to Total Revenues of $45.9 million in the same period last year. This increase was primarily due to increased activity in both residential and commercial construction in central Texas and, in some instances, increased pricing.

Gross Profit margin was 41.4% in 2018, an increase of 50 basis points when compared to Gross Profit margin of 40.9% in 2017.

Operating Income increased by 19.6%, or $2.4 million, from $12.4 million in 2017 to $14.8 million in 2018. Included in general and administrative expenses are gains on disposal of property and equipment, which increased 55.0% year-over-year from $2.0 million in 2017 to $3.1 million in 2018.

Net Income increased by 21.4% to $14.2 million in 2018, an increase of $2.5 million when compared to Net Income of $11.7 million in 2017.  This increase was a result of higher gain on sale of assets and enhanced operational efficiencies.

Liquidity and Capital Resources

Total Debt decreased by 6.8% to $17.7 million in 2018, a decrease of $1.3 million when compared to Total Debt of $19.0 million in 2017.

The Capital Companies’ cash position decreased by 25.6% to $5.8 million in 2018, a decrease of $2.0 million when compared to its cash position of $7.8 million in 2017.

Capital Expenditures increased 43.3% to $12.9 million in 2018, an increase of $3.9 million when compared to Capital Expenditures of $9.0 million in 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present two business combination transactions: the acquisition of Concrete Pumping Holdings (“Legacy CPH”) by Concrete Pumping Holdings Acquisition Corp., a subsidiary of Industrea Acquisition Corporation (“Industrea”), which was consummated on December 6, 2018,  otherwise known as the “Business Combination”, and the planned acquisition of ASC Equipment, LP, Capital Pumping, LP and MC Services, LLC, which form what is known as the “Capital Companies”, by Concrete Pumping Holdings, Inc. (“CPH” or the “Company”) as described in the Interest Purchase Agreement entered into by and among CPH, Brundage-Bone, CPHA LLC and the Capital Companies and their owners, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, (i) Brundage-Bone will purchase all of the outstanding (x) limited partnership interests in Capital Pumping and ASC from A. Crawford and (y) limited liability company interests in MCS from M. Crawford, and (ii) CPHA LLC will purchase all of the general partnership interests in Capital Pumping and ASC from CR LLC and CTCS, respectively, otherwise known as the “Capital Acquisition.” The Capital Companies are all held under common control and as such, the Capital Companies will also collectively be known as “Capital Pumping” or “Capital.” The Capital Acquisition has not yet been consummated and as such is still subject to termination by either party. The Company plans to transfer consideration of $129.2 million, payable in cash, to facilitate the Capital Acquisition. The aforementioned consideration is anticipated to be financed through proceeds raised from the issuance of and sale of equity securities in the Equity Offering and additional term loans under the Company’s Term Loan Agreement. Both sources of financing are subject to market conditions and other factors which could cause the terms, structure or nature of such financing to change materially.

The unaudited pro forma condensed combined financial statements give effect to the Capital Acquisition under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Capital Acquisition will be accounted for as an acquisition of Capital Pumping (the accounting acquiree) by CPH (the accounting acquirer) since CPH will upon the consummation of the Capital Acquisition assume control of Capital Pumping. The Company has reflected the historical operations for Capital Pumping, LP, ASC Equipment LP, and MC Services, LLC as a single business acquisition within the pro forma financial statements as the entities are all held under common control and are therefore considered to be related businesses.

The Interest Purchase Agreement for Capital Pumping is designed whereby only specific assets of the acquisition target company are acquired while indemnifying the Company from the liabilities and potential future claims made against the acquisition target company.  In the Capital Acquisition, the Company will acquire all of the plant, property and equipment of Capital Pumping while not acquiring any other assets or assuming any other liabilities of the aforementioned. Additionally, CPH will obtain the workforce of Capital Pumping and these employees will continue in the employ of CPH. Further, the Interest Purchase Agreement structure facilitates the complete purchase of the limited partnership and company interests by CPH and after the consummation of the transaction CPH will own Capital Pumping outright. For the purposes of the unaudited pro forma condensed combined financial statements, pro forma adjustments will be made to eliminate all balance sheet amounts contained on the unaudited pro forma balance sheet, with the exception of Plant, Property and Equipment, of Capital Pumping in line with the framework of the Interest Purchase Agreement.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and Capital Acquisition and the related planned debt financing and Equity Offering, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company.

The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of CPH as of January 31, 2019 and the combined audited condensed balance sheets of Capital Pumping, LP (ASC Equipment, LP is consolidated by Capital Pumping, LP and thus its financial statement results were subject to audit as part of the audit of Capital Pumping, LP) and MC Services, LLC (presented in the column in the tables below as “Capital Pumping”) as of December 31, 2018 and has been prepared to reflect the Capital Acquisition and the related planned debt financing and Equity Offering as if they occurred on January 31, 2019. Financial statements for Capital Pumping, LP and MC Services, LLC are contained elsewhere within this Prospectus/Offer to Exchange.

The unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2018 combines the historical results of operations of CPH and the combined historical results of operations for the Capital Companies for the periods described below, giving effect to the Business Combination, Capital Acquisition and the planned debt financing and Equity Offering as if they occurred on November 1, 2017.

The unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2019 combines the historical results of CPH and the combined historical results of the Capital Companies for the periods described below giving effect to the Business Combination, the Capital Acquisition and the proposed debt financing and Equity Offering as if they occurred on November 1, 2017.

The unaudited pro forma condensed combined statement of operations information for the twelve months ended October 31, 2018 was derived from CPH’s audited consolidated statement of operations for the twelve months ended October 31, 2018 and the combined audited statements of operations for the twelve months ended December 31, 2018 for the Capital Companies.

The unaudited pro forma condensed combined statement of operations information for the three months ended January 31, 2019 was derived from CPH’s unaudited consolidated statement of operations for the Predecessor period from November 1, 2018 to December 5, 2018 and the Successor period from December 6, 2018 to January 31, 2019 and the combined unaudited statements of operations for the three months ended December 31, 2018 for the Capital Companies. The unaudited pro forma condensed combined balance sheet information as of January 31, 2019 was derived from CPH’s consolidated unaudited balance sheet as of January 31, 2019 and the combined audited balance sheets of the Capital Companies as of December 31, 2018. Such unaudited financial information has been prepared on a basis consistent with the audited financial statements of CPH and the Capital Companies, respectively, each of which is included in this Prospectus/Offer to Exchange. See Note 2, Basis of the Pro Forma Presentation for further discussion regarding combining entities with differing fiscal years.

As CPH was acquired by Industrea on December 6, 2018, the Company’s financial statements present both Predecessor and Successor periods. Predecessor periods are defined as those periods that occurred before the Business Combination on December 6, 2018. Successor periods are defined as those periods beginning on or after December 6, 2018.  In order to drive comparability within comparison periods, the financial results of CPH, where appropriate, have been affected by the Industrea acquisition for the Predecessor periods under consideration for this pro forma. The Predecessor periods contained within this set of unaudited pro forma condensed financial statements are the period from November 1, 2018 to December 5, 2018. The unaudited pro forma condensed combined statements of operations for the three-month period ended January 31, 2019 combines the historical results of CPH for the Predecessor and Successor periods described above, after affecting the Predecessor period for the Business Combination, and Capital Companies historical results of operations for the three months ended December 31, 2018.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Capital Acquisition and the planned debt financing and Equity Offering been completed on the assumed date or for the periods presented, or which may be realized in the future. Further, they do not purport to indicate the results that would have been obtained by the Business Combination had been completed on the assumed date or for any of the periods presented. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of January 31, 2019
(in thousands)

	Concrete Pumping Holdings, Inc. (Successor)	Capital Pumping	Pro Forma Adjustments		Pro Forma

ASSETS
Current Assets
Cash and cash equivalents	$4,767	$5,771	$139,000	[3A]	$6,057
			(8,510)	[3B]	-
			(129,200)	[3C]	-
			(5,771)	[3G]	-
Accounts receivable, net	34,991	5,517	(5,517)	[3G]	34,991
Inventory	3,931	-	-		3,931
Prepaid expenses and other current assets	7,784	165	(165)	[3G]	7,784
Total current assets	51,473	11,453	(10,163)		52,763

Property and equipment, net	228,140	42,460	14,585	[3D]	285,185
Other intangible assets, net	215,828	-	45,000	[3E]	260,828
Goodwill	238,811	-	27,155	[3F]	265,966
Other assets	1,196	-	-		1,196
TOTAL ASSETS	$735,448	$53,913	$76,577		$865,938

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS' CAPITAL

Current liabilities
Current portion of capital lease obligations	$86	-	-		86
Revolving loans and current maturities of long term debt	35,117	-	2,000	[3H]	37,117
Accounts payable & other current liabilities	31,588	1,353	(1,353)	[3G]	31,588
Total current liabilities	66,791	1,353	647		68,791

Long-term liabilities
					-
Capital lease obligations, less current portion	546	-	-		546
Long-term debt, net of debt issuance costs	319,979	17,721	35,900	[3H]	373,600
			(17,721)	[3G]	(17,721)
Deferred income taxes	76,519	-	-		76,519
Other liabilities	-	-	-		-
Total liabilities	463,835	19,074	18,826		501,735

Redeemable convertible preferred stock	25,000	-	-		25,000

Stockholders’ Equity
Common Stock	3		-		3
Additional paid-in-capital	261,808	-	95,000	[3I]	356,808
Retained earnings (accumulated deficit)	(14,641)	-	(2,410)	[3B]	(17,051)
Partners' Capital	-	34,839	(34,839)	[3J]	-
Accumulated other comprehensive income	(557)	-	-		(557)
Total stockholders’ equity and partners' capital	246,613	34,839	57,751		339,203
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS' CAPITAL	$735,448	$53,913	$76,577		$865,938

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended October 31, 2018
(in thousands, except per share information)

	Concrete Pumping Holdings, Inc. (Predecessor)	Pro Forma Adjustments - Business Combination		Concrete Pumping Holdings, Inc. Pro Forma Combined	Capital Pumping	Pro Forma Adjustments - Capital Acquisition		Pro Forma

Revenue	$243,223	$-		$243,223	$49,530	$-		$292,753
Cost of operations	136,877	1,212	[4A]	138,089	29,027	(5,741)	[4H]	161,375
Gross profit	106,346	(1,212)		105,134	20,503	5,741		131,378
Operating expenses
Selling, general and administrative expenses	58,789	37	[4A]	79,678	5,694	(178)	[4H]	91,360
	-	20,852	[4B]	-	-	6,166	[4I]	-
Transaction Costs	7,590	(6,450)	[4G]	1,140	-	-		1,140
Operating (loss) profit	39,967	(15,651)		24,316	14,809	(247)		38,878
Interest expense	(21,425)	(10,646)	[4D]	(34,441)	(589)	(3,593)	[4J]	(38,387)
	-	(2,370)	[4C]	-	-	(353)	[4K]	-
	-	-		-		589	[4J]	-
Other income (expense), net	55	-		55	27	-		82
Income (loss) before income taxes	18,597	(28,667)		(10,070)	14,247	(3,604)		573
Income tax (expense) benefit	9,784	6,908	[4E]	16,692	-	(2,650)	[4L]	14,042
Net income (loss)	$28,381	$(21,759)		$6,622	$14,247	$(6,254)		$14,615
Dividends on redeemable convertible preferred stock	(1,428)	1,428	[4F], [4M]	(1,807)	-	-		(1,807)
	-	(1,807)		-	-	-		-
Undistributed earnings allocated to preferred shares	(6,365)	6,365	[4F]	-	-	-		-
Net income (loss) available to common stockholders	$20,588	$(15,773)		$4,815	$14,247	$(6,254)		$12,808

Weighted average shares outstanding
Basic	7,576	-		28,848	-	10,427	[4N]	39,275
Diluted	8,326	-		31,179	-	10,464	[4N]	41,643

Earnings per share available to common stockholders
Basic	$2.72	-		$0.17	-	-		$0.33
Diluted	$2.47	-		$0.15	-	-		$0.31

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended January 31, 2019
(in thousands, except per share information)

	Concrete Pumping Holdings, Inc. (Predecessor)	Pro Forma Adjustments - Business Combination		Concrete Pumping Holdings, Inc. (Successor)	Concrete Pumping Holdings, Inc. Pro Forma Total	Capital Pumping	Pro Forma Adjustments - Capital Acquisition		Pro Forma

Revenue	$24,396	$-		$33,970	$58,366	$11,966	$-		$70,332
Cost of operations	14,027	116	[5A]	21,103	35,246	7,146	(1,596)	[5H]	40,796
Gross profit	10,369	(116)		12,867	23,120	4,820	1,596		29,536
Operating expenses
Selling, general and administrative expenses	4,936	4	[5A]	13,681	20,963	889	(49)	[5H]	23,344
	-	2,342	[5B]	-	-	-	1,541	[5I]	-
Transaction Costs	14,167	(14,167)	[5O]	-	-	-	-		-
Operating (loss) profit	(8,734)	11,705		(814)	2,157	3,931	104		6,192

Interest expense	(1,644)	(1,697)	[5D]	(5,592)	(9,079)	(154)	(744)	[5J]	(10,067)
		(146)	[5C]	-	-	-	(90)	[5K]	-
Loss on extinguishment	(16,395)	-		-	(16,395)	-	-		(16,395)
Other income (expense), net	6	-		11	17	-	-		17
Income (loss) before income taxes	(26,767)	9,862		(6,395)	(23,300)	3,777	(730)		(20,253)
Income tax (expense) benefit	4,192	(1,065)	[5E]	2,765	5,892	-	(1,897)	[5L]	3,995
Net income (loss)	$(22,575)	$8,797		$(3,630)	$(17,408)	$3,777	$(2,627)		$(16,258)
Dividends on redeemable convertible preferred stock	(126)	126	[5F], [5M]	(269)	(269)	-	(175)	[5M]	(444)
Net income (loss) available to common stockholders	$(22,701)	$8,923		$(3,899)	$(17,677)	$3,777	$(2,802)		$(16,702)

Weighted average shares outstanding
Basic	7,576			28,848	28,848		10,427	[5N]	39,275
Diluted	7,576			28,848	28,848		10,427	[5N]	39,275

Earnings per share available to common stockholders
Basic	$(3.00)			$(0.14)	$(0.61)				$(0.43)
Diluted	$(3.00)			$(0.14)	$(0.61)				$(0.43)

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Transaction

For a description of the terms of the Capital Acquisition and related documents, see the section entitled “Business of CPH and Certain Information about CPH—Business Overview and History—Recent Developments” in this Prospectus/Offer to Exchange.

Note 2 — Basis of the Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on CPH and Capital Pumping’s historical consolidated financial statements as adjusted to give effect to the Capital Acquisition and the Business Combination and any other consideration necessary to finance both transactions. Prior to the planned Capital Acquisition, CPH and Capital Pumping had differing fiscal year ends, October 31st and December 31st, respectively. The information contained within the unaudited pro forma condensed combined statement of operations and condensed combined balance sheet for Capital Pumping will be presented for the corresponding previous period relative to the period presented for CPH in accordance with SEC Regulation S-X Article 11-02(c).

The unaudited pro forma condensed combined balance sheet as of January 31, 2019 based on the historical unaudited consolidated balance sheet of CPH as of January 31, 2019 and the combined audited condensed balance sheets of the Capital Companies as of December 31, 2018 and has been prepared to reflect the Capital Acquisition and the related planned debt financing and Equity Offering as if they occurred on January 31, 2019. The unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2018 combines the historical results of operations of CPH and the combined historical results of operations for the Capital Companies for the periods described below, giving effect to the Business Combination, Capital Acquisition and the planned debt financing and Equity Offering as if they occurred on November 1, 2017. The unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2019 combines the historical results of CPH and the combined historical results of the Capital Companies for the periods described below giving effect to the Business Combination, the Capital Acquisition and the proposed debt financing and Equity Offering as if they occurred on November 1, 2017.

The Business Combination was and the Capital Acquisition will be accounted for as business combinations under the scope of the FASB ASC 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of CPH and Capital Pumping. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement.”

CPH is the accounting acquirer for the Capital Acquisition based on the evaluation of the following considerations:

●	CPH will pay cash through proceeds from the Equity Offering and planned additional debt financing, representing the totality of the consideration paid for the Capital Acquisition;
●	The existing stockholders of CPH will obtain control over Capital Pumping and the former owners of Capital Pumping will no longer be involved in any capacity.

 Under the acquisition method, the acquisition-date fair value of the consideration paid by CPH to effect the Capital Acquisition is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as described in Note 3 below. Management of Concrete Pumping Holdings, Inc. has made significant estimates and assumptions in determining the preliminary allocation of the consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Unless indicated otherwise, all amounts presented in the unaudited pro forma condensed combined financial information section are in thousands, except per share information.

Lastly, the significant accounting policies of CPH and Capital Pumping are aligned and are not expected to require any adjustments to be made upon consummation of the Capital Acquisition in order to create the significant accounting policies of the post-consummation entity.

 Note 3 — Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

CPH will acquire Capital Pumping for consideration of approximately $129.2 million and is subject to adjustment given that the Capital Acquisition has not yet been fully consummated. CPH plans to finance the acquisition with debt financing of $40.0 million, before original issue discount of $1.0 million, and the Equity Offering of $100.0 million, without giving effect to underwriting expenses, which will be netted against the aforementioned proceeds from the Equity Offering and before any exercise of the underwriters’ over-allotment option. It is expected that the remaining amounts of financing not dedicated to the acquisition will be used for transaction expenses related to the acquisition. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired specifically, plant, property and equipment of Capital Pumping based on management’s best estimates of the expected fair values of plant, property and equipment, identified intangibles and goodwill. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes as the Capital Acquisition has not been consummated and further the Company intends to finance the Capital Acquisition with a combination of proceeds from the issuance and Equity Offering and additional borrowings under its Term Loan Agreement, neither of which has occurred to date. As such, the proposed financing is subject to market conditions and other factors which could cause the terms, structure or nature of such financing to change.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted management in performing a preliminary valuation. The preliminary allocation of the purchase consideration to property and equipment was based on the fair value of such assets determined using an internal valuation process to determine through appraisal the fair value for all such assets.

Goodwill represents the excess fair value of the Capital Acquisition consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive industry expertise that has been established by Capital Pumping.

No portion of the purchase price is contingent on future events occurring or other conditions being met.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Capital Acquisition as a result of all adjustments set forth in the Interest Purchase Agreement and the final evaluation of Capital Pumping’s tangible and identifiable intangible assets acquired and if the Interest Purchase Agreement changes in such a way as to introduce liabilities to be assumed by CPH. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property, plant and equipment, deferred taxes and amortizable intangible assets, respectively, may be material. The final allocation is expected to be completed no later than one year from the consummation of the Capital Acquisition, which has yet to occur and is planned to occur mid-way through the third quarter of fiscal year 2019.

The preliminary consideration and allocation of the purchase price to the fair value of CPH’s assets acquired and liabilities assumed as if the acquisition date was January 31, 2019 is presented as follows (in thousands):

Calculation of consideration	Rounded (000s)

Additional borrowings on term loan facility, net of original issue discount	$39,000
Issuance of common stock in the Equity Offering	100,000
Total	139,000
Less: Buyer transaction expense and cash on the balance sheet	(9,800)
Total purchase price	129,200

Recognized amounts of identifiable assets acquired and liabilities assumed

Other intangible assets	45,000
Property and equipment	57,045
Total net assets acquired	102,045
Goodwill	$27,155

(3A) Represents total cash raised by the Company through the planned debt financing and Equity Offering to facilitate the Capital Acquisition. Total cash consideration raised is comprised a draw on the Company’s existing Term Loan Agreement for $39.0 million, net of original issue discount of $1.0 million and a $100.0 million issuance of common stock. The Company expects to issue 10,427,529 shares at $9.59 a share. The aforementioned share figure is derived from the 30-Day Volume Weighted Average Price as of immediately prior to the announcement of the Capital Acquisition. The number of shares and share issuance price are subject to market conditions and other factors which could cause the terms, structure or nature of such financing to change materially. In addition, the estimated share price of the shares to be issued in the Equity Offering does not reflect the impact of this exchange offer or the potential impact to our share price from the issuance of common stock in this exchange offer. Our share price may be negatively impacted by potential dilution from this exchange offer, which in turn may lead to us issuing additional common shares to raise the necessary proceeds to pay for a portion of the Capital Acquisition.  For example, if we were to receive $1.00 less per share of our common stock in the Equity Offering, we would be required to issue an additional approximate 1.2 million shares to generate the $100 million needed from the Equity Offering for the Capital Acquisition.   The degree of the potential impact on our stock price from the issuance of the common shares in this exchange offer will vary based on a number of factors, including the number of holders participating in this exchange offer and how the market price for our stock is otherwise impacted by this exchange offer. These proceeds from the issuance of common stock will be offset by an estimated $5.0 million of underwriting costs.

 (3B) Represents the estimated amount of transaction costs to be paid by the Company of $9.5 million. This amount is comprised of the following: $2.4 million of estimated professional services, $5.0 million of estimated equity issuance underwriting costs, $1.0 million of original issue discount and $1.1 million of estimated debt financing costs.

 (3C) Represents the expected cash purchase price of Capital Pumping. As described in (3A), the Company expects to purchase a 100% controlling interest in Capital Pumping through an Equity Offering of $100.0 million of common shares and a draw on the Company’s Term Loan Agreement for $39.0 million, net of original issue discount, less transaction costs as described in (3B).

 (3D) Represents the write-up of acquired property, plant and equipment by $14.6 million to their estimated fair value of $57.0 million. See Note 3 regarding the Capital Acquisition for additional details as to how the Company performed a fair value analysis related to the acquired property, plant and equipment.

 (3E) Represents the identification of intangible assets at their estimated fair value of $45.0 million. The Company identified two intangible assets as a result of the Capital Acquisition, an indefinite-lived trade name with an estimated fair value of $5.5 million related to Capital Pumping and a finite-lived customer list intangible with an estimated fair value of $39.5 million. The estimated fair value of the trade name was derived using the relief-from-royalty-method whereas customer relationships were valued using the multi-period excess earnings method.  As the trade name has been determined to be an indefinite-lived asset, this asset will not be amortized but rather will be evaluated for impairment, similar to goodwill, in line with the applicable guidance at ASC 350, “Intangibles”. The customer list will be amortized in line with the Company’s current accounting policy which is to amortize customer lists on an accelerated basis using the free cash flow method. See Note 3 regarding the Capital Transaction for additional details as to how the Company performed a fair value analysis related to the acquired property, plant and equipment.

 (3F) Represents the residual goodwill adjustment of approximately $27.2 million representing the excess of the total purchase consideration over the fair value of the identifiable assets acquired in the Capital Acquisition as described in Note 3.

 (3G) The Company has structured the acquisition of Capital Pumping as a synthetic asset purchase, wherein the Company indemnifies itself from any exposure to future liabilities or claims to those liabilities while also not taking possession to a number of the assets of Capital Pumping other than those expressly identified within the Purchase Agreement. The Purchase Agreement is structured such that the Company only acquires the property, plant and equipment of Capital Pumping as well as the rights to the associated tradenames and other intellectual property associated with Capital Pumping. As such, the pro forma has been affected such that only the property, plant and equipment of Capital Pumping is assumed by the Company and thus pro forma adjustments have been made to eliminate the assets and liabilities not acquired or assumed, respectively.

(3H) Represents the issuance of $40.0 million of debt financing from the existing Term Loan, net of $1.1 million of debt financing costs and $1.0 million of original issue discount and reflective of a reclassification of payments of $2.0 million due within the next 12 months to current liabilities. The Term Loan Agreement signed as part of the Business Combination allows the Company to raise incremental facilities on the Term Loan Agreement in separate tranches with similar terms to the initial term loan. In order to facilitate this incremental borrowing, the Company entered into an addendum to the Term Loan Agreement on March 26, 2019.  The Term Loan Agreement has a seven-year term, will mature in 2025, and is repayable in equal quarterly installments in aggregate annual amounts equal to 5.00% per annum of the original principal amount of the amount outstanding on the Term Loan Agreement, with the balance payable on the maturity date of the Term Loan Agreement.

(3I) Represents the issuance of $100.0 million from the Equity Offering to facilitate the Capital Acquisition. The Company expects to issue 10.5 million shares at $9.59 a share as part of the planned Equity Offering as described in (3A). The $100 million of Equity Offering proceeds is expected to be offset by $5.0 million in underwriting expenses consistent with the treatment of such fees under ASC 505, Equity. The aforementioned share figure is derived from the 30-Day Volume Weighted Average Price as of immediately prior to the announcement of the Capital Acquisition. The number of shares and share issuance price are subject to market conditions and other factors which could cause the terms, structure or nature of such financing to change materially. In addition, the estimated share price of the shares to be issued in the Equity Offering does not reflect the impact of this exchange offer or the potential impact to our share price from the issuance of common stock in this exchange offer. Our share price may be negatively impacted by potential dilution from this exchange offer, which in turn may lead to us issuing additional common shares to raise the necessary proceeds to pay for a portion of the Capital Acquisition.  For example, if we were to receive $1.00 less per share of our common stock in the Equity Offering, we would be required to issue an additional approximate 1.2 million shares to generate the $100 million needed from the Equity Offering for the Capital Acquisition.   The degree of the potential impact on our stock price from the issuance of the common shares in this exchange offer will vary based on a number of factors, including the number of holders participating in this exchange offer and how the market price for our stock is otherwise impacted by this exchange offer.

(3J) Represents the elimination of Capital Pumping’s equity balances as a result of the Capital Acquisition.

Note 4 — Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

 The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2018 are as follows:

 (4A) Represents the incremental adjustment to record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment for the twelve months ended October 31, 2018 attributable to the Business Combination. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 3 to 15 years and taking into consideration the fixed assets’ reported ages. The vast majority of property, plant and equipment is attributable to machinery.

(4B) Represents the incremental adjustment to record pro forma amortization expense on an accelerated basis using the free cash flow method on the portion of the purchase price allocated to identifiable intangible assets, such as trademarks and customer relationships, for the twelve months ended October 31, 2018 attributable to the Business Combination. The estimated remaining useful lives of the identified intangibles were determined based on the projected economic benefits associated with each of the identified intangible assets and was determined to be a 15-year preliminary estimated useful life for customer relationships. The following table summarizes the amortization of the identified intangible assets:

Amortization
(in Millions)
Year 1	$28,756
Year 2	25,940
Year 3	20,973
Year 4	16,866
Year 5	13,370
Thereafter	62,794
Total	$168,699

(4C) Represents the amortization expense of the new debt facilities financing costs of the Company in connection with the Business Combination. Debt facilities financing costs are amortized using the effective interest method. As part of the Business Combination, a Term Loan in the amount of $357.0 million was issued. The new term loan has a seven year term and will expire in December 2025. Commencing on the last day of the first full fiscal quarter ended after the closing date of the facility, the new Term Loan shall be repayable in equal quarterly installments in aggregate annual amounts equal to 5.00% per annum of the original principal amount of the new Term Loans, with the balance payable on the maturity date of the new Term Loan. In conjunction with the issuance of the Term Loan, $19.2 million of deferred financing costs were incurred.

(4D) Represents the net increase to interest expense to a total interest expense of $32.1 million for the twelve months ended October 31, 2018 resulting from interest on the Term Loan Agreement to finance the Business Combination. The interest rate associated with the Term Loan Agreement is LIBOR plus 6.0%. As interest rates in future periods could vary from those depicted in the transaction, it was determined that a 1/8% variance in interest rates would result in a $0.4 million difference in interest expense. Please see (4C) for additional detail regarding the Term Loan issuance.

(4E) Represents the income tax effect of the pro forma adjustments related to the Business Combination calculated using the statutory U.K. tax rate of 19% and the blended U.S. statutory tax rate of the subsidiaries impacted by the adjustments.  The blended U.S. subsidiary rates range from 23.9% to 24.7% for the year ended October 31, 2018. The income tax effects of the Tax Cuts and Jobs Act (TCJA), which was enacted in the United States on December 22, 2017, are presented as recorded by the separate companies and have not been re-determined on a combined basis.

(4F) Represents the reversal of dividends on redeemable convertible preferred stock and undistributed earnings allocated to preferred shares as these amounts are related to the capital structure of Legacy CPH before the Business Combination, specifically the preferred shares issued by Legacy CPH previously.

(4G) Represents the elimination of nonrecurring transaction costs incurred during the twelve-month period ended October 31, 2018 of $6.5 million that are directly related to the Business Combination.

(4H) Represents the adjustment to pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment for the twelve months ended October 31, 2018 attributable to the Capital Acquisition. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 3 to 20 years and taking into consideration the fixed assets’ reported ages. The vast majority of property, plant and equipment is attributable to machinery, specifically concrete pumping assets which have useful lives ranging from 12 – 20 years.

(4I) Represents the incremental adjustment to record pro forma amortization expense on an accelerated basis using the free cash flow method on the portion of the purchase price allocated to identifiable intangible assets such as tradenames and customer relationships, for the twelve months ended October 31, 2018 attributable to the Capital Acquisition. The estimated remaining useful lives of the identified intangibles were determined based on the projected economic benefits associated with each of the identified intangible assets and was determined to be a 15-year preliminary estimated useful life for customer relationships. Tradenames have been assigned an indefinite useful life and as such are not amortized and thus no amortization expense attributable to tradenames is included in this pro forma adjustment. The following table summarizes the amortization of the identified intangible assets:

Amortization
(in Millions)
Year 1	$6,166
Year 2	8,315
Year 3	6,061
Year 4	4,504
Year 5	3,335
Thereafter	11,119
Total	$39,500

(4J) Represents the net increase to interest expense to a total interest expense of $36.3 million for the twelve months ended October 31, 2018 resulting from total interest on all amounts outstanding on the Term Loan Agreement, including the additional $40.0 million in debt financing to finance the Capital Acquisition. The interest rate associated with the Term Loan Agreement is LIBOR plus 6.0%. As interest rates in future periods could vary from those depicted in the transaction, it was determined that a 1/8% variance in interest rates would result in an immaterial difference in interest expense. Additionally, a pro forma adjustment for the reversal of $0.6 million of interest expense on indebtedness incurred by Capital Pumping has been made as that indebtedness will not be assumed by CPH as part of the Capital Acquisition.

(4K) Represents the amortization expense of the new debt facilities financing costs and original issue discount in connection with the Capital Acquisition. Amortization expense was determined using the effective interest method.

(4L) Represents the income tax effect of the pro forma adjustments related to the Capital Acquisition calculated using the blended U.S. statutory tax rate of 24.9% for the year ended October 31, 2018.

(4M). The Company issued 2,450,980 shares of Series A Zero-Dividend Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) for $25.0 million concurrently with the Business Combination. The Series A Preferred Stock will not pay dividends and will be convertible into shares of the Company common stock at a 1:1 ratio (subject to customary adjustments) at any time following six months after the Closing. The Company will have the right to elect to redeem all or a portion of the Series A Preferred Stock at its election after four years for cash at a redemption price equal to the amount of the principal investment plus an additional cumulative amount that will accrue at an annual rate of 7.0% thereon.

(4N) As the Business Combination and Capital Acquisition are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination and Capital Acquisition have been outstanding for the entire period presented.

The following presents the calculation of basic and diluted weighted average common shares outstanding.

Year Ended October 31, 2018
Weighted average shares calculation, basic
Weighted average public shares outstanding	662,678
Argand rights converted to shares	5,750,000
CPH Management (rollover)	2,942,048
Peninsula Pacific (rollover)	11,005,275
Shares issued to PIPE investors	1,906,318

Argand shares issued in Business Combination	6,581,388
Common shares issued in Equity Offering	10,427,529
Weighted average shares outstanding	39,275,236

Year Ended October 31, 2018
Weighted average shares calculation, diluted
Weighted average public shares outstanding	662,678
Argand rights converted to shares	5,750,000
CPH Management (rollover)	2,942,048
Peninsula Pacific (rollover)	11,005,275
Shares issued to PIPE investors	1,906,318

Argand shares issued in Business Combination	6,581,388
Common shares issued in Equity Offering	10,427,529
Incentive stock options	2,367,334
Weighted average shares outstanding	41,642,570

Note 5 — Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2019 are as follows:

(5A) Represents the incremental adjustment to record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment for the three months ended January 31, 2019 attributable to the Business Combination. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 3 to 15 years and taking into consideration the fixed assets’ reported ages. The vast majority of property, plant and equipment is attributable to machinery.

(5B) Represents the incremental adjustment to record pro forma amortization expense on an accelerated basis using the free cash flow method on the portion of the purchase price allocated to identifiable intangible assets such as trademarks and customer relationships, for the three months ended January 31, 2019 attributable to the Business Combination. The estimated remaining useful lives of the identified intangibles were determined based on the projected economic benefits associated with each of the identified intangible assets and was determined to be a 15-year preliminary estimated useful life for trademarks and customer relationships. Please see (4B) for a table that summarizes the amortization of the identified intangible assets discussed herein.

(5C) Represents the amortization expense of the new debt facilities financing costs of CPH in connection with the Business Combination. Amortization expense was determined using the effective interest method.

(5D) Represents the net increase to interest expense to a total interest expense of $8.9 million for the three months ended January 31, 2019 resulting from interest on the Term Loan Agreement to finance the Business Combination. The interest rate associated with the Term Loan Agreement is LIBOR plus 6.0%. As interest rates in future periods could vary from those depicted in the transaction, it was determined that a 1/8% variance in interest rates would result in a $0.1 million difference in interest expense.

(5E) Represents the income tax effect of the pro forma adjustments related to the Business Combination calculated using the statutory U.K. tax of 19% and the blended U.S. statutory tax rate of the subsidiaries impacted by the adjustments.  The blended U.S. subsidiary rates range from 23.9% to 24.8% for the period ended December 5, 2018.

(5F) To record the reversal of cumulative dividends and undistributed earnings allocated to Preferred Stock for the purpose of determining income (loss) attributable to common stockholders. This adjustment is to remove the equity structure of Legacy CPH presented in the Predecessor period in order to affect the Pro Forma for the new capital structure of CPH after the Business Combination.

(5H) Represents the adjustment to record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment for the three months ended January 31, 2019 attributable to the Capital Acquisition. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 3 to 20 years and taking into consideration the fixed assets’ reported ages. The vast majority of property, plant and equipment is attributable to machinery, specifically concrete pumping assets.

(5I) Represents the incremental adjustment to record pro forma amortization expense on an accelerated basis using the free cash flow method on the portion of the purchase price allocated to identifiable intangible assets, such as tradenames and customer relationships, for the three months ended January 31, 2019. The estimated remaining useful lives of the identified intangibles were determined based on the projected economic benefits associated with each of the identified intangible assets and was determined to be a 15-year preliminary estimated useful life for customer relationships. Tradenames have been assigned an indefinite useful life and as such are not amortized and thus no amortization expense attributable to tradenames is included in this pro forma adjustment. Please see (4I) for a table that summarizes the amortization of the identified intangible assets discussed herein.

(5J) Represents the net increase to interest expense to a total interest expense of $9.8 million for the three months ended January 31, 2019 resulting from interest on the Term Loan Agreement and associated addendum used to finance the Business Combination and the Capital Acquisition. The interest rate associated with the Term Loan Agreement is LIBOR plus 6.0%. As interest rates in future periods could vary from those depicted in the transaction, it was determined that a 1/8% variance in interest rates would result in an immaterial difference in interest expense. Additionally, a pro forma adjustment for the reversal of $0.2 million of interest expense on indebtedness incurred by Capital Pumping has been made as that indebtedness will not be assumed by CPH as part of the Capital Acquisition.

(5K) Represents the amortization expense of the new debt facilities financing costs and original issue discount in connection with the Capital Acquisition. Amortization expense was determined using the effective interest method.

(5L) Represents the income tax effect of the pro forma adjustments related to the Capital Acquisition calculated by applying the pro forma U.S. statutory tax rate of 33.5% for the year ended October 31, 2019 to the pro forma successor period net income before tax. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities.

(5M) To record cumulative dividends on the redeemable convertible preferred stock for the purpose of determining income (loss) attributable to common stockholders.

(5N) As the Business Combination and Capital Acquisition are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination and Capital Acquisition have been outstanding for the entire period presented.

The following presents the calculation of basic and diluted weighted average common shares outstanding.

Three Months Ended January 31, 2019
Weighted average shares calculation, basic and diluted
Weighted average public shares outstanding	662,678
Argand rights converted to shares	5,750,000
CPH Management (rollover)	2,942,048
Peninsula Pacific (rollover)	11,005,275
Shares issued to PIPE investors	1,906,318

Argand shares issued in Business Combination	6,581,388
Common shares issued in Equity Offering	10,427,529
Weighted average shares outstanding	39,275,236

(5O) Represents the elimination of nonrecurring transaction costs incurred during the three-month period ended January 31, 2019 of $14.2 million that are directly related to the Business Combination.

MANAGEMENT

The following table provides information regarding our executive officers and directors, including their ages, as of April 1, 2019:

Name	Age	Position/Affiliation
Bruce Young	59	Chief Executive Officer and Director
Iain Humphries	44	Chief Financial Officer and Director
David Anthony Faud	52	Managing Director, U.K.
David A.B. Brown	75	Chairman of the Board
Tariq Osman	40	Vice Chairman of the Board
Heather L. Faust	39	Director
David G. Hall	60	Director
Brian Hodges	65	Director
Howard D. Morgan	56	Director
John M. Piecuch	70	Director
Raymond Cheesman	59	Director
Matthew Homme	39	Director
M. Brent Stevens	58	Director

Bruce Young, 59, has served as our Chief Executive Officer and a member of our Board since the consummation of the Business Combination. Mr. Young has been the President and Chief Executive Officer of Brundage-Bone since 2008 and joined Brundage-Bone in 1985. Mr. Young was appointed as the Chief Executive Officer of the Brundage-Bone brand in 2008. Prior to that, Mr. Young managed the concrete pumping operations for Brundage-Bone from 2001 to 2008. Mr. Young has also served as Chief Executive Officer of Eco-Pan since its founding in 1999. Mr. Young started his career in the concrete pumping industry in 1980 with O’Brien Concrete Pumping, eventually moving on to start his own concrete pumping company.

We believe that Mr. Young is qualified to serve on our Board based on his historic knowledge of Brundage-Bone and his extensive industry experience.

Iain Humphries, 44, has served as our Chief Financial Officer and Secretary and a member of our Board since the consummation of the Business Combination. Mr. Humphries has served as the Chief Financial Officer of Brundage-Bone since November 2016. Prior to joining Brundage-Bone, Mr. Humphries was the Chief Financial Officer of Wood Group PSN Americas from August 2013 to August 2016, having joined Wood Group PLC in 2005. Mr. Humphries has spent eleven years working in various finance leadership roles based in the United States and has over 20 years of international financial and management experience in the oil & gas, power generation and public accounting sectors. He is a Chartered Accountant of the Institute of Chartered Accountants of Scotland (ICAS) and holds a 1st Class Honors Degree in Accounting & Finance from The Robert Gordon University located in Aberdeen, Scotland.

We believe that Mr. Humphries is qualified to serve on our Board based on his knowledge of the Company and his extensive international financial and managerial experience.

David Anthony “Tony” Faud, 52, has served as our Managing Director, U.K. since the consummation of the Business Combination. Mr. Faud has been Managing Director of our U.K. operations since 2002. As one of only eight registered Construction Plan Competence Scheme instructors in the U.K., Mr. Faud has led Camfaud to become the region’s market leader. He has over 30 years of industry experience and has been instrumental in the growth and success of Camfaud, having joined the company in 1982.

David A.B. Brown, 75, has been our Chairman since the consummation of the Business Combination. Mr. Brown has been Industrea’s Non-Executive Chairman since July 2017. Mr. Brown was the Chairman of the board of directors of Layne Christensen Company (Nasdaq: LAYN), a global water management, construction and drilling company, from May 2005 until June 2018 and served as its President and Chief Executive Officer from June 2014 to January 2015. In addition, Mr. Brown has served on the board of directors of EMCOR Group, Inc. (NYSE: EME) since December 1994, of Hercules Offshore, Inc. (OTC: HERO), an energy services company, from February 2015 to December 2016 and of Williams Industrial Service Group Inc. (OTC: WLMS) since May 2016. Mr. Brown served as the Chairman of the board of directors of Pride until Pride’s acquisition by Ensco (NYSE: ESV) in May 2011 for approximately $8.6 billion, and he served as a member of Ensco’s board of directors from May 2011 to May 2014. Mr. Brown also previously served as the co-founder and President of The Windsor Group, Inc., and a director of numerous other companies in the energy industry. Mr. Brown is a Chartered Public Accountant. He earned his Bachelor of Commerce and a Masters in Accounting from McGill University and an M.B.A. from Harvard Business School.

We believe that Mr. Brown is qualified to serve on our Board based on his extensive leadership and business experience; his strong background in finance and public company governance; and his network of contacts in the industrial manufacturing and services industry.

Tariq Osman, 40, has been a member of our Board since August 29, 2018. Mr. Osman was Industrea’s Executive Vice President and a member of the Industrea Board from April 2017 until the consummation of the Business Combination. Mr. Osman has been a co-founder, Partner and Managing Director of Argand as well as a member of its Management Committee and Investment Committee since September 2015. Previously, he was a Managing Director at Castle Harlan (and its affiliate, CHAMP), where he worked from January 2003 to July 2015, where he focused on private equity transactions across a wide range of industries, including portfolio management work for Shelf Drilling, Gold Star Foods, Caribbean Restaurants, International Energy Services, Blue Star Group and Austar United Communications. In addition, he served as a Managing Partner of CHI Private Equity from February 2015 to July 2015. Mr. Osman also previously worked at McKinsey & Company as a management consultant. In this role, he advised clients in the oil and gas, mining, construction and telecommunications sectors on strategy and operational improvements. Mr. Osman began his career in Australia as an engineer at Gutteridge, Haskins & Davey, working on oil and gas, mining and government infrastructure projects. He has been Chairman of the board of directors of Sigma Electric since October 2016, Chairman of the board of directors of Brintons Carpets Limited since July 2017, and a director of Gold Star Foods, a food distribution company, since April 2014. In October 2016, Argand acquired Sigma Electric, a global manufacturer of small, highly engineered castings for multinational companies serving the North American electrical products, power transmission and distribution, and general industrial markets. Sigma Electric operates nine manufacturing plants in India and one manufacturing plant in Mexico and has its U.S. headquarters and distribution center in Garner, North Carolina. He is a former director of Shelf Drilling Inc., Caribbean Restaurants, LLC, International Energy Services, the Blue Star Group and Hercules Offshore, Inc. (OTC: HERO). Mr. Osman holds an M.B.A. from the Wharton Graduate School of Business, a Masters of Engineering from the University of Adelaide and a Masters of Applied Finance from Macquarie University.

We believe Mr. Osman is qualified to serve on our Board based on his leadership and business experience; his track record as a partner and managing director of Argand; and his network of contacts in the industrial manufacturing and services industry.

Ray Cheesman, 59, has been a member of our Board since December 9, 2018. Mr. Cheesman is a Senior Research Analyst at Anfield Capital, a registered investment advisor that serves as the advisor to the Anfield Universal Fixed Income Fund, an absolute return bond strategy seeking to deliver positive returns over full market cycles (“Anfield”). Prior to joining Anfield, Mr. Cheesman spent 17 years at Jefferies & Company where he worked as both an investment banker and high yield analyst. Mr. Cheesman received his B.B.A. in Finance from George Washington University.

We believe Mr. Cheesman is qualified to serve on our Board based on his business experience and strong background in finance.

Heather L. Faust, 39, has been a member of our Board since the consummation of the Business Combination. Ms. Faust was Industrea’s Executive Vice President and a member of the Industrea Board from April 2017 until the consummation of the Business Combination. Ms. Faust has been a co-founder, Partner and Managing Director of Argand as well as a member of its Management Committee and Investment Committee since September 2015. Previously, she was a Managing Director at Castle Harlan, where she worked from August 2008 to July 2015. In addition, she served as a Managing Partner of CHI Private Equity from February 2015 to July 2015. Prior to joining Castle Harlan, Ms. Faust was a management consultant at McKinsey & Company, where she worked in the United States and abroad across a variety of industries. Ms. Faust advised and directly assisted her clients in defining and implementing key strategic and operational business transformations. Ms. Faust’s experience also includes roles in the consumer industry as well as international development work in the Middle East. She has been a director of Sigma Electric since October 2016, chair of the advisory board for Oase Management GmbH since July 2018, and a director of Tensar Corporation, an industrial manufacturing company, since July 2014. Ms. Faust also previously served as a director of Baker & Taylor Acquisitions Corp., IDQ and Ames True Temper. Ms. Faust graduated Cum Laude from Princeton University with a BSE in Operations Research and Financial Engineering and holds an MBA from the Harvard Business School.

We believe Ms. Faust is qualified to serve on our Board based on her leadership and business experience; her track record as a partner and managing director of Argand; and her network of contacts in the industrial manufacturing and services industry.

David G. Hall, 60, has been a member of our Board since the consummation of the Business Combination. Mr. Hall has served as a director of Industrea since July 2017. Mr. Hall was the Chief Executive Officer of Polypipe (LON: PLP) and a member of Polypipe’s board of directors from September 2005 to his retirement in October 2017. Polypipe is one of Europe’s largest and most innovative manufacturers of plastic piping and energy efficient ventilation systems for the residential, commercial, civil and Infrastructure sectors. Following a number of divisional Managing Director positions in both private and publicly listed companies, Mr. Hall led the management buyout of Polypipe in Sept 2005, and following a number of disposals and acquisitions to reposition and refocus the business after a successful period of private ownership, Polypipe listed on the main market of the London Stock Exchange during April 2014. The company achieved FTSE 250 status in January 2016. Mr. Hall has been a non-executive director of Brintons Carpets Limited since February 2018. Mr. Hall served as President of the British Plastics Federation and vice Chairman of the Construction Products Association, and has more than 20 years of experience in the building products industry. Mr. Hall holds a Bachelor of Science in Mechanical Engineering from Kingston University.

We believe Mr. Hall is qualified to serve on our Board based on his leadership and business experience; his track record as the chief executive officer of Polypipe; and his network of contacts in the industrial manufacturing and services industry.

Brian Hodges, 65, has been a member of our Board since the consummation of the Business Combination. Mr. Hodges served as a director of Industrea from July 2017 until the consummation of the Business Combination. From August 1997 to December 2015, Mr. Hodges was the Managing Director and Chief Executive Officer of Bradken (ASX: BKN), an Australian public company and global manufacturer and supplier of steel products for the mining, transport, general industrial and contract manufacturing markets. During his tenure as chief executive of Bradken, Mr. Hodges guided Bradken through periods of considerable change and corporate activity with four different owners. Over the course of his career, he has gained considerable management and leadership experience in raw material production and processing, supply and logistics and steel manufacturing. Mr. Hodges holds a Bachelor of Chemical Engineering from the University of Newcastle.

We believe Mr. Hodges is qualified to serve on our Board based on his leadership and business experience; his track record as the managing director and chief executive officer of Bradken; and his network of contacts in the industrial manufacturing and services industry.

 Matthew Homme, 39, has been a member of our Board since December 9, 2018. Mr. Homme is a Managing Director at Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors. Prior to joining Peninsula Pacific in 2013, Mr. Homme was a Principal with Aurora Resurgence where he focused on buyouts and special situations investments for middle-market companies and served on the boards of directors of multiple portfolio companies in North America and Europe. Previously, Mr. Homme worked in the Investment Banking Department of Jefferies & Company. Mr. Homme graduated summa cum laude from the Wharton School at the University of Pennsylvania with a B.S. in Economics and holds an M.B.A. from the Harvard Business School.

We believe Mr. Homme is qualified to serve on our Board based on his business experience and strong background in finance.

 Howard D. Morgan, 56, has been a member of our Board since August 29, 2018. Mr. Morgan has been Industrea’s Chief Executive Officer and a director of Industrea since April 2017. Mr. Morgan has been a co-founder, Partner and Senior Managing Director of Argand as well as a member of its Management Committee and Investment Committee since September 2015. Prior to forming Argand, Mr. Morgan was the President of Castle Harlan from September 2014 to July 2015 and Co-President from August 2010 to September 2014. In addition, he served as chief executive officer and president of CHI Private Equity from February 2015 to July 2015. Until July 2015, Mr. Morgan was also a member of the board of directors and associated board committees of CHAMP. Mr. Morgan joined Castle Harlan in 1996. Previously, Mr. Morgan was a partner at The Ropart Group, a private equity investment firm, and began his career at Allen & Company, Inc. Mr. Morgan is currently on the advisory board of Oase Management GmbH since July 2018. Mr. Morgan is a former director of over one dozen companies, including Shelf Drilling Inc., Pretium Packaging, LLC, IDQ, Securus Technologies, Inc., Baker & Taylor Acquisitions Corp., Polypipe, Austar United Communications Ltd. (ASX: AUN), Norcast Wear Solutions, Inc., AmeriCast Technologies, Inc., Ion Track Instruments, Inc., Land ‘N’ Sea Distributing, Inc., Penrice Soda Products Pty. Ltd., Branford Chain, Inc. and various CHAMP entities. He is a director and past Chairman of the Harvard Business School Club of New York, Chairman of the Parkinson’s Foundation, a director of the Alexander Hamilton Institute and the World Press Institute, and a director and Treasurer of the Friends of the Garvan Institute of Medical Research. Mr. Morgan was a director and officer of the Harvard Business School Alumni Board from 2006 to 2011. He received his B.A. from Hamilton College in Mathematics and Government and his M.B.A. from the Harvard Business School.

 We believe that Mr. Morgan is qualified to serve on our Board based on his extensive leadership and board experience; his track record as a partner and senior managing director of Argand and as president of Castle Harlan; and his network of contacts in the industrial manufacturing and services industries.

 John M. Piecuch, 70, has been a member of our Board since the consummation of the Business Combination. Mr. Piecuch is a retired ex-Chief Executive Officer of several successful concrete construction companies, most recently serving as President and Chief Executive Officer of MMI Products, Inc., which, at the time, was the largest manufacturer of welded steel reinforcing products for concrete construction, from 2001 to 2006. From 1996 to 2001, Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, one of the largest construction materials companies in North America. He also served in various other positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Piecuch held various positions, including President of the Cement Division of National Gypsum Company. Mr. Piecuch currently serves as advisor and a director of JMP Construction Materials, LLC and currently serves as lead director of Brampton Brick Limited. Previously, Mr. Piecuch served as a director of Brundage-Bone from 2011 to 2014, including as Chairman of its compensation committee and a member of its audit committee. He also served as non-Executive Chairman of U.S. Concrete, Inc. from 2009 to 2010. Mr. Piecuch holds an M.B.A. and B.S.B.A., both in Finance, from the University of Akron.

 We believe that Mr. Piecuch is qualified to serve on our Board based on his extensive experience advising similar companies and extensive directorship experience.

 M. Brent Stevens, 58, has been a member of our Board since December 9, 2018. Mr. Stevens is the founder and Manager of Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors. In connection with serving as Manager of Peninsula Pacific Mr. Stevens served as the Chairman and Chief Executive Officer of Peninsula Gaming, LLC, a company which he founded in 1997 and sold to Boyd Gaming Corporation in 2012. From 1990 through 2010, Mr. Stevens worked in the investment banking group of Jefferies & Company, holding various positions, most recently as an Executive Vice President and Head of Capital Markets. He also served as a member of Jefferies’ Executive Committee. Mr. Stevens received his B.A. in Accounting from the University of Southern California and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

 We believe Mr. Stevens is qualified to serve on our Board based on his business experience and strong background in finance.

Number and Terms of Office of Officers and Directors

Our Board consists of twelve directors and is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. In connection with the Business Combination, each of Heather L. Faust, David G. Hall and Iain Humphries were elected by Industrea’s stockholders to serve as Class I directors effective upon the Closing with terms expiring at 2019 annual meeting of stockholders; each of Brian Hodges, John M. Piecuch and Howard D. Morgan were elected by Industrea’s stockholders to serve as Class II directors effective upon the Closing with terms expiring at the 2020 annual meeting of stockholders; and David A.B. Brown, Tariq Osman and Bruce Young were elected by Industrea’s stockholders to serve as Class III directors effective upon the Closing with terms expiring at the 2021 annual meeting of stockholders. Pursuant to the terms of the Non-Management Rollover Agreement (as defined below), Peninsula (as defined below) designated each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of common stock; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of common stock; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of common stock. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, in connection with Peninsula’s designation of each of Raymond Cheesman, Matthew Homme and M. Brent Stevens to serve on our Board pursuant to the Non-Management Rollover Agreement, the size of our Board was increased from nine to twelve members, and our Board appointed Mr. Homme to serve as a Class I director with a term expiring at our 2019 annual meeting of stockholders, Mr. Cheesman to serve as a Class II director with a term expiring at our 2020 annual meeting of stockholders and Mr. Stevens to serve as a Class III director with a term expiring at our 2021 annual meeting of stockholders.

 Our officers are appointed by our Board and serve at the discretion of our Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our amended and restated bylaws as it deems appropriate. Our bylaws provide that our officers will consist of a Chief Executive Officer, Chief Financial Officer and Secretary, and, if our Board chooses, such other offices as may be determined by our Board.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Ms. Faust and Messrs. Hall, Hodges, Piecuch, Morgan, Brown, Osman, Cheesman and Homme, being a majority of the directors on the Board, have been determined to be independent by the Board pursuant to the rules of Nasdaq.

Committees of the Board

Our Board has established the following committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) and an indemnification committee (the “Indemnification Committee”). Each of the committees reports to Board. Members serve on these committees until their resignation or until otherwise determined by our Board. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other things, (i) appointing, retaining and evaluating the Company’s independent registered public accounting firm and approving all services to be performed by them; (ii) overseeing the Company’s independent registered public accounting firm’s qualifications, independence and performance; (ii) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC; (iv) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (vi) reviewing and approving related person transactions.

The current members of our Audit Committee are Messrs. Brown, Piecuch and Cheesman, with Mr. Piecuch serving as the chair of the Audit Committee. All members of the Audit Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq, and the Board has determined that Mr. Brown is an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC. The Board has approved a written charter under which the Audit Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this this Prospectus/Offer to Exchange.

Compensation Committee

The Compensation Committee is responsible for, among other things, (i) reviewing key employee compensation goals, policies, plans and programs; (ii) reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers; (iii) reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and (iv) administering the Company’s stock plans and other incentive compensation plans.

The current members of the Compensation Committee are Messrs. Osman, Hodges, Morgan and Cheesman, with Mr. Hodges serving as chair of the Compensation Committee. All of the members of the Compensation Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules with respect to compensation committee membership. The Board has approved a written charter under which the Compensation Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com.  Information appearing on our website is not incorporated by reference into this this Prospectus/Offer to Exchange.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for, among other things, considering and making recommendations to the Board on matters relating to the selection and qualification of directors of the Company and candidates nominated to serve as directors of the Company, as well as other matters relating to the duties of directors of the Company, the operation of the Board and corporate governance.

The current members of the Corporate Governance and Nominating Committee are Messrs. Brown, Hall, Osman and Homme, with Mr. Brown serving as the chair of the Corporate Governance and Nominating Committee. All of the members of the Corporate Governance and Nominating Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules. The Board has approved a written charter under which the Corporate Governance and Nominating Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this this Prospectus/Offer to Exchange.

Indemnification Committee

The Indemnification Committee is responsible for evaluating post-Closing indemnification claims under the merger agreement entered into in connection with the Business Combination. The current members of the Indemnification Committee are Messrs. Brown, Osman and Piecuch.

Director Nominations

Our Board will consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to our officers and directors. Copies of our code of ethics and our board committee charters are available on our website (www.concretepumpingholdings.com). You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us in writing at 6461 Downing Street, Denver, Colorado, 80229 or by telephone at (303) 289-7497. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provide that our officers and directors will be indemnified by us to the fullest extent authorized by applicable law, as the same exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether we would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Director Compensation

The Company did not provide compensation to its directors during the fiscal year ended October 31, 2018.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2018, the Company’s “named executive officers” or “NEOs” and their positions were as follows:

●	Bruce Young, Chief Executive Officer;

●	Iain Humphries, Chief Financial Officer;

●	David Anthony Faud, Managing Director, U.K.; and

●	Steven De Bever, Former Chief Operating Officer

During fiscal year 2017, Mr. De Bever served as Chief Operating Officer through August 24, 2018 and a replacement was not named from the aforementioned date through October 31, 2018.

The Company’s NEOs are employed by, and receive cash compensation and employee benefits from, Brundage-Bone. For purposes of this discussion, references to cash compensation paid and employee benefits provided by the Company include the cash compensation and employee benefits paid or provided by Brundage-Bone.

This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs adopted following the completion of the Capital Acquisition may differ materially from the programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s named executive officers for the Company’s fiscal years ending October 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce Young Chief Executive Officer	2018	350,000	—	92,400	26,692	469,092
	2017	350,000	—	100,000	177,389	627,389
Iain Humphries Chief Financial Officer	2018	265,000	—	63,600	25,758	354,358
	2017	238,500	706,982	135,000	88,952	1,169,434
David Anthony Faud Managing Director, U.K.	2018	201,075	—	—	43,698	244,773
	2017	191,205	—	—	41,553	232,758
Stephen De Bever Former Chief Operating Officer	2018	238,673	—	—	21,813	260,486
	2017	237,194	471,322	125,000	22,931	856,447

(1)

Amounts reflect the full grant-date fair value of options to purchase shares of the Company’s common stock, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of option awards, see Note 14 of the Company’s consolidated financial statements included in this registration statement.

(2)	Amounts represent 2017 and 2018 cash bonuses earned by the Company’s named executive officers during fiscal year 2017 and 2018, respectively.

(3)

Amounts under the “All Other Compensation” column consist of the following for fiscal year 2017: (i) for Mr. Young, $150,807 in company reimbursements for the cost of his relocation to the Denver, Colorado area, $2,582 in company matching 401(k) contributions on his behalf for fiscal year 2017, and $24,000 in company payments of a car allowance, (ii) for Mr. Humphries, $66,952 in company reimbursements for the cost of his relocation to the Denver, Colorado area and $22,000 in company payments of a car allowance, (iii) for Mr. Faud, $19,121 in pension contributions, $12,747 in company payments of a car allowance and $9,685 in payments for other miscellaneous fringe benefits and (iv) for Mr. De Bever, $1,931 in company matching 401(k) contributions on his behalf for fiscal year 2017 and $21,000 in company payments of a car allowance. Amounts under the “All Other Compensation” column consist of the following for the fiscal year 2018: (i) for Mr. Young, $24,000 in company payments of a car allowance and $2,692 in company matching 401(k) contributions on his behalf for fiscal year 2018, (ii) for Mr. Humphries, $24,000 in payments of a car allowance and $1,758 in company matching 401(k) contributions on his behalf for fiscal year 2018, (iii) for Mr. Faud, $20,108 in pension contributions, $13,405 in company payments of a car allowance and $10,185 in payments for other miscellaneous fringe benefits and (iv) for Mr. De Bever, $1,813 in company matching 401(k) contributions on his behalf for fiscal year 2018 and $20,000 in company payments of a car allowance.

Narrative to Summary Compensation Table

Base Salaries

The NEOs receive (or received, in the case of Mr. De Bever) base salaries to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation commensurate with the executive’s seniority, skill set, experience, role and responsibilities.

The actual base salaries paid to the NEOs during 2017 and 2018 are set forth in the Summary Compensation Table above.

Annual Bonuses

In fiscal year 2017, Messrs. Young, Humphries and De Bever were eligible to earn annual cash bonuses targeted at 55%, 50% and 40%, respectively, of their base salaries.

 In fiscal year 2018, Messrs. Young, Humphries, De Bever Faud were eligible to earn annual cash bonuses targeted at 55%, 50%, 40% and 0%, respectively, of their respective base salaries.

 Mr. De Bever did not receive a cash bonus with respect to fiscal year 2018 because his employment with us terminated prior to the applicable payment date.

Each NEO was eligible to earn his bonus based on the attainment of company and individual performance metrics established by the Company’s Board.

Messrs. Young, Humphries and Faud became entitled to receive cash bonuses equal to their respective target bonus amounts based on the attainment of company and individual performance metrics during fiscal year 2017.

The actual annual cash bonuses awarded to each NEO for fiscal years 2017 and 2018 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

The Company has historically granted options to purchase shares of its common stock to the named executive officers, under the Concrete Pumping Holdings, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”). During fiscal year 2017, Messrs. Humphries and De Bever were granted options to purchase shares of the Company’s common stock under the 2015 Plan (the “2017 Options”). The 2017 Options were intended to qualify as tax-qualified “incentive stock options.” Mr. Young did not receive grants of options during fiscal year 2017, and none of the NEOs received grants of stock options during fiscal year 2018. In connection with the Business Combination, the 2015 Plan was terminated and certain outstanding options thereunder were converted in to options to purchase shares of our common stock under the 2018 Plan.

On April 10, 2019, the Company granted approximately 160 awards under the 2018 Plan to approximately 145 employees, consisting of approximately 5.8 million shares of restricted stock (in the case of U.S. employees) and stock options to acquire approximately 0.9 million shares of common stock (in the case of U.K. employees). The purchase price of the restricted stock is $0.00 per share, and the exercise price of the stock options to acquire restricted stock is $0.01 per share.

An aggregate of 4,655,326 restricted shares (including 1,136,715 restricted shares and 884,111 restricted shares issued to our Chief Executive Officer and Chief Financial Officer, respectively) and an aggregate of 659,000 options issued pursuant to these awards are subject to the following vesting provisions: 25% of such securities will vest in equal installments on each of December 6, 2019, December 6, 2020, December 6, 2021, December 6, 2022 and December 6, 2023.  The remaining 75% of such securities will become available for vesting in three equal installments if the Company’s stock price closes at or above $13.00, $16.00 and $19.00 per share (each, a “Stock Price Target”), respectively, for 30 consecutive business days. Upon the achievement of a Stock Price Target, the related tranche of securities will vest in equal increments over the first, second and third anniversaries of the date on which such Stock Price Target was achieved. If a Stock Price Target is not achieved on or before December 6, 2023, then the related tranche of securities will be forfeited. If a Stock Price Target is achieved but the related tranche of securities is not fully vested by December 6, 2023, such shares may, under certain circumstances, continue to vest after that date.

An aggregate of 1,159,232 restricted shares (including 335,344 restricted shares and 25,624 restricted shares issued to our Chief Executive Officer and Chief Financial Officer, respectively) and an aggregate of 222,193 options issued pursuant to these awards will become available for vesting in three equal installments if the Company’s stock price closes at or above the Stock Price Targets on the same terms as described above.

Other Elements of Compensation

Retirement Plans

Brundage-Bone maintains a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company believes that providing a vehicle for tax-deferred retirement savings though the 401(k) plan adds to the overall desirability of its compensation package and further incentivizes employees, including the NEOs, in accordance with its compensation policies.

Employee Benefits and Perquisites

All of Brundage-Bone’s full-time employees, including the NEOs, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.

As part of their compensation packages, each NEO is (or was, in the case of Mr. De Bever) entitled to company payment of a car allowance equal to $2,000 per month. The company provided these benefits and perquisites to help ensure that the NEOs would be able to devote their full business time to the company’s affairs, to project the proper corporate image for the company and to make employment at the company attractive at a relatively modest cost for shareholders.

No Tax Gross-Up Obligations

Neither the Company nor Brundage-Bone has any obligation to make tax gross-up or similar payments to or in respect of amounts that may become payable to any of the NEOs or their other employees, including but not limited to any such gross-up obligations with respect to any amounts deemed to constitute “excess parachute payments” under Internal Revenue Code Section 280G.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of October 31, 2018, which were granted under the 2015 Plan. In connection with the Business Combination, the 2015 Plan was terminated and certain outstanding options thereunder were converted into options to purchase shares of our common stock under the 2018 Plan. The terms of the 2018 Plan are described below.

	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)		Option Exercise Price ($)	Option Expiration Date
Bruce Young Chief Executive Officer	February 4, 2015	November 1, 2014	323,456	92,416	(1)	2.48	February 5, 2025
Iain Humphries Chief Financial Officer	March 8, 2017	November 1, 2016	51,984	34,656	(1)	17.50	March 7, 2026
David Anthony Faud Managing Director, U.K.(2)	-	-	-	-		-	-
Steven De Bever Former Chief Operating Officer(3)	-	-	-	-		-	-

(1)

Represents stock options vesting as follows: (i) ten percent (10%) of the Company shares subject to the option vest and become exercisable on each of the first five anniversaries of the vesting commencement date (November 1, 2014 or November 1, 2016, as applicable), subject to the applicable NEO’s continued service through the applicable vesting date; and (ii) subject to the applicable NEO’s continued service through the applicable vesting date, up to ten percent (10%) of the Company shares subject to the option will vest and become exercisable on each of the first five anniversaries of the vesting commencement date based on the level at which the Company has attained budgeted EBITDA for the most recent Company fiscal year ending immediately prior to the vesting commencement date anniversary. In the event that a change in control of the Company occurs and the applicable NEO’s employment continues through such change in control, the option will vest in full (to the extent then-unvested) upon such change in control. Upon consummation of the Business Combination, all of these unexerciseable (unvested) incentive stock options that were previously granted under the 2015 Plan vested and were converted into incentive stock options of the Company. In addition, the exercisable (vested) options also were converted into incentive stock options of the Company.

(2)	Mr. Faud has not been issued any stock options for the duration of his employment agreement with Brundage-Bone beginning on November 17, 2016.
(3)

Mr. De Bever was previously granted an option to purchase CPH common stock, which (to the extent not previously exercised) expired pursuant to its terms following Mr. De Bever’s termination of employment with Brundage-Bone in August 2018.

Executive Compensation Arrangements

Executive Employment Agreements

Brundage-Bone previously entered into executive employment agreements with Messrs. Young, Humphries, De Bever and Faud, which became effective as of August 18, 2014, December 1, 2016, May 1, 2017 and November 17, 2016, respectively. The material terms of the executive employment agreements are described in more detail below.

Pursuant to the employment agreements, Mr. Young serves as Chief Executive Officer and President and Mr. Humphries serves as Chief Financial Officer, Mr. Faud serves as Managing Director, U.K., and Mr. De Bever served, through August 28, 2017, as Chief Operating Officer. Each employment agreement has (or had, in the case of Mr. De Bever) an initial one-year term, subject to automatic one-year renewals thereafter, unless either party provides at least ninety days’ prior written notice of non-renewal.

The employment agreements provide for Messrs. Young, Humphries and Faud to receive annual base salaries which, as of October 31, 2018, were equal to $350,000, $265,000, and $201,075 respectively. Mr. De Bever’s employment agreement provided that he was entitled to receive an annual base salary that was, as of his termination date, $250,000. Each employment agreement provides (or, in the case of Mr. De Bever, provided) for the applicable NEO’s eligibility to participate in employee benefit plans, programs and arrangements provided to Brundage-Bone’s similarly-situated executives generally. In addition, the employment agreements provide (or, provided, in the case of Mr. De Bever) that Messrs. Young, Humphries, and Faud are (or were, as applicable) eligible to receive annual cash bonuses targeted at 55%, 50%, 40% and 0%, respectively, of their respective annual base salaries, based on the attainment of pre-established company and individual performance metrics. In addition, each employment agreement provides (or provided in the case of Mr. De Bever) for company payment of a car allowance equal to $24,000 annually for Messrs. Young, Humphries and De Bever and £10,000 for Mr. Faud.

Under their employment agreements, upon a termination of the applicable NEO’s employment without “cause,” due to the applicable NEO’s resignation for “good reason” (each such term as defined in the applicable employment agreement) or due to Brundage-Bone’s non-renewal of the employment term, subject to the applicable NEO’s timely execution and non-revocation of a general release of claims, the NEO will be eligible to receive (1) twelve months of continued payment of base salary, (2) a pro rata portion of the NEO’s annual bonus for the year of termination, (3) company-subsidized healthcare continuation coverage for up to twelve months following termination. In addition, upon a termination of the applicable NEO’s employment due to his death or disability, subject to the applicable NEO’s (or the NEO’s estate’s) timely execution and non-revocation of a general release of claims, the NEO will be eligible to receive a pro rata portion of his annual bonus for the year of termination.

The employment agreements also contain certain confidentiality, nondisclosure and non-disparagement provisions effective during and after employment, as well as non-competition and non-solicitation restrictions that are effective during the applicable NEO’s employment with Brundage-Bone and for twelve months thereafter.

Equity Award Plans

For the fiscal years ended October 31, 2017 and 2018, the Company granted awards under the 2015 Plan, which became effective on February 6, 2015. Upon consummation of the Business Combination, the 2015 Plan was terminated and all outstanding awards previously granted under the 2015 Plan vested and were cashed out or, for certain employees, including the NEOs, outstanding incentive stock options previously granted under the 2015 Plan vested and were converted into incentive stock options of the Company. In connection with the Business Combination, the stockholders of the Company approved the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). Following the Closing, all future equity awards will be granted under the 2018 Plan. The material terms of the 2015 Plan and Incentive Plan are summarized below.

The 2018 Plan

Upon the consummation of the Business Combination, the 2018 Plan became effective and all future equity awards will be granted thereunder.

Purpose; Types of Awards.   The purpose of the 2018 Plan is (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants.

To accomplish this purpose, the 2018 Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.

Shares Subject to the 2018 Plan.   A total of 7,700,000 shares of common stock have been reserved and made available for issuance under the 2018 Plan. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 7,700,000 shares of common stock. The 2018 Plan limits non-employee director compensation, including cash fees and incentive equity awards (based on their grant-date fair value), to a maximum of $450,000 per fiscal year in respect of their service as non-employee directors. If an award granted under the 2018 Plan is forfeited, canceled, settled, or otherwise terminated, the shares of common stock underlying that award will again become available for re-issuance under the 2018 Plan. However, none of the following shares will be available for re-issuance under the 2018 Plan: (i) shares delivered to or withheld to pay withholding taxes, (ii) shares used to pay the exercise price of an option, or (iii) shares subject to any exercised stock-settled SARs. Any substitute awards, including all incentive stock options of the Company that were converted at the Closing into fully-vested incentive stock options to acquire shares of the Company’s common stock, shall not reduce the shares authorized for grant under the 2018 Plan.

Administration of the 2018 Plan.   The 2018 Plan will be administered by the plan administrator, which will be comprised of the Board or a committee thereof designated by the Board. The plan administrator has the power to determine the terms of the awards granted under the 2018 Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2018 Plan.

Participation.   Participation in the 2018 Plan will be open to employees, non-employee directors and consultants of the Company or its affiliates, who have been selected as eligible recipients under the 2018 Plan by the plan administrator. Awards of incentive stock options, however, shall be limited to employees of the Company or certain of its affiliates.

Types of Awards.   The types of awards that may be made under the 2018 Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to certain limitations provided in the 2018 Plan.

Performance-Based Awards.   We may grant awards, the vesting of which is conditioned on satisfaction of certain performance criteria. Such performance-based awards may include performance-based restricted shares, restricted stock units or any other types of awards authorized under the 2018 Plan.

Performance Goals.   If the plan administrator determines that the vesting of an award granted to a participant will be subject to the attainment of one or more performance goals, such performance goals may be based on any one or more of the following (or such other performance criteria as the plan administrator may determine): earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Restricted Stock.   A restricted stock award is an award of shares of common stock that vest in accordance with the terms and conditions established by the plan administrator and set forth in the applicable award agreement. Unless otherwise determined by the plan administrator in its sole discretion, a sole participant will be entitled to vote shares of restricted stock. The plan administrator will determine and set forth in the award agreement whether the participant will be entitled to receive dividends on such shares.

Restricted Stock Units.   A restricted stock unit is a right to receive shares of common stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, the Company must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or their cash equivalent).

Non-Qualified Stock Options.   A non-qualified stock option entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price, which purchase may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. The exercise price per share will be determined by the plan administrator, but such price will generally not be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant. Fair market value will generally be the closing price of an ordinary share on Nasdaq on the date of grant. Non-qualified stock options under the 2018 Plan generally must be exercised within ten years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Option.   An incentive stock option is a stock option that entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price and further meets the requirements of Section 422 of the Code. The recipient’s purchase of shares under an incentive stock option may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. Incentive stock options may be granted only to employees of the Company and certain of its affiliates. The exercise price per share of an incentive stock option must not be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant, and the aggregate fair market value of shares underlying incentive stock options that are exercisable for the first time by a participant during any calendar year (based on the applicable exercise price) may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights.   A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of the Company’s common stock on the exercise date and the exercise price of the SAR (which generally may not be less than 100% of the fair market value of a share of the Company’s common stock on the grant date), multiplied by the number of shares of common stock subject to the SAR (as determined by the plan administrator).

Other Stock-Based Awards.   We may grant or sell to any participant unrestricted common stock, dividend equivalent rights and/or other awards denominated in or valued by reference to our common stock under the 2018 Plan. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of the Company’s common stock.

Other Cash-Based Awards.   We may grant cash awards under the 2018 Plan, including cash awards as a bonus or based upon the attainment of certain performance goals.

Equitable Adjustments.   In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of shares of the Company’s common stock reserved for issuance or with respect to which awards may be granted under the 2018 Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of shares of the Company’s common stock covered by outstanding awards made under the 2018 Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control.   In the event of any change in control (as defined in the 2018 Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the 2018 Plan and to protect the participants who hold outstanding awards under the 2018 Plan, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination.   The plan administrator may alter, amend, modify, or terminate the 2018 Plan at any time, provided that the approval of our stockholders will be sought for any amendment to the 2018 Plan that requires stockholder approval under the rules of the stock exchange(s) on which the Company’s common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of shares of the Company’s common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the 2018 Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the 2018 Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General

Our Charter authorizes us to issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of April 18, 2019, 35,397,691 shares of common stock were issued and outstanding and 2,450,980 shares of preferred stock were issued and outstanding.

Common Stock

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive such dividends, if any, as may be declared from time-to-time by our Board out of legally available funds.

Voting rights

Each holder of common stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of our common stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of the Company or other corporate action.

On the Closing Date, pursuant to that certain subscription agreement, dated as of September 7, 2018, by and between the Company and Nuveen Alternatives Advisors, LLC, on behalf of one or more funds or accounts (“Nuveen”), the Company issued to Nuveen 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $10.20 per share, for an aggregate cash purchase price of $25.0 million. The Series A Preferred Stock will not pay dividends and will be convertible into shares of our common stock at a 1:1 ratio (subject to customary adjustments) at any time following six months after the Closing. We will have the right to elect to redeem all or a portion of the Series A Preferred Stock at our election after four years for cash at a redemption price equal to the amount of the principal investment plus an additional cumulative amount that will accrue at an annual rate of 7.0% thereon. In addition, if the volume weighted average price of shares of our common stock equals or exceeds $13.00 for 30 consecutive days, then we will have the right to require the holder of the Series A Preferred Stock to convert its Series A Preferred Stock into common stock, at a ratio of 1:1 (subject to customary adjustments). We have also agreed to provide certain registration rights with respect to the shares of common stock underlying the Series A Preferred Stock.

Stockholders Agreement

In connection with the Business Combination, the Company, the CFLL Sponsor, the Argand Investor, certain holders of CPH’s capital stock prior to the Business Combination (“CPH stockholders”), and Industrea’s former independent directors entered into the Stockholders Agreement, which was amended on April 1, 2019. Pursuant to the Stockholders Agreement:

                ●             Subject to certain exceptions, the CFLL Sponsor has agreed not to transfer 4,403,325 founder shares until (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

                ●             Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

                ●             Each Non-Management CPH Holder (as defined therein) may not transfer any shares of our common stock acquired by such Non-Management CPH Holder in connection with the Business Combination until June 4, 2019; and

                ●             Subject to certain exceptions, until March 6, 2020, (i) CFLL Holdings, an affiliate of the Argand Investor, may not transfer 7,784,313 shares of our common stock held by it and (ii) the CFLL Sponsor, who is expected to be issued 1,664,501 shares of our common stock pursuant to our warrant exchange offer, may not transfer such shares.

Notwithstanding the foregoing, if Peninsula Pacific or its affiliates no longer own in excess of 882,353 shares of our common stock, then the transfer restrictions on the shares of our common stock held the CFLL Sponsor and CFLL Holdings will be shortened to December 6, 2019. In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

Pursuant to the Stockholders Agreement we filed a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of common stock issued to the CPH stockholders at the Closing. In addition, these stockholders will have certain demand and/or “piggyback” registration rights following the consummation of the Business Combination. We will bear certain expenses incurred in connection with the exercise of such rights.

Warrants

Effective upon the consummation of the Business Combination, each warrant outstanding for the purchase of one share of Industrea’s common stock prior to the consummation of the Business Combination became exercisable for one share of our common stock, with all other terms of such warrants remaining unchanged. The following is a description of the warrants.

Public Warrants

Each public warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 5, 2019. The public warrants will expire on December 6, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a public warrant unless common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We registered the issuance of the shares of common stock issuable upon exercise of the public warrants pursuant to the registration statement of which the proxy statement/prospectus formed. Under the Warrant Agreement, we are required to maintain a current prospectus relating to those shares of common stock until the public warrants expire or are redeemed, as specified in the Warrant Agreement. A registration statement covering the shares of common stock issuable upon exercise of the public warrants was declared effective by the SEC on February 15, 2019. If, at any time, prior to the expiration or redemption of the public warrants, as specified in the Warrant Agreement, we fail to maintain an effective registration statement with respect to such shares, warrantholders may exercise their public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will be required to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the public warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•

if, and only if, the reported closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Industrea, which was assumed by the Company upon the consummation of the Business Combination. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

CFLL Sponsor purchased 11,100,000 private placement warrants at a price of $1.00 per private placement warrant for an aggregate purchase price of $11,100,000 in a private placement that occurred prior to the Industrea IPO. The private placement warrants are not redeemable by the Company so long as they are held by CFLL Sponsor or its permitted transferees. CFLL Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than CFLL Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Our Bylaws

We are currently subject to the provisions of Section 203 of the DGCL ("Section 203") regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of the Company’s assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;

●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Exclusive Forum Provision

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the Securities Act or for which the Court of Chancery does not have subject matter jurisdiction including, without limitation, any claim arising under the Exchange Act, both as to which the federal district court for the District of Delaware shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Charter described in the preceding paragraph. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of our Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Limitations of Liability and Indemnification

Our Charter and our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the DGCL, which prohibits our Charter from limiting the liability of its directors for the following:

●	any breach of the director’s duty of loyalty to the Company or to its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in our Charter and our Bylaws, we have entered into indemnification agreements with each of our directors, officers, and some employees, effective upon consummation of the Business Combination. These agreements provide for the indemnification of such directors, officers, and employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of the Company, or any of its subsidiaries, by reason of any action or inaction by them while serving as an officer, director, employee, agent, or fiduciary, or by reason of the fact that they were serving at the Company request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that the provisions of its certificate of incorporation and bylaws described above and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing of Securities

Our common stock is currently listed on Nasdaq under the symbol “BBCP” and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol “BBCPW.”

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our public warrants is Continental Stock Transfer & Trust Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since October 31, 2016 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

Founder Shares

On April 10, 2017, Industrea issued 5,750,000 founder shares to the Sponsor in exchange for a capital contribution of $25,000. In April and May 2017, the Sponsor transferred a total of 28,750 founder shares to each of Industrea’s independent director nominees at the same per-share purchase price paid by the Sponsor. The foregoing transfers of founder shares were made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to the so-called 4(a)(1)-½ exemption. The founder shares held by the Sponsor converted into 4,403,325 shares of Industrea’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) just prior to Closing, which were exchanged on a one-for-one basis for shares of our common stock upon the consummation of the Business Combination.

Private Placement Warrants

Concurrently with the closing of Industrea’s initial public offering (the “initial public offering”), the Sponsor purchased an aggregate of 11,100,000 private placement warrants at $1.00 per private placement warrant, generating gross proceeds of $11.1 million in the aggregate. Each private placement warrant is exercisable to purchase one share of common stock at $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the initial public offering that was held in Industrea’s trust account.

Related Party Loans

On August 1, 2017, Industrea repaid in full an aggregate of $224,403 loaned to Industrea by the Sponsor pursuant to a promissory note to cover the payment of costs related to the initial public offering. The loan was non-interest bearing, unsecured and due upon the closing of the initial public offering.

On October 9, 2018, Industrea issued a convertible promissory note to the Sponsor (the “Sponsor Convertible Note”), pursuant to which Industrea could borrow up to $1,500,000 from the Sponsor from time to time for working capital expenses. The Sponsor Convertible Note did not bear interest and all unpaid principal under the Sponsor Convertible Note was due and payable in full on the earlier of August 1, 2019 and the consummation of an initial business combination by Industrea. The Sponsor had the option to convert any amounts outstanding under the Sponsor Convertible Note, up to $1,500,000 in the aggregate, into warrants of the post-business combination entity to purchase shares of common stock at a conversion price of $1.00 per warrant. Immediately prior to the closing of the Business Combination, Industrea had drawn approximately $339,000 on the Sponsor Convertible Note. The Sponsor did not elect to convert the amounts outstanding into warrants and Industrea fully repaid the Sponsor Convertible Note upon consummation of the Business Combination.

Administrative Support Agreement and Officer and Director Compensation

Industrea agreed to reimburse the Sponsor in an amount not to exceed $10,000 per month for office space, and secretarial and administrative services, commencing on July 27, 2017 through the earlier of Industrea’s consummation of an initial business combination or its liquidation.

In addition, Industrea agreed to pay each of its five independent directors $50,000 per year commencing July 26, 2017 through the earlier of its consummation of a business combination or liquidation.

Industrea recognized an aggregate of approximately $344,000 in expenses incurred in connection with the aforementioned arrangements with the related parties for the period from January 1, 2018 through December 5, 2018, and an aggregate of $159,140 for the period from April 7, 2017 (date of inception) through December 31, 2017.

Management Services Agreement

Brundage-Bone and Eco-Pan were parties to a management services agreement with an affiliate of Peninsula, pursuant to which such affiliate provides advisory, consultancy and other services in exchange for customary fees. Such agreement was terminated in connection with the consummation of the Business Combination.

Master Lease Agreement

Brundage-Bone is party to a master lease agreement pursuant to which it leases all of the real property used in its operations from a wholly-owned subsidiary of the Company. These leases were eliminated in consolidation.

Eco-Pan Facility Lease

Eco-Pan leases its facility in Pacific, Washington from an investor group in which Bruce Young, the Company’s Chief Executive Officer, holds an approximately 25% interest. The “triple net” lease provides for monthly rent of approximately $7,000, and the lease expires on August 31, 2023, with the term automatically extended to August 31, 2028 unless Eco-Pan notifies the landlord prior to August 31, 2022 of its intent not to occupy the facility after the initial term.

Camfaud Lease

Camfaud leases its facility in Essex, England from a trust the trustees of which include Tony Faud, the Company’s Managing Director — U.K., and members of his family. The lease provides for annual rent of £150,000, and the lease expires on September 29, 2022.

Employment Arrangements

Mark Young, the son of Bruce Young, is employed by Brundage-Bone as General Manager of Concrete Pumping Operations at an annual base salary of $160,000. Mark Young also received a bonus of $25,000 for fiscal year 2017.

Brett Young, the son of Bruce Young, is employed by Brundage-Bone as Seattle Branch Manager at an annual base salary of $115,000. Brett Young also received a bonus of $15,000 for fiscal year 2017.

Peter Faud, brother of Tony Faud, the Company’s Managing Director — U.K., is employed by Camfaud as Group Technical Director at an annual base salary of £150,000.

Argand Subscription Agreement

In connection with the Business Combination, on September 7, 2018, the Company and Industrea entered into a subscription agreement with the Argand Investor (the “Argand Subscription Agreement”) for the purpose of funding the Business Combination consideration and paying the costs and expenses incurred in connection therewith and offsetting potential redemptions of public shares in connection with the Business Combination. Pursuant to the Argand Subscription Agreement, immediately prior to the Closing, Industrea issued to the Argand Investor an aggregate of 5,333,333 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $54.4 million, plus an additional 2,450,980 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $25.0 million, to offset redemptions of Industrea’s public shares in connection with the Business Combination. The shares of Industrea Class A common stock issued to the Argand Investor were exchanged on a one-for-one basis for shares of Company common stock at the Closing. The Company also agreed to provide certain registration rights with respect to the shares of Company common stock issued pursuant to the Argand Subscription Agreement.

Stockholders Agreement

In connection with the Business Combination, the Company, the CFLL Sponsor, the Argand Investor, certain holders of CPH’s capital stock prior to the Business Combination (“CPH stockholders”), and Industrea’s former independent directors entered into the Stockholders Agreement, which was amended on April 1, 2019. Pursuant to the Stockholders Agreement:

                ●             Subject to certain exceptions, the CFLL Sponsor has agreed not to transfer 4,403,325 founder shares until (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

                ●             Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

                ●             Each Non-Management CPH Holder (as defined therein) may not transfer any shares of our common stock acquired by such Non-Management CPH Holder in connection with the Business Combination until June 4, 2019; and

                ●             Subject to certain exceptions, until March 6, 2020, (i) CFLL Holdings, an affiliate of the Argand Investor, may not transfer 7,784,313 shares of our common stock held by it and (ii) the CFLL Sponsor, who is expected to be issued 1,664,501 shares of our common stock pursuant to our warrant exchange offer, may not transfer such shares.

Notwithstanding the foregoing, if Peninsula Pacific or its affiliates no longer own in excess of 882,353 shares of our common stock, then the transfer restrictions on the shares of our common stock held the CFLL Sponsor and CFLL Holdings will be shortened to December 6, 2019. In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

The Stockholders Agreement also provides that we will, not later than 90 days after the Closing, file a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of common stock issued to the CPH stockholders at the Closing. In addition, these stockholders will have certain demand and/or “piggyback” registration rights following the consummation of the Business Combination. We will bear certain expenses incurred in connection with the exercise of such rights.

Common Stock Issuance

On September 2, 2018, the Company issued 110,500 shares of common stock to Peninsula pursuant to certain anti-dilution rights in favor of Peninsula.

Side Letter with Nuveen

In connection with the Closing and the Preferred Stock Subscription Agreement (as defined below), on December 6, 2018, the Company entered into a letter agreement (the “Side Letter”) with Nuveen Alternatives Advisors, LLC, on behalf of one or more funds or accounts (“Nuveen”), which provides that (i) for so long as Nuveen owns an aggregate of 5% or more of the aggregate number of outstanding shares of Company common stock, including the stock into which the Series A Preferred Stock (as defined below) is convertible, and any securities into which the Company common stock may be reclassified, Nuveen will be entitled to designate one individual to serve as a non-voting board observer of the Board to attend all meetings of the Board; and (ii) Nuveen will have the right to purchase equity securities that are issued by the Company in any capital raising transaction that occurs after the Closing to the extent necessary to maintain Nuveen’s then-existing pro rata ownership in the Company on a fully diluted, as-converted basis.

Preferred Stock Subscription Agreement

On December 6, 2018, pursuant to that certain subscription agreement, dated as of September 7, 2018 (the “Preferred Stock Subscription Agreement”), by and between the Company and Nuveen, the Company issued to Nuveen 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $10.20 per share, for an aggregate cash purchase price of $25.0 million.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his service to the Company or, at the Company’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Tender and Support Agreement

The Company and CFLL Sponsor have entered into the Tender and Support Agreement, pursuant to which CFLL Sponsor has agreed to tender its private placement warrants pursuant to the Offer.

Policies and Procedures for Related Person Transactions

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under the Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.

In addition, our Audit Committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of our Audit Committee present at a meeting at which a quorum is present is required to approve a related party transaction. A majority of the members of our entire Audit Committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of our Audit Committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Our Audit Committee will review on a quarterly basis all payments that were made to our officers or directors or our or their affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of Company common stock as of March 29, 2019 by

●	each person known by the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

●	each of the Company’s executive officers and directors; and

●	all executive officers and directors of the Company as a group.

 Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of common stock of the Company is based on 35,397,691 shares of Company common stock issued and outstanding as of April 18, 2019 without giving effect to the shares of common stock to be issued in connection with the Offer and Consent Solicitation.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Directors and Officers(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Bruce Young(2)	2,668,639	7.3%
Iain Humphries(3)	1,159,022	3.3%
David Anthony Faud	220,026	*
David A.B. Brown(4)	84,250	*
Tariq Osman(5)	-	-
Heather L. Faust(5)	-	-
David G. Hall(4)	84,250	*
Brian Hodges(4)	84,250	*
Howard D. Morgan(5)	-	-
John M. Piecuch	-	-
Raymond Cheesman	-	-
Matthew Homme	-	-
M. Brent Stevens(8)	11,005,275	31.1%
All Executive Officers and Directors as a Group (13 individuals)	15,305,712	41.4%

Greater than 5% Stockholders
Argand Partners, LP(5)	23,010,138	49.8%
Nuveen Alternatives Advisors, LLC(6)	2,450,980	6.5%
Common Investor(7)	1,906,318	5.4%
BBCP Investors, LLC(8)	11,005,275	31.1%

* Less than 1%

(1)

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 6461 Downing Street, Denver, Colorado 80229.

(2)	Interests shown include (i) 1,472,059 restricted shares granted on April 10, 2019 as described in the section entitled “Executive Compensation” and (ii) 1,196,580 options to purchase 1,196,580 shares of Company common stock.
(3)

Interests shown include (i) 909,735 restricted shares granted on April 10, 2019 as described in the Section entitled “Executive Compensation” and (ii) 249,287 options to purchase 249,287 shares of Company common stock.

(4)

Interests shown consist of (i) 28,750 shares of Company common stock converted from 28,750 founder shares at the Closing and (ii) 55,500 shares of Company common stock underlying private placement warrants.

(5)

Interests held by Argand consist of (i) 4,403,325 shares of Company common stock held of record by the Sponsor, which were converted from founder shares at the Closing, (ii) 10,822,500 shares of Company common stock underlying private placement warrants held of record by the Sponsor, and (iii) an aggregate 7,784,313 shares of Company common stock held of record by CFLL Holdings, LLC (“CFLL Holdings”). Howard D. Morgan, Heather L. Faust, Tariq Osman, Joseph Del Toro and Charles Burns are the managers of the Sponsor and CFLL Holdings, share voting and investment discretion with respect to the Company common stock held by CFLL Sponsor, and each has individual voting and investment discretion with respect to the Company common stock held by CFLL Holdings. The Sponsor and CFLL Holdings are 100% owned by funds managed by Argand. Argand is also the manager of the Argand Investor. Investment decisions made by Argand require the unanimous approval of its investment committee, which is comprised of Messrs. Morgan and Osman and Ms. Faust. The business address of Argand is 28 West 44th Street, Suite 501, New York, New York 10036.

(6)

Interests shown consist of 2,450,980 shares of Series A Preferred Stock convertible into Company common stock. Nuveen holds shared voting and dispositive power with respect to 2,450,980 shares of Series A Preferred Stock as investment manager to Teachers Insurance and Annuity Association of America, TPS Investors Master Fund, LP and Nuveen Junior Capital Opportunities Fund SV (collectively, the “Nuveen Funds”). However, all shares of Series A Preferred Stock are owned by the Nuveen Funds, and Nuveen disclaims beneficial ownership of the shares of Series A Preferred Stock reported herein except to the extent of its pecuniary interest therein. The business address of Nuveen and the Nuveen Funds is 730 Third Avenue, New York, New York 10017.

(7)	The address of the business office of the Common Investor is 640 Fifth Avenue, 20th Floor, New York, New York 10019.
(8)

BBCP Investors, LLC (“BBCP”) is wholly owned by PGP Investors, LLC (“PGP”). Mr. Stevens is a Manager of PGP, and as such, may be deemed to beneficially own the shares held by BBCP. Mr. Stevens disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of the business office of BBCP and PGP is 10250 Constellation Boulevard, Suite 2230, Los Angeles, CA 90067.

LEGAL MATTERS

The validity of our common stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Winston & Strawn LLP, New York, New York. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Ropes & Gray LLP.

EXPERTS

The financial statements of Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), the successor entity to Industrea Acquisition Corp., as of December 5, 2018 and December 31, 2017 and for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 31, 2017 have been included herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Concrete Pumping Holdings, Inc. as of October 31, 2018 and 2017 and for each of the three years in the period ended October 31, 2018 included in this Prospectus/Offer to Exchange and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Capital Pumping, LP, ASC Equipment, LP, and MC Services, LLC at December 31, 2018 and 2017 and for each of the years then ended have been included herein in reliance upon the report of Maxwell Locke & Ritter LLP, independent auditor, and upon the authority of such firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request copies of these documents, at no other cost to you, from our website (www.concretepumpingholdings.com), or by writing or telephoning us at the following address:

Concrete Pumping Holdings, Inc.

6461 Downing Street

Denver, Colorado 80229

Attn: Secretary

(303) 289-7497

Concrete Pumping Holdings, Inc.

Consolidated Balance Sheets

	Successor	Predecessor
	(Unaudited)
	January 31,	October 31,
(in thousands, except per share amounts)	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$4,767	$8,621
Trade receivables, net	34,991	40,118
Inventory	3,931	3,810
Prepaid expenses and other current assets	7,784	3,947
Total current assets	51,473	56,496

Property, plant and equipment, net	228,140	201,915
Intangible assets, net	215,828	36,429
Goodwill	238,811	74,656
Deferred financing costs	1,196	648
Total assets	$735,448	$370,144

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$17,267	$62,987
Term loans, current portion	17,850	-
Current portion of capital lease obligations	86	85
Accounts payable	5,540	5,192
Accrued payroll and payroll expenses	5,384	6,705
Accrued expenses and other current liabilities	18,047	18,830
Income taxes payable	1,142	1,152
Deferred consideration	1,475	-
Total current liabilities	66,791	94,951

Long term debt, net of discount for deferred financing costs	319,979	173,470
Deferred consideration	-	1,458
Capital lease obligations, less current portion	546	568
Deferred income taxes	76,519	39,005
Total liabilities	463,835	309,452

Redeemable preferred stock, $0.001 par value, 2,342,264 shares issued and outstanding as of October 31, 2018 (liquidation preference of $11,239,060)	-	14,672
Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2019	25,000	-

Stockholders' equity
Common stock, $0.001 par value, 15,000,000 shares authorized, 7,576,289 shares issued and outstanding as of October 31, 2018	-	8
Common stock, $0.0001 par value, 500,000,000 shares authorized, 28,847,707 shares issued and outstanding as of January 31, 2019	3	-
Additional paid-in capital	261,808	18,724
Accumulated other comprehensive income	(557)	584
(Accumulated deficit) retained earnings	(14,641)	26,704
Total stockholders' equity	246,613	46,020

Total liabilities and stockholders' equity	$735,448	$370,144

The accompanying Notes are an integral part of these Unaudited Consolidated Financial Statements

Concrete Pumping Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Successor	Predecessor
(in thousands, except share and per share amounts)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018

Revenue	$33,970	$24,396	$52,802

Cost of operations	21,103	14,027	30,001
Gross profit	12,867	10,369	22,801

General and administrative expenses	13,681	4,936	13,704
Transaction costs	-	14,167	8
(Loss) income from operations	(814)	(8,734)	9,089

Other (expense) income:
Interest expense	(5,592)	(1,644)	(5,087)
Loss on extinguishment of debt	-	(16,395)
Other income, net	11	6	12
	(5,581)	(18,033)	(5,075)

(Loss) income before income taxes	(6,395)	(26,767)	4,014

Income tax benefit	(2,765)	(4,192)	(13,544)

Net (loss) income attributable to Concrete Pumping Holdings, Inc.	(3,630)	(22,575)	17,558

Less preferred shares dividends	(269)	(126)	(342)
Less undistributed earnings allocated to preferred shares	-	-	(4,065)

Undistributed (loss) income available to common shareholders	$(3,899)	$(22,701)	$13,151

Weighted average common shares outstanding
Basic	28,847,707	7,576,289	7,576,289
Diluted	28,847,707	7,576,289	8,490,714

Net (loss) income per common share
Basic	$(0.14)	$(3.00)	$1.74
Diluted	$(0.14)	$(3.00)	$1.55

The accompanying Notes are an integral part of these Unaudited Consolidated Financial Statements

Concrete Pumping Holdings, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Successor	Predecessor
(in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018

Net (loss) income	$(3,630)	$(22,575)	$17,558

Other comprehensive income:
Foreign currency translation adjustment	(557)	(674)	2,927
Total comprehensive (loss) income	$(4,187)	$(23,249)	$20,485

The accompanying Notes are an integral part of these Unaudited Consolidated Financial Statements

Concrete Pumping Holdings, Inc.
Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
(SUCCESSOR)
December 6, 2018 through January 31, 2019

	Common Stock			Accumulated
(in thousands)	Class A	Class B	Additional Paid-In Capital	Other Comprehensive Income	(Accumulated Deficit)	Total
Balance at December 6, 2018	$-	$1	$12,433	$-	$(7,434)	$5,000
Redemption of Class A shares	-	-	(12,433)	-	(3,577)	(16,010)
Issuance of Class A common stock	1	-	96,900	-	-	96,901
Rollover of acquiree Class A common stock to Class A common stock as a result of the Business Combination	1	-	164,908	-	-	164,909
Conversion of Class B common stock to Class A common stock as a result of the Business Combination	1	(1)	-	-	-	-
Net loss	-	-	-	-	(3,630)	(3,630)
Foreign currency translation adjustment	-	-	-	(557)	-	(557)
Balance at January 31, 2019	$3	$-	$261,808	$(557)	$(14,641)	$246,613

Concrete Pumping Holdings, Inc.
Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
(PREDECESSOR)
October 31, 2018 through December 5, 2018
(in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total
Balance at October 31, 2018	$8	$18,724	$584	$26,704	$46,028
Net loss	-	-	-	(22,575)	(22,575)
Stock-based compensation	-	27	-	-	27
Foreign currency translation adjustment	-	-	(674)	-	(674)
Balance at December 5, 2018	$8	$18,751	$(90)	$4,129	$22,798

The accompanying Notes are an integral part of these Unaudited Consolidated Financial Statements

Concrete Pumping Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
(in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018
Net income (loss)	$(3,630)	$(22,575)	$17,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,503	2,060	4,048
Deferred income taxes	(1,156)	(4,355)	(13,757)
Amortization of deferred financing costs	496	152	405
Write off deferred debt issuance costs	-	3,390	-
Prepayment penalty on early extinguishment of debt	-	13,004	-
Amortization of debt premium	-	(11)	4
Amortization of intangible assets	4,871	653	1,902
Stock-based compensation expense	-	27	94
(Gain) on the sale of property, plant and equipment	(305)	(166)	(401)
Net changes in operating assets and liabilities (net of acquisitions):
Trade receivables, net	4,648	485	3,608
Inventory	172	(294)	(445)
Prepaid expenses and other current assets	(2,585)	(1,283)	(2,358)
Income taxes payable, net	(210)	203	226
Accounts payable	(9,107)	(654)	(2,752)
Accrued payroll, accrued expenses and other current liabilities	(9,646)	17,280	(524)
Net cash (used in) provided by operating activities	(12,949)	7,916	7,608

Cash flows from investing activities:
Purchases of property, plant and equipment	(11,243)	(503)	(7,460)
Proceeds from sale of property, plant and equipment	598	364	487
Cash withdrawn from Industrea trust account	238,474	-	-
Acquisition of net assets, net of cash acquired	(445,386)	-	-
Net cash (used in) investing activities	(217,557)	(139)	(6,973)

Cash flows from financing activities:
Proceeds on long term debt	357,000	-
Proceeds on revolving loan	17,267	4,693	52,343
Payments on revolving loan	-	(20,056)	(55,068)
Redemptions of common shares	(231,415)	-	-
Payment of debt issuance costs	(20,863)	-	-
Payments on capital lease obligations	(14)	(7)	(42)
Issuance of preferred shares	25,000	-	-
Payments for underwriting fees	(8,050)
Issuance of common shares	96,900	-	-
Net cash provided by (used in) financing activities	235,825	(15,370)	(2,767)
Effect of foreign currency exchange rate on cash	(556)	(70)	2,927
Net increase (decrease) in cash	4,763	(7,663)	795
Cash:
Beginning of period	4	8,621	6,925
End of period	$4,767	$958	$7,720

The accompanying Notes are an integral part of these Unaudited Consolidated Financial Statements

Concrete Pumping Holdings, Inc.

Consolidated Statements of Cash Flows (Continued)

(Unaudited)

	Successor	Predecessor
(in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018
Supplemental cash flow information:
Cash paid for interest	$849	$201	$726
Cash (refunded) for income taxes	$(83)	$-	$(553)
Fair value of rollover equity for Business Combination	$164,908	$-	$-
Equipment purchases included in accrued expenses	$1,415	$-	$479

The accompanying Notes are an integral part of these Unaudited Consolidated Financial Statements

Note 1. Organization and Description of Business

Organization

Concrete Pumping Holdings, Inc. (the “Company” or “Successor”) is a Delaware corporation headquartered in Denver, Colorado. The Consolidated Financial Statements include the accounts of Concrete Pumping Holdings, Inc. and its wholly owned subsidiaries including Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”), Eco-Pan, Inc. (“Eco-Pan”), and Camfaud Group Limited (“Camfaud”).

On December 6, 2018, the Company, formerly known as Concrete Pumping Holdings Acquisition Corp., consummated the previously announced business combination transaction (the “Business Combination”) pursuant to which it acquired (i) the private operating company formerly called Concrete Pumping Holdings, Inc. (“CPH”) and (ii) the former special purpose acquisition company called Industrea Acquisition Corp (“Industrea”). In connection with the closing of the Business Combination, the Company changed its name to Concrete Pumping Holdings, Inc.  The financial results described herein for the dates and periods prior to the Business Combination relate to the operations of CPH prior to the consummation of the Business Combination. See Note 4 – Business Combination for further discussion.

Nature of business

Brundage-Bone and Camfaud are concrete pumping service providers in the United States and United Kingdom (“U.K.”), respectively. Their core business is the provision of concrete pumping services to general contractors and concrete finishing companies in the commercial, infrastructure and residential sectors. Most often equipment returns to a “home base” nightly and neither company contracts to purchase, mix, or deliver concrete. Brundage-Bone has 80 branch locations across 22 states. Camfaud has 28 branch locations throughout the U.K., with its corporate headquarters in Epping (near London), England.

Eco-Pan provides industrial cleanup and containment services, primarily to customers in the construction industry. Eco-Pan uses containment pans specifically designed to hold waste products from concrete and other industrial cleanup operations. Eco-Pan has 14 operating locations across the United States with its corporate headquarters in Denver, Colorado.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying Unaudited Consolidated Financial Statements have been prepared, without audit, in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all information and footnotes required by U.S. GAAP for complete financial statements. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company at January 31, 2019 and for all periods presented.

As a result of the Business Combination, the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Closing Date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”).

The merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired.

Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 4 – Business Combination for a discussion of the estimated fair values of assets and liabilities recorded in connection with the Company’s acquisition of CPH.

As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying Consolidated Financial Statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are therefore, not comparable. These statements should be read in conjunction with the Predecessor’s Consolidated Financial Statements and Notes thereto as of October 31, 2018 and 2017, and for the years ended October 31, 2018, 2017 and 2016, included as exhibit 99.3 in the Company’s Form 8-K/A (Amendment No.1) filed with SEC on January 29, 2019.

The historical financial information of Industrea prior to the Business Combination (a special purpose acquisition company, or SPAC) has not been reflected in the Predecessor financial statements as these historical amounts have been determined to be not useful information to a user of the financial statements. SPACs deposit the proceeds from their initial public offerings into a segregated trust account until a business combination occurs, where such funds are then used to either pay consideration for the acquiree or stockholders who elect to redeem their shares of common stock in connection with the business combination. SPACs will operate until the closing of a business combination, and the SPAC operations until the closing of a business combination, other than income from the trust account investments and transaction expenses, are nominal. Accordingly, no other activity in the Company was reported for periods prior to December 6, 2018 besides CPH’s operations as Predecessor.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those companies that are not subject to the reporting requirements under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of consolidation

The Successor Consolidated Financial Statements include all amounts of the Successor and its subsidiaries. The Predecessor Consolidated Financial Statements include all amounts of CPH and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include accrued sales and use taxes, the liability for incurred but unreported claims under various partially self-insured polices, allowance for doubtful accounts, goodwill impairment analysis, valuation of share based compensation and accounting for business combinations. Actual results may differ from those estimates, and such differences may be material to the Company’s consolidated financial statements.

Trade receivables

Trade receivables are carried at the original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Generally, the Company does not require collateral for their accounts receivable; however, the Company may file statutory liens or take other appropriate legal action when necessary on construction projects when problems arise. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days. The Company does not charge interest on past-due trade receivables.

Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. As of January 31, 2019 and October 31, 2018, the allowance for doubtful accounts was $0.0 million and $0.7 million, respectively. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. The decline in our allowance for doubtful accounts from October 31, 2018 to January 31, 2019 was driven by the Business Combination, as the Company had to fair value its trade receivables as of December 6, 2018, resetting the cost basis in its trade receivables. As such, the value of accounts receivable, net of any allowance for doubtful accounts, became the fair value as of the acquisition date.

 Inventory

Inventory consists primarily of replacement parts for concrete pumping equipment. Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company evaluates inventory and records an allowance for obsolete and slow-moving inventory to account for cost adjustments to market. Based on management’s analysis, no allowance for obsolete and slow-moving inventory was required as of January 31, 2019 and October 31, 2018.

Fair Value Measurements

The Financial Accounting Standard Board’s (FASB’s) standard on fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

This standard establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Deferred financing costs

Deferred financing costs representing third-party, non-lender debt issuance costs are deferred and amortized using the effective interest rate method over the term of the related long-term-debt agreement, and the straight-line method for the revolving credit agreement.

Debt issuance costs related to term loans are reflected as a direct deduction from the carrying amount of the Long-Term debt liability. Debt issuance costs related to revolving credit facilities are capitalized and reflected as an Other Asset.

Goodwill

The Company accounts for goodwill under Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other (“ASC 350”). The Company’s goodwill is the direct result of business combinations, is recorded using the acquisition method of accounting, and is not amortized, but is expected to be deductible for tax purposes. The Company tests its recorded goodwill for impairment on an annual basis on August 31, or more often if indicators of potential impairment exist, by determining if the carrying value of each reporting unit exceeds its estimated fair value. The Company has the option to first assess qualitative factors to determine whether or not it is more than likely that the fair value of the reporting unit is less than the carrying value. If the result of a qualitative test indicates it is more likely than not that the fair value of a reporting unit is less than the carrying value, a quantitative test is performed. As further detailed in “Newly adopted accounting pronouncements” below, the Company adopted Accounting Standards Update (“ASU”) 2017‑04, Intangibles — Goodwill and Other (ASC 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”),  and accordingly, goodwill impairment is recognized in the amount that the carrying value of the reporting unit exceeds the fair value of the reporting unit, not to exceed the amount of goodwill allocated to the reporting unit, based on the results of the Step 1 analysis. Future impairment reviews may require write-downs in the Company’s goodwill and could have a material adverse impact on the Company’s operating results for the periods in which such write-downs occur.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for additions and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred; however, maintenance and repairs that improve or extend the life of existing assets are capitalized. The carrying amount of assets disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses from property and equipment disposals are recognized in the year of disposal. Property, plant and equipment is depreciated using the straight line method over the following estimated useful lives:

	in years
Buildings and improvements	15	to	40
Capital lease assets—buildings		40
Furniture and office equipment	2	to	7
Machinery and equipment	3	to	25
Transportation and equipment	3	to	7

Capital lease assets are depreciated over the estimated useful life of the asset.

Intangible assets

Intangible assets are recorded at cost or their estimated fair value when acquired through a business combination.

Intangible assets with finite lives, except for customer relationships, are being amortized on a straight-line basis over their estimated useful lives. The customer relationships are being amortized on an accelerated basis over their estimated useful lives. Intangible assets with indefinite lives are not amortized but are subject to annual reviews for impairment.

Impairment of long-lived assets

ASC 360, Property, Plant and Equipment (ASC 360) requires other long-lived assets to be evaluated for impairment when indicators of impairment are present. If indicators are present, assets are grouped to the lowest level for which identifiable cash flows are largely independent of other asset groups and cash flows are estimated for each asset group over the remaining estimated life of each asset group. If the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amount, impairment is recognized in the amount of excess of the carrying value over the fair value. No indicators of impairment were identified as of January 31, 2019.

Revenue recognition

The Company generates revenues primarily from concrete pumping services in both the United States and the U.K. Additionally, revenues are generated from the Company’s waste management business which consists of service fees charged to customers for the delivery of our pans and containers and the disposal of the concrete waste material.

The Company recognizes revenue from these businesses when all of the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) the service has been performed or delivery has occurred, (c) the price is fixed or determinable, and (d) collectability is reasonably assured. The Company’s delivery terms for replacement part sales are FOB shipping point.

The Company imposes and collects sales taxes concurrent with our revenue-producing transactions with customers and remit those taxes to the various governmental authorities as prescribed by the taxing jurisdictions in which we operate. We present such taxes in our consolidated statements of income on a net basis.

 Stock-based compensation

The Company follows ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors. The value of the vested portion of the award is recognized as expense in the consolidated statements of income over the requisite service periods when applicable. Compensation expense for all share-based awards is recognized using the straight-line method. The Company will account for forfeitures as they occur in accordance with the early adoption of ASU No. 2016-09, Compensation—Stock Compensation (ASC 718): Improvements to Employee Share-Based Payment Accounting.

Foreign currency translation

The functional currency of Camfaud is the Pound Sterling ("GBP"). The assets and liabilities of the foreign subsidiaries are translated into US dollars using the period end exchange rates, and the consolidated statements of income are translated at the average rate for the period. The resulting translation adjustments are recorded as a component of comprehensive income on the consolidated statements of comprehensive income and accumulated in other comprehensive income. The functional currency of our other subsidiaries is the United States Dollar.

Income taxes

The Company complies with ASC 740, Income Taxes, which requires a liability approach to financial reporting for income taxes.

The Company computes deferred income tax assets and liabilities annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback opportunities, and tax planning strategies in making the assessment. Income tax expense includes both the current income taxes payable or refundable and the change during the period in the deferred tax assets and liabilities. The tax benefit from an uncertain tax position is only recognized in the consolidated balance sheets if the tax position is more likely than not to be sustained upon an examination.

Camfaud files income tax returns in the U.K. Camfaud’s national statutes are generally open for one year following the statutory filing period.

Business combinations

The Company applies the principles provided in ASC 805, Business Combinations (“ASC 805”), when a business is acquired. Tangible and intangible assets acquired and liabilities assumed are recorded at fair value and goodwill is recognized for any differences between the price of the acquisition and the fair value determination. The Company estimates all purchase costs and other related transactions on the acquisition date. Transaction costs for the acquisitions are expensed as incurred in accordance with ASC 805.

Seasonality

The Company’s sales are historically seasonal, with lower revenue in the first quarter and higher revenue in the fourth quarter of each year. Such seasonality also causes the Company’s working capital cash flow requirements to vary from quarter to quarter primarily depends on the variability of weather patterns with the Company generally having lower sales volume during the winter and spring months.

Vendor concentration

As of January 31, 2019 and October 31, 2018, there were three significant vendors that the Company relies upon to purchase concrete pumping boom equipment. However, should the need arise, there are alternate vendors who can provide concrete pumping boom equipment.

Concentration of credit risk

Cash balances held at financial institutions may, at times, be in excess of federally insured limits. It is management’s belief that the Company places their temporary cash balances in high-credit quality financial institutions.

The Company’s customer base is dispersed across the United States and U.K. The Company performs ongoing evaluations of their customers’ financial condition and requires no collateral to support credit sales. During the predecessor and successor periods described above, no customer represented 10 percent or more of sales or trade receivables.

Note 3. New Accounting Pronouncements

Recently issued accounting pronouncements not yet effective

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606) (“ASU 2014-09”), which is a comprehensive new revenue recognition model.

Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for entities other than public business entities in annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019 and is to be adopted using either a full retrospective or modified retrospective transition method. Early adoption is permitted. The Company expects to adopt the guidance under the modified retrospective approach on November 1, 2019. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (ASC 805): Clarifying the Definition of a Business (“ASU 2017-01”), which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. The new standard will be applied prospectively to any transactions occurring within the period of adoption and is effective for entities other than public business entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt this standard for the year ending October 31, 2020.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which is codified in ASC 842, Leases (“ASC 842”) and supersedes current lease guidance in ASC 840, Leases. ASC 842 requires a lessee to recognize a right-of-use asset and a corresponding lease liability for substantially all leases. The lease liability will be equal to the present value of the remaining lease payments while the right-of-use asset will be similarly calculated and then adjusted for initial direct costs. In addition, ASC 842 expands the disclosure requirements to increase the transparency and comparability of the amount, timing and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11, Leases ASC 842: Targeted Improvements, which allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption consistent with preparers’ requests.

The new standard is effective for emerging growth companies for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company will be adopting the new standard effective for the year ending October 31, 2021. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

Note 4. Business Combinations

December 2018 acquisition of CPH

On December 6, 2018, the Company consummated the Business Combination. This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company will record all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill recorded from the transaction represents the value provided by the Company’s leading market share in a highly-fragmented industry.

The following table represents the preliminary allocation of consideration to the assets acquired and liabilities assumed at their estimated acquisition-date fair values:

Consideration paid:
Cash	$445,386
Fair value of rollover equity	164,908
Total consideration paid	$610,294

Net assets acquired:
Current assets	$49,112
Intangible assets	220,700
Property and equipment	219,279
Liabilities assumed	(117,608)
Total net assets acquired	371,483

Goodwill	$238,811

Note: Cash in table above is net of $1.0 million in cash acquired

Identifiable intangible assets acquired consist of customer relationships of $168.7 million and trade names of $52.0 million. The customer relationships were valued using the multi-period excess earnings method. The Company determined the useful life of the customer relationships to be 15 years. The trade names were valued using the relief-from-royalty method. The Company determined the useful life of the trade name associated with Camfaud to be 10 years. The Company determined the trade names associated with Brundage-Bone and Eco-Pan to be indefinite.

CPH incurred transaction costs of $14.2 million and debt extinguishment costs of $16.4 million independently prior to the Business Combination. Industrea incurred transaction costs of $18.8 million independently prior to the Business Combination, i.e. before December 5, 2018, of which $8.1 million was related to the payment of deferred underwriting commissions, and Industrea’s Pre-Business Combination financial results are not consolidated with the Predecessor (Note 2), these costs are not reflected in the Predecessor Financial Statements.

Additional costs consisting of stock option and other compensation related expenses were recorded in connection with the Business Combination. These costs were solely contingent upon the completion of the Business Combination and did not include any future service requirements. As such, these costs will be presented “on the line” and are not reflected in either Predecessor or Successor financial statements.  “On the line” describes those expenses triggered by the consummation of a business combination that were incurred by the acquiree, i.e. CPH, that are not recognized in the Statement of Operations of either the Predecessor or Successor as they are not directly attributable to either period but instead were contingent on the Business Combination.

In conjunction with the Business Combination, there were $20.1 million of transaction bonuses and, as a result of change in control provision for stock-based awards, certain unvested stock-based awards immediately vested, resulting in the recognition of compensation expense of approximately $0.6 million. These expenses were not reflected in either the Predecessor or Successor consolidated statements of operations and comprehensive income (loss) periods, but instead are presented “on the line.”

April 2018 acquisition of O’Brien (Predecessor)

In April 2018, Brundage-Bone entered into an asset purchase agreement to acquire substantially all assets of Richard O’Brien Companies, Inc., O’Brien Concrete Pumping-Arizona, Inc., O’Brien Concrete Pumping-Colorado, Inc. and O’Brien Concrete Pumping, LLC (collectively, “O’Brien” or the O’Brien Companies”) for cash.

This acquisition qualified as a business combination under ASC 805. Accordingly, the Predecessor recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. The acquisition was part of the Predecessor’s strategic plan to expand their presence in the Colorado and Arizona markets.

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash, net of cash acquired	$21,000
Total consideration paid	$21,000

Net assets acquired:
Inventory	$140
Property, plant and equipment	16,163
Intangible assets	2,810
Total net assets acquired	19,113

Goodwill	$1,887

Acquisition-related expenses incurred by the Predecessor amounted to $1.1 million of which $0.0 million was recognized in the Consolidated Statements of Income for the period November 1, 2017 through January 31, 2018 (Predecessor) as the acquisition occurred after the aforementioned Predecessor period.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined results of operations for the Company gives effect to the Business Combination and the acquisition of the O’Brien as if it had occurred on November 1, 2017. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been realized if the Business Combination and the acquisition of the O’Brien had been completed on November 1, 2017, nor does it purport to project the results of operations of the combined company in future periods. The unaudited pro forma financial information does not give effect to any anticipated integration costs related to the acquired company.

The unaudited pro forma financial information is as follows:

	Successor	Predecessor
(in thousands)	November 1, 2018 through January 31, 2019	November 1, 2017 through January 31, 2018
Revenue	$24,396	$52,802
Pro forma revenue adjustments by Business Combination
O'Brien	-	3,254
CPH	33,970	-
Total pro forma revenue	$58,366	$56,056

	Successor	Predecessor
	November 1, 2018 through January 31, 2019	November 1, 2017 through January 31, 2018
Net (loss) income	$(22,575)	$17,558
Pro forma net income adjustments by Business Combination
O'Brien	-	(5,811)
CPH	(3,630)	-
Total pro forma net (loss) income	$(26,205)	$11,747

Note 5.     Fair Value Measurement

The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate their fair value as recorded due to the short-term maturity of these instruments, which approximates fair value. The Company’s outstanding obligations on its ABL credit facility are deemed to be at fair value as the interest rates on these debt obligations are variable and consistent with prevailing rates. The Company believes the carrying value of its capital lease obligations represents fair value

The Company's long-term debt instruments are recorded at their carrying values in the consolidated balance sheets, which may differ from their respective fair values. The fair values of the long-term debt instruments are derived from Level 2 inputs.  The fair value amount of the Long-term debt instruments at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor is presented in the table below based on the prevailing interest rates and trading activity of the Notes.

	Successor		Predecessor
	January 31,		October 31,
	2019		2018
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior secured notes	$-	$-	$167,553	$178,025
Seller notes	-	-	8,292	8,292
Term loans	357,000	346,959	-	-
Capital lease obligations	632	632	653	653

In connection with the acquisition of Camfaud in November 2016, former Camfaud shareholders were eligible to receive earnout payments (“deferred consideration”) of up to $3.1 million if certain Earnings before interest, taxes, depreciation, and amortization (EBITDA) targets were met.

In accordance with ASC 805, the Company reviewed the deferred consideration on a quarterly basis in order to determine its fair value. Changes in the fair value of the liability are recorded within general and administrative expenses in the consolidated statements of income in the period in which the change was made. The Company estimated the fair value of the deferred consideration based on its probability assessment of Camfaud’s EBITDA achievements during the 3 year earnout period. In developing these estimates, the Company considered its revenue and EBITDA projections, its historical results, and general macro-economic environment and industry trends. This fair value measurement was based on significant revenue and EBITDA inputs not observed in the market, which represents a Level 3 measurement.

The fair value of the deferred consideration as of January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor was $1.5 million and $1.5 million, respectively. The change in the fair value measurement of the deferred consideration was not significant to either the Predecessor or Successor periods.

The Company's non-financial assets, which primarily consist of property and equipment, goodwill and other intangible assets, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable (and at least annually for goodwill, non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value.

Note 6. Prepaid Expenses and Other Current Assets

The significant components of prepaid expenses and other current assets at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor are comprised of the following:

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Prepaid insurance	$3,975	$348
Prepaid licenses and deposits	649	236
Prepaid rent	370	326
Prepaid sponsor fees	280	667
Other prepaids	2,510	2,370
Total prepaid expenses and other current assets	$7,784	$3,947

Note 7. Property, Plant and Equipment

The significant components of property, plant and equipment at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor are comprised of the following:

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Land, building and improvements	$23,285	$22,244
Capital leases—land and buildings	827	909
Machinery and equipment	205,797	237,094
Transportation equipment	1,080	3,297
Furniture and office equipment	654	1,486
	231,643	265,030
Less accumulated depreciation	(3,503)	(63,115)
Property, plant and equipment, net	$228,140	$201,915

Depreciation expense for the Successor period from December 6, 2018 to January 31, 2019 was $3.5 million of which approximately all was included in cost of operations. Depreciation expense for the Predecessor periods from November 1, 2018 to December 5, 2018 and from November 1, 2017 to January 31, 2018 were $2.1 million and $4.0 million, respectively, of which approximately all was included in cost of operations. In conjunction with the Business Combination, the basis of all property, plant and equipment was reset at fair value with no accumulated depreciation as of December 6, 2018. As such, there is a significant decline in the accumulated depreciation from October 1, 2018 to January 31, 2019.

Note 8. Goodwill and Intangible Assets

The Company recognized goodwill and certain intangible assets in connection with business combinations (Note 4). The following table summarizes the composition of intangible assets at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor:

	Successor			Predecessor
	January 31,			October 31,
	2019			2018
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(in thousands)	Value	Amortization	Amount	Value	Amortization	Amount
Customer relationship	$168,700	$4,793	$163,906	$47,641	$(23,093)	$24,548
Trade name	5,100	78	5,022	15,412	(3,540)	11,872
Trade name (indefinite life)	46,900	-	46,900	-	-	-
Noncompete agreements	-	-	-	495	(486)	9
	$220,700	$4,871	$215,828	$63,548	$(27,119)	$36,429

Amortization expense recognized by the Company related to intangible assets for the period from December 6, 2018 to January 31, 2019 (Successor) was $4.9 million. Amortization expense recognized by the Predecessor for the period from November 1, 2018 through December 5, 2018 and November 1, 2017 through January 31, 2018 (Predecessor) was $0.7 million and $1.9 million, respectively. The estimated aggregate amortization expense for intangible assets over the next five fiscal years ending October 31 and thereafter is as follows:

(in thousands)
2019 (excluding the period from December 6, 2018 to January 31, 2019)	$21,949
2020	26,685
2021	21,897
2022	17,719
2023	14,172
Thereafter	66,506
$168,928

 Note 9. Long Term Debt and Revolving Lines of Credit

Successor

As part of the Business Combination, the Predecessor’s Revolver, U.K. Revolver, Senior secured notes, and Seller notes (see Predecessor section below for a discussion of these agreements) were all extinguished and the Company entered into (i) a Term Loan Agreement, dated December 6, 2018, among the Company, certain subsidiaries of the Company, Credit Suisse AG, Cayman Islands Branch as administrative agent and Credit Suisse Loan Funding LLC, Jefferies Finance LLC and Stifel Nicolaus & Company Incorporated LLC as joint lead arrangers and joint bookrunners and (the “Term Loan Agreement”) (ii) a Credit Agreement, dated December 6, 2018, among the Company, certain subsidiaries of the Company, Wells Fargo Bank, National Association, as agent, sole lead arranger and sole bookrunner, and the other parties thereto (“ABL Credit Agreement”). Summarized terms of those debt agreements are included below.

Term Loan Agreement

Summarized terms of the Term Loan Agreement are as follows:

●	Provides for an aggregate principal amount of $357.0 million;
●

The initial term loans advanced will mature and be due and payable in full seven years after the Closing Date, with principal amortization payments in an annual amount equal to 5.00% of the original principal amount;

●	Interest on borrowings under the Term Loan Agreement, will bear interest at either (1) an adjusted LIBOR rate or (2) an alternate base rate, plus an applicable margin of 6.00% or 5.00%, respectively;
●

The Term Loan Agreement is secured by (i) a first priority perfected lien on substantially all of the assets of the Company and certain of its subsidiaries that are loan parties thereunder to the extent not constituting ABL Credit Agreement priority collateral and (ii) a second priority perfected lien on substantially all ABL Credit Agreement priority collateral, in each case subject to customary exceptions and limitations;

●	The Term Loan Agreement includes certain non-financial covenants.

The outstanding balance under the Term Loan Agreement as of January 31, 2019 was $357.0 million. The Company’s interest on borrowings under the Term Loan Agreement bear interest using the London Inter-bank Offered Rate (LIBOR) as the base rate plus an applicable margin in line with the summarized terms of the Term Loan Agreement as described above.

Future maturities of the Term Loan are as follows:

Years ended October 31:
(in thousands)
2019	$17,850
2020	17,850
2021	17,850
2022	17,850
2023	17,850
Thereafter	248,579
$337,829

Asset Based Revolving Lending Credit Agreement

Summarized terms of the ABL Credit Agreement are as follows:

●	Borrowing availability in US Dollars and GBP up to a maximum of $60.0 million;
●

Borrowing capacity available for standby letters of credit of up to $7.5 million and for swingline loan borrowings of up to $7.5 million. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the ABL Facility;

●	All loans advanced will mature and be due and payable in full five years after the Closing Date;
●	Amounts borrowed may be repaid at any time, subject to the terms and conditions of the agreement;
●

Interest on borrowings in US Dollars and GBP under the ABL Credit Agreement, will bear interest at either (1) an adjusted LIBOR rate or (2) a base rate, in each case plus an applicable margin currently set at 2.25% and 1.25%, respectively. The ABL Credit Agreement is subject to two step-downs of 0.25% and 0.50% based on excess availability levels;

●

U.S. ABL Credit Agreement obligations will be secured by (i) a perfected first priority security interest in substantially all personal property of the Company and certain of its subsidiaries that are loan parties thereunder consisting of all accounts receivable, inventory, cash, intercompany notes, books and records, chattel paper, deposit, securities and operating accounts and all other working capital assets and all documents, instruments and general intangibles related to the foregoing (the “U.S. ABL Priority Collateral”) and (ii) a perfected second priority security interest in substantially all Term Loan Agreement priority collateral, in each case subject to customary exceptions and limitations;

●

U.K. ABL Credit Agreement obligations will be secured by (i) a perfected first-priority security interest in (A) the U.S. ABL Priority Collateral, (B) all of the stock (or other ownership interests) in, and held by, the U.K. borrower subsidiaries of the Company, and (C) all of the current and future assets and property of the U.K subsidiaries of the Company that are loan parties thereunder, including a first-ranking floating charge over all current and future assets and property of each U.K. subsidiary of the Company that is a loan party thereunder; and (ii) a perfected, second-priority security interest in substantially all Term Loan Agreement priority collateral, in each case subject to customary exceptions and limitations; and

●

The ABL Credit Agreement also includes (i) a springing financial covenant based on excess availability levels that the Company must comply with on a quarterly basis during required compliance periods and (ii) certain non-financial covenants.;

●	The Company has complied with the covenants associated with the ABL Credit Agreement

The outstanding balance under the ABL Credit Agreement as of January 31, 2019 was $17.3 million.

Predecessor

Revolving line of credit

The Predecessor had a revolving loan agreement (the Revolver). Summarized terms of the agreement were as follows:

●	Maximum borrowing capacity of $65.0 million with a maturity date of September 8, 2022;
●

Borrowings bear interest at the LIBOR rate plus an applicable margin that resets quarterly and is (a) 2.00%, (b) 2.25% or (c) 2.50% if the quarterly average excess availability is (a) at least 66.67%, (b) less than 66.67% and at least 33.33% and (c) less than 33.33%, respectively;

●	Interest is due monthly and the outstanding principal balance was due upon maturity;
●	On October 2, 2017, $35.0 million of the Revolver balance was transferred to a 3-month line of credit with a separate LIBOR interest rate; and
●	Required Predecessor to maintain a maximum ratio of total fixed charges.

As of October 31, 2018, the outstanding balance of the Revolver was $48.7 million and the Predecessor was in compliance with the financial covenant.

U.K. Revolver

The Predecessor had a revolving loan agreement (the “U.K. Revolver”) associated with the acquisition of Camfaud in November 2016. The U.K. Revolver had a maximum borrowing capacity of approximately $28.0 million and bore interest at LIBOR plus 2.00%. The U.K. Revolver required the Predecessor maintain a maximum ratio of total fixed charges.

As of October 31, 2018, the outstanding balance of the U.K. Revolver was $14.3 million and the Predecessor was in compliance with the financial covenant.

Senior secured notes

In August 2014, the Predecessor issued $140.0 million in senior secured notes through a high-yield bond offering under SEC Rule 144A (“Senior Notes”). In November 2016, the Predecessor issued additional senior secured notes of $40.0 million as an incremental borrowing with the same terms and form as the original Senior Notes.

Summarized terms of the Senior Notes were as follows:

●	Maturity date on September 1, 2021. Principal due upon maturity.
●	Interest rate of 10.375% per annum, payments due every March 1 and September 1 commencing March 1, 2015
●	The Senior Notes were secured by substantially all assets of the Company and contain various non-financial covenants.

Over the period of January 2016 through September 2017, the Predecessor repurchased and retired approximately $26.0 million, in the aggregate, of principal of the Senior Notes.

In September 2017, the Predecessor completed an exchange of substantially all outstanding existing Senior Notes for newly issued senior secured notes (“New Senior Notes”). Terms of the New Senior Notes were identical to the Senior Notes except that the maturity date was extended to September 1, 2023.

In conjunction with the acquisition of the O’Brien Companies (Note 4) in April 2018, the Predecessor issued additional New Senior Notes with a principal amount of $15.0 million at a 104 percent premium for a total purchase price of $15.6 million. The $0.6 million has been recorded by the Company as a debt premium and will be amortized over the life of the New Senior Notes using the effective interest method.

The outstanding balance of the original Senior Notes outstanding as of October 31, 2018 was nil. The outstanding balance of the New Senior Notes as of October 31, 2018 was $167.6 million.

Seller notes

In connection with the acquisitions of the Camfaud and Reilly in November 2016 and July 2017, respectively, the Predecessor entered into separate loan agreements with the former owners of the Camfaud and Reilly for $6.2 million and $1.9 million, respectively (collectively, the “Seller Notes”). The Seller Note with respect to Camfaud bore interest at 5.0% per annum and all principal plus accrued interest was due upon the earlier of; (1) 6 months after the U.K. Revolver is repaid in full, (2) 42 months after the acquisition date (May 2020) or (3) the date on which the Predecessor suffers an insolvency event. The Seller Note with respect to Reilly bore interest at 5.0% per annum and all principal plus accrued interest are due three years after the acquisition date (July 2020). The Seller Notes were unsecured.

In connection with the Business Combination, the Company repaid its existing credit facilities in full and replaced them with the Term Loan Agreement and the ABL Credit Agreement. The Company also incurred an aggregate of $13.0 million of costs related to the extinguishment of its existing debts, including the write-off of unamortized borrowing costs and an early extinguishment fee paid to its lenders. The amount has been reflected in the as debt extinguishment costs in the Predecessor’s consolidated statement of income for the period ended December 5, 2018.

The table below is a summary of the composition of the Company’s long-term debt balances at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor. Note that the term loan is combined for short term and long term balances.

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Term loan	$357,000	$-
Senior secured notes	-	167,553
Seller notes	-	8,292
	357,000	175,845
Plus unamortized premium on debt	-	540
Less unamortized deferred financing costs	(19,171)	(2,915)
Total long term debt	$337,829	$173,470

Note 10. Accrued Payroll and Payroll Expenses

The following table summarizes accrued payroll and expenses at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor:

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Accrued vacation	$3,264	$3,482
Accrued bonus	1,145	1,766
Other accrued	975	1,457
Total accrued payroll and payroll expenses	$5,384	$6,705

Note 11. Accrued Expenses and Other Current Liabilities

The following table summarizes accrued expenses and other current liabilities at January 31, 2019 for the Successor and at October 31, 2018 for the Predecessor:

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Accrued insurance	$5,350	$4,743
Accrued interest	5,068	3,092
Accrued equipment purchases	1,415	-
Accrued sales and use tax	4,094	4,145
Accrued property taxes	426	865
Accrued professional fees	497	3,579
Other	1,197	2,406
Total accrued expenses and other liabilities	$18,047	$18,830

Note 12. Income Taxes

In December 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. The 2017 Tax Act significantly revised the U.S. corporate income tax regime by, among other things, the following items:

●

Lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. In accordance with Staff Accounting Bulletin No. 118, which provides SEC staff guidance for the application of ASC Topic 740, the Predecessor recognized the income tax effects of the 2017 Tax Act in its financial statements in the period the 2017 Tax Act was signed into law;

●

Provides for a 100 percent deduction for foreign-source portion of dividends received from specified 10 percent owned foreign corporations by U.S. corporate shareholders. The deduction is unavailable for hybrid dividends;

●	Creates a requirement that certain income earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFC's U.S. shareholder; and
●

The Global Intangible Low Tax Income (“GILTI”) provisions are effective for tax years beginning on or after January 1, 2018. In FASB staff Q&A Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, the FASB staff noted that ASC 740 was not clear with respect to the appropriate accounting for GILTI, and accordingly, an entity may either: (1) elect to treat taxes on GILTI as period costs similar to special deductions, or (2) recognize deferred tax assets and liabilities when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal (the deferred method). The Company has not yet adopted an accounting policy related to GILTI

For the Successor period from December 6, 2018 to January 31, 2019, the Company recorded an income tax benefit of $2.8 million, resulting in a 43.2% effective tax rate. For the Predecessor period from November 1, 2018 to December 5, 2018, the Company recorded an income tax benefit of $4.2 million, resulting in an effective tax rate of 15.7%. For the Predecessor period from November 1, 2017 to January 31, 2018, the Company recorded an income tax benefit of $13.5 million. The effective tax rate for the Predecessor period from November 1, 2017 to January 31, 2018 was not meaningful.

The year-over-year decrease in our effective tax rate when comparing the Predecessor period of November 1, 2017 to January 31, 2018 to both the Successor period from December 6, 2018 to January 31, 2019 and the Predecessor period from November 1, 2018 to December 5, 2018, was impacted by the following items:

(1)	The net impact from the enactment of the 2017 Tax Act, which reduced the U.S. federal corporate income tax rate from 35% to 21%;
(2)

The Predecessor recording a tax benefit of $13.5 million for the period ended January 31, 2018 related to the re-measurement of deferred tax assets and liabilities to reflect the reduction in the U.S. corporate income tax rate from 35% to 21% percent;

(3)	The Predecessor recording a provisional tax expense of $0.5 million for the period ended January 31, 2018 related to the deemed repatriation of earnings from its foreign subsidiaries;
(4)

The Predecessor recording a provisional tax benefit of $0.8 million for the period ended January 31, 2018 related to the reduction of the deferred tax liability on unrepatriated foreign earnings due to the 100 percent dividends received deduction;

(5)	The Predecessor recording tax expense of $1.4 million for the period ended December 5, 2018 related to nondeductible transaction related costs; and
(6)	The Successor including $0.7 million of tax expense in the estimated annual effective rate for the period ended January 31, 2019 related to GILTI.

At January 31, 2019 and October 31, 2018, we had deferred tax liabilities, net of deferred tax assets, of $76.5 million and $39.0 million, respectively. The increase in our net deferred tax liability is primarily due to deferred tax liabilities recorded in purchase accounting related to the fair value adjustments to fixed assets and other identifiable intangible assets.  The valuation allowances were related to foreign tax credit carryforwards where realization is more uncertain at this time due to the limited carryforward periods that exist.

The Company has no liability for uncertain tax positions at January 31, 2019 and October 31, 2018.

Note 13. Commitments and Contingencies

Successor

Self-insurance

The Company’s automobile, general and workmen’s compensation insurance is partially self-insured. The general liability deductible was $100,000 per claim as of January 31, 2019 and October 31, 2018. The workmen’s compensation and automobile policies are fully-insured. The Successor and Predecessor had accrued $4.9 million and $3.2 million, as of January 31, 2019 and October 31, 2018, respectively, for claims incurred but not reported and estimated losses reported, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

The Company offers employee health benefits via a partially self-insured medical benefit plan. Participant claims exceeding certain limits are covered by a stop-loss insurance policy. The Company contracts with a third party administrator to process claims, remit benefits, etc. The third party administrator requires the Company to maintain a bank account to facilitate the administration of claims. The account balance was $0.3 million and $0.3 million, as of January 31, 2019 and October 31, 2018, respectively, and is included in cash and cash equivalents in the accompanying consolidated balance sheets.

Management has accrued $1.5 million and $1.0 million, as of January 31, 2019 and October 31, 2018, respectively, for health claims incurred but not reported based on historical claims amounts and average lag time, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Litigation

The Company is currently involved in certain legal proceedings and other disputes with third parties that have arisen in the ordinary course of business. Management believes that the outcomes of these matters will not have a material impact on the Company’s financial statements and does not believe that any amounts need to be recorded for contingent liabilities in the Company’s consolidated balance sheets.

Letters of credit

The ABL Credit Agreement provides for up to $7.5 million of standby letters of credit. As of January 31, 2019, total outstanding letters of credit totaled $1.3 million, the vast majority of which had been committed to the Company’s general liability insurance provider.

Note 14. Stockholders’ Equity

In conjunction with the Business Combination, all common and preferred shares that were in existence for the Predecessor were settled and no longer outstanding subsequent to December 5, 2018.

Successor

The Company’s amended and restated certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $0.0001, and 10,000,000 shares of preferred stock, par value $0.0001. Immediately following of the Business Combination, there were:

•	28,847,707 shares of common stock issued and outstanding;
•	34,100,000 warrants outstanding, each exercisable for one share of common stock at an exercise price of $11.50 per share; and
•	2,450,980 shares of zero-dividend convertible perpetual preferred stock (“Series A Preferred Stock”) outstanding, as further discussed below

The Company’s Series A Preferred Stock does not pay dividends and will be convertible into shares of the Company’s common stock at a 1:1 ratio (subject to customary adjustments) at any time following June 6, 2019. The Company has the right to elect to redeem all or a portion of the Series A Preferred Stock at its election after December 6, 2022 for cash at a redemption price equal to the amount of the principal investment plus an additional cumulative amount that will accrue at an annual rate of 7.0% thereon. In addition, if the volume weighted average price of shares of the Company’s common stock equals or exceeds $13.00 for 30 consecutive days, then the Company will have the right to require the holder of the Series A Preferred Stock to convert its Series A Preferred Stock into Company common stock, at a ratio of 1:1 (subject to customary adjustments).

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Predecessor’s control) are classified as temporary equity. The Company has performed an analysis of the redemption features contained within the preferred stock and has determined that embedded features other than the change in control feature identified and evaluated have been determined to be solely within the control of the issuer. ASR 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity, often referred to as classification in “temporary equity”. The Company has presented such amounts outside of temporary equity commensurate with the aforementioned guidance.

Predecessor

Pursuant to the Predecessor’s articles of incorporation, as amended, the Predecessor was authorized to issue 15,000,000 shares of $0.001 par value common stock and 2,423,711 shares of $0.001 par value preferred stock.

As of October 31, 2018, the Predecessor had 7,576,289 shares of common stock issued and outstanding and 2,342,264 preferred shares issued and outstanding. The preferred shares had a liquidation preference of $11.2 million.

Note 15. Stock-Based Compensation

Predecessor

The Predecessor accounted for share-based awards in accordance with ASC Topic 718 Compensation–Stock Compensation (“ASC 718”), which requires the fair value of stock-based compensation awards to be amortized as an expense over the vesting period. Stock-based compensation awards are valued at fair value on the date of grant. As a result of the Business Combination, all unvested awards were immediately vested, resulting in an amount of $0.6 million of stock-based compensation expense presented “on the line” (see Business Combination footnote). Stock-based compensation for the Predecessor period from November 1, 2018 to December 5, 2018 totaled $0.1 million, and has been included in general and administrative expenses on the accompanying consolidated statements of income.

Successor

The Company rolled forward certain vested options from the Predecessor to 2,783,479 equivalent vested options in the Successor. No incremental compensation costs were recognized on conversion as the fair value of the options issued were equivalent to the fair value of the vested options of the Predecessor. As of January 31, 2019, no share-based awards have been granted by the Successor and therefore, no expense has been recorded.

Note 16. Earnings Per Share

Successor

The Company calculates earnings per share in accordance with ASC 260, Earnings Per Share. The two-class method of computing earnings per share is required for entities that have participating securities. The two-class method is an earnings allocation formula that determines earnings per share for participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company has two classes of stock: (1) Common Stock and (2) Series A Preferred Stock.

Basic earnings (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of outstanding shares of Common Stock during the period. Net income (loss) attributable to common shareholders is calculated by taking the net income (loss) for the period, less both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) for the period.

Diluted earnings (loss) per common share is computed using the weighted average number of outstanding shares of Common Stock and, when dilutive, potential outstanding shares of Common Stock during the period. Diluted earnings (loss) per common share reflects the potential dilution that could occur assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period. Common stock equivalents are not included in the diluted earnings (loss) per common share calculation when their effect is antidilutive. The Company uses the treasury stock method to calculate potentially dilutive shares, as if they were converted into common stock at the beginning of the period. At January 31, 2019 (Successor), the Company had outstanding warrants to purchase 34,100,000 shares of common stock, 2,783,479 outstanding stock options and 2,450,980 shares of Series A Preferred Stock, all of which could potentially be dilutive. For all periods presented, the weighted-average dilutive impact, if any, of these shares was excluded from the calculation of diluted earnings (loss) per common share because their inclusion would have been anti-dilutive. As a result, dilutive earnings (loss) per share is equal to basic earnings (loss) per share.

The table below shows our basic and diluted EPS calculations for the period from December 6, 2018 through January 31, 2019 (Successor):

Successor
(in thousands, except share and per share amounts)	December 6, 2018 through January 31, 2019
Net loss (numerator):
Net loss attributable to Concrete Pumping Holdings, Inc.	$(3,630)
Less: Preferred stock - cumulative dividends	(269)
Net loss available to common shareholders	$(3,899)

Weighted average shares (denominator):
Weighted average shares - basic	28,847,707
Weighted average shares - diluted	28,847,707

Basic loss per share	$(0.14)
Diluted loss per share	$(0.14)

Predecessor

Under the terms and conditions of the Company’s Participating Preferred Stock Agreement, the holders of the preferred stock have the right to receive dividends or dividend equivalents should the Company declare dividends on its common stock on a one-for-one per-share basis. Under the two-class method, undistributed earnings is calculated by the earnings for the period less the cumulative preferred stock dividends earned for the period. The undistributed earnings are then allocated on a pro-rata basis to the common and preferred stockholders on a one-for-one per-share basis. The weighted-average number of common and preferred shares outstanding during the period is then used to calculate basic EPS for each class of shares. As a result, the undistributed earnings available to common shareholders is calculated by earnings (loss) for the period less the cumulative preferred stock dividends earned for the period less undistributed earnings allocated to the holders of the preferred stock.

In periods in which the Company has a net loss or undistributed net loss, basic loss per share is calculated by dividing the loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. The two-class method is not used, because the holders of the preferred stock do not participate in losses.

The table below shows our basic and diluted EPS calculations for the Predecessor periods from November 1, 2018 through December 5, 2018 and from November 1, 2017 through January 31, 2018:

	Predecessor
(in thousands)	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018
Net loss (numerator):
Net (loss) income attributable to Concrete Pumping Holdings, Inc.	$(22,575)	$17,558
Less: Preferred stock - cumulative dividends	(126)	(342)
Less: Undistributed earnings allocated to preferred shares	-	(4,065)
Net (loss) income available to common shareholders	$(22,701)	$13,151

Weighted average shares (denominator):
Weighted average shares - basic	7,576,289	7,576,289
Dilutive effect of stock options	-	914,425
Weighted average shares - diluted	7,576,289	8,490,714

Basic income (loss) per share	$(3.00)	$1.74
Diluted income (loss) per share	$(3.00)	$1.55

Note 17. Segment Reporting

The Company conducts the business through the following reportable segments based on geography and the nature of services sold: U.S Concrete pumping – Brundage-Bone, U.K. Concrete Pumping – Camfaud, Concrete Waste Management Services – Eco-Pan. The classifications are defined as follows:

●	U.S. Concrete Pumping – Brundage-Bone – consists of concrete pumping services sold to customers in the U.S.
●	U.K. Concrete Pumping – Camfaud – consists of concrete pumping services sold to customers in the U.K, which represents the Company’s foreign operations.
●	Concrete Waste Management Services – Eco-Pan – consists of pans and containers rented to customers in the U.S and the disposal of the concrete waste material services sold to customers in the U.S.

The accounting policies of the reportable segments are the same as those described in Note 2. The Chief Operating Decision Maker (CODM) evaluates the performance of its segments based on revenue, and measure segment performance based upon EBITDA (earnings before interest, taxes, depreciation and amortization). Non-allocated interest expense and various other administrative costs are reflected in Corporate. Corporate assets include cash and cash equivalents, prepaid expenses and other current assets, property and equipment. The following provides operating information about the Company’s reportable segments for the periods presented:

	Successor	Predecessor
(in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018
Revenue
Brundage-Bone	$24,067	$16,624	$35,419
Camfaud	5,815	5,143	10,728
Eco-Pan	4,088	2,629	6,655
	$33,970	$24,396	$52,802

EBITDA
Brundage-Bone	$5,536	$(24,565)	$8,623
Camfaud	133	1,587	2,849
Eco-Pan	1,581	388	2,954
Corporate	321	180	625
	$7,571	$(22,410)	$15,051

Interest income (expense)
Brundage-Bone	$(5,134)	$(1,154)	$(4,017)
Camfaud	(458)	(490)	(1,070)
Eco-Pan	-	-	-
Corporate	-	-	-
	$(5,592)	$(1,644)	$(5,087)

(Loss) income before income taxes
Brundage-Bone	$(4,424)	$(27,354)	$1,223
Camfaud	(1,963)	207	(222)
Eco-Pan	(291)	225	2,449
Corporate	283	155	564
	$(6,395)	$(26,767)	$4,014

	Successor	Predecessor
(in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018
Depreciation and amortization
Brundage-Bone	$4,826	$1,635	$3,383
Camfaud	1,638	890	2,001
Eco-Pan	1,872	163	505
Corporate	38	25	61
	$8,374	$2,713	$5,950

Transaction costs including debt extinguishment
Corporate	$-	$30,562	$8
	$-	$30,562	$8

Total assets by segment for the periods presented are as follows:

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Total Assets
Brundage-Bone	$501,010	$277,937
Camfaud	67,770	39,167
Eco-Pan	142,240	32,781
Corporate	24,428	20,259
	$735,448	$370,144

The U.S. and U.K. were the only regions that accounted for more than 10% of the Company’s revenues for the periods presented. There was no single customer that accounted for more than 10% of revenues for the periods presented. Revenues for the periods presented and long lived assets as of January 31, 2019 and October 31, 2018 are as follows:

	Successor	Predecessor
(in thousands)	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	November 1, 2017 through January 31, 2018
Revenues
U.S.	$28,155	$19,253	$42,074
U.K.	5,815	5,143	10,728
	$33,970	$24,396	$52,802

	Successor	Predecessor
	January 31,	October 31,
(in thousands)	2019	2018
Long Lived Assets
U.S.	$188,290	$167,368
U.K.	39,850	34,547
	$228,140	$201,915

Note 18. Related Party Transaction

Predecessor

The Predecessor had a Management Services Agreement, as amended from time to time, with PGP Advisors, LLC (PGP), an affiliate of the Sponsor, to provide advisory, consulting and other professional services. Under terms of the agreement, the annual fee for these services were $4.0 million from September of 2017 through August of 2019, and $2.0 million annually thereafter. For the period from November 1, 2017 through January 31, 2018 and November 1, 2018 through December 5, 2018 the Predecessor incurred $1.1 million and $0.0 million, respectively, related to this agreement and other agreed upon expenses, which is included in general and administrative expenses on the accompanying consolidated statements of income. In conjunction with the Business Combination, this agreement was terminated.

Note 19 — Subsequent Events

On March 18, 2019, the Company entered into an Interest Purchase Agreement pursuant to which it, through its two subsidiaries, Brundage-Bone and CPHA LLC, agreed to acquire all of the outstanding equity interests of Capital Pumping LP and its affiliates for $129.2 million in an all-cash transaction. The acquisition is expected to close in the third quarter of fiscal 2019, subject to regulatory approvals and other customary closing conditions. The Company expects to finance the acquisition through the Equity Offering and additional borrowings under its Term Loan Agreement.

 Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Financial Report

October 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Concrete Pumping Holdings, Inc.

6461 Downing Street

Denver, CO, 80229

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Concrete Pumping Holdings, Inc. and Subsidiaries (the “Company”) as of October 31, 2018, and 2017, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended October 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at October 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2018.

Dallas, Texas

January 29, 2019

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

October 31, 2018 and 2017

	2018	2017
Assets

Current assets:
Cash	$8,621,279	$6,925,042
Trade receivables, net	40,117,777	33,101,052
Inventory	3,809,876	3,009,651
Prepaid expenses and other current assets	3,946,332	3,668,835
Total current assets	56,495,264	46,704,580

Property, plant and equipment, net	201,915,440	175,542,135
Intangible assets, net	36,429,018	42,034,188
Goodwill	74,656,100	73,509,208
Deferred financing costs	647,922	1,056,516
Total assets	$370,143,744	$338,846,627

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving loan	$62,986,962	$65,888,871
Current portion of capital lease obligations	85,087	193,039
Accounts payable	5,191,711	7,116,901
Accrued payroll and payroll expenses	6,705,209	6,902,666
Accrued expenses and other current liabilities	18,829,602	14,622,122
Income taxes payable	1,151,741	1,577,923
Total current liabilities	94,950,312	96,301,522

Long term debt, net of discount for deferred financing costs	173,470,065	156,984,830
Contingent consideration	1,458,077	968,783
Capital lease obligations, less current portion	567,665	652,752
Deferred income taxes	39,004,853	50,111,326
Total liabilities	309,450,972	305,019,213

Redeemable preferred stock, $0.001 par value, 2,342,264 shares issued and outstanding as of October 31, 2018 and 2017 (liquidation preference of $11,239,060 and $9,845,139), respectively	14,671,869	14,671,869

Stockholders’ equity:
Common stock, $0.001 par value, 15,000,000 shares authorized, 7,576,289 shares issued and outstanding	7,576	7,576
Additional paid-in capital	18,724,707	18,444,075
Accumulated other comprehensive income	584,074	2,381,190
Retained earnings (accumulated deficit)	26,704,546	(1,677,296)
	46,020,903	19,155,545

Total liabilities and stockholders’ equity	$370,143,744	$338,846,627

See notes to consolidated financial statements.

 Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended October 31, 2018, 2017 and 2016

	2018	2017	2016

Revenue	$243,223,267	$211,210,599	$172,425,547

Cost of operations	136,876,880	121,451,499	97,241,773
Gross profit	$106,346,387	89,759,100	75,183,774

General and administrative expenses	58,789,016	52,864,910	40,590,760
Transaction costs	7,589,825	4,489,517	3,691,466
Income from operations	39,967,546	32,404,673	30,901,548

Other (expense) income:
Interest expense	(21,424,747)	(22,747,848)	(19,516,077)
Loss on extinguishment of debt	-	(5,161,065)	(643,876)
Other income (expense), net	54,923	174,177	(54,463)
	(21,369,824)	(27,734,736)	(20,214,416)

Income before income taxes	18,597,722	4,669,937	10,687,132

Income tax (benefit) provision	(9,784,120)	3,756,658	4,453,541

Net income	28,381,842	913,279	6,233,591

Less: Net loss attributable to noncontrolling interest	-	-	(36,364)

Net income attributable to Concrete Pumping Holdings, Inc. and Subsidiaries	$28,381,842	$913,279	$6,269,955

Less preferred shares dividends	(1,428,257)	(1,811,837)	(1,695,122)
Less undistributed earnings allocated to preferred shares	(6,365,083)	-	(1,108,807)

Undistributed income (loss) available to common shareholders	$20,588,502	$(898,558)	$3,466,026

Weighted average common shares outstanding
Basic	7,576,289	7,576,289	7,576,289
Diluted	8,325,890	7,576,289	8,279,321

Net income (loss) per common share
Basic	$2.72	$(0.12)	$0.46
Diluted	$2.47	$(0.12)	$0.42

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended October 31, 2018, 2017 and 2016

	2018	2017	2016

Net income	$28,381,842	$913,279	$6,269,955

Other comprehensive income:
Foreign currency translation adjustment	(1,797,116)	2,381,190	-

Total comprehensive income	$26,584,726	$3,294,469	$6,269,955

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended October 31, 2018, 2017 and 2016

				Accumulated
				Other
	Common	Additional	Noncontrolling	Comprehensive	Retained Earnings
	Stock	Paid-In Capital	Interest	Income	(Accumulated Deficit)	Total
Balance, October 31, 2015	$7,576	$18,658,951	$28,065	$-	$(3,130,640)	$15,563,952
Stock-based compensation	-	109,424	-	-	-	109,424
Net income	-	-	(36,364)	-	6,269,955	6,233,591
Dissolution of noncontrolling interest	-	-	8,299	-	-	8,299
Balance, October 31, 2016	7,576	18,768,375	-	-	3,139,315	21,915,266
Stock-based compensation	-	362,345	-	-	-	362,345
Repurchase of stock options	-	(686,645)	-	-	-	(686,645)
Purchased for retirement, not re-issuable	-	-	-	-	(889,825)	(889,825)
Preferred stock dividend	-	-	-	-	(4,840,065)	(4,840,065)
Net income	-	-	-	-	913,279	913,279
Foreign currency translation adjustment	-	-	-	2,381,190	-	2,381,190
Balance, October 31, 2017	7,576	18,444,075	-	2,381,190	(1,677,296)	19,155,545
Stock-based compensation	-	280,632	-	-	-	280,632
Net income	-	-	-	-	28,381,842	28,381,842
Foreign currency translation adjustment	-	-	-	(1,797,116)	-	(1,797,116)
Balance, October 31, 2018	$7,576	$18,724,707	$-	$584,074	$26,704,546	$46,020,903

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended October 31, 2018, 2017 and 2016

	2018	2017	2016
Cash flows from operating activities:
Net income	$28,381,842	$913,279	$6,233,591
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,718,814	19,338,884	16,635,995
Deferred income taxes	(11,106,473)	238,696	3,754,628
Amortization of deferred financing costs	1,689,575	1,863,641	1,751,675
Accretion of debt discount	-	275,400	330,480
Amortization of debt premium	(60,465)	(72,527)	-
Amortization of intangible assets	7,903,732	7,815,141	5,673,548
Stock-based compensation expense	280,632	362,345	109,424
Write-off of deferred financing costs included in loss on extinguishment of debt	-	1,972,574	931,838
Write-off of debt discount costs included in loss on extinguishment of debt	-	1,473,392	-
Debt prepayment penalty included in loss on extinguishment of debt	-	1,440,000	-
Loss (gain) on repayments of long-term debt included in loss on extinguishment of debt	-	303,420	(287,962)
Dissolution of noncontrolling interest	-	-	8,299
(Gain) on the sale of property, plant and equipment	(2,622,520)	(567,876)	(384,988)
Accretion of contingent consideration	526,817	-	-
Net changes in operating assets and liabilities (net of acquisitions):
Trade receivables, net	(7,469,464)	212,586	(673,660)
Inventory	(706,667)	(461,824)	(473,187)
Prepaid expenses and other current assets	(1,407,883)	(232,495)	(1,015,506)
Income taxes payable, net	(381,322)	(1,277,467)	(1,025,689)
Accounts payable	(1,832,398)	2,005,714	74,811
Accrued payroll, accrued expenses and other current liabilities	8,702,438	(1,376,489)	4,114,143
Net cash provided by operating activities	39,616,657	34,226,394	35,757,440

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,738,369)	(23,671,035)	(22,570,712)
Proceeds from sale of property, plant and equipment	3,238,933	1,009,523	247,041
Acquisition of net assets, net of cash acquired	(21,000,000)	(60,427,249)	(6,650,000)
Net cash used in investing activities	(49,499,436)	(83,088,761)	(28,973,671)

Cash flows from financing activities:
Premium proceeds on long term debt	600,000	-	-
Proceeds on revolving loan	237,194,598	266,604,233	155,447,066
Payments on revolving loan	(239,587,567)	(205,163,292)	(151,839,827)
Proceeds on long term debt	15,000,000	40,400,000	-
Principal payments on long term debt	-	(39,104,760)	(18,352,038)
Payment of deferred financing costs	-	(1,454,364)	-
Debt prepayment penalty	-	(1,440,000)	-
Payments on capital lease obligations	(194,190)	(151,141)	(68,003)
Preferred stock purchase	-	(1,400,009)	-
Payment of preferred stock dividends	-	(4,840,065)	-
Repurchase of stock options	-	(686,645)	-
Net cash provided by (used in) financing activities	13,012,841	52,763,957	(14,812,802)

Effect of foreign currency exchange rate on cash	(1,443,825)	(225,068)	-

Net increase (decrease) in cash	1,696,237	3,676,522	(8,029,033)

Cash:
Beginning of year	6,925,042	3,248,520	11,277,553

End of year	$8,621,279	$6,925,042	$3,248,520

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended October 31, 2018, 2017 and 2016

	2018	2017	2016
Supplemental cash flow information:
Cash paid for interest	$22,167,732	$22,653,135	$17,680,951

Cash paid for income taxes	$1,072,947	$4,356,081	$1,724,602

Equipment purchases included in accrued expenses	$355,147	$2,172,115	$6,015,009

See notes to consolidated financial statements.

Note 1. Organization and Description of Business

Organization: Concrete Pumping Holdings, Inc. (CPH, the Company or Parent) was incorporated in the state of Delaware on July 14, 2014. Concrete Pumping Intermediate Holdings, LLC (CPIH), a wholly owned subsidiary of CPH, was formed on June 16, 2014, as a Delaware limited liability company to acquire, through the creation of BB Merger Sub, Inc. (BBMI) and EP Merger Sub, Inc. (EPMI), all outstanding stock of Brundage-Bone Concrete Pumping, Inc. (BBCPI, BB, or Brundage-Bone) and Eco-Pan, Inc. (Eco-Pan or EP) on August 18, 2014 (the Merger). BBMI and EPMI were formed on July 23, 2014, as Colorado corporations and wholly owned subsidiaries of CPIH to merge with and into BBCPI and EP, respectively, with BBCPI and EP being the surviving corporations. BBCPI and EP are wholly owned subsidiaries of CPIH. Concrete Pumping Property Holdings, LLC (PropCo), a wholly owned subsidiary of CPH, was incorporated in the state of Delaware on July 14, 2014, to hold certain real property that is leased to BBCPI. CPH, CPIH, BBMI and EPMI commenced operations on August 18, 2014. The equity sponsor is Peninsula Pacific Strategic Partners, LLC (the Sponsor). Refer to Note 19 below for details regarding the consummation of the merger with Industrea Acquisition Corporation on December 6, 2018.

Nature of business: Brundage-Bone was incorporated in the state of Colorado on October 31, 2011. Brundage-Bone is a concrete pumping service provider in the United States. Brundage-Bone’s core business is the provision of concrete pumping services to general contractors and concrete finishing companies. Brundage-Bone is a construction services business that provides specialized equipment with technically trained operators. Most often equipment returns to a “home base” nightly. Brundage-Bone does not contract to purchase, mix, or deliver concrete. Brundage-Bone most often contracts for its services on a per hour and per yard poured schedule customized to each market. In addition, Brundage-Bone actively sells concrete pumps, parts and service; however, the sale of parts are not a significant component of Brundage-Bone operations. Brundage-Bone has operations in Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Kansas, Missouri, New Mexico, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Washington and Wyoming, with its corporate headquarters in Denver, Colorado. Brundage-Bone has 80 branch locations across 22 states.

Eco-Pan was incorporated in the state of Colorado on April 4, 2003. Eco-Pan provides industrial cleanup and containment services, primarily to customers in the construction industry. Eco-Pan uses containment pans specifically designed to hold waste products from concrete and other industrial cleanup operations. Eco-Pan has operating locations in Arizona, California, Colorado, Idaho, Maryland, Oklahoma, Oregon, Texas, Utah, and Washington, with its corporate headquarters in Denver, Colorado.

In May 2015, Eco-Pan formed a joint venture, Eco-Pan Midwest, LLC (EPMW), with an initial capital contribution of $76,500, which represented 51 percent of the outstanding membership interests in EPMW. EPMW was dissolved in 2016. See Note 2 regarding principles of consolidation related to EPMW.

In November 2016, Brundage-Bone entered into two share purchase agreements to acquire two concrete pumping companies based in the United Kingdom (UK) (collectively, Camfaud): Camfaud Concrete Pumps Limited and Premier Concrete Pumping Limited, which each also owned 50 percent of the stock of South Coast Concrete Pumping Limited. In connection with the transactions, a new entity, Oxford Pumping Holdings Ltd. (Oxford), was created as a wholly owned subsidiary of Brundage-Bone to serve as a UK-based holding company. In July 2017, Camfaud acquired Reilly Concrete Pumping Limited (Reilly), another UK-based concrete pumping company. Refer to Note 3 for discussion of the acquisitions.

Camfaud’s core business is the provision of concrete pumping equipment to customers in the commercial, infrastructure and residential sectors. Camfaud is a construction services business that provides specialized concrete pumping equipment with technically trained operators. Camfaud provides the equipment operator and the equipment. Camfaud does not contract to purchase, mix or to deliver concrete. Camfaud most often contracts for its equipment services on a daily, weekly or monthly schedule customized to each market. Camfaud has 28 branch locations throughout the UK, with its corporate headquarters in Epping, Essex.

Note 2. Summary of Significant Accounting Policies

Basis of presentation: The Company follows accounting standards established by the Financial Accounting Standards Board (FASB) to ensure consistent reporting of financial condition, results of operations, and cash flows. References to generally accepted accounting principles (U.S. GAAP) in these footnotes are to the FASB Accounting Standards Codification (ASC or the Codification).

Principles of consolidation: These financial statements present the consolidated financial position of the Company and its wholly owned subsidiaries, Brundage-Bone, Camfaud, Eco-Pan, PropCo, and their respective subsidiaries (collectively, the Company) as of October 31, 2018, 2017, and 2016, and the results of operations and cash flows for the three years then ended. Until its dissolution in 2016, the accounts of EPMW were also included in the Company’s consolidated financial statements. In accordance with ASC 810, Consolidation, the portion of the Company’s equity attributable to the noncontrolling interest in EPMW was historically reported separately within the stockholders’ equity section of the consolidated balance sheets and the Company’s portion of the net loss attributable to the noncontrolling interest in EPMW reported separately below net income on the consolidated statements of income. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include accrued sales and use taxes, the liability for incurred but unreported claims under various partially self-insured polices, allowance for doubtful accounts, goodwill impairment analysis, valuation of share based compensation and accounting for business combinations. Actual results may differ from those estimates, and such differences may be material to the Company’s consolidated financial statements.

Cash: Cash includes time deposits and certificates of deposit with original maturities of three months or less.

Trade receivables: Trade receivables are carried at the original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Generally, the Company does not require collateral for their accounts receivable; however, the Company may file statutory liens or take other appropriate legal action when necessary on construction projects in which collection problems arise. A trade receivable is typically considered to be past due if any portion of the receivable balance is outstanding for more than 30 days. The Company does not charge interest on past-due trade receivables.

Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. The allowance for doubtful accounts was $664,332 and $601,760 as of October 31, 2018, and 2017, respectively. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventory: Inventory consists primarily of replacement parts for concrete pumping equipment. Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company evaluates inventory and records an allowance for obsolete and slow-moving inventory to account for cost adjustments to market. Based on management’s analysis, no allowance for obsolete and slow-moving inventory was required as of October 31, 2018 and 2017.

Fair value measurements: The FASB’s standard on fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This standard establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities

Deferred financing costs: The Company incurred closing costs of $12,887,000 during the Merger related to obtaining loan financing. In conjunction with the Senior Note Exchange (see Note 8) that occurred in September 2017, Brundage-Bone incurred $585,634 related to obtaining financing through additional term notes and $240,250 related to the US Revolver. In connection with the Company’s acquisition of Camfaud, costs of $625,480 were incurred by Camfaud related to the UK Revolver. Deferred financing costs related to the revolver are classified as assets and amortized on a straight-line basis over the term of the revolver, while deferred financing costs related to the term debt are shown as a direct deduction from the carrying amount of the liability and amortized over the terms of the related debt instruments under the effective interest method. Accumulated amortization related to the US Revolver fees as of October 31, 2018 and 2017, was $1,122,328 and $678,528, respectively. Accumulated amortization related to the UK Revolver fees as of October 31, 2018 and 2017 was $156,714 and $210,699, respectively. See Note 8 for discussion of the term debt financing fees.

Goodwill: The Company accounts for goodwill under ASC 350, Intangibles—Goodwill and Other (ASC 350). The Company’s goodwill was recorded as a result of the Company’s business combinations. The Company has recorded these business combinations using the acquisition method of accounting. The Company tests its recorded goodwill for impairment on an annual basis on August 31, or more often if indicators of potential impairment exist, by determining if the carrying value of each reporting unit exceeds its estimated fair value. The Company has the option to first assess qualitative factors to determine whether or not it is more than likely that the fair value of the reporting unit is less than the fair value. If the result of a qualitative test indicates it is more likely than not that the fair value of a reporting unit is less than the carrying value, a quantitative test is performed. As further detailed in “Newly adopted accounting pronouncements” below, the Company adopted Accounting Standards Update (ASU) 2017-04, and accordingly, goodwill impairment is recognized in the amount that the carrying value of the reporting unit exceeds the fair value of the reporting unit, not to exceed the amount of goodwill allocated to the reporting unit, based on the results of the Step 1 analysis.

A quantitative assessment was performed on the Company’s reporting units as of October 31, 2018. In performing the quantitative test, the Company compares the estimated fair value of the reporting unit to its carrying value. The estimated fair value exceeded the carrying value of each of the four reporting units. Future impairment reviews may require write-downs in the Company’s goodwill and could have a material adverse impact on the Company’s operating results for the periods in which such write-downs occur.

Long-lived assets: ASC 360 requires long-lived assets to be evaluated for impairment when indicators of impairment are present. If indicators are present, assets are grouped to the lowest level for which identifiable cash flows are largely independent of other asset groups and cash flows are estimated for each asset group over the remaining estimated life of each asset group. If the undiscounted cash flows estimated to be generated by the asset group is less than the asset’s carrying amount, impairment is recognized in the amount of excess of the carrying value over the fair value. No indicators of impairment were identified as of October 31, 2018 and 2017.

Intangible assets with finite lives are being amortized on a straight-line basis, except for customer relationships, over their estimated useful lives. The customer relationships are being amortized on an accelerated basis over their estimated useful lives.

Property, plant and equipment: Property, plant and equipment are recorded at cost. Expenditures for additions and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred; however, maintenance and repairs that improve or extend the life of existing assets are capitalized. The carrying amount of assets disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses from property and equipment disposals are recognized in the year of disposal. Property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives:

	(in years)
Buildings and improvements	15	to	40
Capital lease assets—buildings		40	40
Furniture and office equipment	2	to	7
Machinery and equipment	3	to	25
Transportation equipment	3	to	7

Capital lease assets are being amortized over the estimated useful life of the asset (see Note 12). Capital lease amortization is included in depreciation expense for the years ended October 31, 2018, 2017 and 2016.

Revenue recognition: The Company generates revenues primarily from concrete pumping services in both the United States and the United Kingdom. Additionally, revenues are generated from the Company’s waste management business which consists of service fees charged to customers for the delivery of our pans and containers and the disposal of the concrete waste material.

The Company recognizes revenue from these businesses when all of the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) the service has been performed or delivery has occurred, (c) the price is fixed or determinable, and (d) collectability is reasonably assured. The Company’s delivery terms for replacement part sales are FOB shipping point.

The Company imposes and collects sales taxes concurrent with our revenue-producing transactions with customers and remits those taxes to the various governmental authorities as prescribed by the taxing jurisdictions in which we operate. We present such taxes in our consolidated statements of income on a net basis.

Stock-based compensation: The Company follows ASC 718, Compensation—Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors. The Company expenses the grant date fair value of the award in the consolidated statements of income over the requisite service periods on a straight-line basis. The Company accounts for forfeitures as they occur in accordance with the early adoption of ASU No. 2016-09, Compensation—Stock Compensation (ASC 718): Improvements to Employee Share-Based Payment Accounting.

Earnings per share: The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. The two-class method of computing earnings per share is required for entities that have participating securities. The two-class method is an earnings allocation formula that determines earnings per share for participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company has two classes of stock: (1) Common Stock and (2) Participating Preferred Stock (“Preferred Stock”).

Basic earnings (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of Common Stock outstanding each period. Diluted earnings (loss) per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings (loss) per share calculation when their effect is antidilutive.

An anti-dilutive impact is an increase in earnings per share or a reduction in net loss per share resulting from the conversion, exercise, or contingent issuance of certain securities.

Foreign currency translation: The functional currency of Camfaud is the Great British Pound (GBP). The assets and liabilities of the foreign subsidiaries are translated into US Dollars using the year-end exchange rates, and the consolidated statements of income are translated at the average rate for the year. The resulting translation adjustments are recorded as a component of comprehensive income on the consolidated statements of comprehensive income and accumulated in other comprehensive income. The functional currency of our other subsidiaries is the United States Dollar.

Income taxes: The Company complies with ASC 740, Income Taxes, which requires a liability approach to financial reporting for income taxes. The Company computes deferred income tax assets and liabilities annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes both the current income taxes payable or refundable and the change during the period in the deferred tax assets and liabilities.

The tax benefit from an uncertain tax position is only recognized in the consolidated balance sheets if the tax position is more likely than not to be sustained upon an examination. CPIH and PropCo are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2014. Interest and penalties related to income taxes are included in the income tax provision, if any.

Camfaud files income tax returns in the UK. Camfaud’s national statutes are generally open for one year following the statutory filing period.

Business combinations: The Company applies the principles provided in ASC 805, Business Combinations, when a business is acquired. Tangible and intangible assets acquired and liabilities assumed are recorded at fair value and goodwill is recognized for any differences between the fair value of consideration transferred and the fair value of net assets acquired. Transaction costs for business combinations are expensed as incurred in accordance with ASC 805.

Concentration of credit risk: Cash balances held at financial institutions may, at times, be in excess of federally insured limits. It is management’s belief that the Company places their temporary cash balances in high-credit quality financial institutions.

The Company’s customer base is dispersed across the United States and United Kingdom. The Company performs ongoing evaluations of their customers’ financial condition and requires no collateral to support credit sales. For the years ended October 31, 2018 and 2017, no customer represented 10 percent or more of sales or trade receivables.

Seasonality: The Company’s sales are historically seasonal, with lower revenue in the first quarter and higher revenue in the fourth quarter of each year. Such seasonality also causes the Company’s working capital cash flow requirements to vary from quarter to quarter primarily depending on the variability of weather patterns with the Company generally having lower sales volume during the winter and spring months.

Vendor concentration: As of October 31, 2018 and 2017 there were three significant vendors that the Company relies upon to purchase substantially all concrete pumping boom equipment. These vendors provided sales of concrete pumping boom equipment that can be replaced with alternate vendors should the need arise.

Newly adopted accounting pronouncements: In May 2017, the Financial Accounting Standards Board (FASB) issued ASU No. 2017-09, Compensation — Stock Compensation (ASC 718): Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively to an award modified on or after the adoption date. The Company elected to early adopt the amendment as of August 1, 2017, which did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (ASC 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax-deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on November 1, 2022. The amendment must be applied prospectively with early adoption permitted. The Company elected to early adopt the amendment for the year ended October 31, 2017, which did not have a material impact on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (ASC 815): Contingent Put and Call Options in Debt Instruments, which clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The Company early adopted the new standard as of November 1, 2016. The adoption of the new accounting rules did not have a material impact on the Company’s financial condition, results of operations and cash flows.

Recently issued accounting pronouncements not yet effective: In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (ASC 740): Balance Sheet Classification of Deferred Taxes. This ASU simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017. Early adoption is permitted, and this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted the new standard as of October 31, 2017 on a retrospective basis, therefore all deferred income tax assets and liabilities are presented as noncurrent. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (ASC 805): Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 will be effective for the Company beginning on November 1, 2019. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842). The guidance in this ASU supersedes the leasing guidance in ASC 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods after December 15, 2020. Initially the modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

In July 2018, the FASB issued ASU No. 2018-11, Leases ASC 842: Targeted Improvements, wherein the Board decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new lease standard at the adoption date (for fiscal year ending October 31, 2021 for the Company) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption consistent with preparers’ requests. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

Note 3. Business Combinations

O’Brien Companies: In April 2018, Brundage-Bone entered into an asset purchase agreement to acquire substantially all assets of Richard O’Brien Companies, Inc., O’Brien Concrete Pumping-Arizona, Inc., O’Brien Concrete Pumping-Colorado, Inc. and O’Brien Concrete Pumping, LLC (collectively, the O’Brien Companies) for cash.

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company will record all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes but is expected to be deductible for tax purposes. The acquisition was part of the Company’s strategic plan to expand their presence in the Colorado and Arizona markets.

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash	$21,000,000
Total consideration paid	$21,000,000

Net assets acquired:
Inventory	$140,000
Property, plant and equipment	16,163,000
Intangible assets	2,810,000
Total net assets acquired	19,113,000

Goodwill	$1,887,000

Identifiable intangible assets acquired consist of customer relationships of $2,810,000. The customer relationships were valued using the multi-period excess earnings method. The Company determined the useful life of the customer relationships to be 15 years.

Acquisition-related expenses incurred by the Company amounted to $1,068,653, which have been recognized in the consolidated statements of income for the year ended October 31, 2018.

Reilly: In July 2017, Camfaud entered into a share purchase agreement to acquire all outstanding shares of Reilly, a UK-based concrete pumping company, in exchange for cash and seller notes.

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes nor is it deductible for tax purposes. The acquisition was part of the Company’s strategic plan to expand the Camfaud footprint in the United Kingdom.

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash, net of cash acquired	$11,267,729
Debt issued to sellers	1,941,150
Total consideration paid	$13,208,879

Net assets acquired:
Trade accounts receivable	$1,624,598
Inventory	178,432
Prepaid expenses and other current assets	223,619
Property, plant and equipment	9,194,329
Intangible assets	1,194,454
Accounts payable	(533,129)
Accrued expenses and other current liabilities	(971,005)
Deferred tax liabilities	(879,069)
Total net assets acquired	10,032,229

Goodwill	$3,176,650

Identifiable intangible assets acquired consist of customer relationships of $552,581 and a trade name of $641,873. The customer relationships were valued using the multi-period excess earnings method. The Company determined the useful life of the customer relationships to be 15 years. The trade name was valued using the relief-from-royalty method. The Company determined the useful life of the trade name to be 20 years.

The Company also entered into loans with the former owners that are discussed in Note 8.

Acquisition-related expenses incurred by the Company amounted to $594,039, of which $0 and $594,039 have been recognized in transaction costs in the consolidated statements of income for the years ended October 31, 2018 and 2017, respectively.

Camfaud: In November 2016, Camfaud acquired two concrete pumping companies based in the UK.

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes nor is it deductible for tax purposes. The acquisition was part of the Company’s strategic plan to broaden their global presence. The acquisition was financed through additional Senior Secured Notes, a revolving loan and the seller notes.

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash, net of cash acquired	$49,159,520
Debt issued to sellers	6,221,000
Contingent consideration	908,266
Total consideration paid	$56,288,786

Net assets acquired:
Trade accounts receivable	$6,344,614
Inventory	564,833
Other current assets	726,679
Property and equipment	25,641,272
Intangible assets	18,574,662
Accounts payable	(1,579,842)
Accrued expenses and other current liabilities	(3,291,260)
Capital lease obligation	(183,405)
Deferred tax liabilities	(5,369,822)
Total net assets acquired	41,427,731

Goodwill	$14,861,055

The contingent consideration is based on average EBITDA over the 3-year period following the acquisition date and has a maximum payout of approximately $3,100,000. The Company has recorded the contingent consideration initially at fair value based on a probability-weighted approach, discounted to present value at an annual rate of 7.5 percent. The contingent consideration is presented as deferred consideration in the accompanying consolidated balance sheets and will be adjusted to fair value each reporting period until the contingency is resolved (see Note 4).

Identifiable intangible assets acquired consist of customer relationships of $15,933,225 and trade names of $2,641,437. The customer relationships were valued using the multi-period excess earnings method.

The Company determined the useful life of the customer relationships to be 15 years. The trade name was valued using the relief-from-royalty method. The Company determined the useful life of the trade names to be 10 years.

The Company also entered into loans with the former owners that are discussed in Note 8.

Acquisition-related expenses incurred by the Company amounted to $6,608,456, of which $0, $3,566,407, $3,042,049 have been recognized in the consolidated statements of income for the years ended October 31, 2018, 2017, and 2016, respectively.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined results of operations for the Company and the O'Brien, Reilly and Camfaud acquisitions for the fiscal years ended October 31, 2018, 2017 and 2016, respectively. The unaudited pro forma financial information gives effect to the O'Brien acquisition as if it had occurred on November 1, 2016 and November 1, 2015 for Reilly and Camfaud. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been realized if the O'Brien, Reilly and Camfaud acquisition had been completed on November 1, 2016 for O'Brien and November 1, 2015 for Reilly and Camfaud, nor does it purport to project the results of operations of the combined company in future periods. The unaudited pro forma financial information does not give effect to any anticipated integration costs related to the acquired company.

The unaudited pro forma financial information is as follows:

	2018	2017	2016

Revenue	$243,223,267	$211,210,599	$172,425,547
Pro forma revenue adjustments by Business Combination:
O'Brien	6,990,368	13,796,172	-
Reilly	-	6,068,988	10,234,834
Camfaud	-	2,288,111	40,295,176
Total pro forma revenue	$250,213,635	$233,363,870	$222,955,557

	2018	2017	2016

Net income	$28,381,842	$913,813	$6,233,591
Pro forma net income adjustments by Business Combination:
O'Brien	(1,012,914)	(1,482,009)	-
Reilly	-	341,452	1,209,435
Camfaud	-	(309,078)	9,881,174
Total pro forma net income	$27,368,928	$(535,822)	$17,324,200

Note 4. Fair Value Measurement

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate their fair value as recorded due to the short-term maturity of these instruments, which approximates fair value. The Company’s outstanding obligations on its revolving line of credit and UK revolver are deemed to be at fair value as the interest rates on these debt obligations are variable and consistent with prevailing rates. The Company believes the carrying value of our capital lease obligations represents fair value.

The Company’s long-term debt instruments are recorded at their carrying values in the consolidated balance sheets, which may differ from their respective fair values. The fair value amount of the long-term debt instruments are derived from observable Level 2 inputs. The fair value amount of the long-term debt instruments at October 31, 2018 and October 31, 2017 is presented in the table below based on the prevailing interest rates and trading activity of the notes.

	2018		2017
	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior secured notes	$167,553,000	$178,025,063	$152,553,000	$156,366,825
Seller notes	8,292,050	8,292,050	8,626,150	8,626,150
Capital lease obligations	652,752	652,752	845,791	845,791

In connection with the acquisition of Camfaud, shareholders were eligible to receive earn-out payments of up to $3,100,000 if certain EBITDA targets were met (see Note 3).

As a result, the Company estimated the fair value of the contingent earn-out liability based on its probability assessment of Camfaud EBITDA achievements during the 3-year earn-out period. In developing these estimates, the Company considered its revenue and EBITDA projections, its historical results, and general macro-economic environment and industry trends. This fair value measurement was based on significant revenue and EBITDA inputs not observed in the market, which represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value.

In accordance with the FASB’s standard on business combinations, the Company reviewed the contingent earn-out liability on a quarterly basis in order to determine its fair value. Changes in the fair value of the liability are recorded within operating expenses in the period in which the change was made. The change in the fair value of the contingent earn-out was not material from the date of acquisition to the year ending October 31, 2018.

The following table represents a reconciliation of the change in the fair value measurement of the contingent earn-out liability for the years ended October 31, 2018 and 2017, respectively the change in fair values for the periods presented are not material:

	2018	2017
Beginning balance	$968,783	$-
Fair value of contingent earnout liability initially recorded in connection with Camfaud acquisition	-	908,266
Change in fair value of contingent earnout liability included in operating expenses	526,817	-
Change fair value due to foreign currency	(37,523)	60,517
Ending balance	$1,458,077	$968,783

The Company’s non-financial assets, which primarily consist of property and equipment, goodwill and other intangible assets, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable (and at least annually for goodwill), non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value. No adjustments were made to the carrying value of any such assets due to lack of recoverability or impairment for the fiscal years ended October 31, 2018 or 2017.

Note 5. Prepaid Expenses and Other Current Assets

The significant components of prepaid expenses and other current assets as of October 31, 2018 and 2017, are as follows:

	2018	2017

Prepaid insurance	$348,226	$996,391
Prepaid licenses and deposits	236,407	144,470
Prepaid rent	326,254	204,320
Prepaid sponsor fees	666,666	666,666
Other prepaids	2,368,779	1,656,988
Total prepaid expenses and other current assets	$3,946,332	$3,668,835

Note 6. Property, Plant and Equipment

The significant components of property, plant and equipment as of October 31, 2018 and 2017, are as follows:

	2018	2017

Land, buildings and improvements	$22,244,120	$21,986,324
Capital leases—land and buildings	909,250	909,250
Machinery and equipment	237,093,975	199,185,640
Transportation equipment	3,297,160	2,961,147
Furniture and office equipment	1,485,535	888,504
	265,030,040	225,930,865
Less accumulated depreciation	(63,114,600)	(50,388,730)
Property, plant and equipment, net	$201,915,440	$175,542,135

Depreciation expense for the years ended October 31, 2018, 2017 and 2016, was $17,718,814, $19,338,884 and $16,635,995, respectively, of which $17,033,781, $18,691,578, $16,311,540 respectively, was included in cost of operations and $685,033, $647,306 and $324,455 respectively, was included in general and administrative expenses.

Note 7. Goodwill and Intangible Assets

The Company recognized goodwill and certain intangible assets in connection with Business Combinations (see Note 3). Goodwill is not amortized for book purposes. The following table details the changes in goodwill as of October 31, 2018 and 2017:

Balance, November 1, 2016	$54,400,319
Goodwill acquired in 2017 acquisitions	18,037,705
Change in foreign currency rates	1,071,184
Balance, October 31, 2017	73,509,208
Goodwill acquired in 2018 acquisitions	1,887,000
Change in foreign currency rates	(740,108)
Balance, October 31, 2018	$74,656,100

Intangible assets are amortized over their useful lives on a straight-line basis, except for the customer relationships and the Camfaud trade names. The customer relationships and the Camfaud trade names are amortized on an accelerated basis using the free cash flow method. The following table summarizes the Company’s intangible assets as of October 31, 2018 and 2017:

				2018			2017
				Gross		Net	Gross		Net
	Useful			Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Life			Value	Amortization	Amount	Value	Amortization	Amount

Customer relationship	15			$47,641,338	$(23,092,905)	$24,548,433	$45,521,514	$(16,770,766)	$28,750,748
Trade name	15	-	20	15,412,058	(3,540,083)	11,871,975	15,546,675	(2,401,152)	13,145,523
Noncompete agreements	3			495,000	(486,390)	8,610	485,000	(347,083)	137,917
				$63,548,396	$(27,119,378)	$36,429,018	$61,553,189	$(19,519,001)	$42,034,188

Amortization expense recognized by the Company related to intangible assets was $7,903,732, $7,815,141 and $5,673,548 for the years ended October 31, 2018, 2017 and 2016, respectively. Amortization expense as it relates to the amortization of intangible assets resides within general and administrative expense on the statement of operations. The estimated aggregate amortization expense for intangible assets over the next five fiscal years ending October 31 and thereafter is as follows:

Years ending October 31:
2019	$6,692,793
2020	5,528,556
2021	3,949,940
2022	3,373,733
2023	2,358,266
Thereafter	14,525,730
$36,429,018

Note 8. Long-Term Debt and Revolving Lines of Credit

Revolving line of credit: In connection with the Merger, on August 18, 2014, the Company entered into a revolving loan agreement (the Revolver) with a maximum borrowing capacity of $30,000,000, which was increased to $35,000,000 in November 2015. The Revolver bears interest at the LIBOR rate plus an applicable margin. The applicable margin resets quarterly and is (a) 2.25 percent, (b) 2.50 percent or (c) 2.75 percent if the quarterly average excess availability is (a) at least 66.67 percent, (b) less than 66.67 percent and at least 33.33 percent and (c) less than 33.33 percent, respectively. The Revolver expires on August 18, 2019. Interest is due monthly and the outstanding principal balance is due upon maturity. The Revolver is secured by substantially all assets of the Company and requires that the Company maintain a minimum fixed charge coverage ratio. In conjunction with the Senior Note Exchange (see below) in September 2017, the borrowing capacity was increased to $65,000,000 and the maturity date was extended to September 8, 2022. In addition, applicable margin for the interest rate was decreased to (a) 2.00 percent, (b) 2.25 percent or (c) 2.50 percent if the quarterly average excess availability is (a) at least 66.67 percent, (b) less than 66.67 percent and at least 33.33 percent and (c) less than 33.33 percent, respectively. On October 2, 2017, $35,000,000 of the Revolver balance was transferred to a 3-month line of credit with a separate LIBOR interest rate which was 3.56 percent as of October 31, 2017.

The Revolver requires that the Company maintain a maximum ratio of total fixed charges, which include interest, principal payments, taxes and management fees to EBITDA (earnings before interest expense, taxes, depreciation and amortization) less capital expenditures during the term of the Revolver. As of October 31, 2018 the Company was in compliance with the financial covenant under the Revolver.

The outstanding balance of the Revolver as of October 31, 2018 and 2017 was $48,735,228 and $44,597,240, respectively.

UK Revolver: In connection with the acquisition of the Camfaud in November 2016 (see Note 3), Camfaud entered into a revolving loan agreement (the UK Revolver) with a maximum borrowing capacity of approximately $28,000,000. The UK Revolver bears interest at the LIBOR rate plus 2 percent and expires in November 2019. The UK Revolver is secured by substantially all assets of Camfaud. The outstanding balance of the UK Revolver as of October 31, 2018 and 2017 was $14,251,734 and $21,291,631, respectively.

The UK Revolver requires that the Company maintain a maximum ratio of total fixed charges, which include interest, principal payments, taxes and management fees to EBITDA (earnings before interest expense, taxes, depreciation and amortization) less capital expenditures during the term of the Revolver. As of October 31, 2018, the Company was in compliance with the financial covenant under the Revolver.

Senior secured notes: To finance the Merger on August 18, 2014, the Company issued senior secured notes through a high-yield bond offering under SEC Rule 144A (Senior Notes). The offering raised $140,000,000 of proceeds for the Company. The Senior Notes mature on September 1, 2021, and bear interest at 10.375 percent per annum. Interest payments are due every March 1 and September 1 commencing March 1, 2015. Principal is due upon maturity. The Senior Notes are secured by substantially all assets of the Company and contain various non-financial covenants.

The Senior Notes contain a number of significant restrictive covenants. Such restrictive covenants, among other things, restrict, subject to certain exceptions, the Company’s restricted subsidiaries’ ability to incur additional indebtedness and make guarantees; create liens on assets; pay dividends and distributions or repurchase their capital stock; make investments, loans and advances, including acquisitions; engage in mergers, consolidations, dissolutions or similar transactions; sell or otherwise dispose of assets, engage in certain transactions with affiliates; enter into certain restrictive agreements.

To finance the acquisition of the Camfaud (see Note 3), in November 2016, the Company issued additional senior secured notes of $40,000,000 as an incremental borrowing with the same terms and form as the original Senior Notes.

In January 2016, the Company repurchased and retired approximately $7,665,000 of outstanding Senior Notes for a purchase price of approximately $7,205,100 plus accrued interest of approximately $292,000. In April 2016, the Company repurchased and retired $10,000,000 of outstanding Senior Notes for a purchase price of $10,150,000 plus accrued interest of approximately $164,000. In March 2017, the Company repurchased and retired approximately $3,000,000 of outstanding Senior Notes for a purchase price of approximately $3,090,000 plus accrued interest of approximately $5,000. In May 2017, the Company repurchased and retired approximately $2,807,000 of outstanding Senior Notes for a purchase price of approximately $2,975,000 plus accrued interest of approximately $54,000. In September 2017, the Company repurchased and retired approximately $3,000,000 of outstanding Senior Notes for a purchase price of approximately $3,045,000 plus accrued interest of approximately $24,000.

As a result of these repurchases, the Company recognized a loss of $303,420 for the difference between the carrying amount of the Senior Notes, plus accrued interest, and the repurchase price, and also recognized a loss of $260,380 related to the write off of deferred loan fees (see Note 2) for the year ended October 31, 2017. There were no such repurchases for the year ended October 31, 2018. The net loss has been presented in the accompanying consolidated statements of income as a loss on extinguishment of debt for the year ended October 31, 2017. The difference between the carrying amount and the reacquisition price of the debt, net of unamortized loan fees, has been presented in the accompanying consolidated statements of income as a (loss) gain on extinguishment of debt.

On August 24, 2017, the Company issued a Notice of Early Tender to exchange their Senior Notes for newly issued senior secured notes (New Senior Notes). Substantially all investors exchanged their outstanding notes (the Senior Note Exchange), which settled in September 2017. The New Senior Notes bear interest at 10.375 percent per annum and mature on September 1, 2023. The Company will make interest payments on March 1 and September 1 of each year. The outstanding balance of the original Senior Notes outstanding as of October 31, 2018 and 2017, was $0 and $1,266,000, respectively. The outstanding balance of the New Senior Notes outstanding as of October 31, 2018 and 2017, was $167,553,000 and $151,287,000, respectively.

After settlement of the New Senior Notes, the Company increased the total borrowing capacity of the Revolver, for which the proceeds were used to pay off the unsecured note and to pay accrued and unpaid dividends on the 13.5 percent participating preferred stockholders (Note13).

In conjunction with the acquisition of the O’Brien Companies (Note 3), in April 2018, the Company issued additional New Senior Notes with a principal amount of $15,000,000 at a 104 percent premium for a total purchase price of $15,600,000. The $600,000 has been recorded by the Company as a debt premium and will be amortized over the life of the New Senior Notes using the effective interest method.

Unsecured note: To finance the Merger, on August 18, 2014, the Company entered into a $30,000,000 loan agreement with one of its shareholders. The note matures on February 18, 2022, and bears interest at 12 percent per annum. Interest payments are due quarterly on February 18, May 18, August 18 and November 18 every year. Principal, along with any accrued and unpaid interest, is due upon maturity. The Company may elect to have the interest paid-in kind (PIK). If the Company elects to pay PIK interest, the accrued interest will be added to the outstanding balance of the note and payable upon maturity. As of October 31, 2018 and 2017, all interest associated with the PIK has been paid by the Company. The unsecured notes contain various non-financial covenants.

As part of the unsecured note, the Company issued 1,000,000 shares of common stock to the lender. As such, the proceeds of the unsecured note have been allocated to the debt and common stock based on their relative fair values. The amount allocated to common stock was $2,478,602, which was recorded as a discount on the debt. The discount is amortized to interest expense over the remaining life of the loan using the effective interest method. During the years ended October 31, 2017 and 2016, amortization of the discount was $275,400 and $330,480, respectively.

In connection with the Senior Note Exchange on September 8, 2017, the Company repaid the unsecured note, including accrued interest of $210,000. Upon extinguishment, the Company incurred a prepayment penalty fee of $1,440,000, which has been included in loss on debt extinguishment on the accompanying consolidated statements of income. The Company also wrote off the remaining unamortized discount of $1,473,392, which has also been included in loss on extinguishment of debt on the accompanying consolidated statements of income. The Company wrote off $1,712,194 of unamortized loan fees, including accumulated amortization of $1,088,806. Net write-off is included in the loss on extinguishment of debt on the consolidated statements of income for the year ended October 31, 2017.

Seller notes: In connection with the acquisitions of Camfaud and Reilly in November 2016 and July 2017 (see Note 3), respectively, the Company entered into loan agreements with the former owners of the Camfaud and Reilly for an aggregate amount of $6,221,000 and $1,941,150, respectively, (collectively, the Seller Notes). The Camfaud Note bears interest at 5 percent per annum and all principal plus accrued interest are due upon the earlier of; (1) 6 months after the UK Revolver is repaid in full, (2) 42 months after the acquisition date (May 2020) or (3) the date on which the Company suffers an insolvency event. The Reilly Note bears interest at 5 percent per annum and all principal plus accrued interest are due three years after the acquisition date (July 2020). The Seller Notes are unsecured.

The following is a summary of the Company’s long-term debt as of October 31, 2018 and 2017:

	2018	2017

Senior secured notes	$167,553,000	$152,553,000
Seller notes	8,292,050	8,626,150
	175,845,050	161,179,150

Plus unamortized premium on debt	539,535	327,473
Less unamortized deferred financing costs	(2,914,520)	(4,521,793)
Total long term debt	$173,470,065	$156,984,830

Future maturities of long-term debt are as follows:

Years ending October 31:
2019	$-
2020	8,292,050
2021	1,266,000
2022	-
2023	166,287,000
Thereafter	-
$175,845,050

Note 9. Accrued Payroll and Payroll Expenses

The following table summarizes accrued payroll expenses as of October 31, 2018 and 2017:

	2018	2017

Accrued vacation	$3,482,161	$3,041,238
Accrued bonus	1,766,013	2,131,945
Other accrued	1,457,035	1,729,483
Total accrued payroll and payroll expenses	$6,705,209	$6,902,666

Note 10. Accrued Expenses and Other Current Liabilities

The following table summarizes accrued expenses and other current liabilities as of October 31, 2018 and 2017:

	2018	2017

Accrued insurance	$4,743,247	$3,155,685
Accrued interest	3,091,150	2,830,656
Accrued equipment purchases	-	2,172,115
Accrued sales and use tax	4,145,047	2,695,141
Accrued property taxes	865,061	750,264
Accrued professional fees	3,579,008	862,069
Other	2,406,089	2,156,192
Total accrued expenses and other liabilities	$18,829,602	$14,622,122

Note 11. Income Taxes

The sources of income before income taxes for the years ended October 31, 2018 and 2017 are as follows:

	2018	2017	2016

United States	$15,076,595	$3,813,825	$10,687,132
Foreign	3,521,127	856,112	-
Total	$18,597,722	$4,669,937	$10,687,132

The components of the provision for income taxes for the years ended October 31, 2018, 2017 and 2016, are as follows:

	2018	2017	2016
Current tax provision:
Federal	$(365,902)	$2,201,279	$156,533
Foreign	1,232,718	378,031	-
State and local	455,537	578,697	542,378
Total current tax provision	1,322,353	3,158,007	698,911

Deferred tax provision (benefit):
Federal	(10,650,171)	993,603	3,586,058
Foreign	(729,745)	(132,607)	-
State and local	273,443	(262,345)	168,572
Total deferred tax (benefit) provision	(11,106,473)	598,651	3,754,630

Net provision for income taxes	$(9,784,120)	$3,756,658	$4,453,541

For the years ended October 31, 2018, 2017 and 2016, the income tax provision differs from the expected tax provision computed by applying the U.S. federal statutory rate to income before taxes as a result of the following:

	2018	2017	2016

Provision for income taxes at blended U.S. statutory rate of 23.1% and 34.7%	$4,309,576	$1,587,778	$3,633,625
State income taxes, net of federal deduction	560,056	285,982	469,227
Foreign rate differential	(178,927)	(139,460)	-
Meals and entertainment	220,234	270,789	234,353
Transaction costs	44,145	1,582,474	-
Change in deferred tax rate	-	(116,954)	83,409
Domestic manufacturing deduction	-	(254,236)	(189,453)
Stock-based compensation	64,849	122,844	36,851
Contingent consideration fair value adjustment	122,077	-	-
Nontaxable Interest income net of foreign income inclusions	39,973	(378,068)	-
Foreign tax credit	-	(79,791)	-
Deferred tax on undistributed foreign earnings	(141,935)	888,576	-
Impact of tax reform	(14,644,758)	-	-
Increase in valuation allowance	-	52,662	-
Other	(179,410)	(65,938)	185,529
Income tax provision	$(9,784,120)	$3,756,658	$4,453,541

The tax effects of the temporary differences giving rise to the Company’s net deferred tax liabilities as of October 31, 2018 and 2017, are summarized as follows:

	2018	2017
Deferred tax assets:
Accrued insurance reserves	$943,054	$1,000,078
Accrued sales and use tax	961,863	997,091
Accrued payroll	367,653	509,276
Foreign tax credit carryforward	79,791	79,791
Net operating loss carryforward	1,930,998	160
Other	254,998	200,936
Total deferred tax assets	4,538,357	2,787,332
Valuation allowance	(63,035)	(52,662)
Net deferred tax assets	4,475,322	2,734,670

Deferred tax liabilities:
Intangible assets	(6,219,735)	(11,879,983)
Property and equipment	(36,394,087)	(39,717,047)
Prepaid expenses	(119,712)	(352,976)
Unremitted foreign earnings	(746,641)	(888,576)
Other	-	(7,414)
Total net deferred tax liabilities	(43,480,175)	(52,845,996)

Net deferred tax assets	$(39,004,853)	$(50,111,326)

The Company has federal net operating loss carry forwards of $8,100,000 for the period ended October 31, 2018. The Company did not have any federal net operating loss carry forwards for the period ended October 31, 2017. The Company has state net operating loss carry forwards of approximately $5,300,000 and $6,000, respectively, as of October 31, 2018 and 2017 that begin to expire in 2024.

The Company has foreign tax credit carryforwards of approximately $80,000 as of both October 31, 2018 and 2017, respectively, which begin to expire in 2027.

The Company has provided U.S. deferred taxes on cumulative earnings of all of its non-U.S. affiliates.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback opportunities, and tax planning strategies in making the assessment. The Company believes it is more likely than not that it will realize the benefits of these deductible differences, net of the valuation allowance provided. The valuation allowance provided by the Company relates to foreign tax credit carry forwards.

In December 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. The 2017 Tax Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35 percent to 21 percent effective January 1, 2018. The Company recognized the income tax effects of the 2017 Tax Act in its consolidated financial statements in the period the 2017 Tax Act was signed into law.

The SEC staff recognized that entities may not have the necessary information available, prepared, or analyzed in reasonable detail to complete the accounting under ASC 740 for certain income tax effects of the 2017 Tax Act in the reporting period that includes the date of enactment. In accordance with Staff Accounting Bulletin No. 118, which provides SEC staff guidance for the application of ASC 740, the Company’s consolidated financial statements for the period ended October 31, 2018 reflect the income tax effects of the 2017 Tax Act.

The 2017 Tax Act creates a requirement that certain income earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFC's U.S. shareholder. The Global Intangible Low Tax Income (“GILTI”) provisions are effective for tax years beginning on or after January 1, 2018. In FASB staff Q&A Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, the FASB staff noted that Accounting Standards Codification (“ASC”) 740 (“Topic 740”), Income Taxes, was not clear with respect to the appropriate accounting for GILTI, and accordingly, an entity may either: (1) elect to treat taxes on GILTI as period costs similar to special deductions, or (2) recognize deferred tax assets and liabilities when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal (the deferred method). The Company has not yet adopted an accounting policy related to GILTI.

As a result of the 2017 Tax Act, the Company recorded a tax benefit of $15,096,000 for the period ended October 31, 2018 related to the remeasurement of deferred tax assets and liabilities to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent. The Company also recorded a tax expense of $451,000 for the period ended October 31, 2018 related to the deemed repatriation of earnings from its foreign subsidiaries, also known as the “Transition Tax”. The net of these two adjustments related to the 2017 Tax Act reflect the total impact of tax reform for the period ended October 31, 2018.

Note 12. Commitments and Contingencies

Incentive compensation plan: The Company has an Incentive Compensation Plan that has been approved by the Board of Directors. The Plan establishes a cash bonus pool for eligible employees of the Company. The balance available for the cash bonus pool is established by meeting certain performance targets. As of October 31, 2018 and 2017, the Company accrued $1,766,013 and $2,131,945, respectively, of bonuses payable under the Incentive Compensation Plan, which has been included in accrued payroll and payroll expenses in the accompanying consolidated balance sheets.

Self-insurance: BB’s automobile, general and workmen’s compensation insurance is partially self- insured. As of October 31, 2018, the general liability deductible was $100,000 per claim. Beginning in fiscal years 2010 and 2014, the workmen’s compensation and automobile policies, respectively, were fully insured. As of October 31, 2018 and 2017, management has accrued $3,151,989 and $2,418,000, respectively, for claims incurred but not reported and estimated losses reported, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

The Company offers employee health benefits via a partially self-insured medical benefit plan. Participant claims exceeding certain limits are covered by a stop-loss insurance policy. The Company contracts with a third-party administrator to process claims, remit benefits, etc. The third-party administrator requires the Company to maintain a bank account to facilitate the administration of claims. As of October 31, 2018 and 2017, the account balance was $300,000 and $234,167, respectively, and is included in cash in the accompanying consolidated balance sheets. As of October 31, 2018 and 2017, management has accrued $957,584 and $737,000, respectively, for health claims incurred but not reported based on historical claims amounts and average lag time, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Litigation: The Company is currently involved in certain legal proceedings and other disputes with third parties that have arisen in the ordinary course of business. Management has reviewed these issues to determine if reserves are required for losses that are probable to materialize and reasonable to estimate the amount of loss in accordance with ASC 450, Contingencies (ASC 450). Management evaluates such reserves, if any, based upon several criteria, including the merits of each claim, settlement discussions, advice of outside counsel, as well as indemnification of amounts expended by the Company’s insurers or others, if any. Management and corporate counsel believe that the outcomes of the legal actions will not have a material impact and do not believe that any amounts need to be recorded for contingent liabilities in the consolidated balance sheets.

Life insurance: BB is the owner and beneficiary of term life insurance policies on the lives of its key employees. As of October 31, 2018, 2017 and 2016, the aggregate face value of the policies was $6,000,000, $4,000,000, and $10,000,000, respectively. The policies do not have a cash surrender value.

Letters of credit: The Revolver provides for up to $5,000,000 of standby letters of credit. As of October 31, 2018 and 2017, approximately, $882,999 and $48,000, respectively, had been committed to the Company’s general liability insurance provider.

Operating leases: The Company leases facilities, equipment and vehicles under non-cancelable operating leases with various expiration dates through August 2023. Monthly lease payments range from $543 to $8,903. Total rental expense for the years ended October 31, 2018, 2017 and 2016, was $4,836,742, $2,807,484 and $1,869,973, respectively, which also includes the Company’s month-to-month leases.

The following is a summary of future minimum lease payments for the years ended October 31:

2019	1,971,150
2020	1,201,642
2021	812,929
2022	577,269
2023	323,458
Thereafter	202,597
$5,089,045

Capital leases: BB entered into two capital leases for land and buildings in Georgia and South Carolina during fiscal year 2015. The terms of the Georgia and South Carolina leases are 123 and 120 months, respectively, and contain purchase options that may be exercised at any time during the lease. The purchase price payable upon exercise of the purchase options is equal to the fair value of the leased assets less the amount of rent paid to date. The purchase price at the end of the lease is insignificant and, therefore, the leased assets are considered to transfer ownership at the end of the lease.

The land and buildings and related liabilities under the capital leases were recorded at the time of the lease at the lesser of the present value of the future payments due under the leases or the fair value of the leased assets. The amount of land and buildings and capital lease obligation originally recorded under the capital leases was $909,250. The capital lease obligation recorded as of October 31, 2018 and 2017 was $829,934 and $731,829, respectively. The net book value of the leased assets as of October 31, 2018 and 2017 was $652,752 and $851,619, respectively.

Camfaud also enters into capital leases for operating equipment. The capital lease obligation recorded as of October 31, 2017, was $113,962. The net book value of the leased assets as of October 31, 2017, was $135,452. Camfaud did not have a capital lease obligation as of October 31, 2018.

Future payments of capital lease obligations, together with the present value of those future payments are as follows:

Fiscal years ending October 31:
2019	$108,081
2020	110,394
2021	112,776
2022	115,229
2023	117,756
Thereafter	173,638
Total minimum lease payments	737,874

Less the amount representing interest	(85,122)
Present value of minimum lease payments	$652,752

Note 13. Stockholders’ Equity

Pursuant to the articles of incorporation, the Company was initially authorized to issue 50,000,000 shares of $0.001 par value common stock and 2,423,711 shares of $0.001 par value preferred stock. In March 2016, the Company amended the articles of incorporation to reduce the number of shares of common stock the Company is authorized to issue to 15,000,000 shares.

In connection with the Merger, the Company issued 6,576,289 shares of common stock to the Sponsor for $16,300,000. The Company also issued 1,000,000 shares of common stock to one of the lenders as part of obtaining loan financing. The amount recorded of $2,478,602 was based on an allocation of the loan proceeds based on the relative fair values of the common stock and debt. The amount was recorded as a discount on the debt, which was written off upon the Company’s repayment of the unsecured note during 2017 (see Note 8). The proceeds raised from the equity offering have been reduced by offering costs of $158,715. Also in connection with the Merger, the Company issued 2,423,711 shares of preferred stock to certain former owners of BB and EP. The preferred stock was recorded at its fair value, which was determined to be $15,182,053 as of the Merger date.

Redeemable preferred stock: The Company’s preferred stock accrues cumulative dividends at 13.5 percent per annum that must be paid before dividends are paid to any other holders of capital stock, but are not payable until declared (Preferred Dividends). Preferred Dividends accrue daily based on the liquidation preference of the underlying shares and compound quarterly. Preferred stock holders are entitled to participating dividends, distributions declared or paid, or set aside for payment on the common stock whether payments consist of cash, securities, property, or other assets. To the extent that dividend or distributions are made in the form of securities, preferred stock holders are only entitled to receive the same class securities provided to the common stock holders.

The preferred stock also includes a liquidation preference of $4.13 per share (Liquidation Preference). Upon liquidation, dissolution or winding up of the Company, before any distributions are made to holders of common stock, holders of preferred stock are entitled to receive an amount equal to the Liquidation Preference plus all accrued but unpaid dividends. On September 8, 2017, upon settlement of the Senior Notes Exchange (see Note 8), the Company declared and paid cumulative unpaid accrued dividends of $4,840,065 to the preferred stockholders. As of October 31, 2018 and 2017 the liquidation preference of preferred stock was $11,239,060 and $9,845,139, respectively, which includes Preferred Dividends of $1,716,504 and $322,583, respectively.

On the 66th month anniversary of the original issuance date (February 18, 2020), each holder of preferred stock may redeem their shares of preferred stock to the Company for a price equal to the fair value of the preferred stock on the redemption date. If it is determined that the presence of preferred stock would have a material adverse effect on the success of a qualified public offering, the shares of preferred stock shall be converted into shares of common stock upon the closing of a qualified public offering. This redemption feature is outside the holder’s control; however, the preferred shares contain disability conditions that allow for the Company to invoke said disability notice and prevent the payment upon execution of the aforementioned conversion if the Company so deems that the Company is not in a position to allow for the conversion as it would place the Company in a difficult financial position. The carrying value of preferred stock has not been subsequently adjusted to reflect redemption value as the Company does not believe redemption is probable due to the length of time before redemption can occur.

The holders of preferred stock are entitled to vote together with the holders of common stock as a single class on all matters submitted to a vote of the holders of common stock. Each share of preferred stock is entitled to one vote.

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity.

The Company has performed an analysis of the redemption features contained within the preferred stock and has determined that embedded features other than the change in control feature identified and evaluated have been determined to be solely within the control of the issuer. Accounting Series Release (ASR) 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity, often referred to as classification in “temporary equity”. The Company has presented such amounts as temporary equity commensurate with the aforementioned guidance.

During 2017, the Company purchased 81,447 shares of preferred stock from a stockholder for $1,400,009. The difference of $889,825 between the purchase price and original cost is included in retained earnings for the year ended October 31, 2017.

Note 14. Stock-Based Compensation

During 2015, the Company established the 2015 Equity Incentive Plan (as amended, the “2015 Plan”). Under the 2015 Plan, the Company may award stock options, restricted stock or other equity awards to certain employees, directors and consultants of the Company and its affiliates, including Brundage-Bone and Eco-Pan. The 2015 Plan permits the issuance of up to 1,622,120 shares of the Company’s common stock. The vesting period and term of each option are determined at the date of grant and generally does not exceed ten years. The options may include time-vesting and/or performance-based vesting criteria. The options may be subject to forfeiture if certain vesting requirements are not met.

As of October 31, 2018, there were 362,560 shares of the Company’s common stock available for grant under the 2015 Plan. A summary of option activity for the years ended October 31, 2018 and 2017, is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life	Value

Options outstanding, October 31, 2016	1,529,704	$2.48	8.27	$-
Granted	227,280	17.50
Forfeited	(286,119)	2.74
Cancelled	(70,281)	2.48
Options outstanding, October 31, 2017	1,400,584	$4.86	7.41	$-
Granted	-	-
Forfeited	(141,024)	17.50
Cancelled	-	-
Options outstanding, October 31, 2018	1,259,560	$4.55	7.68	$-

There were no options granted to employees during the year ended October 31, 2018. The options granted to employees during the year ended October 31, 2017, included both time-vesting and performance-based vesting criteria. Of the 227,280 options granted, 54,000 are subject to time vesting only. The time-vesting criteria specify that 20 percent of the options will vest on each of the first five anniversaries of the grant date, subject to the holder’s continued service through the vesting date. The remaining 173,280 options granted include both time-vesting and performance-based vesting criteria. For these grants, 50 percent of the options are subject to time vesting and 50 percent are subject to performance-based vesting. The time-vesting criteria specify that 10 percent of the options shall vest on each of the first five anniversaries the grant date, subject to the holder’s continued service through the vesting date. The performance criteria stipulate that up to 10 percent of the options shall vest on each of the first five anniversaries of the grant date, based on the Company’s annual earnings before income taxes, depreciation and amortization (EBITDA) for the applicable year and provided that the Companies achieve a minimum annual EBITDA amount for that particular year, subject to the holder’s continued service through the vesting date.

The Company repurchased and cancelled 70,281 options during the year ended October 31, 2017, for $686,645. The repurchase price was less than the fair value of the options at the time of the repurchase and accordingly, no incremental compensation cost was recorded. The Company did not repurchase any options during the year ended October 31, 2018.

Compensation expense subject to the performance-based vesting criteria is recognized over the requisite service period only if the performance criteria are probable of being met. The fiscal year 2018 and 2016 EBITDA target was achieved by the Company and, therefore, the Company has recognized compensation expense related to those performance tranches. Compensation expense for time-based vesting options is recognized on a straight-line basis over the requisite service period. The fiscal year 2017 EBITDA target was not met, thus compensation expense was not recorded for the fiscal year 2017 performance vesting tranche with the exception of two individuals for which the Company waived the performance- based vesting criteria. Total compensation expense recognized by the Company for the years ended October 31, 2018, 2017 and 2016, is $280,632, $362,345 and $109,424, respectively, which has been included in general and administrative expenses on the accompanying consolidated statements of income.

As of October 31, 2018, stock-based compensation not yet recognized in income is $801,892, which will be recognized over a weighted-average period of 2.5 years. Included in this amount is $287,818 of expense related to the performance-based awards, which will only be recognized if achievement of the performance targets is determined to be probable.

The following is a summary of options outstanding and exercisable as of October 31, 2018:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number of	Remaining	Average	Number of	Average
Exercise Price	Options	Contractual Life	Exercise Price	Options	Exercise Price

$2.48	1,085,888	7.18	$2.48	609,368	$2.48
17.50	173,672	10.81	17.50	86,024	17.50
	1,259,560	5.74	$4.55	695,392	$4.34

The Company did not grant any options during 2018. The weighted-average grant date fair value of options granted during 2017 was $8.16 per share. The fair value of share-based payments was estimated using the Black-Scholes option-pricing model requiring the use of subjective valuation assumptions. The Black-Scholes valuation model requires several inputs, including the expected stock price volatility. Volatility was determined using observations of historical stock prices for five comparable public companies. The Company’s options have characteristics significantly different from those of traded options, and changes in input assumptions can materially affect the fair value estimates.

There were no options granted during 2018. The fair value of options granted during 2017 and 2016 was estimated using the following assumptions:

	2017	2016
Risk-free interest rate	1.61%	1.05%	-	1.62%
Expected dividend yield	None		None
Expected volatility factor	45.37%	29.54%	-	35.27%
Expected option life (in years)	6.5	4	-	5
Actual forfeitures	None		0

Note 15. Earnings Per Share

Under the terms and conditions of the Company’s Participating Preferred Stock Agreement, the holders of the Preferred Stock have the right to receive dividends or dividend equivalents should the Company declare dividends on its common stock on a one-for-one per-share basis. Under the two-class method, undistributed earnings is calculated by the earnings for the period less the cumulative preferred stock dividends earned for the period. The undistributed earnings are then allocated on a pro-rata basis to the common and preferred stockholders on a one-for-one per-share basis. The weighted-average number of common and preferred shares outstanding during the period is then used to calculate basic EPS for each class of shares. As a result, the undistributed earnings available to common shareholders is calculated by earnings (loss) for the period less the cumulative preferred stock dividends earned for the period less undistributed earnings allocated to the holders of the Preferred Stock.

In periods in which the Company has a net loss or undistributed net loss, basic loss per share is calculated by dividing the loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. The two-class method is not used, because the holders of the Preferred Stock do not participate in losses.

The following is a reconciliation of the weighted average number of shares outstanding used to calculate basic EPS to those used to calculate diluted EPS for the fiscal years ended October 31, 2018, 2017 and 2016, respectively:

	2018	2017	2016
Net Income (numerator):
Basic & Diluted:
Net income attributable to Concrete Pumping Holdings, Inc. and Subsidiaries	$28,381,842	$913,279	$6,269,955
Less: Preferred stock - cumulative dividends	(1,428,257)	(1,811,837)	(1,695,122)
Less: Undistributed earnings allocated to preferred shares	(6,365,083)	-	(1,108,807)
Net income (loss) available to common shareholders	$20,588,502	$(898,558)	$3,466,026

Weighted average shares (denominator):
Weighted average shares - basic	7,576,289	7,576,289	7,576,289
Dilutive effect of stock options	749,601	-	703,032
Weighted average shares - diluted	8,325,890	7,576,289	8,279,321

Antidilutive stock options	-	770,171	-

Basic income (loss) per share	$2.72	$(0.12)	$0.46
Diluted income (loss) per share	$2.47	$(0.12)	$0.42

Note 16. Employee Benefits Plan

Retirement plans: The Company offers a 401(k) plan, which covers substantially all employees of BB and EP, with the exception of certain union employees. Participating employees may elect to contribute, on a tax-deferred basis, a portion of their compensation, in accordance with Section 401(k) of the Internal Revenue Code. For the years ended October 31, 2018, 2017 and 2016, the Company’s matching contribution rate for non-collectively bargained employees was 25 percent of the first 4 percent and 50 percent of the first 7 percent of an employee’s gross earnings for BB and EP participants, respectively. The Company’s matching contribution may be changed at the discretion of the Board of Directors. Matching contributions vest 20 percent after 2 years of service and ratably thereafter until they are 100 percent vested after 6 years of service. During the years ended October 31, 2018, 2017 and 2016, certain union employees have collectively bargained for a matching contribution of 50 percent to 100 percent of the first 7 percent of base compensation that a participant contributed, and additional amounts may be contributed at the option of the Board of Directors. During the years ended October 31, 2018, 2017 and 2016, certain other union employees have collectively bargained for a defined contribution of $4.50 and $4.25 per hour worked, respectively. Retirement plan contributions for the years ended October 31, 2018, 2017 and 2016 were $576,657, $442,262 and $445,162 respectively.

Camfaud operates a Small Self-Administered Scheme (SSAS), which is the equivalent of a U.S. defined contribution pension plan. The assets of the plan are held separately from those of Camfaud in an independently administered fund. Contributions by Camfaud to the SSAS amounted to $280,677 and $179,562 for the years ended October 31, 2018 and 2017, respectively.

Multiemployer plans: BB contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements (CBAs) that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects: (a) Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (b) If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and (c) If BB chooses to stop participating in some of its multiemployer plans, BB may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. BB has no intention of stopping its participation in any multiemployer plan.

The following is a summary of our contributions to each multiemployer pension plan for the years ended October 31, 2018, 2017 and 2016:

	2018	2017	2016
California	$492,430	$564,047	$603,516
Oregon	232,971	207,735	196,825
Washington	216,454	145,517	124,595
Total contributions	$941,855	$917,299	$924,936

No plan was determined to be individually significant. There have been no significant changes that affect the comparability of the contributions. The Company reviews the funded status of each multiemployer defined benefit pension plan at each reporting period so as to monitor the certified zone status for each of the multiemployer defined benefit pension plans. The zone status for the multiemployer defined benefit pension plans for Oregon and Washington was Green (greater than 80 percent funded) and Yellow (less than 80 percent funded but greater than 65 percent funded) for the California multiemployer defined benefit pension plans. The funding status for the Oregon and Washington multiemployer defined benefit pension plans is at January 1, 2017 and July 1, 2017 for the California multiemployer defined benefit pension plan.

Government regulations impose certain requirements relative to multiemployer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan’s unfunded vested benefits. BB has not received information from the plans’ administrators to determine its share of unfunded vested benefits. BB does not anticipate withdrawal from the plans, nor is BB aware of any expected plan terminations.

The Company believes that the “construction industry” multiemployer plan exception may apply if the Company did withdraw from any of its current multiemployer plans. The “construction industry” exception generally delays the imposition of withdrawal liability in connection with an employer’s withdrawal from a “construction industry” multiemployer plan unless and until that employer resumes covered operations in the relevant geographic region without a corresponding resumption of contributions to the multiemployer plan. The Company has no intention of withdrawing, in either a complete or partial withdrawal, from any of the multiemployer plans to which the Company currently contributes; however, it has been assessed a withdrawal liability in the past.

Note 17. Segment Reporting

The Company conducts its business through the following reportable segments based on geography and the nature of services sold: U.S Concrete pumping – Brundage-Bone, U.K. Concrete Pumping – Camfaud, Concrete Waste Management Services – Eco-Pan. The classifications are defined as follows:

●	U.S. Concrete Pumping – Brundage-Bone (Brundage-Bone) – consists of concrete pumping services sold to customers in the U.S.

●	U.K. Concrete Pumping – Camfaud (Camfaud) – consists of concrete pumping services sold to customers in the U.K, which represents foreign operations.

●

Concrete Waste Management Services – Eco-Pan (Eco-Pan) – consists of pans and containers rented to customers in the U.S and the disposal of the concrete waste material services sold to customers in the U.S.

The accounting policies of the reportable segments are the same as those described in Note 2. The Chief Operating Decision Maker (CODM) evaluates the performance of its segments based on revenue, and measures segment performance based upon segment EBITDA (earnings before income, taxes, depreciation and amortization).

Non-allocated interest expense and various other administrative costs are reflected in Corporate. Corporate assets include cash, prepaid expenses and other current assets, property and equipment.

The following provides operating information about the Company’s reportable segments for the years ended October 31, 2018, 2017 and 2016:

	2018	2017	2016
Revenue:
Brundage-Bone	$164,305,836	$151,194,931	$153,488,134
Camfaud	50,448,085	36,433,763	-
Eco-Pan	28,469,346	23,581,905	18,937,413
	243,223,267	211,210,599	172,425,547

EBITDA	2018	2017	2016
Brundage-Bone	$34,966,513	$36,925,969	$43,763,760
Camfaud	15,753,598	10,827,292	-
Eco-Pan	12,558,725	9,912,446	7,560,512
Corporate	2,366,179	(3,093,897)	1,188,480
	$65,645,015	$54,571,810	$52,512,752

Interest income (expense)	2018	2017	2016
Brundage-Bone	$(17,247,250)	$(15,389,779)	$(15,156,744)
Camfaud	(4,172,959)	(3,634,811)	-
Eco-Pan	(980)	870	-
Corporate	(3,558)	(3,724,128)	(4,359,333)
	$(21,424,747)	$(22,747,848)	$(19,516,077)

Depreciation and amortization	2018	2017	2016
Brundage-Bone	$15,237,041	$18,275,871	$19,420,137
Camfaud	8,059,512	6,336,369	-
Eco-Pan	2,078,137	2,315,298	2,675,954
Corporate	247,856	226,487	213,452
	$25,622,546	$27,154,025	$22,309,543

Income tax (benefit) expense	2018	2017	2016
Brundage-Bone	$(11,472,368)	$3,109,635	$4,603,472
Camfaud	502,974	245,424	-
Eco-Pan	845,572	2,791,138	703,733
Corporate	339,702	(2,389,539)	(853,664)
	$(9,784,120)	$3,756,658	$4,453,541

Transaction costs	2018	2017	2016
Brundage-Bone	$7,589,825	$4,489,517	$3,691,466
	$7,589,825	$4,489,517	$3,691,466

Net income (loss)	2018	2017	2016
Brundage-Bone	$13,954,590	$150,684	$4,583,407
Camfaud	3,018,153	610,688	-
Eco-Pan	9,634,036	4,806,880	4,180,825
Corporate	1,775,063	(4,654,973)	(2,530,641)
	$28,381,842	$913,279	$6,233,591

	2018	2017	2016
Total Assets
Brundage-Bone	$277,935,739	$244,553,325	$209,074,489
Camfaud	39,167,461	44,866,267	-
Eco-Pan	32,781,488	28,961,354	26,738,362
Corporate	20,259,056	20,465,681	19,116,618
	$370,143,744	$338,846,627	$254,929,469

The following provides a reconciliation from the Company’s measure of segment performance, EBITDA, to income before taxes for the years ended October 31, 2018 and 2017:

Income Before Taxes to EBITDA Reconciliation	2018	2017	2016
Income before taxes	$18,597,722	$4,669,937	$10,687,132
Depreciation and amortization	25,622,546	27,154,025	22,309,543
Interest expense	21,424,747	22,747,848	19,516,077
EBITDA	$65,645,015	$54,571,810	$52,512,752

The U.S. and U.K. were the only regions that accounted for more than 10 percent of the Company’s revenues in 2018, 2017 and 2016. There was no single customer that accounted for more than 10 percent of revenues in 2018, 2017 and 2016. Revenues for 2018, 2017 and 2016 and long-lived assets as of October 31, 2018 and 2017 were as follows:

Revenues	2018	2017	2016
U.S.	$192,775,182	$174,776,836	$172,425,547
U.K.	50,448,085	36,433,763	-
	$243,223,267	$211,210,599	$172,425,547

Long Lived Assets	2018	2017	2016
U.S.	$167,368,850	$138,012,093	$138,686,332
U.K.	34,546,590	37,530,042	-
	$201,915,440	$175,542,135	$138,686,332

Note 18. Related-Party Transactions

The Company entered into a Management Services Agreement with PGP Advisors, LLC (PGP), an affiliate of the Sponsor, on August 18, 2014, to provide advisory, consulting and other professional services. The annual fee for these services is $1,250,000, which is payable quarterly. The annual service fee was increased to $4,000,000 for fiscal year 2018 and 2019 and $2,000,000 annually thereafter. For the years ended October 31, 2018, 2017 and 2016, the Company incurred $4,348,456, $1,749,792 and $1,535,705, respectively, related to this agreement and other agreed upon expenses, which is included in general and administrative expenses on the accompanying consolidated statements of income.

In connection with the acquisition of the O’Brien Companies and Camfaud (see Note 3), the Company paid $525,000 and $1,500,000, respectively, in transaction costs to PGP that is included in transaction costs on the consolidated statements of income for the years ended October 31, 2018 and 2017.

Note 19. Subsequent Events

The Company has evaluated subsequent events through January 14, 2019, the date for which the consolidated financial statements were available for issuance, except for the matters described below, the Company has not identified any significant events for which it needs to provide disclosure.

Consummation of the Merger with Industrea Acquisition Corporation: On December 6, 2018, the Company consummated the merger as contemplated in the Agreement and Plan of Merger, dated as of September 7, 2018 (the “ Industrea Merger Agreement”), by and among the Company and Industrea Acquisition Corp. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”.

The Company incurred approximately $6,450,266 of seller related costs related to the Industrea Merger Agreement that have been reflected as transaction costs in the accompanying consolidated statement of income for the year ended October 31, 2018.

Upon the closing of the Business Combination, all outstanding shares of Industrea’s Class A common stock, par value $0.0001 per share (“Class A common stock”), were exchanged on a one-for-one basis for shares of the Company’s common stock, par value $0.0001 per share (“Company common stock”), and Industrea’s outstanding warrants were assumed by the Company and became exercisable for shares of the Company’s common stock on the same terms as were contained in such warrants prior to the Business Combination. The Company is the successor issuer to Industrea and has succeeded to the attributes of Industrea as the registrant.

Debt Financing: On the Closing Date, the Company entered into (i) a Term Loan Agreement (the “Term Loan Agreement”) among the Company and its subsidiaries as joint lead arrangers and joint bookrunners and (ii) a Credit Agreement (the “ABL Credit Agreement”) with Wells Fargo Bank, National Association, as agent, sole lead arranger and sole bookrunner.

Term Loan Agreement: The initial term loans advanced under the Term Loan Agreement on the Closing Date will mature and be due and payable in full seven years after the Closing Date, with principal amortization payments in an annual amount equal to 5.00% of the original principal amount thereof.

The initial terms loans extended under the Term Loan Agreement are in an aggregate principal amount of $357,000,000.

Interest on borrowings under the Term Loan Agreement, at the Borrower’s option, will bear interest at either (1) an adjusted Eurodollar rate or (2) an alternate base rate, in each case plus an applicable margin. The applicable margin is 6.00% with respect to Eurodollar borrowings and 5.00% with respect to base rate borrowings.

ABL Facility Principal Amount and Maturity: The ABL Credit Agreement provides borrowing availability in US Dollars and GBP up to a maximum of $60,000,000.

The ABL Credit Agreement includes borrowing capacity available for standby letters of credit of up to $7,500,000, and for other loan borrowings of up to $7,500,000. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the ABL Facility.

In addition, the ABL Credit Agreement provides the ABL Borrowers the ability to seek commitments to increase the revolving commitments thereunder, subject to certain conditions, in an aggregate principal amount not to exceed $30,000,000.

Amounts borrowed under the ABL Credit Agreement may be repaid and, subject to the terms and conditions of the ABL Credit Agreement, reborrowed at any time during the term of the ABL Credit Agreement. The loans advanced under the ABL Credit Agreement will mature and be due and payable in full five years after the Closing Date. The ABL agreement also includes certain financial covenants.

ABL Facility Interest Rate: Interest on borrowings in US Dollars under the ABL Credit Agreement, at the Borrower’s option, will bear interest at either (1) an adjusted LIBOR rate or (2) a base rate, in each case plus an applicable margin. Interest on borrowings in GBP under the ABL Credit Agreement will bear interest at an adjusted LIBOR rate plus an applicable margin. The ABL Credit Agreement is subject to two step-downs of 0.25% and 0.50% based on excess availability levels.

Stockholders Agreement: In connection with the Business Combination, the Company, CFLL Sponsor Holdings, LLC (f/k/a Industrea Alexandria LLC) (“CFLL Sponsor” or the “Sponsor”) and its affiliates, Industrea’s independent directors (collectively with the Sponsor and affiliates, the “Initial Stockholders”), Argand Partners Fund, LP (the “Argand Investor”), and certain holders of CPH’s capital stock (“CPH stockholders”), entered into the Stockholders Agreement. Pursuant to the Stockholders Agreement, Argand Investor and CPH stockholders have agreed to limit the transfer of shares for a period of time after closing.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Concrete Pumping Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), the successor entity to Industrea Acquisition Corp. (the “Company”), as of December 5, 2018 and December 31, 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 5, 2018 and December 31, 2017, and the results of its operations and its cash flows for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

Whippany, New Jersey

January 28, 2019

CONCRETE PUMPING HOLDINGS, INC.

BALANCE SHEETS

	December 5, 2018	December 31, 2017

Assets
Current assets:
Cash	$3,612	$828,555
Prepaid expenses	807,171	272,165
Total current assets	810,783	1,100,720
Cash and marketable securities held in Trust Account	238,473,957	235,195,034
Total assets	$239,284,740	$236,295,754

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,112,686	$205,249
Accrued expenses	47,021	425,181
Accrued expenses - related parties	66,640	92,500
Note payable - related parties	338,700	-
Income tax payable	196,072	-
Franchise tax payable	67,288	-
Total current liabilities	10,828,407	722,930
Deferred underwriting commissions	8,050,000	8,050,000
Total liabilities	18,878,407	8,772,930

Commitments
Class A common stock, $0.0001 par value; 21,118,267 and 21,815,963 shares subject to possible redemption (at $10.20 per share) at December 5, 2018 and December 31, 2017, respectively	215,406,323	222,522,823

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 5, 2018 and December 31, 2017	-	-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,881,733 and 1,184,037 shares issued and outstanding (excluding 21,118,267 and 21,815,963 shares subject to possible redemption) at December 5, 2018 and December 31, 2017, respectively	188	118
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 5, 2018 and December 31, 2017	575	575
Additional paid-in capital	12,433,404	5,316,974
Accumulated deficit	(7,434,157)	(317,666)
Total stockholders’ equity	5,000,010	5,000,001
Total Liabilities and Stockholders’ Equity	$239,284,740	$236,295,754

The accompanying notes are an integral part of these financial statements.

CONCRETE PUMPING HOLDINGS, INC.

STATEMENTS OF OPERATIONS

	For the Period from	For the Period from
	January 1, 2018	April 7, 2017 (date of inception)
	through December 5, 2018	through December 31, 2017

General and administrative costs	$10,119,630	$837,473
Franchise tax expense	185,205	147,447
Loss from operations	(10,304,835)	(984,920)
Investment income on Trust Account	3,988,884	935,034
Loss before income tax expense	(6,315,951)	(49,886)
Income tax expense	800,540	267,780
Net loss	$(7,116,491)	$(317,666)

Weighted average shares outstanding
Basic and diluted (1)	6,956,392	6,416,126
Net loss per common share
Basic and diluted	$(1.02)	$(0.05)

(1) This number excludes an aggregate of 21,118,267 and 21,815,963 shares of Class A common stock subject to possible redemption for the periods ended December 5, 2018 and December 31, 2017, respectively.

The accompanying notes are an integral part of these financial statements.

CONCRETE PUMPING HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - April 7, 2017 (date of inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B common stock to Sponsor	-	-	5,750,000	575	24,425	-	25,000
Sale of units in initial public offering, net of offering costs	23,000,000	2,300		-	216,713,190	-	216,715,490
Sale of private placement warrants to Sponsor in private placement	-	-	-	-	11,100,000	-	11,100,000
Common stock subject to possible redemption	(21,815,963)	(2,182)	-	-	(222,520,641)	-	(222,522,823)
Net loss	-	-	-	-	-	(317,666)	(317,666)
Balance - December 31, 2017	1,184,037	$118	5,750,000	$575	$5,316,974	$(317,666)	$5,000,001
Common stock subject to possible redemption	697,696	70	-	-	7,116,430	-	7,116,500
Net loss	-	-	-	-	-	(7,116,491)	(7,116,491)
Balance - December 5, 2018	1,881,733	$188	5,750,000	$575	$12,433,404	$(7,434,157)	$5,000,010

The accompanying notes are an integral part of these financial statements.

CONCRETE PUMPING HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

	For the Period from	For the Period from
	January 1, 2018	April 7, 2017 (date of inception)
	through December 5, 2018	through December 31, 2017

Cash Flows from Operating Activities:
Net loss	$(7,116,491)	$(317,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments and marketable securities held in Trust Account	(3,988,884)	(935,034)
Expenses paid by related parties on behalf of the Company	338,700	-
Changes in operating assets and liabilities:
Prepaid expenses	(535,006)	(272,165)
Accounts payable	9,907,437	205,249
Accrued expenses	(378,160)	425,181
Accrued expenses - related parties	(25,860)	92,500
Income tax payable	196,072	-
Franchise tax payable	67,288	-
Net cash used in operating activities	(1,534,904)	(801,935)

Cash Flows from Investing Activities
Interest released from Trust Account	709,961	340,000
Principal deposited in Trust Account	-	(234,600,000)
Net cash provided by (used in) investing activities	709,961	(234,260,000)

Cash Flows from Financing Activities
Proceeds from issuance of Class B common stock to Sponsor	-	25,000
Proceeds received under loan from related parties	-	224,403
Repayment of loan from related parties	-	(224,403)
Proceeds received from initial public offering, net of offering costs	-	224,765,490
Proceeds received from private placement	-	11,100,000
Net cash provided by financing activities	-	235,890,490

Net change in cash	(824,943)	828,555

Cash - beginning of the period	828,555	-
Cash - end of the period	$3,612	$828,555

Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$7,116,500	$222,522,823
Deferred underwriting commissions in connection with the initial public offering	$-	$8,050,000

The accompanying notes are an integral part of these financial statements.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Industrea Acquisition Corp. (“Industrea”) was incorporated in Delaware on April 7, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As of December 5, 2018, Industrea had not commenced any operations. All activity for the period from April 7, 2017 (date of inception) through December 5, 2018 relates to Industrea’s formation, its initial public offering (the “Initial Public Offering”), its search for a business combination and the consummation of the Business Combination (as defined below). Industrea did not generate any operating revenues prior to the completion of the Business Combination. Prior to the Business Combination, Industrea generated non-operating income in the form of interest income on cash and marketable securities from the proceeds derived from the Initial Public Offering.

On August 1, 2017, Industrea consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230 million and incurring offering costs of approximately $13.3 million, inclusive of $8.05 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, Industrea consummated the private placement (the “Private Placement”) of 11,100,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, with Industrea’s sponsor, CFLL Sponsor Holdings, LLC (f/k/a Industrea Alexandria LLC), a Delaware limited liability company, generating gross proceeds of $11.1 million. On August 22, 2017, the Sponsor sold 55,500 Private Placement Warrants at their original purchase price to each of Industrea’s five independent directors, or an aggregate of 277,500 Private Placement Warrants for $277,500 (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $234.6 million ($10.20 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The funds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), or in any open-ended investment company that holds itself out as a money market fund selected by Industrea meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by Industrea, until the completion of the Business Combination.

Industrea provided the holders (the “public stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination in connection with a stockholder meeting called to approve the Business Combination. The public stockholders were entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Additionally, each public stockholder was permitted elect to redeem their Public Shares irrespective of whether they voted for or against the Business Combination. The initial stockholders (as defined below) agreed to vote their founder shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the Business Combination.

If Industrea was unable to complete a Business Combination by August 1, 2019, which is 24 months from the closing of the Initial Public Offering (the “Combination Period”), Industrea would have (i) ceased all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Industrea to pay Industrea’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Industrea’s remaining stockholders and Industrea’s board of directors, dissolved and liquidated subject in each case to Industrea’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

The initial stockholders agreed to waive their liquidation rights with respect to the founder shares if Industrea failed to complete a Business Combination within the Combination Period. However, if the initial stockholders acquired Public Shares in or after the Initial Public Offering, they were entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Industrea failed to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event Industrea did not complete a Business Combination within the Combination Period and, in such event, such amounts would have been included with the other funds held in the Trust Account that would have been available to fund the redemption of the Public Shares. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to Industrea if and to the extent any claims by a vendor for services rendered or products sold to Industrea, or a prospective target business with which Industrea discussed entering into a transaction agreement, reduced the amount of funds in the Trust Account. This liability did not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under Industrea’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Moreover, in the event that an executed waiver was deemed to be unenforceable against a third party, the Sponsor would not have been responsible to the extent of any liability for such third party claims. Industrea sought to reduce the possibility that the Sponsor would have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Industrea business, execute agreements with Industrea waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On December 6, 2018 (the “Closing Date”), Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.) (“New CPH”), a Delaware corporation, consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 7, 2018 (the “Merger Agreement”), by and among New CPH, Industrea, Brundage-Bone Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings, Inc.), a Delaware corporation (“Prior CPH”), and certain subsidiaries of New CPH, pursuant to which (a) a wholly owned indirect subsidiary of New CPH merged with and into Prior CPH, with Prior CPH surviving the merger as a wholly owned indirect subsidiary of New CPH (the “CPH Merger”), and (b) a wholly owned direct subsidiary of New CPH merged with and into Industrea, with Industrea surviving the merger as a wholly owned subsidiary of New CPH. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination” (see Note 9). Upon the closing of the Business Combination (the “Closing”), all outstanding shares of Industrea’s Class A common stock were exchanged on a one-for-one basis for shares of New CPH’s common stock, par value $0.0001 per share (“CPH’s common stock”), and Industrea’s outstanding warrants were assumed by New CPH and became exercisable for shares of New CPH common stock on the same terms as were contained in such warrants prior to the Business Combination. Further information regarding the Business Combination and Prior CPH is set forth in (i) the proxy statement/prospectus included in New CPH’s registration statement on Form S-4 (File No. 333-227259), as amended and supplemented, originally filed with the SEC on September 10, 2018 and (ii) New CPH’s Current Report on Form 8-K filed with the SEC on December 10, 2018, as amended by New CPH’s Current Report on Form 8-K/A filed with the SEC on January 29, 2019.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Industrea has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Industrea, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

This may make comparison of Industrea’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject Industrea to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 5, 2018 and December 31, 2017, Industrea had not experienced losses on these accounts and management believes Industrea was not exposed to significant risks on such accounts.

Financial Instruments

The fair value of Industrea’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering, which totaled approximately $13.3 million, inclusive of $8.05 million in deferred underwriting commissions. Offering costs were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

Industrea accounted for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Industrea’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. Industrea’s Class A common stock featured certain redemption rights that were considered to be outside of Industrea’s control and subject to the occurrence of uncertain future events. Accordingly, at December 5, 2018 and December 31, 2017, respectively, 21,118,267 and 21,815,963 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of Industrea’s balance sheets.

Net Income (Loss) per Common Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the periods. An aggregate of 21,118,267 and 21,815,963 shares of Class A common stock subject to possible redemption at December 5, 2018 and December 31, 2017, respectively, have been excluded from the calculation of basic loss per common share for the three and nine months ended December 5, 2018 since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Industrea did not consider the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase 34,100,000 shares of Industrea’s Class A common stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

 CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Income Taxes

Industrea followed the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 5, 2018 and December 31, 2017. Industrea recognized accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 5, 2018. Industrea was not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Industrea was subject to income tax examinations by major taxing authorities since inception.

At December 5, 2018 and December 31, 2017, Industrea had gross deferred tax assets related federal and state net operating loss carry forwards for income tax purposes of approximately $3.2 million and $0.3 million. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the IRC has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change. Any limitation may result in expiration of a portion of the NOL before utilization.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 5, 2018 and December 31, 2017.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Industrea’s financial statements.

Note 3 — Initial Public Offering

On August 1, 2017, Industrea sold 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consisted of one share of Class A common stock and one Public Warrant. Each Public Warrant entitled the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (Note 6).

Note 4 — Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 11,100,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating gross proceeds of $11.1 million in the aggregate, in a Private Placement. Each Private Placement Warrant is exercisable to purchase one share of common stock at $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If Industrea did not complete a Business Combination within the Combination Period, the Private Placement Warrants would have expired worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Industrea’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until January 5, 2019.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares

On April 10, 2017, the Sponsor purchased 5,750,000 shares (the “founder shares”) of Industrea’s Class B common stock, par value $0.0001 (“Class B common stock”), for an aggregate price of $25,000. In April and May 2017, the Sponsor transferred 28,750 founder shares to each of Industrea’s independent director nominees at their original purchase price. The founder shares automatically converted into shares of Class A common stock just prior to the Business Combination, which shares of Class A common stock were exchanged on a one-for-one basis for shares of New CPH upon the consummation of the Business Combination. The founder shares are subject to certain transfer restrictions set forth in the Stockholders Agreement (as defined in Note 9).

Holders of founder shares were also permitted to elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time. The initial stockholders agreed to forfeit up to 750,000 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. On August 1, 2017, to the underwriters fully exercised their over-allotment option. As a result, 750,000 founder shares were no longer subject to forfeiture.

Related Party Loans

Prior to the consummation of the Initial Public Offering, the Sponsor loaned Industrea an aggregate of $224,403 to cover expenses related to such offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing. Industrea fully repaid the Note on August 1, 2017.

On October 9, 2018, Industrea issued a convertible promissory note to the Sponsor (the “Sponsor Convertible Note”), pursuant to which Industrea could borrow up to $1,500,000 from the Sponsor from time to time for working capital expenses. The Sponsor Convertible Note did not bear interest and all unpaid principal under the Sponsor Convertible Note was due and payable in full upon the completion of the Business Combination. The Sponsor had the option to convert any amounts outstanding under the Sponsor Convertible Note, up to $1,500,000 in the aggregate, into warrants of the post-business combination entity to purchase shares of common stock at a conversion price of $1.00 per warrant. As of December 5, 2018, Industrea had drawn approximately $339,000 on the Sponsor Convertible Note. The Sponsor did not elect to convert the amounts outstanding into warrants and Industrea fully repaid the Sponsor Convertible Note upon consummation of the Business Combination.

Administrative Support Agreement and Officer and Director Compensation

Industrea agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support commencing on the effective date of the Initial Public Offering through Industrea’s consummation of the Business Combination.

In addition, Industrea agreed to pay each of the five independent directors $50,000 per year commencing on the effective date of the Initial Public Offering through Industrea’s consummation of the Business Combination.

Industrea recognized an aggregate of approximately $344,000 in expenses incurred in connection with the aforementioned arrangements with the related parties for period from January 1, 2018 through December 5, 2018, and an aggregate of $159,140 for the period from April 7, 2017 (date of inception) through December 31, 2017 in the accompanying Statements of Operations.

Argand Subscription Agreement

In connection with the Business Combination (see Note 9), on September 7, 2018 Industrea entered into a subscription agreement (the “Argand Subscription Agreement”) with New CPH and Argand Partners Fund, LP (the “Argand Investor”), an affiliate of the Sponsor, for the purpose of funding the Business Combination consideration and paying the costs and expenses incurred in connection therewith and offsetting potential redemptions of Public Shares in connection with the Business Combination. Pursuant to the Argand Subscription Agreement, immediately prior to the Closing, Industrea issued to the Argand Investor (i) an aggregate of 5,333,333 shares of Class A common stock for $10.20 per share, or an aggregate cash purchase price of $54.4 million and (ii) an additional 2,450,980 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $25.0 million, to offset redemptions in connection with the Business Combination (“Redemptions”). Such shares of Class A common stock became shares of New CPH common stock upon the Closing. New CPH also agreed to provide certain registration rights with respect to the shares of Class A common stock issued pursuant to the Argand Subscription Agreement (and corresponding shares of New CPH common stock).

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.05 million in the aggregate of deferred underwriting commissions were payable to the underwriters from the amounts held in the Trust Account upon consummation of the Business Combination, subject to the terms of the underwriting agreement. Industrea paid this amount on December 6, 2018.

Reimbursement Agreement

In February 2018, Industrea entered into an expense reimbursement agreement (the “Reimbursement Agreement”) with the sellers of a potential Business Combination target (the “Sellers”). Discussions regarding the proposed transaction were terminated in February 2018. Pursuant to the terms of the Reimbursement Agreement, the Sellers agreed to reimburse Industrea for fees incurred, in connection with the transaction, from December 19, 2017 and through the date of termination. During the first quarter of 2018, Industrea received $1,275,067 from the Sellers as the final settlement of amounts owed under the Reimbursement Agreement. The reimbursement amount was recorded as offset against general and administrative costs in the accompanying Statement of Operations for the period from January 1, 2018 through ended December 5, 2018.

Note 7 — Stockholders’ Equity

Common Stock

Class A Common Stock — Industrea was authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 5, 2018 and December 31, 2017, there were 23,000,000 shares of Class A common stock issued and outstanding, including 21,118,267 and 21,815,963 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — Industrea was authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock were entitled to one vote for each share. As of December 5, 2018 and December 31, 2017, there were 5,750,000 shares of Class B common stock outstanding.

Holders of Class A common stock and Class B common stock voted together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock automatically converted into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment.

Preferred Stock — Industrea was authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as determined from time to time by Industrea’s board of directors. As of December 5, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Note 8 — Fair Value Measurements

The following table presents information about Industrea’s assets that are measured on a recurring basis as of December 5, 2018 and December 31, 2017 and indicates the fair value hierarchy of the valuation techniques that Industrea utilized to determine such fair value.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

December 5, 2018

	Quoted Prices	Significant Other	Significant Other
	in Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Cash	$238,473,957

December 31, 2017

	Quoted Prices	Significant Other	Significant Other
	in Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Cash and marketable securities held in Trust Account	$235,195,034

All of the balance in the Trust Account as of December 5, 2018 was held in cash and approximately $15,600 of the balance in the Trust Account as of December 31, 2017 was held in cash.

Note 9 — Subsequent Events

Withdraw from Trust Account

On December 6, 2018, Industrea withdrew approximately $305,000 out of its Trust Account to pay for its income and franchise tax estimates.

Amended and Restated Charter

On December 6, 2018, New CPH filed an amended and restated certificate of incorporation to increase its authorized shares of common stock and preferred stock to 500,000,000 and 10,000,000, respectively.

Business Combination

The Business Combination was completed on December 6, 2018, pursuant to which (a) a wholly owned indirect subsidiary of New CPH merged with and into Prior CPH, with Prior CPH surviving the merger as a wholly owned indirect subsidiary of New CPH, and (b) a wholly owned direct subsidiary of New CPH merged with and into Industrea, with Industrea surviving the merger as a wholly owned subsidiary of New CPH.

Upon the closing of the Business Combination, all outstanding shares of Industrea’s Class A common stock were exchanged on a one-for-one basis for shares of New CPH’s common stock, and Industrea’s outstanding warrants were assumed by New CPH and became exercisable for shares of New CPH’s common stock on the same terms as were contained in such warrants prior to the Business Combination. By operation of Rule 12g-3(a) under the Exchange Act, New CPH is the successor issuer to Industrea and has succeeded to the attributes of Industrea as the registrant, including Industrea’s SEC file number (001-38166) and CIK Code (0001703956).

In connection with the Business Combination, 22,337,322 shares of Industrea common stock were redeemed at a per share price of approximately $10.36. Under the Merger Agreement, New CPH indirectly acquired Prior CPH for aggregate consideration of approximately $182.5 million in cash (excluding amounts deposited in escrow at Closing) and 13,947,323 shares of New CPH’s common stock (valued at $10.20 per share) that were issued in exchange for shares of Prior CPH’s capital stock prior to the consummation of the CPH Merger pursuant to the Non-Management Rollover Agreement (as defined below) and that certain Management Rollover Agreement, dated September 7, 2018, by and among New CPH, Industrea and members of Prior CPH management party thereto (the “Management Rollover Agreement”). In addition, 2,783,479 of Prior CPH’s options were converted into options of New CPH.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

In addition, immediately prior to the Closing, (i) pursuant to the Argand Subscription Agreement, Industrea issued to the Argand Investor an aggregate of 5,333,333 shares of Industrea common stock for $10.20 per share, for an aggregate cash purchase price of $54.4 million, plus an additional 2,450,980 shares of Industrea common stock at $10.20 per share, for an aggregate cash purchase price of $25.0 million, to offset Redemptions; and (ii) pursuant to that certain subscription agreement (the “Common Stock Subscription Agreement”), dated as of September 7, 2018, Industrea issued to an accredited investor (the “Common Investor”) an aggregate of 1,715,686 shares of Industrea common stock at a price of $10.20 per share, for an aggregate cash purchase price of $17.5 million, plus an aggregate of 190,632 additional shares of Industrea common stock as consideration for such investor’s agreement to purchase Industrea common stock. The shares of Industrea common stock issued to the Argand Investor and the Common Investor were exchanged on a one-for-one basis for shares of New CPH common stock at the Closing.

Pursuant to the Non-Management Rollover Agreement and the Common Stock Subscription Agreement, immediately prior to the Closing the Sponsor surrendered to Industrea for cancellation for no consideration an aggregate of 1,202,925 shares of Industrea common stock.

In addition, on the Closing Date, pursuant to that certain subscription agreement, dated as of September 7, 2018 (the “Preferred Stock Subscription Agreement” and collectively with the Argand Subscription Agreement and the Common Stock Subscription Agreement, the “Subscription Agreements”), New CPH issued to Nuveen 2,450,980 shares of New CPH Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $10.20 per share, for an aggregate cash purchase price of $25.0 million.

Debt Financing

On the Closing Date, New CPH’s wholly owned subsidiary, Brundage-Bone Concrete Pumping Holdings Inc. (the “Term Loan Borrower”) entered into (i) a Term Loan Agreement (the “Term Loan Agreement”) among New CPH, Concrete Pumping Intermediate Acquisition Corp. (“Intermediate Holdings”), Credit Suisse AG, Cayman Islands Branch as administrative agent and Credit Suisse Loan Funding LLC, Jefferies Finance LLC and Stifel Nicolaus & Company Incorporated LLC as joint lead arrangers and joint bookrunners and (ii) a Credit Agreement (the “ABL Credit Agreement”) with Wells Fargo Bank, National Association, as agent, sole lead arranger and sole bookrunner, the lenders party thereto, Wells Fargo Capital Finance (UK) Limited, as UK security agent, New CPH, Intermediate Holdings, Concrete Merger Sub, Brundage-Bone Concrete Pumping, Inc., a Colorado corporation (“Brundage Concrete”), and Eco-Pan, Inc., a Colorado corporation (“Eco-Pan”, and collectively with Concrete Merger Sub, Prior CPH and Brundage Concrete, the “US ABL Borrowers”), and Camfaud Concrete Pumps Limited, a private limited company incorporated and registered under the laws of England and Wales (“Camfaud Concrete”), and Premier Concrete Pumping Limited, a private limited company incorporated and registered under the laws of England and Wales (“Premier”, and together with Camfaud Concrete, the “UK ABL Borrowers”, and the UK ABL Borrowers together with the US ABL Borrowers, collectively, the “ABL Borrowers”).

Term Loan

Maturity, Amortization and Prepayment

The initial term loans advanced under the Term Loan Agreement on the Closing Date will mature and be due and payable in full seven years after the Closing Date, with principal amortization payments in an annual amount equal to 5.00% of the original principal amount thereof.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Principal Amounts

The initial terms loans extended under the Term Loan Agreement are in an aggregate principal amount of $357.0 million.

Interest Rate

Interest on borrowings under the Term Loan Agreement, at the Borrower’s option, will bear interest at either (1) an adjusted Eurodollar rate or (2) an alternate base rate, in each case plus an applicable margin. The applicable margin is 6.00% with respect to Eurodollar borrowings and 5.00% with respect to base rate borrowings.

ABL Facility

Principal Amount and Maturity

The ABL Credit Agreement provides borrowing availability in US Dollars and UK Pounds Sterling up to a maximum of $60,000,000.

The ABL Credit Agreement includes borrowing capacity available for standby letters of credit of up to $7.5 million, and for other loan borrowings of up to $7.5 million. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the ABL Facility.

In addition, the ABL Credit Agreement provides the ABL Borrowers the ability to seek commitments to increase the revolving commitments thereunder, subject to certain conditions, in an aggregate principal amount not to exceed $30.0 million.

Amounts borrowed under the ABL Credit Agreement may be repaid and, subject to the terms and conditions of the ABL Credit Agreement, reborrowed at any time during the term of the ABL Credit Agreement. The loans advanced under the ABL Credit Agreement will mature and be due and payable in full five years after the Closing Date. The ABL Credit Agreement also includes certain financial covenants.

Interest Rate

Interest on borrowings in US Dollars under the ABL Credit Agreement, at the Borrower’s option, will bear interest at either (1) an adjusted LIBOR rate or (2) a base rate, in each case plus an applicable margin. Interest on borrowings in UK Pounds Sterling under the ABL Credit Agreement will bear interest at an adjusted LIBOR rate plus an applicable margin. The ABL Credit Agreement is subject to two step-downs of 0.25% and 0.50% based on excess availability levels.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Stockholders Agreement

In connection with the Business Combination, New CPH, the initial stockholders, the Argand Investor, and certain holders of Prior CPH’s capital stock (“CPH stockholders”) entered into the Stockholders Agreement. Pursuant to the Stockholders Agreement:

●

the Initial Stockholders have agreed not to transfer 4,547,075 shares of our common stock (“Founder Shares”), until (A) December 6, 2019 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

●

each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

●

each Non-Management CPH Holder (as defined therein) may not transfer any shares of our common stock acquired by such Non-Management CPH Holder in connection with the Business Combination until June 4, 2019; and

●	the Argand Investor may not transfer 7,784,313 shares of our common stock acquired by the Argand Investor in the Business Combination until December 6, 2019.

Notwithstanding the foregoing, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

The Stockholders Agreement also provides that we will, not later than 90 days after the Closing, file a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of common stock issued to the CPH stockholders at the Closing. In addition, these stockholders will have certain demand and/or “piggyback” registration rights following the consummation of the Business Combination. We will bear certain expenses incurred in connection with the exercise of such rights.

CONCRETE PUMPING HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Side Letter

In connection with the Closing and the Preferred Stock Subscription Agreement (as defined below), New CPH entered into a letter agreement (the “Side Letter”) with Nuveen Alternatives Advisors, LLC, on behalf of one or more funds or accounts (“Nuveen”), which provides that (i) for so long as Nuveen owns an aggregate of 5% or more of the aggregate number of outstanding shares of New CPH’s common stock, including the stock into which the Series A Preferred Stock (as defined below) is convertible, and any securities into which New CPH’s common stock may be reclassified, Nuveen will be entitled to designate one individual to serve as a non-voting board observer of the Board to attend all meetings of the Board; and (ii) Nuveen will have the right to purchase equity securities that are issued by New CPH in any capital raising transaction that occurs after the Closing to the extent necessary to maintain Nuveen’s then-existing pro rata ownership in New CPH on a fully diluted, as-converted basis.

Assignment and Assumption Agreement

In connection with the Closing, New CPH entered into an assumption and assignment agreement (the “Warrant Assignment Agreement”) with Industrea and Continental Stock Transfer & Trust Company, pursuant to which Industrea assigned to New CPH all of its rights, interest and obligations under the warrant agreement governing Industrea’s warrants. Upon the Closing, all of the outstanding warrants to purchase Industrea common stock are exercisable for an equal number of shares of New CPH’s common stock on the existing terms and conditions of such warrants.

Indemnification Agreements

In connection with the Closing, New CPH entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New CPH of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New CPH or, at New CPH’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

CAPITAL PUMPING, LP

AND AFFILIATE

Consolidated Financial Statements

as of and for the Years Ended

December 31, 2018 and 2017 and

Independent Auditors’ Report

Independent Auditors’ Report

To the Partners of

Capital Pumping, LP and Affiliate

Austin, Texas:

We have audited the accompanying consolidated financial statements of Capital Pumping, LP and Affiliate (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Consolidating Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating information in the supplemental schedules is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and it is not a required part of the consolidated financial statements.

Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the consolidating information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Maxwell Locke & Ritter LLP

Austin, Texas

March 28, 2019

CAPITAL PUMPING, LP AND AFFILIATE

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,235,943	$2,121,739
Accounts receivable, less allowances of $53,726 and $132,569, respectively	5,396,250	4,545,069
Prepaid expenses and other assets	164,778	149,301
Current assets of consolidated VIE-
Cash and cash equivalents	4,425,764	5,551,140

Total current assets	11,222,735	12,367,249

PROPERTY AND EQUIPMENT, net	794,235	1,055,422

PROPERTY AND EQUIPMENT, net - consolidated VIE	40,673,060	38,985,228

TOTAL	$52,690,030	$52,407,899

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$548,513	$795,280
Accrued expenses	800,862	662,839
Current liabilities of consolidated VIE:
Accrued expenses	-	16,604
Current portion of long-term debt	7,152,211	7,317,486

Total current liabilities	8,501,586	8,792,209

LONG-TERM DEBT, less current portion - consolidated VIE	10,044,334	11,692,108

Total liabilities	18,545,920	20,484,317

EQUITY:
Partners’ capital	6,241,831	6,413,412
Noncontrolling interest in Affiliate	27,902,279	25,510,170

Total equity	34,144,110	31,923,582

TOTAL	$52,690,030	$52,407,899

See notes to consolidated financial statements.

CAPITAL PUMPING, LP AND AFFILIATE

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

REVENUES	$48,638,391	$45,079,929

COST OF REVENUES	28,435,250	26,668,913

GROSS PROFIT	20,203,141	18,411,016

OPERATING EXPENSES-
General and administrative	5,637,299	6,358,349

OPERATING INCOME	14,565,842	12,052,667

OTHER INCOME (EXPENSE):
Interest income	38,454	19,239
Interest expense	(610,936)	(721,222)
Other income	27,168	-

Total other expense, net	(545,314)	(701,983)

NET INCOME	14,020,528	11,350,684

INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST IN AFFILIATE	(7,192,109)	(6,306,186)

NET INCOME ATTRIBUTABLE TO CAPITAL PUMPING, LP	$6,828,419	$5,044,498

See notes to consolidated financial statements.

CAPITAL PUMPING, LP AND AFFILIATE

CONSOLIDATED STATEMENTS OF EQUITY
YEARS ENDED DECEMBER 31, 2018 AND 2017

		Noncontrolling
	Partners’	Interest
	Capital	in Affiliate	Total

BALANCE, DECEMBER 31, 2016	$5,268,914	$25,503,984	$30,772,898

PARTNER DISTRIBUTIONS	(3,900,000)	(6,300,000)	(10,200,000)

INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST IN AFFILIATE	-	6,306,186	6,306,186

NET INCOME ATTRIBUTABLE TO CAPITAL PUMPING, LP	5,044,498	-	5,044,498

BALANCE, DECEMBER 31, 2017	6,413,412	25,510,170	31,923,582

PARTNER DISTRIBUTIONS	(7,000,000)	(4,800,000)	(11,800,000)

INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST IN AFFILIATE	-	7,192,109	7,192,109

NET INCOME ATTRIBUTABLE TO CAPITAL PUMPING, LP	6,828,419	-	6,828,419

BALANCE, DECEMBER 31, 2018	$6,241,831	$27,902,279	$34,144,110

See notes to consolidated financial statements.

CAPITAL PUMPING, LP AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,020,528	$11,350,684
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt recovery	(66,668)	-
Depreciation and amortization	10,473,411	9,181,734
Gain on disposal of property and equipment	(3,106,239)	(1,972,114)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(784,513)	252,167
Prepaid expenses and other assets	(15,477)	(17,928)
Accounts payable	(246,767)	178,456
Accrued expenses	121,419	(133,184)

Net cash provided by operating activities	20,395,694	18,839,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,230,801)	(8,758,016)
Proceeds from disposals of property and equipment	3,436,984	2,097,735

Net cash used in investing activities	(8,793,817)	(6,660,281)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	6,148,969	3,887,257
Principal payments on long-term debt	(7,962,018)	(8,409,426)
Partner distributions	(7,000,000)	(3,900,000)
Affiliate partner distributions	(4,800,000)	(6,300,000)

Net cash used in financing activities	(13,613,049)	(14,722,169)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,011,172)	(2,542,635)

CASH AND CASH EQUIVALENTS, beginning of year	7,672,879	10,215,514

CASH AND CASH EQUIVALENTS, end of year	$5,661,707	$7,672,879

SUPPLEMENTAL DISCLOSURE-

Cash paid during the year-
Interest paid	$610,936	$721,222

See notes to consolidated financial statements.

CAPITAL PUMPING, LP AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2018 AND 2017

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation - The consolidated financial statements include the accounts of Capital Pumping, LP (“CP”) and ASC Equipment, LP (“ASC”), an affiliated company with common ownership (collectively, the “Company”). CP provides concrete pumping services for residential and commercial projects as well as highway construction in the greater Central Texas, South Texas, and West Texas areas. ASC is an equipment company that provides all boom pump trucks used in the daily operations of CP through an operating lease. See further discussion of consolidation of a variable interest entity (“VIE”) at Note 8.

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. All significant intercompany balances and transactions have been eliminated upon consolidation.

Accounting Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Accounts Receivable - Accounts receivable are recorded at the value of the revenue earned and require payment within thirty days. Account balances with charges over thirty days old are considered delinquent and management begins collection efforts at this time. Delinquent accounts receivable invoices do not accrue interest.

The Company provides credit in the normal course of business to customers and continually monitors each customer’s creditworthiness individually and recognizes allowances for estimated bad debts on customer accounts that are no longer estimated to be collectible. The Company regularly adjusts any allowance for subsequent collections and final determination that an account is no longer collectible.

Property and Equipment - Property and equipment is recorded at cost and depreciated or amortized over the shorter of the estimated useful lives of the assets or the term of the lease agreement, which range from two to ten years. Depreciation and amortization is computed using the straight-line method. Maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed as incurred.

Impairment of Long-Lived Assets - Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the amount recorded may not be recoverable. An impairment loss is recognized by the amount in which the carrying amount of the asset exceeds fair value, if the carrying amount of the asset is not recoverable.

Self-Funded Insurance - CP has a self-funded employee welfare benefit plan (see Note 6) and recognizes its obligations in the period in which a claim is incurred, including reported claims and estimated claims incurred but not reported, up to specified deductible limits. The estimate of its self-insurance liability contains uncertainty as CP must use judgment to estimate the cost that will be incurred to settle reported claims and claims made for incidents incurred but not reported as of the consolidated balance sheet dates. When estimating its self-insurance liabilities, CP considers a number of factors which include, but are not limited to, historical claims experience, demographic factors, severity factors and information provided by independent third-party advisors.

Revenue Recognition - Revenue is recorded as projects are completed, and all projects are short-term in nature with the majority of projects lasting one day.

Cost of Revenues - Cost of revenues includes equipment rental and operations labor costs as well as those costs associated with maintaining the Company’s concrete pumps.

Income Taxes - The Company files income tax returns in the U.S. federal jurisdiction and the State of Texas. The Company is taxed as a partnership for federal income tax purposes; accordingly, all taxable income, losses, deductions and credits are allocated to the partners who are responsible for the payment of taxes thereon. Therefore, no provision has been made for federal income taxes.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management evaluated the Company’s tax positions for all open tax years and believes the Company has no material uncertain tax positions and has recorded no related interest or penalties for the years ended December 31, 2018 and 2017.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with a limited number of high quality financial institutions and may exceed the amount of insurance provided on such deposits. The Company monitors the creditworthiness of its customers to which it grants credit terms in the normal course of business. Although the Company does not currently foresee a significant credit risk associated with these receivables, repayment is dependent upon the financial strength of the customers. At December 31, 2018 and 2017, one customer accounted for 14% and 15% of total accounts receivable, respectively.

Advertising Costs - Advertising costs are expensed as incurred and totaled $11,217 and $16,030 for the years ended December 31, 2018 and 2017, respectively.

Recently Issued Accounting Pronouncements - In May 2014 and August 2015, the FASB issued Accounting Standards Updates (“ASU”) No. 2014-09 and No. 2015-14, Revenue from Contracts with Customers, which supersede the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition, and most industry-specific guidance included in the Accounting Standards Codification. The standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The standard is effective retrospectively for fiscal years beginning after December 15, 2018 and early adoption is permitted. The Company is currently evaluating the impact the new standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for all leases, including leases previously classified as operating leases, and modifies the classification criteria and accounting for sales-type and direct financing leases by lessors. Leases continue to be classified as finance or operating leases by lessees and both classifications require the recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments in the consolidated balance sheet. Interest on the lease liability and amortization of the right-of-use asset are recognized separately in the consolidated statement of income for finance leases and as a single lease cost recognized on the straight-line basis over the lease term for operating leases. The standard is effective using a modified retrospective approach for fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact the standard will have on its consolidated financial statements.

2.     PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2018	2017
Concrete pumps	$74,606,627	$69,459,050
Equipment	1,347,332	1,353,575
Vehicles	827,716	702,854
Leasehold improvements	868,991	856,650
Office furniture and equipment	242,121	242,121
Other	16,500	16,500
Total	77,909,287	72,630,750
Less accumulated depreciation and amortization	(36,441,992)	(32,590,100)
Total	$41,467,295	$40,040,650

Depreciation expense for the years ended December 31, 2018 and 2017 was $10,473,411 and $9,181,734, respectively, of which $10,046,268 and $8,799,876 respectively was included in cost of revenues and $427,143 and $381,858 respectively, was included in general and administrative expenses.

3.	LONG-TERM DEBT

The Company’s long-term debt consisted of the following as of December 31:

	2018	2017
Notes payable to finance companies for ASC, interest rates ranging from 2.57% to 4.10%, principal and interest due in monthly or quarterly installments, collateralized by equipment and partner guarantees, maturing at various dates through September 2023	$12,895,693	$12,872,195
Notes payable to financial institutions for ASC, interest rates ranging from 2.75% to 3.70%, principal and interest due in monthly installments, collateralized by equipment and partner guarantees, maturing at various dates through June 2022	4,300,852	6,137,399
Total	17,196,545	19,009,594
Less current maturities	(7,152,211)	(7,317,486)
Total long-term debt	$10,044,334	$11,692,108

Required principal payments on long-term debt as of December 31, 2018 were as follows:

2019	$7,152,211
2020	4,950,531
2021	2,867,719
2022	1,621,760
2023	604,324
Total	$17,196,545

4.     COMMITMENTS AND CONTINGENCIES

The Company leases six properties from a related party (see Note 7) under non-cancelable operating leases that expire on various dates ranging from 2021 to 2027. The Company also leases seven properties on a month-to-month basis, which can be cancelled upon thirty days’ notice. Total rental expense for the years ended December 31, 2018 and 2017 was $818,366 and $788,820, respectively. At December 31, 2018, minimum future rental payments under non-cancelable operating leases were as follows:

2019	$647,391
2020	658,162
2021	639,362
2022	528,265
2023	315,131
Thereafter	922,363
Total	$3,710,674

In addition to the above base rents, the Company is responsible for its pro-rata share of real estate taxes and operating expenses.

The Company has a standby letter of credit with a financial institution for $99,000 as security for workers’ compensation insurance, which renewed in April 2018. The Company did not make any draws on this standby letter of credit during the years ended December 31, 2018 and 2017.

The Company, in the normal course of business, is subject to various legal matters. In the opinion of management, the resolution of these matters will not have a material adverse effect on the financial position of the Company or its results of operations.

5.     DEFINED CONTRIBUTION PLAN

The Company has a 401(k) plan that covers substantially all employees who are at least 21 years of age and have more than one year of service. The Company may make discretionary matching contributions on behalf of each participant. During the years ended December 31, 2018 and 2017, the Company made employer contributions of $307,310 and $232,091, respectively.

6.     employee Welfare benefit PLAN

Effective November 1, 2016, CP established a self-funded employee welfare benefit plan (the “Plan”) to provide health insurance coverage for all eligible employees and their dependents as defined in the Plan agreement. The Plan is funded through employee and employer contributions. CP has purchased stop-loss insurance, which limits CP’s annual claims exposure to $60,000 per covered person with an $85,000 aggregating specific deductible, as defined in the Plan agreement. Participant claims for the Plan are administered by a third-party administrator. The estimated self-funded insurance liability was $62,206 and $57,586 as of December 31, 2018 and 2017, respectively, and is included with accrued expenses in the accompanying consolidated balance sheets of the Company.

7.     RELATED PARTY TRANSACTIONS

The Company leases an office facility in San Antonio under a non-cancelable operating lease from a partner. Rent expense related to this lease for the years ended December 31, 2018 and 2017 was $166,108 and $161,270, respectively. The Company leases property in Pflugerville under a non-cancelable operating lease from a partner. Rent expense related to this lease for the years ended December 31, 2018 and 2017 was $59,241 and $57,796, respectively. The Company leases two office facilities in Austin under non-cancelable operating leases from a partner. Rent expense related to these leases for the years ended December 31, 2018 and 2017 was $385,255 and $373,939, respectively. The Company leases yards in Bryan and Salado under non-cancelable operating leases from an entity in which a partner serves as a fiduciary for the two trusts that own the entity. Rent expense related to the Bryan lease for the years ended December 31, 2018 and 2017 was $47,884 and $46,040, respectively. Rent expense related to the Salado lease for the years ended December 31, 2018 and 2017 was $74,880 and $72,000, respectively. The Company incurred expenses for equipment leasing and trucking services from an entity owned by a partner. The Company incurred $23,952 and $72,622 in expenses for the years ended December 31, 2018 and 2017, respectively.

8.     CONSOLIDATION OF VARIABLE INTEREST ENTITY

CP leases its boom pump trucks used in its daily operations from ASC through an operating lease agreement. ASC was created to give CP use of the leased equipment and CP guarantees the debt of ASC; thus, ASC is considered a VIE in which CP is the primary beneficiary. Therefore, CP consolidates the results of ASC’s operations, consisting primarily of depreciation and interest expense, and eliminates the related operating lease revenue. The consolidated balance sheets at December 31, 2018 and 2017 include $40.7 million and $39.0 million, respectively, in property and equipment of ASC, net of accumulated depreciation; $4.4 million and $5.6 million, respectively, in cash and cash equivalents of ASC; $0 and $17,000, respectively, in accrued expenses of ASC; and $17.2 million and $19.0 million, respectively, in debt of ASC, which is collateralized by the equipment leased to CP. No gain or loss was recognized as a result of consolidating the assets and liabilities of ASC.

9.     SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 28, 2019, the date the consolidated financial statements were available to be issued.

On March 18, 2019, the Company entered into an Interest Purchase Agreement pursuant to which the partners agreed to sell all of the outstanding equity interests of Capital Pumping LP and its affiliates in an all-cash transaction.  The transaction is expected to close in the second calendar quarter of 2019, subject to regulatory approvals and other customary closing conditions.

MC SERVICES, LLC

Financial Statements

as of and for the Years Ended

December 31, 2018 and 2017 and

Independent Auditors’ Report

Independent Auditors’ Report

To the Member of

MC Services, LLC

Austin, Texas:

We have audited the accompanying financial statements of MC Services, LLC (the “Company”), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, member’s capital and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Maxwell Locke & Ritter LLP

Austin, Texas

March 28, 2019

MC SERVICES, LLC

BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$109,674	$85,084
Accounts receivable	120,833	69,566

Total current assets	230,507	154,650

PROPERTY AND EQUIPMENT, net	992,913	816,580

TOTAL	$1,223,420	$971,230

LIABILITIES AND MEMBER’S CAPITAL

CURRENT LIABILITIES:
Accounts payable	$180	$559
Accrued expenses	3,589	1,745
Current portion of long-term debt	89,231	-

Total current liabilities	93,000	2,304

LONG-TERM DEBT, less current portion	435,165	-

Total liabilities	528,165	2,304

MEMBER’S CAPITAL	695,255	968,926

TOTAL	$1,223,420	$971,230

See notes to financial statements.

MC SERVICES, LLC

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

REVENUES	$891,658	$852,270

COST OF REVENUES	591,978	487,478

GROSS PROFIT	299,680	364,792

OPERATING EXPENSES-
General and administrative	56,495	39,105

OPERATING INCOME	243,185	325,687

OTHER INCOME (EXPENSE):
Interest income	127	490
Interest expense	(16,983)	-

Total other income (expense), net	(16,856)	490

NET INCOME	$226,329	$326,177

See notes to financial statements.

MC SERVICES, LLC

STATEMENTS OF MEMBER’S CAPITAL
YEARS ENDED DECEMBER 31, 2018 AND 2017

BALANCE, December 31, 2016	$1,142,749

Distributions to member	(500,000)

Net income	326,177

BALANCE, December 31, 2017	968,926

Distributions to member	(500,000)

Net income	226,329

BALANCE, December 31, 2018	$695,255

See notes to financial statements.

MC SERVICES, LLC

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$226,329	$326,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	469,518	366,508
Gain on disposal of property and equipment	(3,680)	(12,433)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(51,267)	57,025
Accounts payable	(379)	(63)
Accrued expenses	1,844	(300)

Net cash provided by operating activities	642,365	736,914

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(665,721)	(257,217)
Proceeds from disposals of property and equipment	23,550	12,800

Net cash used in investing activities	(642,171)	(244,417)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	580,772	-
Principal payments on long-term debt	(56,376)	-
Member distributions	(500,000)	(500,000)

Net cash provided by (used in) financing activities	24,396	(500,000)

NET CHANGE IN CASH AND CASH EQUIVALENTS	24,590	(7,503)

CASH AND CASH EQUIVALENTS, beginning of year	85,084	92,587

CASH AND CASH EQUIVALENTS, end of year	$109,674	$85,084

SUPPLEMENTAL DISCLOSURE-

Interest paid in cash	$16,983	$-

See notes to financial statements.

MC SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2018 AND 2017

1.     ORGANIZATION

MC Services, LLC (the “Company”), a Texas limited liability company formed in 2009 and headquartered in Austin, Texas, provides concrete washout pan services, leases concrete placing equipment, and provides haul services for equipment in Central Texas.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP as defined by the FASB ASC requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents - The Company considers all liquid investments with maturities at the date of acquisition of three months or less to be cash equivalents.

Accounts Receivable - Accounts receivable are recorded at the value of the revenue earned and require payment within thirty days. Account balances with charges over thirty days old are considered delinquent and management begins collection efforts at this time. Delinquent accounts receivable invoices do not accrue interest.

The Company provides credit in the normal course of business to customers and continually monitors each customer’s creditworthiness individually and recognizes allowances for estimated bad debts on customer accounts that are no longer estimated to be collectible. The Company regularly adjusts any allowance for subsequent collections and final determination that an account is no longer collectible. The Company had no allowance for doubtful accounts at December 31, 2018 and 2017 as management deemed all outstanding accounts receivable balances collectible.

Property and Equipment - Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets, which range from three to five years. Depreciation is computed using the straight-line method. Maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed as incurred.

Impairment of Long-Lived Assets - Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the amount recorded may not be recoverable. An impairment loss is recognized by the amount in which the carrying amount of the asset exceeds fair value, if the carrying amount of the asset is not recoverable.

Revenue Recognition - Project revenue is recorded as projects are completed, and all projects are short-term in nature with the majority of projects lasting one day. Revenue from short-term equipment rental is billed monthly and recognized upon the passage of time.

Cost of Revenues - Cost of revenues includes operations labor costs as well as construction materials and supplies.

Income Taxes - The Company files income tax returns in the U.S. federal jurisdiction and the State of Texas. The Company is taxed as a partnership for federal income tax purposes; accordingly, all taxable income, losses, deductions and credits are allocated to the member who is responsible for the payment of taxes thereon. Therefore, no provision has been made for federal income taxes.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management evaluated the Company’s tax positions for all open tax years and believes the Company has no material uncertain tax positions and has recorded no related interest or penalties for the years ended December 31, 2018 and 2017.

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with a limited number of high quality financial institutions and may exceed the amount of insurance provided on such deposits. The Company monitors the creditworthiness of its customers to which it grants credit terms in the normal course of business. Although the Company does not currently foresee a significant credit risk associated with these receivables, repayment is dependent upon the financial strength of the customers. Two customers accounted for 65% and three customers accounted for 78% of total accounts receivable at December 31, 2018 and 2017, respectively.

The Company is also subject to risk related to volumes transacted with particular customers. For the year ended December 31, 2018, three customers accounted for 37% of total revenues. For the year ended December 31, 2017, three customers accounted for 41% of total revenues.

Recently Issued Accounting Pronouncements - In May 2014 and August 2015, the FASB issued Accounting Standards Updates (“ASU”) No. 2014-09 and No. 2015-14, Revenue from Contracts with Customers, which supersede the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition, and most industry-specific guidance included in the Accounting Standards Codification. The standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The standard is effective retrospectively for fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact the new standard will have on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for all leases, including leases previously classified as operating leases, and modifies the classification criteria and accounting for sales-type and direct financing leases by lessors. Leases continue to be classified as finance or operating leases by lessees and both classifications require the recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments in the balance sheet. Interest on the lease liability and amortization of the right-of-use asset are recognized separately in the statement of income for finance leases and as a single lease cost recognized on the straight-line basis over the lease term for operating leases. The standard is effective using a modified retrospective approach for fiscal years beginning after December 15, 2019, and early adoption is permitted. The Company is currently evaluating the impact the standard will have on its financial statements.

3.     PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2018	2017
Machinery and equipment	$2,130,490	$1,507,999
Less accumulated depreciation	(1,137,577)	(691,419)
Total	$992,913	$816,580

Depreciation expense for the years ended December 31, 2018 and 2017 was $469,518 and $366,508, respectively, and included in cost of revenues.

4.	LONG-TERM DEBT

On April 10, 2018, the Company entered into a $580,772 loan agreement with a related party (the “Loan”). Payments of principal and interest are due monthly beginning on May 10, 2018 at the prime rate less 0.5% (5.0% at December 31, 2018). The Loan is secured by certain equipment, guaranteed by the member of the Company, and matures April 10, 2024. The Company is required to comply with certain financial covenants under the Loan, including a debt service coverage ratio.

Required principal payments on long-term debt as of December 31, 2018 were as follows:

2019	$89,231
2020	93,102
2021	97,245
2022	101,519
2023	105,981
Thereafter	37,318
Total	$524,396

5.     RELATED PARTY TRANSACTIONS

The Company recognized revenue from an entity owned by the member for equipment leasing and trucking services totaling $22,210 and $67,556 for the years ended December 31, 2018 and 2017, respectively. The Company incurred interest expense of $16,983 on the Loan for the year ended December 31, 2018.

6.     SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 28, 2019, the date the financial statements were available to be issued.

On March 18, 2019, the Company entered into an Interest Purchase Agreement pursuant to which the member agreed to sell all of the outstanding equity interests of the Company in an all-cash transaction.  The transaction is expected to close in the second calendar quarter of 2019, subject to regulatory approvals and other customary closing conditions.

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [●], 2019 by and between Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York Corporation (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of July 26, 2017 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 65% of the then outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 65% of the then outstanding Public Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.	Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Public Warrants, as described in Section 6A.2 below, for shares of Common Stock, at the exchange rate of 0.1895 shares of Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [_].1

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

1 This will be the last sale price of our common stock on Nasdaq on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on April 1, 2019).

Annex A

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.	Miscellaneous Provisions.

2.1.

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2.

Applicable Law. The validity, interpretation, and performance of this Amendment and of the warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3.

Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.4.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5.

Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

Annex A

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

CONCRETE PUMPING HOLDINGS, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

CONCRETE PUMPING HOLDINGS, INC.

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Concrete Pumping Holdings, Inc.

for

Shares of Common Stock of Concrete Pumping Holdings, Inc.

and

Consent Solicitation

PRELIMINARY PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail

Continental Stock Transfer & Trust Company

Attn: Compliance Department

1 State Street, 30th Floor

New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: BBCP.info@morrowsodali.com

 The Dealer Manager for the Offer and the Consent Solicitation is:

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Attention: Equity Capital Markets

(212) 713-2626